                                                  PURSUANT TO RULE NO. 424(b)(2)
                                                      REGISTRATION NO. 333-92283
                                                                       333-52204


PROSPECTUS SUPPLEMENT
(To Prospectus dated December 26, 2000)

                            31,000,000 Equity Units
              (Initially consisting of 31,000,000 Corporate Units)
                            [LOGO OF DUKE ENERGY](R)

                               ----------------

   Duke Energy Corporation is offering 31,000,000 Equity Units. The Equity Units initially will consist of units referred to as Corporate Units with a stated amount of $25 per Corporate Unit. Each Corporate Unit will include a purchase contract under which you will agree to purchase from us shares of our common stock on May 18, 2004 and we will pay to you contract adjustment payments at the rate of 2.38% of the stated amount per year as described in this prospectus supplement. Each Corporate Unit also initially will include $25 principal amount of 5.87% senior notes due 2006 of our wholly owned subsidiary, Duke Capital Corporation. The Duke Capital senior notes will not trade separately from the Corporate Units unless and until substitution is made as described in this prospectus supplement. The Duke Capital senior notes are described in the accompanying prospectus supplement and prospectus of Duke Capital Corporation.

   The Corporate Units have been approved for listing on the New York Stock Exchange, or NYSE, under the symbol "DKE". On March 13, 2001, the last reported sale price of our common stock on the NYSE was $38.98 per share.

   Concurrently with this offering of Corporate Units, we are also offering (by a separate prospectus supplement) 25,000,000 shares of our common stock. Neither offering is contingent upon the closing of the other offering.

                               ----------------

   Investing in the Equity Units involves risks. See "Risk Factors" beginning on page S-16 of this prospectus supplement.

                               ----------------

                                           Price to   Underwriting Proceeds to
                                            Public      Discount   Duke Capital
                                         ------------ ------------ ------------
Per Corporate Unit(1)...................    $25.00       $.725       $24.275

Total................................... $775,000,000 $22,475,000  $752,525,000

(1)Plus accrued interest from March 19, 2001, if settlement occurs after that date.

   We have granted the underwriters a 30-day option to purchase up to 4,000,000 additional Corporate Units at the price to the public less the underwriting discount to cover over-allotments.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   Delivery of the Corporate Units is expected to be made on or about March 19, 2001.

                               ----------------
                          Joint Book-Running Managers

Morgan Stanley Dean Witter                                   Merrill Lynch & Co.

                               ----------------

Banc of America Securities LLC

                               Credit Suisse First Boston

                                                                        JPMorgan

                               ----------------

           The date of this prospectus supplement is March 13, 2001.

   You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of the document containing the information.

                               ----------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                          Page
                                                                          ----
About this Prospectus Supplement.........................................   ii
Forward-Looking Statements...............................................  S-1
Prospectus Supplement Summary............................................  S-2
Risk Factors............................................................. S-16
Use of Proceeds.......................................................... S-20
Price Range of Common Stock.............................................. S-21
Dividends................................................................ S-21
Capitalization........................................................... S-22
Selected Financial Information........................................... S-23
Management's Discussion and Analysis of Results of Operations and
 Financial Condition..................................................... S-24
Business................................................................. S-44
Management............................................................... S-50
Description of the Equity Units.......................................... S-51
Description of the Purchase Contracts.................................... S-55
Certain Provisions of the Purchase Contract Agreement and the Pledge
 Agreement............................................................... S-66
Certain Federal Income Tax Consequences.................................. S-69
Underwriting............................................................. S-75
Experts.................................................................. S-77
Legal Matters............................................................ S-77
Index to Financial Statements............................................  F-1
                                  Prospectus
                                                                          Page
                                                                          ----
About this Prospectus....................................................    2
Duke Energy Corporation..................................................    2
Use of Proceeds..........................................................    4
The Trusts...............................................................    4
Accounting Treatment.....................................................    5
Description of the Senior Notes..........................................    5
Description of the Junior Subordinated Notes.............................   15
Description of the First and Refunding Mortgage Bonds....................   24
Description of the Common Stock..........................................   28
Description of the Stock Purchase Contracts and the Stock Purchase
 Units...................................................................   31
Description of the Preferred Securities..................................   32
Description of the Guarantees............................................   33
Plan of Distribution.....................................................   36
Experts..................................................................   37
Validity of the Securities...............................................   37
Where You Can Find More Information......................................   37

                        ABOUT THIS PROSPECTUS SUPPLEMENT

   This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this Equity Units offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

   If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

   Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to "Duke Energy," "we," "us" and "our" or similar terms are to Duke Energy Corporation and its subsidiaries.

                           FORWARD-LOOKING STATEMENTS

   This prospectus supplement and the accompanying prospectus contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You can typically identify forward-looking statements by the use of forward-looking words, such as "may," "will," "could," "project," "believe," "anticipate," "expect," "estimate," "continue," "potential," "plan," "forecast" and the like. Those statements represent our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. Those factors include:

  . state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rate structures, and affect the speed at and degree to which competition enters the electric and natural gas industries;

  . industrial, commercial and residential growth in our service territories or the service territories of our subsidiaries;

  .  the weather and other natural phenomena;

  . the timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates;

  . changes in environmental and other laws and regulations to which we and our subsidiaries are subject or other external factors over which we have no control;

  . the results of financing efforts, including our ability to obtain financing on favorable terms, which can be affected by various factors, including our credit ratings and general economic conditions;

  .  growth in opportunities for our business units; and

  . the effect of accounting policies issued periodically by accounting standard-setting bodies.

   In light of these risks, uncertainties and assumptions, the forward-looking events referred to in this prospectus supplement and the accompanying prospectus might not occur. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                         PROSPECTUS SUPPLEMENT SUMMARY

   The following is qualified in its entirety by, and should be read together with, the more detailed information and financial statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Unless otherwise indicated, all of the following information assumes that the underwriters have not exercised their option to purchase up to an additional 4,000,000 Corporate Units within 30 days of the date of this prospectus supplement.

                            Duke Energy Corporation

   We are a leading integrated energy and energy services provider with the ability to offer physical delivery and management of both electricity and natural gas throughout the United States and abroad. We own and operate one of the world's largest portfolios of generating plants, one of the nation's largest natural gas pipeline systems and one of the most active energy trading and marketing operations. We are also the largest producer of natural gas liquids, or NGLs, in the United States. Our integrated approach to building regional energy businesses allows us to leverage the strengths of these businesses and allows us to earn both higher operating margins and greater returns on our portfolio of energy assets. The services and products we provide are offered through the following seven business segments:

  . Franchised Electric generates, transmits, distributes and sells electric energy in central and western North Carolina and the western portion of South Carolina. Its operations are conducted primarily through Duke Power and Nantahala Power and Light. We currently operate 17,755 net megawatts, or MW, of generation capacity and serve approximately two million customers in the Carolinas.

  . Natural Gas Transmission provides interstate transportation and storage of natural gas for customers primarily in the Mid-Atlantic, New England and southeastern states. We currently have 12,000 miles of natural gas pipelines and transport approximately 25% of the natural gas consumption of the eastern United States. These operations are conducted primarily through Duke Energy Gas Transmission Corporation.

  . Field Services gathers, processes, transports, markets and stores natural gas and produces, transports, markets and stores NGLs. Its operations are conducted primarily through Duke Energy Field Services, LLC, which has a presence in each of the major gas-producing regions of the United States. We currently own and operate approximately 57,000 miles of natural gas gathering systems and 68 natural gas processing plants in the United States and Canada and one high-deliverability natural gas storage facility in the United States.

  . North American Wholesale Energy, or NAWE, is involved in the development, operation and management of power generation facilities, primarily through Duke Energy North America, LLC and commodity sales and services related to natural gas and electricity, primarily through Duke Energy Trading and Marketing, LLC. Our current merchant generation portfolio totals approximately 6,200 MW, and we have under construction approximately 3,200 MW for operation in 2001 and approximately 4,100 MW for operation in 2002. In addition to our facilities in operation or under construction, we have approximately 13,500 MW in advanced development scheduled to begin operation between 2002 and 2004. NAWE also includes Duke Energy Merchants, which develops new business lines in the evolving energy commodity markets.

  . International Energy is involved in the development, operation and management of natural gas and power generation facilities and energy trading and marketing of natural gas and electricity. Its operations are conducted through Duke Energy International, LLC, and its activities are targeted in Latin America, Asia Pacific and Europe. Our current operating portfolio includes approximately 5,100 MW of power generation facilities and approximately 1,700 miles of natural gas pipelines.

  . Other Energy Services is a combination of businesses that provide engineering, consulting, construction and integrated energy solutions worldwide, primarily through Duke Engineering & Services, Inc., Duke/Fluor Daniel and DukeSolutions, Inc.

  . Duke Ventures is comprised of other diverse businesses. Crescent
    Resources, Inc. develops high-quality commercial, residential and multi-family real estate projects and manages land holdings primarily in the southeastern United States. DukeNet Communications, Inc. provides fiber optic networks for industrial, commercial and residential customers. Duke Capital Partners provides financing, investment banking and asset management services to wholesale and commercial energy markets.

Business Strategy

   Our strategy is to develop and actively manage integrated energy businesses in targeted regions where our extensive capabilities in developing energy assets, operating electric power, natural gas and NGLs plants, optimizing commercial operations and managing risk can provide comprehensive energy solutions for our customers and create value for our shareholders. The key elements of our strategy include:

   Pursue growth opportunities in deregulating and liberalizing markets. The growth in and restructuring of global energy markets are providing opportunities for our business segments to capitalize on their comprehensive capabilities. Domestically, we are aggressively investing in new merchant power facilities throughout the United States, expanding our natural gas pipeline infrastructure in the eastern United States, rapidly increasing our leading position in natural gas processing and NGLs marketing and developing our trading, marketing and structured origination expertise across the energy spectrum. Internationally, we are focusing on integrated electric and natural gas opportunities in markets such as Latin America, Asia Pacific and Europe, where deregulation, privatization and liberalization are opening energy markets to competition.

   Develop and integrate regional energy businesses in target markets. We currently own and operate assets and provide services ranging from natural gas gathering to trading and marketing of energy to the distribution of electricity to customers. Through our integrated energy network of natural gas and electric power assets coupled with trading and marketing, we are able to maximize the returns of our energy portfolio. This is accomplished by creating an environment that enables the more efficient flow of information between our trading and marketing business and our merchant businesses that own and operate these physical assets. These enhanced returns are achieved through timely communication of information regarding dispatch and maintenance of generation plants, commodity positions for natural gas and electricity, forward pricing curves and other market knowledge. Our integrated approach to building regional energy businesses enables us to choose the best times to enter or exit a market and effectively manage and grow our business.

   Actively manage our asset portfolio. We utilize a portfolio management strategy, rather than focusing on stand-alone projects or assets, that strives to capture the greatest value by seeking opportunities to invest in energy assets in markets that have capacity needs and to divest other assets when significant value can be realized. This strategy enables us to monetize certain assets and redeploy the capital to higher-return assets in target markets. Additionally, this strategy prevents the institutionalized ownership of any asset by encouraging us to continually review our asset portfolio.

   Mitigate exposure through disciplined risk management policies. Through our enterprise risk management group, which is led by our Chief Risk Officer, a newly created position, we actively manage the risks that our business segments face. We believe managing risk at the corporate level is consistent with the portfolio approach we use with our assets. Our risk management policies are designed to help determine lines of business offering attractive risk returns, assess current and future risk/return characteristics of the enterprise and recommend appropriate strategic modifications. We actively manage our commodity, interest rate, foreign currency and credit risks through established policies that limit our exposure and require daily reporting to management of potential financial exposure. Our risk management policies are designed to mitigate our downside exposures while complementing the operations of each of our business segments.

Recent Developments

California Wholesale Electricity Market

   As a result of high prices in the western U.S. wholesale electricity markets in 2000, several state and federal regulatory investigations and complaints have commenced to determine the causes of the prices and potentially to recommend remedial action. The Federal Energy Regulatory Commission (FERC) concluded its investigation by issuing on December 15, 2000 an Order Directing Remedies in the California Wholesale Electricity Markets. In its conclusion, FERC found no basis in allegations made by government officials in California that specific electric generators artificially drove up power prices. This conclusion is consistent with similar findings by the Compliance Unit of the California Power Exchange (CalPX) and the Northwest Power Planning Council. The FERC order is the subject of numerous rehearing requests. On March 9, 2001, FERC ordered 13 electricity suppliers, including Duke Energy Trading and Marketing, to either (i) refund certain amounts received by the suppliers from sales of wholesale energy in California during January 2001 or (ii) provide FERC with additional information to support the prices charged for such energy. The amount that Duke Energy Trading and Marketing was ordered to refund was approximately $18 million in the aggregate. Duke Energy Trading and Marketing intends to provide shortly additional information to FERC in support of the prices it charged. In addition to its request for additional information and possible refunds with respect to electricity bids made during the month of January 2001, FERC stated that it will examine bids made by electricity suppliers to the California wholesale market in December 2000 and for each month through April 2001 and may make similar requests for information and possible refunds if the circumstances so warrant.

   At the state level, the California Public Utilities Commission, the California Electricity Oversight Board, the California Bureau of State Audits and the California Office of the Attorney General all have separate ongoing investigations into the high prices and their causes. None of those investigations has been completed, and no findings have been made in connection with any of them.

California Litigation

   Duke Energy North America and Duke Energy Trading and Marketing have been named among 16 defendants in a class action lawsuit (the Gordon lawsuit) filed against companies identified as "generators and traders" of electricity in California markets. Duke Energy Trading and Marketing also was named as one of numerous defendants in four additional lawsuits, including two class actions (the Hendricks and Pier 23 Restaurant lawsuits), filed against generators, marketers and traders and other unnamed providers of electricity in California markets. These suits were brought either by or on behalf of electricity consumers in the State of California. The Gordon and Hendricks class action suits were filed in the Superior Court of the State of California, San Diego County in November 2000. The other three suits were filed in January 2001, one in the Superior Court of the State of California, San Diego County, and the other two in the Superior Court of the State of California, County of San Francisco. These suits generally allege that the defendants manipulated the wholesale electricity markets in violation of state laws against unfair and unlawful business practices and state antitrust laws. Plaintiffs in the Gordon suit seek aggregate damages of over $4 billion, and the plaintiffs in the other suits, to the extent damages are specified, allege damages in excess of $1 billion. The lawsuits each seek the disgorgement of alleged unlawfully obtained revenues for sales of electricity and, in three suits, an award of treble damages.

California Utilities Defaults and Other Proceedings

   Two California electric utilities recently defaulted on many of their obligations to suppliers and creditors. NAWE supplies electric power to these utilities directly and indirectly through contracts through the California Independent System Operator (CAISO) and the CalPX. NAWE also supplies natural gas to these utilities under direct contracts. With respect to electric power sales through the CAISO and CalPX, we quantified our exposures at December 31, 2000 to these utilities and recorded a $110 million provision. As a result of these defaults and certain related government actions, we have taken a number of steps, including initiating court actions, to mitigate our exposure.

   On March 9, 2001, the CalPX filed for bankruptcy protection under Chapter
11. Our exposure to the CalPX was reflected in and adequately covered by the $110 million provision we recorded as of December 31, 2000.

   While these matters referenced above are in their earliest stages, our management does not believe, based on its analysis to date of the factual background and the claims asserted in these matters, that their resolution will have a material adverse effect on our consolidated results of operations, cash flows or financial position.

                                  The Offering

What are the components of a Corporate Unit?

   Each Corporate Unit consists of a purchase contract and, initially, $25 principal amount of Duke Capital senior notes. The Duke Capital senior note that is a component of each Corporate Unit is owned by you, but it will be pledged to us to secure your obligations under the purchase contract. If the Duke Capital senior notes are successfully remarketed or a tax event redemption occurs, in each case as described in this prospectus supplement, the applicable ownership interest in the Treasury portfolio will replace the Duke Capital senior note as a component of each Corporate Unit and will be pledged to us to secure your obligations under the purchase contract.

What is a Purchase Contract?

   Each purchase contract underlying an Equity Unit obligates the holder of the purchase contract to purchase, and obligates us to sell, on May 18, 2004, for $25, a fraction of a newly issued share of our common stock equal to the "settlement rate." The settlement rate will be calculated, subject to adjustment under the circumstances set forth in "Description of the Purchase Contracts--Anti-dilution Adjustments," as follows:

  . if the applicable market value of our common stock is equal to or greater than the threshold appreciation price of $47.56, the settlement rate will be .5257;

  . if the applicable market value of our common stock is less than the threshold appreciation price but greater than the reference price, the settlement rate will be equal to the stated amount divided by the applicable market value; and

  . if the applicable market value is less than or equal to the reference price, the settlement rate will be .6414.

   "Applicable market value" means the average of the closing price per share of common stock on each of the twenty consecutive trading days ending on the third trading day immediately preceding May 18, 2004. The "reference price" is $38.98, which is the last reported sale price of our common stock on the NYSE on March 13, 2001.

What are Treasury Units?

   Treasury Units are Equity Units consisting of a purchase contract and a Treasury security. The Treasury security is a 2.5% undivided beneficial interest in a zero-coupon U.S. Treasury security with a principal amount of $1,000 that matures on May 17, 2004. The Treasury security that is a component of each Treasury Unit will be owned by the holder of the Treasury Unit, but it will be pledged to us to secure the holders' obligations under the purchase contract.

How can I create Treasury Units from Corporate Units?

   Unless the Treasury portfolio has replaced the Duke Capital senior notes as a component of Corporate Units as a result of a successful remarketing of the Duke Capital senior notes or a tax event redemption, each holder of Corporate Units will have the right, at any time on or prior to the fifth business day immediately preceding May 18, 2004, to substitute for the related Duke Capital senior notes held by the collateral agent zero-coupon Treasury securities with the CUSIP number specified in this prospectus supplement and that mature on May 17, 2004, in a total principal amount at maturity equal to the aggregate principal amount of the Duke Capital senior notes for which substitution is being made. This substitution will create Treasury Units, and the applicable Duke Capital senior notes will be released to the holder. Because Treasury securities are issued in multiples of $1,000, holders of Corporate Units may make this substitution only in integral multiples of 40 Corporate Units. However, if the Treasury portfolio has replaced the Duke Capital senior notes as a component of Corporate Units as a result of a successful remarketing of the Duke Capital senior notes or a tax event redemption, holders of Corporate Units may make substitutions only in multiples of 79,046 Corporate Units, at any time on or prior to the second business day immediately preceding May 18, 2004. Holders would also obtain the release of the appropriate applicable ownership interest in the Treasury portfolio rather than a release of the applicable Duke Capital senior notes.

How can I recreate Corporate Units from Treasury Units?

   Unless the Treasury portfolio has replaced the Duke Capital senior notes as a component of Corporate Units as a result of a successful remarketing of the Duke Capital senior notes or a tax event redemption, each holder of Treasury Units will have the right at any time on or prior to the fifth business day immediately preceding May 18, 2004, to substitute Duke Capital senior notes for the related Treasury securities held by the collateral agent in an aggregate principal amount of such Duke Capital senior notes equal to the aggregate principal amount at stated maturity of the Treasury securities. This substitution would recreate Corporate Units, and the applicable Treasury securities would be released to the holder. Because Treasury securities are issued in integral multiples of $1,000, holders of Treasury Units may make these substitutions only in integral multiples of 40 Treasury Units. If the Treasury portfolio has replaced the Duke Capital senior notes as a component of Corporate Units as a result of a successful remarketing of the Duke Capital senior notes or a tax event redemption, holders of the Treasury Units may make this substitution at any time on or prior to the second business day immediately preceding May 18, 2004, but using the applicable ownership interest of the Treasury portfolio instead of Duke Capital senior notes and only in integral multiples of 79,046 Treasury Units.

What payments am I entitled to as a holder of Corporate Units?

   Holders of Corporate Units will be entitled to receive total cash distributions at a rate of 8.25% of the stated amount per year, payable quarterly in arrears. These cash distributions will consist of quarterly distributions on the related Duke Capital senior notes payable by Duke Capital at the rate of 5.87% of the stated amount per year and quarterly distributions of contract adjustment payments, payable by us at the rate of 2.38% of the stated amount per year, subject to our right to defer the payment of such contract adjustment amounts. Each Corporate Unit has a stated amount of $25. In addition, if the Duke Capital senior notes are subject to the contingent payment rules, which Duke Capital believes they should, original issue discount, or OID, will accrue on each related Duke Capital senior note.

What payments will I be entitled to if I convert my Corporate Units to Treasury Units?

   Holders of Treasury Units will be entitled to receive quarterly cash distributions of contract adjustment payments payable by us at the rate of 2.38% of the stated amount of $25 per year, subject to our rights of deferral described herein. In addition, OID will accrue on each related Treasury security.

Do we have the option to defer current payments?

   We have the right to defer the payment of contract adjustment payments until no later than May 18, 2004. However, such deferred contract adjustment payments would accrue additional contract adjustment payments at the rate of 8.25% per year until paid, compounded quarterly, to but excluding May 18, 2004. Duke Capital is not entitled to defer payments of interest on the Duke Capital senior notes.

What are the payment dates for the Corporate Units?

   The current payments described above in respect of the Corporate Units will be payable quarterly in arrears on February 18, May 18, August 18 and November 18 of each year, commencing May 18, 2001. These payments will be payable to but excluding the earlier of May 18, 2004 or the most recent quarterly payment date on or before any early settlement of the related purchase contracts. These contract adjustment payments are subject to the deferral provisions described in this prospectus supplement. Interest payments on the Duke Capital senior notes are described below under the questions and answers beginning with "What interest payments will I receive on the Duke Capital senior notes?"

What is remarketing?

   The Duke Capital senior notes of Corporate Unit holders will be remarketed on the third business day immediately preceding February 18, 2004. The remarketing agent will use its reasonable efforts to obtain a price of approximately 100.5% of the purchase price for the Treasury portfolio. The portion of the proceeds from the remarketing equal to the Treasury portfolio purchase price will be applied to purchase the Treasury portfolio. The Treasury portfolio will be substituted for the Duke Capital senior notes and will be pledged to the collateral agent to secure the Corporate Unit holders' obligation to purchase our common stock under the purchase contracts. When paid at maturity, the principal amount of the Treasury portfolio equal to the principal amount of the Duke Capital senior notes will automatically be applied to satisfy the Corporate Unit holders' obligations to purchase common stock under the purchase contracts.

   In addition, the remarketing agent may deduct, as a remarketing fee, an amount not exceeding 25 basis points (.25%) of the Treasury portfolio purchase price from any amount of the proceeds in excess of the Treasury portfolio purchase price. The remarketing agent will then remit any remaining portion of the proceeds for the benefit of the holders.

   If the remarketing of the Duke Capital senior notes on the third business day preceding February 18, 2004 fails because the remarketing agent cannot obtain a price of at least 100% of the Treasury portfolio purchase price or a condition precedent to the remarketing has not been satisfied, the Duke Capital senior notes will continue to be a component of Corporate Units, and another remarketing will be attempted on the third business day immediately preceding May 18, 2004, as described below.

   The Duke Capital senior notes of Corporate Unit holders who have failed to notify the purchase contract agent on or prior to the fifth business day before May 18, 2004 of their intention to pay cash in order to satisfy their obligations under the related purchase contracts will be remarketed on the third business day immediately preceding May 18, 2004. In this remarketing the remarketing agent will use its reasonable efforts to obtain a price of approximately 100.5% of the aggregate principal amount of these Duke Capital senior notes. The portion of the proceeds from the remarketing equal to the total principal amount of the Duke Capital senior notes will automatically be applied to satisfy in full the Corporate Unit holders' obligations to purchase common stock under the related purchase contracts.

   The remarketing agent will deduct as a remarketing fee an amount not exceeding 25 basis points (.25%) of the aggregate principal amount of the remarketed Duke Capital senior notes from any amount of the proceeds in excess of the aggregate principal amount of the remarketed Duke Capital senior notes. The remarketing agent will remit any remaining portion of the proceeds for the benefit of the holders.

   If the remarketing of the Duke Capital senior notes on the third business day prior to May 18, 2004 fails because the remarketing agent cannot obtain a price of at least 100% of the total principal amount of the Duke Capital senior notes or a condition precedent to the remarketing has not been satisfied, we will exercise our rights as a secured party to dispose of the Duke Capital senior notes in accordance with applicable law and to satisfy in full, from the proceeds of the disposition, the holder's obligation to purchase common stock under the related purchase contracts.

What is the Treasury portfolio?

   The Treasury portfolio is a portfolio of zero-coupon U.S. Treasury securities consisting of

  . interest or principal strips of U.S. Treasury securities that mature on or prior to May 17, 2004 in an aggregate amount equal to the principal amount of the Duke Capital senior notes included in Corporate Units, and

  . with respect to the scheduled interest payment date on the Duke Capital senior notes that occurs on May 18, 2004, in the case of a successful remarketing of the Duke Capital senior notes, or with respect to each scheduled interest payment date on the Duke Capital senior notes that occurs after the tax event redemption date and on or before May 18, 2004, in the case of a tax event redemption, interest or principal strips of U.S. Treasury securities that mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on that interest payment date on the principal amount of the Duke Capital senior notes included in Corporate Units assuming no reset of the interest rate on the Duke Capital senior notes.

If I am not a party to a purchase contract, may I still participate in a remarketing of my Duke Capital senior notes?

   Holders of Duke Capital senior notes that are not components of Corporate Units may elect, in the manner described in this prospectus supplement, to have their Duke Capital senior notes remarketed by the remarketing agent.

Besides participating in a remarketing, how else may I satisfy my obligations under the purchase contracts?

   Holders of Equity Units may satisfy their obligations, or their obligations will be terminated, under the purchase contracts

  . through early settlement by the early delivery of cash to the purchase contract agent in the manner described in this prospectus supplement;

  . in the case of holders of Corporate Units, by settling the related purchase contracts with cash on the business day prior to May 18, 2004 pursuant to prior notification to the purchase contract agent; or

  . without any further action, upon the termination of the purchase contracts as a result of bankruptcy, insolvency or reorganization of Duke Energy.

   If the holder of an Equity Unit settles a purchase contract early, or if the holder's purchase contract is terminated as a result of our bankruptcy, insolvency or reorganization, such holder will have no right to receive any accrued contract adjustment payments or deferred contract adjustment payments.

What interest payments will I receive on the Duke Capital senior notes?

   Interest payments on the Duke Capital senior notes will be payable initially at the annual rate of 5.87% of the principal amount of $25 per Duke Capital senior note to, but excluding, February 18, 2004, or May 18, 2004 if the interest rate is not reset three business days prior to February 18, 2004. Following a reset of the interest rate three business days prior to February 18, 2004 or three business days prior to May 18, 2004, the Duke Capital senior notes will bear interest from February 18, 2004 or May 18, 2004, as applicable, at the reset rate to, but excluding, May 18, 2006. In addition, if the Duke Capital senior notes are subject to the contingent payment rules, which Duke Capital believes they should, OID will accrue on the Duke Capital senior notes.

What are the payment dates on the Duke Capital senior notes?

   Interest payments will be payable quarterly in arrears on each February 18, May 18, August 18 and November 18, commencing May 18, 2001.

When will the interest rate on the Duke Capital senior notes be reset?

   Unless a tax event redemption has occurred, the interest rate on the Duke Capital senior notes will be reset on the third business day immediately preceding February 18, 2004, and such reset rate will become effective on February 18, 2004. However, if the remarketing of the Duke Capital senior notes on the third business day immediately preceding February 18, 2004 results in a failed remarketing, the interest rate will not be reset on that date and instead will be reset on the third business day immediately preceding May 18, 2004, and such reset rate will become effective on May 18, 2004.

What is the reset rate?

   In the case of a reset on the third business day immediately preceding February 18, 2004, the reset rate will be the rate determined by the reset agent as the rate the Duke Capital senior notes should bear in order for the Duke Capital senior notes included in Corporate Units to have an approximate aggregate market value on the reset date of 100.5% of the Treasury portfolio purchase price. In the case of a reset on the third business day immediately preceding May 18, 2004, the reset rate will be the rate determined by the reset agent as the rate the Duke Capital senior notes should bear in order for each Duke Capital senior note to have an approximate market value of 100.5% of the principal amount of the Duke Capital senior note. The reset rate may not exceed the maximum rate, if any, permitted by applicable law.

When may the Duke Capital senior notes be redeemed?

   The Duke Capital senior notes are redeemable at Duke Capital's option, in whole but not in part, upon the occurrence and continuation of a tax event under the circumstances described in the prospectus supplement for the Duke Capital senior notes, which accompanies this prospectus supplement. Following any such redemption of the Duke Capital senior notes, which we refer to as a tax event redemption, prior to May 18, 2004, investors that own Corporate Units will own the applicable ownership percentage of the Treasury portfolio as a component of their Corporate Units.

What are the federal income tax consequences related to the Corporate Units, Treasury Units and Duke Capital senior notes?

   A beneficial owner of Corporate Units or of Duke Capital senior notes, if separated from Corporate Units, will be treated as owning an interest in a debt instrument that should be subject to the contingent payment rules. Accordingly, if the Duke Capital senior notes are subject to these rules, which Duke Capital believes they should, until February 18, 2004, and possibly thereafter, a holder will be required to include in gross income an amount in excess of the interest actually received, regardless of the holder's usual method of tax accounting, and a holder would generally recognize ordinary income or loss, rather than capital gain or loss, on the sale, exchange or disposition of separate Duke Capital senior notes or the Corporate Units, to the extent such income or loss is allocable to the Duke Capital senior notes. A beneficial owner of Treasury Units will be required to include in gross income any OID with respect to the Treasury securities as it accrues on a constant yield to maturity basis. If the Treasury portfolio has replaced the Duke Capital senior notes as a component of Corporate Units as a result of a successful remarketing of the Duke Capital senior notes or a tax event redemption, a beneficial owner of Corporate Units will be required to include in gross income its allocable share of OID on the Treasury portfolio as it accrues on a constant yield to maturity basis.

   We intend to report the contract adjustment payments as income to you, but you may want to consult your tax advisor concerning alternative characterizations.

What are the uses of proceeds from the offering?

   Duke Capital expects to use the net proceeds from the offering of Corporate Units (approximately $751.8 million, or approximately $848.9 million if the underwriters' over-allotment option is exercised in full) for general corporate purposes, including repayment of short-term indebtedness.

                       The Offering--Explanatory Diagrams

   The following diagrams demonstrate some of the key features of the purchase contracts, Corporate Units, Treasury Units and the Duke Capital senior notes, and the transformation of Corporate Units into Treasury Units and Duke Capital senior notes.

   The following diagrams assume that the Duke Capital senior notes are successfully remarketed and the interest rate on the Duke Capital senior notes is reset on the third business day immediately preceding February 18, 2004.

Purchase Contract

   Corporate Units and Treasury Units both include a purchase contract under which the investor agrees to purchase shares of our common stock at the end of three years. In addition, these purchase contracts include unsecured contract adjustment payments as shown in the diagrams on the following pages.

    [Graphics: Value of Delivered Shares at Maturity Percentage of Shares
                            Delivered at Maturity]

--------
(1) For each of the percentage categories shown, the percentage of shares to be delivered at maturity to an investor in a Corporate Unit or Treasury Unit is determined by dividing (a) the related number of shares to be delivered, as indicated in the footnote for each category, by (b) an amount equal to $25, the stated amount, divided by the reference price.
(2) If the applicable market value of our common stock is less than or equal to $38.98, the number of shares to be delivered will be calculated by dividing the stated amount by the reference price. The "applicable market value" means the average of the closing price per share of common stock on each of the twenty consecutive trading days ending on the third trading day immediately preceding May 18, 2004.
(3) If the applicable market value of our common stock is between $38.98 and $47.56, the number of shares to be delivered will be calculated by dividing the stated amount by the applicable market value.
(4) If the applicable market value of our common stock is greater than or equal to $47.56, the number of shares to be delivered will be calculated by dividing the stated amount by the threshold appreciation price.
(5) The "reference price" is $38.98, which is the last reported sales price of the common stock on the NYSE on March 13, 2001.
(6) The "threshold appreciation price" is equal to $47.56.

Corporate Units

   A Corporate Unit consists of two components as described below:

                  [Graphic: Components of a Corporate Unit]

  . The investor owns the Duke Capital senior note but will pledge it to us to secure its obligations under the purchase contract.

  . Following the remarketing of the Duke Capital senior notes, the applicable ownership percentage of the Treasury portfolio will replace the Duke Capital senior note as a component of the Corporate Unit.

Treasury Units

   A Treasury Unit consists of two components as described below:

                   [Graphic: Components of a Treasury Unit]

  . The investor owns the Treasury security but will pledge it to us to secure its obligations under the purchase contract.

Duke Capital Senior Notes

   Duke Capital senior notes have the terms described below:

                      [Graphic: Duke Capital Senior Note]

Transforming Corporate Units into Treasury Units and Duke Capital Senior Notes

  . To create a Treasury Unit, the investor separates a Corporate Unit into its components--the purchase contract and the Duke Capital senior note-- and then combines the purchase contract with a zero-coupon Treasury security that matures concurrently with the maturity of the purchase contract.

  . The investor owns the Treasury security but will pledge it to us to secure its obligations under the purchase contract.

  . The Treasury security together with the purchase contract constitutes a Treasury Unit. The Duke Capital senior note, which is no longer a component of the Corporate Unit, is tradeable as a separate security.

[Graphic: Corporate Units into Treasury Units and Duke Capital Senior Notes]

  . Following the remarketing of the Duke Capital senior notes or a tax event redemption, upon the transformation of a Corporate Unit into a Treasury Unit the applicable ownership percentage of the Treasury portfolio, rather than the Duke Capital senior note, will be released to the holder and will trade separately.

  . The investor can also transform Treasury Units and Duke Capital senior notes into Corporate Units. Following that transformation, the Treasury security, which is no longer a component of the Treasury Unit, is tradeable as a separate security.

  . The transformation of Corporate Units into Treasury Units and Duke
    Capital senior notes, and the transformation of Treasury Units and Duke Capital senior notes into Corporate Units, requires certain minimum amounts of securities, as more fully provided in this prospectus supplement.

Concurrent Common Stock Offering

   Concurrently with this offering of Equity Units, we are offering (by a separate prospectus supplement) 25,000,000 shares of common stock at a price per share of $38.98. We expect to close that offering at the same time this offering is closed.

                   Summary Consolidated Financial Information

   The summary of consolidated financial information set forth below should be read in conjunction with our consolidated financial statements and the related notes and with "Selected Financial Information" and "Management's Discussion and Analysis of Results of Operations and Financial Condition" included elsewhere in this prospectus supplement and with the documents incorporated by reference in the accompanying prospectus.

                                                     Years Ended December 31,
                                                    --------------------------
                                                    2000(1) 1999(2)     1998
                                                    ------- -------    -------
                                                       (in millions, except
                                                          per share data)
Consolidated Statements of Income Data:
Operating revenues................................. $49,318 $21,766    $17,662
Earnings before interest and taxes.................   4,014   2,043      2,647
Earnings available for common stockholders.........   1,757   1,487(3)   1,231
Weighted-average common shares outstanding(4)......     736     729        722
Earnings per common share (before extraordinary
 item)(4)
  Basic............................................ $  2.39 $  1.13    $  1.72
  Diluted..........................................    2.38    1.13       1.71
Earnings per common share(4)
  Basic............................................    2.39    2.04(3)    1.70
  Diluted..........................................    2.38    2.03(3)    1.70
Dividends per common share(4)......................    1.10    1.10       1.10

                                                                   As of
                                                             December 31, 2000
                                                             -----------------
Consolidated Balance Sheet Data:
Total assets................................................      $58,176
Short-term debt, including commercial paper.................        1,826
Long-term debt, including current maturities................       11,456
Guaranteed preferred beneficial interests in subordinated
 notes of Duke Energy or subsidiaries.......................        1,406
Minority interests..........................................        2,435
Preferred and preference stock, including current sinking
 fund obligations...........................................          280
Common stockholders' equity.................................       10,056

--------
(1) Reflects a pre-tax $407 million gain on the sale of our investment in BellSouth PCS. The effect per basic share of common stock of this gain was $0.34.
(2) Reflects a pre-tax $800 million charge for estimated injury and damages claims. The effect per basic share of common stock of this charge was $0.67.
(3) Reflects a one-time after-tax extraordinary gain of approximately $660 million, or $0.91 per basic share of common stock, attributable to the sale of certain pipeline operations on March 29, 1999.
(4) Restated to reflect the two-for-one common stock split effective January 26, 2001.

                                  RISK FACTORS

   Before purchasing the Equity Units, you should carefully consider the following risk factors as well as the other information contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference in order to evaluate an investment in the Equity Units.

   You assume the risk that the market value of our common stock may decline.

   Although as a holder of Equity Units you will be the beneficial owner of the related Duke Capital senior notes, Treasury portfolio or Treasury securities, as the case may be, you do have an obligation pursuant to the purchase contract to buy our common stock. Prior to May 18, 2004, unless you pay cash to satisfy your obligation under the purchase contract or the purchase contracts are terminated due to our bankruptcy, insolvency or reorganization, either the principal of the appropriate applicable ownership interest of the Treasury portfolio when paid at maturity or the proceeds derived from the remarketing of the Duke Capital senior notes, in the case of Corporate Units, or the principal of the related Treasury securities when paid at maturity, in the case of Treasury Units, will automatically be used to purchase a specified number of shares of our common stock on your behalf. The market value of the common stock received by you on May 18, 2004 may not be equal to or greater than the effective price per share of $38.98 paid by you for our common stock on the date of this prospectus supplement. If the applicable market value of the common stock is less than $38.98, the aggregate market value of the common stock issued to you pursuant to each purchase contract on May 18, 2004 will be less than the effective price per share paid by you for the common stock on the date of this prospectus supplement. Accordingly, you assume the risk that the market value of the common stock may decline, and that the decline could be substantial.

   The opportunity for equity appreciation provided by an investment in the Equity Units is less than that provided by a direct investment in our common stock.

   Your opportunity for equity appreciation afforded by investing in the Equity Units is less than your opportunity for equity appreciation if you directly invested in our common stock. This opportunity is less because the market value of the common stock to be received by you pursuant to the purchase contract on May 18, 2004 (assuming that the market value is the same as the applicable market value of the common stock) will only exceed the effective price per share of $38.98 paid by you for our common stock on the date of this prospectus supplement if the applicable market value of the common stock exceeds the threshold appreciation price (which represents an appreciation of approximately 22% over $38.98 ). This situation occurs because in this event, you would receive on May 18, 2004 only approximately 82% (the percentage equal to $38.98 divided by the threshold appreciation price) of the shares of common stock that you would have received if you had made a direct investment in the common stock on the date of this prospectus supplement.

   The trading prices for the Equity Units will be directly affected by the trading prices of our common stock.

   The trading prices of Corporate Units and Treasury Units in the secondary market will be directly affected by the trading prices of our common stock, the general level of interest rates and our credit quality. It is impossible to predict whether the price of the common stock or interest rates will rise or fall. Trading prices of the common stock will be influenced by our operating results and prospects and by economic, financial and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of common stock by us in the market after the offering of the Equity Units, or the perception that such sales could occur, could affect the price of our common stock. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of the common stock underlying the purchase contracts and of the other components of the Equity Units. Any such arbitrage could, in turn, affect the trading prices of the Corporate Units, Treasury Units, Duke Capital senior notes and our common stock.

   If you hold Equity Units, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

   If you hold Equity Units, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on the common stock), but you will be subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock in exchange for Equity Units on May 18, 2004, or as a result of early settlement, as the case may be, and the applicable record date, if any, for the exercise of rights occurs after that date. For example, in the event that an amendment is proposed to our articles of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

   We may issue additional shares of common stock and thereby materially and adversely affect the price of our common stock.

   The number of shares of common stock that you are entitled to receive on May 18, 2004 or as a result of early settlement of a purchase contract, is subject to adjustment for certain events arising from stock splits and combinations, stock dividends and certain other actions by us that modify our capital structure. We will not adjust the number of shares of common stock that you are to receive on May 18, 2004, or as a result of early settlement of a purchase contract for other events, including offerings of common stock for cash by us or in connection with acquisitions. We are not restricted from issuing additional common stock during the term of the purchase contracts and have no obligation to consider your interests for any reason. If we issue additional shares of common stock, it may materially and adversely affect the price of our common stock and, because of the relationship of the number of shares to be received on May 18, 2004 to the price of the common stock, such other events may adversely affect the trading price of Corporate Units or Treasury Units.

   The secondary market for the Equity Units may be illiquid.

   It is not possible to predict how Corporate Units, Treasury Units or Duke Capital senior notes will trade in the secondary market or whether the market will be liquid or illiquid. There is currently no secondary market for either our Corporate Units or our Treasury Units. The Corporate Units have been approved for listing on the NYSE. If the Treasury Units or the Duke Capital senior notes are separately traded to a sufficient extent that applicable exchange listing requirements are met, we will try to list the Duke Capital senior notes or the Treasury Units on the same exchange as the Corporate Units. There can be no assurance as to the liquidity of any market that may develop for the Corporate Units, the Treasury Units or the Duke Capital senior notes, your ability to sell these securities or whether a trading market, if it develops, will continue. In addition, in the event you were to substitute Treasury securities for Duke Capital senior notes or Duke Capital senior notes for Treasury securities, thereby converting your Treasury Units to Corporate Units or your Corporate Units to Treasury Units, as the case may be, the liquidity of Corporate Units or Treasury Units could be adversely affected. There can be no assurance that the Corporate Units will not be delisted from the NYSE or that trading in the Corporate Units will not be suspended as a result of your election to create Treasury Units by substituting collateral, which could cause the number of Corporate Units to fall below the requirement for listing securities on the NYSE that at least 1,000,000 Corporate Units be outstanding at any time.

   Your rights to the pledged securities will be subject to our security interest.

   Although you will be the beneficial owner of the related Duke Capital senior notes, Treasury securities or Treasury portfolio, as applicable, those securities will be pledged to Bank One Trust Company, N.A., as the collateral agent, to secure your obligations under the related purchase contracts. Thus, your rights to the pledged securities will be subject to our security interest. Additionally, notwithstanding the automatic termination of the purchase contracts in the event that we become the subject of a case under the U.S. Bankruptcy Code, the delivery of the pledged securities to you may be delayed by the imposition of the automatic stay of
Section 362 of the Bankruptcy Code.

   Duke Capital may redeem the Duke Capital senior notes upon the occurrence of a tax event.

   Duke Capital may redeem the Duke Capital senior notes, on not less than 30 days' nor more than 60 days' prior written notice, in whole but not in part, at any time before May 18, 2006 if a tax event occurs and continues under the circumstances described in this prospectus supplement. If Duke Capital exercises this option, it will redeem the Duke Capital senior notes at the redemption price plus accrued and unpaid interest, if any. If Duke Capital redeems the Duke Capital senior notes, it will pay the redemption price in cash to the holders of the Duke Capital senior notes. If the tax event redemption occurs before February 18, 2004, or before May 18, 2004 if the Duke Capital senior notes are not successfully remarketed on the third business day immediately preceding February 18, 2004, the redemption price payable to you as a holder of Corporate Units will be distributed to the collateral agent, who in turn will apply an amount equal to the redemption price to purchase the Treasury portfolio on your behalf, and will remit the remainder of the redemption price to the holder, and the Treasury portfolio will be substituted for the Duke Capital senior notes as collateral to secure your obligations under the purchase contracts related to the Corporate Units. If your Duke Capital senior notes are not components of Corporate Units, you will receive redemption payments directly. There can be no assurance as to the impact on the market prices for the Corporate Units if the Treasury portfolio is substituted as collateral in place of any Duke Capital senior notes so redeemed. A tax event redemption will be a taxable event to the holders of the Duke Capital senior notes.

   The United States federal income tax consequences of the purchase, ownership and disposition of the Equity Units are unclear.

   No statutory, judicial or administrative authority directly addresses the treatment of the Equity Units or instruments similar to the Equity Units for United States federal income tax purposes. As a result, the United States federal income tax consequences of the purchase, ownership and disposition of Equity Units are not entirely clear. In addition, any gain on the disposition of a Duke Capital senior note prior to the purchase contract settlement date generally will be treated as ordinary interest income; thus, the ability to offset such interest income with a loss, if any, on a purchase contract may be limited. For additional tax related risks, see "Prospectus Supplement Summary-- The Offering."

   The purchase contract agreement will not be qualified under the Trust Indenture Act and the obligations of the purchase contract agent are limited.

   The purchase contract agreement between us and the purchase contract agent will not be qualified as an indenture under the Trust Indenture Act of 1939, and the purchase contract agent will not be required to qualify as a trustee under the Trust Indenture Act. Thus, you will not have the benefit of the protection of the Trust Indenture Act with respect to the purchase contract agreement or the purchase contract agent. The Duke Capital senior notes constituting a part of the Corporate Units will be issued pursuant to an indenture, which will be qualified under the Trust Indenture Act. Accordingly, if you hold Equity Units, you will not have the benefit of the protections of the Trust Indenture Act other than to the extent applicable to a Duke Capital senior note included in a Corporate Unit. The protections generally afforded the holder of a security issued under an indenture that has been qualified under the Trust Indenture Act include

  . disqualification of the indenture trustee for "conflicting interests," as defined under the Trust Indenture Act;

  . provisions preventing a trustee that is also a creditor of the issuer from improving its own credit position at the expense of the security holders immediately prior to or after a default under such indenture; and

  . the requirement that the indenture trustee deliver reports at least annually with respect to certain matters concerning the indenture trustee and the securities.

   Because the Duke Capital senior notes may be issued with original issue discount, you may have to include interest in your taxable income before you receive cash.

   If the Duke Capital senior notes are subject to the contingent payment rules, which Duke Capital believes they should, the Duke Capital senior notes will be issued with original issue discount for United States federal income tax purposes. In such event, original issue discount will accrue from the issue date of the Duke Capital senior notes and may be included in your gross income for United States federal income tax purposes before you receive a cash payment to which the income is attributable.

   The trading price of the Duke Capital senior notes may not fully reflect the value of their accrued but unpaid interest.

   The Duke Capital senior notes may trade at a price that does not fully reflect the value of their accrued but unpaid interest. If you dispose of your Duke Capital senior notes between record dates for interest payments, you will be required to include in gross income the daily portions of original issue discount through the date of disposition in income as ordinary income, and to add this amount to your adjusted tax basis in the Duke Capital senior notes disposed of. To the extent the selling price is less than your adjusted tax basis, you will recognize a loss.

   Our articles of incorporation and by-law provisions, and several other factors, could limit another party's ability to acquire us and could deprive you of the opportunity to obtain a takeover premium for your shares of common stock.

   A number of provisions that are in our articles of incorporation and by-laws will make it difficult for another company to acquire us and for you to receive any related takeover premium for your shares. See "Certain Anti-Takeover Matters" and "Preference Stock Purchase Rights" under "Description of the Common Stock" in the accompanying prospectus.

                                USE OF PROCEEDS

   The net proceeds to Duke Capital from the sale of the Corporate Units in this offering are estimated to be approximately $751.8 million (approximately $848.9 million if the underwriters' over-allotment option is exercised in full) after deducting the underwriting discount and estimated offering expenses. Duke Capital expects to use the net proceeds from the offering of the Corporate Units for general corporate purposes, including repayment of short-term indebtedness.

   Concurrently with this offering, we are offering 25,000,000 shares of our common stock. Neither offering is contingent upon the closing of the other offering. Our net proceeds from the sale of common stock in the concurrent offering will be approximately $947.9 million (approximately $1.09 billion if the underwriters' over-allotment option is exercised in full) after deducting the underwriting discount and estimated offering expenses. We expect to use the net proceeds from the offering of common stock for general corporate purposes, including repayment of short-term indebtedness.

                          PRICE RANGE OF COMMON STOCK

   Our common stock trades on the NYSE under the symbol "DUK." The following table sets forth on a per share basis the high and low closing sales prices for our common stock for the periods indicated as reported on the NYSE composite transactions reporting system. We effected a two-for-one common stock split on January 26, 2001 payable to holders of record on January 3, 2001. The prices set forth below reflect adjustment for that stock split.

                                                                   High   Low
                                                                  ------ ------
     1999
       First Quarter............................................. $32.34 $27.41
       Second Quarter............................................  30.59  26.06
       Third Quarter.............................................  29.25  26.22
       Fourth Quarter............................................  28.44  23.53
     2000
       First Quarter.............................................  28.94  23.19
       Second Quarter............................................  31.25  26.16
       Third Quarter.............................................  42.88  28.31
       Fourth Quarter............................................  44.97  40.22
     2001
       First Quarter (through March 13, 2001)....................  43.50  32.41

   The last reported sale price of our common stock on March 13, 2001 on the NYSE is set forth on the cover page of this prospectus supplement. As of February 28, 2001, there were approximately 148,000 holders of record of our common stock.

                                   DIVIDENDS

   We have paid cash dividends on our common stock without interruption since 1926. We paid a quarterly dividend of $0.275 per share in each of 1999 and 2000 and expect to pay a quarterly dividend of $0.275 per share on March 16, 2001 to holders of record on February 16, 2001. Purchasers of the common stock offered hereby will not be entitled to receive that quarterly dividend. Future dividends will depend upon our future earnings, financial condition and other factors affecting dividend policy.

   We have an InvestorDirect Choice Plan pursuant to which holders of our common stock may automatically reinvest their common stock dividends in shares of our common stock. Holders who become participants in the plan may also make optional cash payments (not more than $100,000 per calendar year) to be invested in shares of our common stock. For information concerning the InvestorDirect Choice Plan, write us at Duke Energy Corporation, Investor Relations Department, P.O. Box 1005, Charlotte, NC 28201-1005.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of December 31, 2000:

  . on an actual basis; and

  . on an as adjusted basis to give effect to the sale of $775 million of the Corporate Units offered by this prospectus supplement and the 25,000,000 shares of our common stock at a public offering price of $38.98 per share in the concurrent offering and the application of the net proceeds from these sales, after deducting the underwriting discount and estimated offering expenses.

   You should read the information in this table together with our consolidated financial statements and the related notes and with "Selected Financial Information" and "Management's Discussion and Analysis of Results of Operations and Financial Condition" included elsewhere in this prospectus supplement.

                                                          December 31, 2000
                                                         --------------------
                                                         Actual   As Adjusted
                                                         -------  -----------
                                                            (in millions)
Short-term debt, including commercial paper............. $ 1,826    $   127
                                                         -------    -------
Long-term debt, including current maturities:
  First and refunding mortgage bonds....................   1,451      1,451
  Other long-term debt..................................   2,468      2,468
  Long-term debt of subsidiaries........................   7,537      7,537
  Senior notes of Duke Capital due 2006 (component of
   Equity Units)........................................     --         775
                                                         -------    -------
    Total long-term debt................................  11,456     12,231
                                                         -------    -------
Guaranteed preferred beneficial interests in
 subordinated notes of Duke Energy or subsidiaries......   1,406      1,406
                                                         -------    -------
Minority interests......................................   2,435      2,435
                                                         -------    -------
Preferred and preference stock, including current
 sinking fund obligations:
  With sinking fund requirements........................      71         71
  Without sinking fund requirements.....................     209        209
                                                         -------    -------
                                                             280        280
                                                         -------    -------
Common stockholders' equity:
  Common stock, no par; 1 billion shares authorized;
   739 million shares outstanding, actual and
   764 million shares outstanding, as adjusted..........   4,797      5,695(1)
  Retained earnings.....................................   5,379      5,379
  Accumulated other comprehensive income................    (120)      (120)
                                                         -------    -------
    Total common stockholders' equity...................  10,056     10,954
                                                         -------    -------
      Total capitalization.............................. $27,459    $27,433
                                                         =======    =======

--------
(1) Reflects an adjustment of approximately $51 million representing the present value of the contract adjustment payments payable in connection with the Equity Units.

                        SELECTED FINANCIAL INFORMATION

   The following table sets forth selected consolidated financial information for each of the periods indicated. You should read the information in this table together with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Results of Operations and Financial Condition" included elsewhere in this prospectus supplement and with the documents incorporated by reference in the accompanying prospectus.

                                                Years Ended December 31,
                                            -----------------------------------
                                             2000(1)    1999(2)         1998
                                            ----------------------   ----------
                                                       (in millions,
                                                 except per share data)
Consolidated Statements of Income Data:
Operating revenues........................  $   49,318 $   21,766    $   17,662
Operating expenses........................      45,505     19,947        15,177
                                            ---------- ----------    ----------
  Operating income........................       3,813      1,819         2,485
Other income, net.........................         201        224           162
                                            ---------- ----------    ----------
Earnings before interest and taxes........       4,014      2,043         2,647
Interest expense..........................         911        601           514
Minority interest expense.................         307        142            96
Income before extraordinary item..........       1,776        847         1,260
Net income................................       1,776      1,507(3)      1,252
Earnings available for common
 stockholders.............................       1,757      1,487(3)      1,231
Earnings per share of common stock (before
 extraordinary item)(4)
  Basic...................................  $     2.39 $     1.13    $     1.72
  Diluted.................................        2.38       1.13          1.71
Earnings per share of common stock(4)
  Basic...................................        2.39       2.04(3)       1.70
  Diluted.................................        2.38       2.03(3)       1.70
--------
(1) Reflects a pre-tax $407 million gain on the sale of our investment in
    BellSouth PCS. The effect per basic share of common stock of this gain was
    $0.34.
(2) Reflects a pre-tax $800 million charge for estimated injury and damages claims. The effect per basic share of common stock of this charge was
    $0.67.
(3) Reflects a one-time after-tax extraordinary gain of approximately $660 million, or $0.91 per basic share of common stock, attributable to the sale of certain pipeline operations on March 29, 1999.
(4) Restated to reflect the two-for-one common stock split effective January
    26, 2001.

                                                   As of December 31,
                                            -----------------------------------
                                               2000       1999          1998
                                            ---------  -----------   ----------
                                                     (in millions)
Consolidated Balance Sheet Data:
Current assets............................  $   22,155 $    6,171    $    4,843
Investments and other assets..............      10,082      4,710         3,232
Property, plant and equipment, net........      24,469     20,995        16,875
Regulatory assets and deferred debits.....       1,470      1,533         1,856
Total assets..............................      58,176     33,409        26,806

                                                     Years Ended December 31,
                                                  ------------------------------
                                                  2000 1999 1998 1997(1) 1996(1)
                                                  ---- ---- ---- ------- -------
Financial Ratios:
Ratio of earnings to fixed charges............... 3.8  2.9  4.7    4.1     4.3

--------
(1) Data reflects accounting for the combination with PanEnergy Corp on June 18, 1997 as a pooling of interests. As a result, the data gives effect to the combination as if it had occurred as of January 1, 1996.

   For purposes of this ratio (a) earnings consist of income from continuing operations before income taxes and fixed charges, and (b) fixed charges consist of all interest deductions and the interest component of rentals.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Introduction

   Management's Discussion and Analysis should be read in conjunction with the Consolidated Financial Statements.

   Business Segments. Duke Energy Corporation (collectively with its subsidiaries, "Duke Energy") is an integrated energy and energy services provider with the ability to offer physical delivery and management of both electricity and natural gas throughout the U.S. and abroad. Duke Energy provides these and other services through seven business segments.

   Franchised Electric generates, transmits, distributes and sells electric energy in central and western North Carolina and the western portion of South Carolina. Its operations are conducted primarily through Duke Power and Nantahala Power and Light. These electric operations are subject to the rules and regulations of the Federal Energy Regulatory Commission (FERC), the North Carolina Utilities Commission (NCUC) and the Public Service Commission of South Carolina (PSCSC).

   Natural Gas Transmission provides interstate transportation and storage of natural gas for customers primarily in the Mid-Atlantic, New England and southeastern states. Its operations are conducted primarily through Duke Energy Gas Transmission Corporation. The interstate natural gas transmission and storage operations are subject to the rules and regulations of the FERC.

   Field Services gathers, processes, transports, markets and stores natural gas and produces, transports, markets and stores natural gas liquids (NGLs). Its operations are conducted primarily through Duke Energy Field Services, LLC
(DEFS), a limited liability company that is approximately 30% owned by Phillips Petroleum. Field Services operates gathering systems in western Canada and 11 contiguous states that serve major natural gas-producing regions in the Rocky Mountain, Permian Basin, Mid-Continent, East Texas-Austin Chalk-North Louisiana, as well as onshore and offshore Gulf Coast areas.

   North American Wholesale Energy's (NAWE's) activities include asset development, operation and management, primarily through Duke Energy North America, LLC (DENA), and commodity sales and services related to natural gas and power, primarily through Duke Energy Trading and Marketing, LLC (DETM). DETM is a limited liability company that is approximately 40% owned by Exxon Mobil Corporation. NAWE also includes Duke Energy Merchants, which develops new business lines in the evolving energy commodity markets. NAWE conducts its business throughout the U.S. and Canada. The operations of the previously segregated Trading and Marketing segment were combined by management into NAWE during 2000. Previous periods have been restated to conform to current period presentation.

   International Energy conducts its operations through Duke Energy International, LLC. International Energy's activities include asset development, operation and management of natural gas and power facilities and energy trading and marketing of natural gas and electric power. This activity is targeted in the Latin American, Asia Pacific and European regions.

   Other Energy Services is a combination of businesses that provide engineering, consulting, construction and integrated energy solutions worldwide, primarily through Duke Engineering & Services, Inc. (DE&S), Duke/Fluor Daniel (D/FD) and DukeSolutions, Inc. (DukeSolutions). D/FD is a 50/50 partnership between Duke Energy and Fluor Enterprises, Inc.

   Duke Ventures is comprised of other diverse businesses, primarily operating through Crescent Resources, Inc. (Crescent), DukeNet Communications, LLC (DukeNet) and Duke Capital Partners (DCP). Crescent develops high-quality commercial, residential and multi-family real estate projects and manages land holdings primarily in the southeastern U.S. DukeNet provides fiber optic networks for industrial, commercial and residential customers. DCP, a newly formed, wholly owned merchant finance company, provides financing, investment banking and asset management services to wholesale and commercial energy markets.

   Business Strategy. Duke Energy is one of the world's leading integrated energy companies. The company's business strategy is to develop integrated energy businesses in targeted regions where Duke Energy's extensive capabilities in developing energy assets, operating electric power, natural gas and NGL plants, optimizing commercial operations and managing risk can provide comprehensive energy solutions for customers and create superior value for shareholders. The growth in and restructuring of global energy markets are providing opportunities for Duke Energy's competitive business segments to capitalize on their comprehensive capabilities. Domestically, Duke Energy is aggressively investing in new merchant power plants throughout the U.S., expanding its natural gas pipeline infrastructure in the eastern U.S., rapidly increasing its leading position in natural gas gathering and processing and NGL marketing, and developing its trading and marketing structured origination expertise across the energy spectrum. Internationally, Duke Energy is currently focusing on integrated electric and natural gas opportunities in Latin America, Asia Pacific and Europe.

   Franchised Electric continues to add customers, maintain low costs and deliver high-quality customer service. Franchised Electric is expected to grow moderately, consistent with historical trends. Expansion will primarily result from continued economic growth in its service territory.

   Natural Gas Transmission has increased its earnings growth rate by executing a comprehensive strategy of selected acquisitions and expansions and by developing expanded services and incremental projects that meet changing customer needs.

   Field Services has developed market-leading size, scope and reliability of supply in natural gas gathering, processing and NGL marketing. Field Services plans to make additional investments in gathering, processing and NGL infrastructure. Field Services' interconnected natural gas processing operations provide an opportunity to capture fee-based investment opportunities in certain NGL assets, including pipelines, fractionators and terminals.

   NAWE plans to continue increasing earnings through acquisitions, divestitures, construction of greenfield projects and expansion of existing facilities as regional opportunities are identified, evaluated and realized throughout the North American marketplace. To capture the greatest value in the U.S., DENA, through its portfolio management strategy, seeks opportunities to invest in energy assets in markets that have capacity needs and to divest other assets, in whole or in part, when significant value can be realized. Commodity sales and services related to natural gas and power continue to expand as NAWE provides energy supply, structured origination, trading and marketing, risk management and commercial optimization services to large energy customers, energy aggregators and other wholesale companies.

   International Energy plans to continue expanding through acquisitions, divestitures, construction of greenfield projects and expansion of existing facilities in selected international regions. International Energy's combination of assets and capabilities and close working relationships with other subsidiaries of Duke Energy allow it to efficiently deliver natural gas pipeline, power generation, energy marketing and other services.

   Other Energy Services plans to grow by providing an expanding customer base with a variety of engineering and energy efficiency services that allow customers to more effectively deal with rapidly changing conditions in the energy marketplace.

   Duke Ventures plans to expand earnings capabilities in its real estate, telecommunications and capital financing business units by developing regional opportunities and by applying extensive experience to new project development.

   Duke Energy's business strategy and growth expectations can vary significantly depending on many factors, including, but not limited to, the pace and direction of industry restructuring, regulatory constraints, acquisition opportunities, market volatility and economic trends. However, Duke Energy's growth expectations do not rely on industry restructuring in North Carolina and South Carolina.

Results of Operations

   In 2000, earnings available for common stockholders were $1,757 million, or $2.39 per basic share, including a pre-tax gain of $407 million, or an after-tax gain of $0.34 per basic share, on the sale of Duke Energy's 20% interest in BellSouth Carolina PCS (BellSouth PCS). In 1999, earnings available for common stockholders were $1,487 million, or $2.04 per basic share, including an after-tax extraordinary gain of $660 million, or $0.91 per basic share resulting from the sale of the Panhandle Eastern Pipe Line Company (PEPL), Trunkline Gas Company (Trunkline) and additional storage related to those systems, which substantially comprised the Midwest Pipelines along with Trunkline LNG Company. The increase in earnings available for common stockholders in 2000 was primarily due to a 96% increase in segment earnings as described below, including the BellSouth PCS gain. Partially offsetting this increase was the 1999 extraordinary gain and higher interest and minority interest expense in the current year.

   Earnings available for common stockholders increased $256 million in 1999 from 1998 earnings of $1,231 million, or $1.70 per basic share. The increase in earnings available for common stockholders was primarily due to the 1999 extraordinary gain resulting from the sale of the Midwest Pipelines. This gain, along with the factors described below that affect segment earnings, was partially offset by a pre-tax $800 million charge for estimated injury and damages claims (see Note 14 to the Consolidated Financial Statements) and higher interest and minority interest expense.

   Earnings per share information provided above has been restated to reflect the two-for-one common stock split effective January 26, 2001. See Note 15 to the Consolidated Financial Statements for additional information.

   Operating income for 2000 was $3,813 million compared to $1,819 million in 1999 and $2,485 million in 1998. Earnings before interest and taxes (EBIT) were $4,014 million, $2,043 million and $2,647 million for 2000, 1999 and 1998, respectively. Management evaluates each business segment based on an internal measure of EBIT, after deducting minority interests. Operating income and EBIT are affected by the same fluctuations for Duke Energy and each of its business segments. The only notable difference between operating income and EBIT is the inclusion in EBIT of certain non-operating activities. See Note 3 to the Consolidated Financial Statements for additional information on business segments. EBIT is summarized in the following table and is discussed by business segment thereafter.

EBIT by Business Segment

                                                         Years Ended December
                                                                 31,
                                                         ----------------------
                                                          2000    1999    1998
                                                         ------  ------  ------
                                                            (in millions)
Franchised Electric..................................... $1,704  $  856  $1,513
Natural Gas Transmission................................    534     627     702
Field Services..........................................    296     144      76
North American Wholesale Energy.........................    418     209     133
International Energy....................................    331      42      12
Other Energy Services...................................    (61)    (94)     10
Duke Ventures...........................................    563     162     122
Other Operations........................................     (2)      5      22
EBIT attributable to minority interests.................    231      92      57
                                                         ------  ------  ------
Consolidated EBIT....................................... $4,014  $2,043  $2,647
                                                         ======  ======  ======

   Other Operations primarily include certain unallocated corporate costs. Included in the amounts discussed hereafter are intercompany transactions that are eliminated in the Consolidated Financial Statements.

Franchised Electric

                                                           Years Ended December
                                                                   31,
                                                           --------------------
                                                            2000   1999   1998
                                                           ------ ------ ------
                                                           (In millions, except
                                                               where noted)
Operating revenues........................................ $4,946 $4,700 $4,626
Operating expenses........................................  3,316  3,966  3,228
                                                           ------ ------ ------
Operating income..........................................  1,630    734  1,398
Other income, net of expenses.............................     74    122    115
                                                           ------ ------ ------
EBIT...................................................... $1,704 $  856 $1,513
                                                           ====== ====== ======
Sales--GWh(a)............................................. 84,766 81,548 82,011

--------
(a) Gigawatt-hours.

   Franchised Electric's EBIT increased $848 million in 2000 when compared to 1999, primarily due to an $800 million charge in 1999 for estimated injury and damages claims (see Note 14 to the Consolidated Financial Statements). Overall favorable weather and growth in customers, partially offset by increased operating costs, also contributed to this increase in EBIT. The average number of customers in Franchised Electric's service territory increased 2.5% during 2000. Total gigawatt-hour sales to customers increased by 3.9% for 2000. Sales to general service and residential customers increased 4.7% and 4.4%, respectively, while total industrial sales decreased 0.5%.

   In 1999, Franchised Electric's EBIT decreased $657 million compared to 1998, primarily due to the above-mentioned charge for estimated injury and damages claims. Partially offsetting this decrease was a 2.8% increase in the number of customers in Franchised Electric's service territory during 1999, and the absence of 1998 severance and other costs related to closing Franchised Electric's merchandising business.

Natural Gas Transmission

                                                           Years Ended December
                                                                   31,
                                                           --------------------
                                                            2000   1999   1998
                                                           ------ ------ ------
                                                           (In millions, except
                                                               where noted)
Operating revenues........................................ $1,131 $1,230 $1,542
Operating expenses........................................    609    615    864
                                                           ------ ------ ------
Operating income..........................................    522    615    678
Other income, net of expenses.............................     12     12     24
                                                           ------ ------ ------
EBIT...................................................... $  534 $  627 $  702
                                                           ====== ====== ======
Throughput--TBtu(a).......................................  1,717  1,893  2,593

--------
(a) Trillion British thermal units.

   In 2000, EBIT for Natural Gas Transmission decreased $93 million compared to 1999, primarily due to $132 million of EBIT in 1999 that did not reoccur in 2000. These items consisted of $70 million of EBIT related to the Midwest Pipelines, which were sold to CMS Energy Corporation (CMS) in March 1999; a $24 million gain resulting from the sale of Duke Energy's interest in the Alliance Pipeline project; and benefits totaling $38 million related to the completion of certain environmental cleanup programs below estimates. These items were partially offset by increased earnings from market-expansion projects and joint ventures such as the Maritimes & Northeast Pipeline, which was placed into service in December 1999, and earnings from East Tennessee Natural Gas Company and Market Hub Partners (MHP), which were acquired in March and September 2000, respectively. See Note 2 to the Consolidated Financial Statements for additional information on the sale of the Midwest Pipelines and the acquisitions of East Tennessee Natural Gas Company and MHP.

   EBIT for Natural Gas Transmission decreased $75 million in 1999 compared to 1998. As a result of the sale of the Midwest Pipelines in March 1999, EBIT for the Midwest Pipelines decreased $156 million compared to 1998's full year of operation. For the remainder of Natural Gas Transmission, EBIT increased $81 million compared to 1998, primarily as a result of increased earnings from market-expansion projects and joint ventures, higher throughput and lower operating expenses. A $24 million gain resulting from the sale of Duke Energy's interest in the Alliance Pipeline project and benefits totaling $38 million related to the completion of certain environmental cleanup programs below estimates also increased EBIT in 1999. Partially offsetting these contributions to EBIT were the favorable impacts in 1998 in connection with the resolution of regulatory issues related to natural gas supply realignment costs and a refund from a state property tax ruling.

Field Services

                                                        Years Ended December
                                                                31,
                                                        ---------------------
                                                         2000   1999    1998
                                                        ------ ------  ------
                                                        (In millions, except
                                                            where noted)
Operating revenues..................................... $9,060 $3,590  $2,677
Operating expenses.....................................  8,635  3,444   2,598
                                                        ------ ------  ------
Operating income.......................................    425    146      79
Other income, net of expenses..........................      6     (2)     (3)
Minority interest expense..............................    135    --      --
                                                        ------ ------  ------
EBIT................................................... $  296 $  144  $   76
                                                        ====== ======  ======
Natural gas gathered and processed/transported,
 TBtu/d(a).............................................    7.6    5.1     3.6
NGL production, MBbl/d(b)                                358.5  192.4   110.2
Natural gas marketed, TBtu/d...........................    0.7    0.5     0.4
Average natural gas price per MMBtu(c)................. $ 3.89 $ 2.27  $ 2.11
Average NGL price per gallon(d)........................ $ 0.53 $ 0.34  $ 0.26

--------
(a) Trillion British thermal units per day.
(b) Thousand barrels per day.
(c) Million British thermal units.
(d) Does not reflect results of commodity hedges.

   Field Services' EBIT increased $152 million in 2000 from 1999. The increase in EBIT and volume activity was primarily due to the combination of Field Services' natural gas gathering, processing and marketing business with Phillips Petroleum's Gas Gathering, Processing and Marketing unit (Phillips) in March 2000; the acquisition of the natural gas gathering, processing, fractionation and NGL pipeline business from Union Pacific Resources (UPR) (collectively, the "UPR acquisition") in April 1999; and other recent acquisitions and plant expansions. For additional information on the Phillips combination and the UPR acquisition, see Note 2 to the Consolidated Financial Statements. Improved average NGL prices, which increased 56% over 1999 prices, also contributed significantly to the increase in EBIT.

   In 1999, Field Services' EBIT increased $68 million compared to 1998. A significant portion of the increase resulted from earnings from the UPR acquisition. Improved average NGL prices, which were up 31% from the prior year, also contributed to the increase in EBIT. Partially offsetting these increases were $34 million of asset sale gains in 1998.

North American Wholesale Energy

                                                          Years Ended December
                                                                  31,
                                                         ----------------------
                                                          2000    1999    1998
                                                         ------- ------- ------
                                                          (In millions, except
                                                              where noted)
Operating revenues...................................... $33,874 $11,801 $8,783
Operating expenses......................................  33,386  11,591  8,619
                                                         ------- ------- ------
Operating income........................................     488     210    164
Other income, net of expenses...........................       3      60     20
Minority interest expense...............................      73      61     51
                                                         ------- ------- ------
EBIT.................................................... $   418 $   209 $  133
                                                         ======= ======= ======
Natural gas marketed, TBtu/d............................    11.9    10.5    8.0
Electricity marketed, GWh............................... 275,258 109,634 98,991
Proportional megawatt capacity owned(a).................   8,984   5,799  5,098

--------
(a) Includes under construction or under contract.

   NAWE's EBIT increased $209 million in 2000 compared to 1999. The increase was the result of increased earnings from asset positions, increased trading margins due to price volatility in natural gas and power and a $47 million increase in income from the sale of interests in generating facilities as a result of NAWE executing its portfolio management strategy. Operating revenues and expenses increased as the volumes of natural gas and power marketed increased 13% and 151%, respectively. These increases were partially offset by a $110 million charge related to receivables for energy sales in California, and increased operating and development costs associated with business expansion. See the Current Issues, California Issues section of Management's Discussion and Analysis, and Note 14 to the Consolidated Financial Statements for further information.

   In 1999, EBIT for NAWE increased $76 million from 1998. The increase included $99 million in income from the sale of partial interests in four generating facilities as a result of NAWE executing its portfolio management strategy. Partially offsetting these increases were lower natural gas trading margins, partially offset by higher power trading margins as well as margins associated with other trading activities and sales of natural gas interests associated with drilling activities. Higher operating expenses and increased development costs associated with business expansion also partially offset the earnings increases.

International Energy

                                                     Years Ended December 31,
                                                    ---------------------------
                                                      2000      1999    1998
                                                    --------- -------- --------
                                                       (In millions, except
                                                           where noted)
Operating revenues................................. $   1,067 $    357 $   159
Operating expenses.................................       755      292     145
                                                    --------- -------- -------
Operating income...................................       312       65      14
Other income, net of expenses......................        42        8       4
Minority interest expense..........................        23       31       6
                                                    --------- -------- -------
EBIT............................................... $     331 $     42 $    12
                                                    ========= ======== =======
Proportional megawatt capacity owned(a)............     4,876    2,974     943
Proportional maximum pipeline capacity(a),
 MMcf/d(b).........................................       416      321     124

--------
(a) Includes under construction or under contract.
(b) Million cubic feet per day.

   International Energy's EBIT increased $289 million in 2000 when compared to 1999. The increase was primarily attributable to increased earnings in Latin America, mainly resulting from new investments (see Note 2 to the Consolidated Financial Statements for a discussion of significant acquisitions). The increase also included $54 million from the February 2000 sale of certain assets relating to the transportation of liquefied natural gas.

   In 1999, International Energy's EBIT increased $30 million compared to 1998. Earnings from new investments in Latin America and Australia contributed $63 million to the increase. Partially offsetting these increases were higher operating expenses and increased development costs associated with business expansion.

Other Energy Services

                                                     Years Ended December 31,
                                                     ----------------------------
                                                      2000      1999      1998
                                                     -------- ---------  --------
                                                           (In millions)
   Operating revenues............................... $   695  $     989  $   521
   Operating expenses...............................     756      1,083      511
                                                     -------  ---------  -------
   EBIT............................................. $   (61) $     (94) $    10
                                                     =======  =========  =======

   In 2000, EBIT for Other Energy Services improved $33 million compared to 1999. New business activity and decreased operating expenses at DukeSolutions, and earnings related to new projects at D/FD were responsible for current year improved EBIT. The results for 2000 also include Duke Energy's portion of an estimated project loss recorded by D/FD of approximately $62 million, partially offset by 1999 charges of $38 million and $35 million at DE&S and DukeSolutions, respectively. The 1999 charges primarily related to expenses for severance and office closings associated with repositioning the companies for growth.

   EBIT for Other Energy Services decreased $104 million in 1999 compared to 1998. The decrease was primarily due to the above-mentioned charges of $38 million and $35 million at DE&S and DukeSolutions, respectively. Increased development costs at DukeSolutions and decreased earnings from projects of DE&S also contributed to lower EBIT.

Duke Ventures

                                                       Years Ended December 31,
                                                      --------------------------
                                                        2000     1999     1998
                                                      -------- -------- --------
                                                            (In millions)
   Operating revenues................................ $    642 $    232 $    171
   Operating expenses................................       79       70       49
                                                      -------- -------- --------
   EBIT.............................................. $    563 $    162 $    122
                                                      ======== ======== ========

   EBIT for Duke Ventures increased $401 million in 2000 when compared to 1999. This increase is primarily attributable to the sale by DukeNet of its 20% interest in BellSouth PCS to BellSouth Corporation for a pre-tax gain of $407 million. Slightly offsetting this increase in EBIT was a decrease in commercial project sales and land sales at Crescent.

   In 1999, EBIT for Duke Ventures increased $40 million compared to 1998. The increase was primarily due to Crescent's increased residential developed lot sales, land sales and commercial project sales, partially offset by decreased lake lot sales. Increased fiber optic revenues at DukeNet and decreased losses related to its interest in BellSouth PCS also contributed to increased EBIT.

Other Impacts on Earnings Available for Common Stockholders

   Interest expense increased $310 million in 2000 compared to 1999, and $87 million in 1999 compared to 1998 due to higher average debt balances outstanding, resulting from acquisitions and expansion.

   Minority interest expense increased $165 million in 2000 compared to 1999 and $46 million in 1999 compared to 1998. Included in minority interest expense is expense related to regular distributions on issuances of Duke Energy's trust preferred securities (see Note 12 to the Consolidated Financial Statements). This expense increased $21 million for 2000 and $43 million for 1999 due to additional issuances of Duke Energy's trust preferred securities during 1999 and 1998.

   In addition, the increase for 2000 includes minority interest expense related to Field Services' combination with Phillips Petroleum, and increased minority interest expense at NAWE related to its joint venture with Exxon Mobil Corporation, partially offset by decreased minority interest expense at International Energy related to its 1999 and 2000 acquisitions. The 1999 increase in minority interest expense over 1998 related primarily to International Energy's 1999 investments and NAWE's joint venture with Exxon Mobil Corporation. For additional information regarding acquisitions and new joint venture projects, see Notes 2 and 8 to the Consolidated Financial Statements.

   Duke Energy's effective income tax rate was approximately 37%, 35% and 38% for 2000, 1999 and 1998, respectively. The decrease in 1999 was primarily due to the favorable resolution of several income tax issues and the utilization of certain capital loss carryforwards due to the sale of the Midwest Pipelines.

   The sale of the Midwest Pipelines to CMS closed in March 1999 and resulted in a $660 million extraordinary gain, net of income tax of $404 million (see
Note 2 to the Consolidated Financial Statements).

   In January 1998, TEPPCO Partners, LP, in which Duke Energy has a 21.1% ownership interest, redeemed certain First Mortgage Notes. This resulted in a non-cash extraordinary loss of $8 million, net of income tax of $5 million, related to Duke Energy's share of costs of the early retirement of debt.

Liquidity and Capital Resources

 Operating Cash Flows

   Net cash provided by operations was $2,225 million in 2000, $2,684 million in 1999 and $2,331 million in 1998. Cash flows from operations decreased in 2000 compared to 1999 primarily due to tax payments made in 2000 related to the sale of the Midwest Pipelines. The increase in cash flows from operations in 1999 from 1998 was primarily due to net income resulting from business expansion.

   In 1999, Duke Energy established an accrual for estimated injury and damages claims. During 2000, Duke Energy paid approximately $253 million for the related insurance premium. Management believes that the long-term cash requirements of the projected liability will not have a material effect on Duke Energy's liquidity or cash flows. See Note 14 to the Consolidated Financial Statements for further discussion.

 Investing Cash Flows

   Capital and investment expenditures were approximately $5.6 billion in 2000 compared to $5.9 billion in 1999. The primary use of cash in investing activities for capital and investment expenditures reflects development and expansion expenditures, upgrades to existing assets and the acquisitions of various businesses and assets. The change in Natural Gas Transmission's capital expenditures is primarily due to business expansion related to the approximately $390 million acquisition of East Tennessee Natural Gas Company and the approximately $250 million of cash for the acquisition of MHP. In 2000, NAWE began construction of a number of power generation plants in the U.S. and continued capital expenditures on projects initiated prior to 2000. International Energy's business expansion included the completion of a tender offer to the minority shareholders of Companhia de Geracao de Energia Eletrica Paranapanema (Paranapanema) for approximately $280 million and the completion of the approximately $405 million acquisition of Dominion Resources, Inc.'s portfolio of hydroelectric, natural gas and diesel power generation businesses in Latin America. Offsetting the capital and investing expenditures were cash proceeds of $400 million from the 2000 sale of Duke Energy's 20% interest in BellSouth PCS to BellSouth Corporation. For additional information concerning significant acquisitions and dispositions, see Note 2 to the Consolidated Financial Statements.

Capital and Investment Expenditures by Business Segment

                                                           Years Ended December
                                                                   31,
                                                           --------------------
                                                            2000   1999   1998
                                                           ------ ------ ------
                                                              (in millions)
Franchised Electric....................................... $  661 $  759 $  586
Natural Gas Transmission..................................    973    261    290
Field Services............................................    376  1,630    304
North American Wholesale Energy...........................  1,937  1,028    796
International Energy......................................    980  1,779    239
Other Energy Services.....................................     28     94     41
Duke Ventures.............................................    643    382    232
Other Operations..........................................     36      3     12
                                                           ------ ------ ------
  Total consolidated...................................... $5,634 $5,936 $2,500
                                                           ====== ====== ======

   Capital and investment expenditures in 1999 increased approximately $3.4 billion from 1998 capital and investment expenditures of approximately $2.5 billion. The increase primarily resulted from business expansion for the Field Services, NAWE and International Energy business segments. Business expansion for Field Services included the $1.35 billion UPR acquisition. In 1999, NAWE began construction of multiple power generation plants in the U.S. and continued capital expenditures on projects initiated prior to 1999. International Energy's business expansion included $1.7 billion for multiple acquisitions in Latin America, western Australia and New Zealand. Expenditures related to these activities were partially funded by $1.9 billion in cash proceeds from the sale of the Midwest Pipelines. For additional information concerning significant acquisitions and dispositions, see Note 2 to the Consolidated Financial Statements.

   Projected 2001 capital and investment expenditures for Duke Energy are approximately $7.9 billion, of which over 75% is planned to be for competitive business segments which are not subject to state rate regulation. This projection includes approximately $6.5 billion for acquisitions and other expansion opportunities and $1.4 billion for existing plant upgrades. Duke Energy's projected capital expenditures also include $800 million in expenditures over the next three years for its Gulfstream pipeline project.

   All projected capital and investment expenditures are subject to periodic review and revision and may vary significantly depending on a number of factors including, but not limited to, industry restructuring, regulatory constraints, acquisition opportunities, market volatility and economic trends.

 Financing Cash Flows

   Duke Energy's consolidated capital structure at December 31, 2000, including short-term debt, was 48% debt, 46% common equity and minority interests, 5% trust preferred securities and 1% preferred stock. Fixed charges coverage, calculated using the Securities and Exchange Commission (SEC) method, was 3.8 times, 2.9 times and 4.7 times for 2000, 1999 and 1998, respectively.

   Duke Energy's business expansion opportunities, along with dividends, debt repayments and operating requirements, are expected to be funded by cash from operations, external financing, common stock issuances and the proceeds from certain asset sales. Funding requirements met by external financing, common stock issuances and proceeds from the sale of assets are dependent upon the opportunities presented and favorable market conditions. Management believes Duke Energy has adequate financial resources to meet its future needs.

   During 2000, Duke Energy issued a total of $550 million of Senior Notes at rates of approximately 7.250%. The proceeds were used for general corporate purposes. In April 2000, DEFS issued approximately $2.75 billion of commercial paper associated with the Phillips combination of which $1.22 billion was distributed to Phillips Petroleum. In August 2000, DEFS issued $1.7 billion of notes at rates from 7.50% to 8.125% and reduced the outstanding balance of its commercial paper. In December 2000, Texas Eastern Transmission Corporation (TETCO) issued $300 million of 7.30% notes due 2010. For additional information regarding debt, see Note 10 to the Consolidated Financial Statements.

   During 2000, Duke Energy formed Catawba River Associates, LLC, and third-party, non-controlling, preferred interest holders invested approximately $1,025 million. The preferred interest receives a preferred return equal to an adjusted floating reference rate (approximately 7.847% at December 31, 2000). See Note 2 to the Consolidated Financial Statements for further discussion.

   During 2000, Duke Energy repaid $380 million of 8.0% notes, $200 million of 7.0% notes, $200 million of 10.375% notes and made $323 million in scheduled debt repayments. In addition, Duke Energy made a tender offer for $115 million of the notes assumed with the acquisition of MHP. As of December 31, 2000, approximately $88 million of these notes had been retired.

   Under its commercial paper facilities and extendible commercial note programs (ECNs), Duke Energy had the ability to borrow up to $5.7 billion and $3.3 billion at December 31, 2000 and 1999, respectively. A summary of the available commercial paper and ECNs as of December 31, 2000, is as follows:

                                                Duke Energy
                           Duke   Duke Capital     Field     Duke Energy
                          Energy Corporation(a)  Services   International Total
                          ------ -------------- ----------- ------------- -----
                                              (in billions)
Commercial paper......... $1.25      $1.55         $1.00(b)     $0.41(c)  $4.21
ECNs.....................  0.50       1.00           --           --       1.50
                          -----      -----         -----        -----     -----
  Total.................. $1.75      $2.55         $1.00        $0.41     $5.71
                          =====      =====         =====        =====     =====

--------
(a) Duke Capital Corporation is a wholly owned subsidiary of Duke Energy that provides financing and credit enhancement services for its subsidiaries.
(b) Original availability of $2.8 billion was reduced to $1.0 billion upon DEFS' issuance of $1.7 billion in notes in August 2000.
(c) Includes ability to issue medium-term notes.

   The amount of Duke Energy's bank credit and construction facilities available at December 31, 2000 and 1999, was approximately $4.2 billion and $3.7 billion, respectively. Certain of the bank credit facilities support the issuance of commercial paper; therefore, the issuance of commercial paper reduces the amount available under these credit facilities. At December 31, 2000, approximately $3.2 billion was outstanding under the commercial paper facilities and ECNs, and approximately $44 million was outstanding under bank credit and construction facilities.

   As of December 31, 2000, Duke Energy and its subsidiaries had the ability to issue up to $4.5 billion aggregate public offering price of debt and other securities under shelf registrations filed with the SEC. Such securities may be issued as Senior Notes, First and Refunding Mortgage Bonds, Subordinated Notes, Trust Preferred Securities, Duke Energy Common Stock, Stock Purchase Contracts or Stock Purchase Units.

   On December 20, 2000, Duke Energy announced a two-for-one common stock split effective January 26, 2001, to shareholders of record on January 3, 2001. All outstanding share and per-share amounts have been restated to reflect the stock split.

   To maintain financial flexibility and reduce the amount of financing needed for growth opportunities, Duke Energy's Board of Directors adopted a dividend policy in December 2000 that maintains dividends at the current quarterly rate of $0.275 per share, subject to declarations from time to time by the Board of Directors. This policy is consistent with Duke Energy's growth profile and strikes a balance between providing a competitive dividend yield and ensuring that cash is available to fund Duke Energy's growth. Duke Energy has paid quarterly cash dividends for 74 consecutive years. Dividends on common and preferred stocks in 2001 are expected to be paid on March 16, June 18, September 17 and December 17, subject to the discretion of the Board of Directors.

   Duke Energy's InvestorDirect Choice Plan, a stock purchase and dividend reinvestment plan, allows investors to reinvest dividends in new issuances of common stock and to purchase common stock directly from Duke Energy. Issuances under this plan were not material in 2000, 1999 or 1998.

   Duke Energy used authorized but unissued shares of its common stock to meet 2000 and 1999 employee benefit plan contribution requirements. This practice is expected to continue in 2001.

Quantitative and Qualitative Disclosures About Market Risk

 Risk Policies

   Duke Energy is exposed to market risks associated with interest rates, commodity prices, equity prices and foreign currency exchange rates. Comprehensive risk management policies have been established by management to monitor and manage these market risks. Duke Energy's Policy Committee is responsible for the overall approval of market risk management policies and the delegation of approval and authorization levels. The Policy Committee is comprised of senior executives who receive periodic updates from the Chief Risk Officer (CRO) on market risk positions, corporate exposures, credit exposures and overall results of Duke Energy's risk management activities. The CRO has responsibility for the overall management of interest rate risk, foreign currency risk, credit risk and energy risk, including monitoring of exposure limits.

 Interest Rate Risk

   Duke Energy is exposed to risk resulting from changes in interest rates as a result of its issuance of variable-rate debt, fixed-rate securities, commercial paper and auction market preferred stock, as well as interest rate swaps and interest rate lock agreements. Duke Energy manages its interest rate exposure by limiting its variable-rate and fixed-rate exposures to certain percentages of total capitalization, as set by policy, and by monitoring the effects of market changes in interest rates. Duke Energy may also enter into financial derivative instruments, including, but not limited to, swaps, options and treasury lock agreements to manage and mitigate interest rate risk exposure. See Notes 1, 7, 10, 12 and 13 to the Consolidated Financial Statements for additional information.

   Based on a sensitivity analysis as of December 31, 2000, it was estimated that if market interest rates average 1% higher (lower) in 2001 than in 2000, earnings before income taxes would decrease (increase) by approximately $53 million. Comparatively, based on a sensitivity analysis as of December 31, 1999, had interest rates averaged 1% higher (lower) in 2000 than in 1999, it was estimated that earnings before income taxes would have decreased (increased) by approximately $24 million. These amounts were determined by considering the impact of the hypothetical interest rates on the variable-rate securities outstanding as of December 31, 2000 and 1999. The increase in interest rate sensitivity is primarily the result of the increase in outstanding variable-rate commercial paper. In the event of a significant change in interest rates, management would likely take actions to manage its exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, the sensitivity analysis assumes no changes in Duke Energy's financial structure.

 Commodity Price Risk

   Duke Energy, substantially through its subsidiaries, is exposed to the impact of market fluctuations in the price of natural gas, electricity and other energy-related products marketed and purchased. Duke Energy employs established policies and procedures to manage its risks associated with these market fluctuations using various commodity derivatives, including forward contracts, futures, swaps and options. See Notes 1 and 7 to the Consolidated Financial Statements for additional information.

   The risk in the commodity trading portfolio is measured and monitored on a daily basis utilizing a Value-at-Risk model to determine the maximum potential one-day favorable or unfavorable Daily Earnings at Risk (DER). The DER is monitored daily in comparison to established thresholds. Other measures are also utilized to limit and monitor the risk in the commodity trading portfolio on monthly and annual bases.

   The DER computations are based on a historical simulation, which utilizes price movements over a specified period to simulate forward price curves in the energy markets to estimate the favorable or unfavorable impact of one day's price movement on the existing portfolio. The historical simulation emphasizes the most recent market activity, which is considered the most relevant predictor of immediate future market movements for natural gas, electricity and other energy-related products. The DER computations utilize several key assumptions, including a 95% confidence level for the resultant price movement and the holding period specified for the calculation. Duke Energy's DER calculation includes commodity derivative instruments held for trading purposes. Duke Energy's DER amounts are depicted in the table below. The increase in DER amounts as compared to 1999 is a result of Duke Energy's expanding portfolio of energy-related products both domestically and internationally.

Daily Earnings at Risk

                  Estimated One-Day Estimated One-Day Estimated Average Estimated Average
  Operational     Impact on EBIT at Impact on EBIT at One-Day Impact on One-Day Impact on
   Locations      December 31, 2000 December 31, 1999   EBIT for 2000     EBIT for 1999
  -----------     ----------------- ----------------- ----------------- -----------------
                                             (in millions) (a)
North American..         $20               $10               $16               $11
Other
 international..          11               --                  2               --

--------
(a) Changes in markets inconsistent with historical trends could cause actual results to exceed predicted limits.

   Certain subsidiaries of Duke Energy are also exposed to market fluctuations in the prices of various commodities related to their ongoing power generating, natural gas gathering, processing and marketing activities. Duke Energy closely monitors the risks associated with these commodities' price changes on its future operations, and where appropriate, uses various commodity instruments, such as electricity, natural gas, crude oil and NGLs to hedge these price risks. Based on a sensitivity analysis as of December 31, 2000, it was estimated that if NGL prices average one cent per gallon less in 2001, EBIT would decrease by approximately $8 million, after considering the effect of Duke Energy's commodity hedge positions. Comparatively, the same sensitivity analysis as of December 31, 1999, estimated that EBIT would have decreased by approximately $6 million. Based on the sensitivity analyses associated with other commodities' price changes, net of Duke Energy's commodity hedge positions, the effect on EBIT was not material as of December 31, 2000 or 1999.

 Credit Risk

   Duke Energy's principal markets for power and natural gas marketing services are industrial end-users and utilities located throughout the U.S., Canada, Asia Pacific and Latin America. Duke Energy has concentrations of receivables from natural gas and electric utilities and their affiliates, as well as industrial customers throughout these regions. These concentrations of customers may affect Duke Energy's overall credit risk in that certain customers may be similarly affected by changes in economic, regulatory or other factors. On all transactions where Duke Energy is exposed to credit risk, Duke Energy analyzes the counterparties' financial condition prior to entering into an agreement, establishes credit limits and monitors the appropriateness of these limits on an ongoing basis. As of December 31, 2000, Duke Energy had approximately $400 million in receivables related to energy sales in California. Duke Energy quantified its exposures with regard to those receivables and recorded a provision of $110 million. See the Current Issues, California Issues section of Management's Discussion and Analysis, and Note 14 to the Consolidated Financial Statements for further information regarding credit exposure.

   The change in market value of New York Mercantile Exchange-traded futures and options contracts requires daily cash settlement in margin accounts with brokers. Physical forward contracts and financial derivatives are generally settled at the expiration of the contract term or each delivery period; however, these transactions are also generally subject to margin agreements with the majority of Duke Energy's counterparties.

 Equity Price Risk

   Duke Energy maintains trust funds, as required by the Nuclear Regulatory Commission, to fund certain costs of nuclear decommissioning (see Note 11 to the Consolidated Financial Statements). As of December 31, 2000 and 1999, these funds were invested primarily in domestic and international equity securities, fixed-rate, fixed-income securities and cash and cash equivalents. Management believes that its exposure to fluctuations in equity prices or interest rates will not materially affect consolidated results of operations, cash flows or financial position. See further discussion in the Current Issues, Nuclear Decommissioning Costs section of Management's Discussion and Analysis.

 Foreign Currency Risk

   Duke Energy is exposed to foreign currency risk that arises from investments in international affiliates and businesses owned and operated in foreign countries. To mitigate risks associated with foreign currency fluctuations, when possible, contracts are denominated in or indexed to the U.S. dollar, or investments may be hedged through debt denominated in the foreign currency. Duke Energy also uses foreign currency derivatives, where possible, to manage its risk related to foreign currency fluctuations. To monitor its currency exchange rate risks, Duke Energy uses sensitivity analysis, which measures the impact of a devaluation of the foreign currencies to which it has exposure.

   At December 31, 2000, Duke Energy's primary foreign currency exchange rate exposures were the Brazilian real, the Peruvian nuevo sol, the Australian dollar, the El Salvadoran colon, the Argentine peso, the European euro and the Canadian dollar. Based on a sensitivity analysis as of December 31, 2000, a 10% devaluation in the currency exchange rates in Brazil would reduce Duke Energy's financial position by approximately $91 million and would not significantly affect Duke Energy's consolidated results of operations, cash flows or financial position over the next 12 months. Based on a sensitivity analysis as of December 31, 1999, a 10% devaluation in the Brazilian currency exchange rates would have reduced Duke Energy's financial position by approximately $65 million. The increase in sensitivity to the Brazilian real is primarily due to the increased investment in Paranapanema as a result of Duke Energy's tender offer in 2000. See Note 2 to the Consolidated Financial Statements for further information. Based on these sensitivity analyses, a 10% devaluation in other foreign currencies was insignificant to Duke Energy's consolidated results of operations, cash flows or financial position.

Current Issues

   Electric Competition. Wholesale Competition. The Energy Policy Act of 1992 and the FERC's subsequent rulemaking activities opened the wholesale energy market to competition.

   Open-access transmission for wholesale customers as defined by the FERC's final rules provides energy suppliers, including Duke Energy, with opportunities to sell and deliver capacity and energy at market-based prices. Franchised Electric obtained from the FERC's open-access rule the rights to sell capacity and energy at market-based rates from its own assets, which allows Franchised Electric to purchase, at attractive rates, a portion of its capacity and energy requirements resulting in lower overall costs to customers. Open access also provides Franchised Electric's existing wholesale customers with competitive opportunities to seek other suppliers for their capacity and energy requirements.

   On December 20, 1999 and February 25, 2000, the FERC issued its Order 2000 and Order 2000-A regarding Regional Transmission Organizations (RTOs). In these orders, the FERC stressed the voluntary nature of RTO participation by utilities and set minimum characteristics and functions that must be met by utilities that participate in an RTO, including exclusive and independent authority to propose rates, terms and conditions of transmission service provided over the facilities it operates. The order provides for an open, flexible structure for RTOs to meet the needs of the market and provides for the possibility of incentive ratemaking and other benefits for utilities that participate in an RTO.

   As a result of these rulemakings, on October 16, 2000, Duke Energy and two other investor-owned utilities, Progress Energy and South Carolina Electric & Gas, filed with the FERC to establish GridSouth Transco, LLC (GridSouth), as an RTO. If approved, GridSouth will be a for-profit, independent transmission company, responsible for operating and planning the companies' combined transmission systems. The target date for formation of GridSouth is December 15, 2001. However, the actual date that GridSouth becomes operational will depend upon the resolution of all necessary regulatory approvals and resolving all technical issues. Management believes that the establishment of GridSouth will not have a material adverse effect on Duke Energy's future consolidated results of operations, cash flows or financial position.

   Retail Competition. Currently, Franchised Electric operates as a vertically integrated, investor-owned utility with exclusive rights to supply electricity in a franchised service territory--a 22,000-square-mile service territory in the Carolinas. In its retail business, the NCUC and the PSCSC regulate Franchised Electric's service and rates.

   Electric industry restructuring is being addressed in all 50 states and in the District of Columbia. These restructurings will likely impact all entities owning electric generating assets. The NCUC and the PSCSC are studying the merits of restructuring the electric utility industry in the Carolinas. During 1999, three electric utility restructuring bills were filed in South Carolina's House of Representatives. All three bills addressed competition while allowing utilities to recover stranded costs, and have transition and phase-in periods ranging from five to six years. A task force formed by the South Carolina Senate is also examining issues related to deregulation of the state's electric utility business. Legislators anticipate that legislation is likely to be introduced during 2001. This task force will prepare a report for review, discussion and possible legislative action by the state's Senate Judiciary Committee and General Assembly as a whole.

   In May 1997, North Carolina passed a bill that established a study commission to examine whether competition should be implemented in the state. Members of this commission include legislators, customers, utilities and a member of an environmental group. The study commission unanimously approved a set of recommendations on electric restructuring in April 2000. The commission's report to the legislature containing these recommendations was submitted to the General Assembly in May. The report basically recommended retail deregulation beginning partially in 2005 and fully in 2006. However, recent events in California's power market have led the study commission to evaluate whether, and to what extent, proposed legislation should be introduced in 2001. In general, the commission has expressed interest in ensuring that a viable wholesale electric market is in place prior to opening the state's retail electric market.

   Currently, the electric utility industry is predominantly regulated on a basis designed to recover the cost of providing electric power to customers. If cost-based regulation were to be discontinued in the industry for any reason, including competitive pressure on the cost-based prices of electricity, profits could be reduced and electric utilities might be required to reduce their asset balances to reflect a market basis less than cost. Discontinuance of cost-based regulation would also require affected utilities to write off their associated regulatory assets. Duke Energy's regulatory assets are included in the Consolidated Balance Sheets. The portion of these regulatory assets related to Franchised Electric is approximately $1.2 billion, including primarily purchased capacity costs, deferred debt expense and deferred taxes related to regulatory assets. Duke Energy is recovering substantially all of these regulatory assets through its current wholesale and retail electric rates and may attempt to continue to recover these assets during a transition to competition. In addition, Duke Energy would seek to recover the costs of its electric generating facilities in excess of the market price of power at the time of transition.

   Duke Energy supports a properly managed and orderly transition to competitive generation and retail services in the electric industry. However, transforming the current regulated industry into efficient, competitive generation and retail electric markets is a complex undertaking, which will require a carefully considered transition to a restructured electric industry. The key to effective retail competition is fairness among customers, service providers and investors. Duke Energy intends to continue to work with customers, legislators and regulators to address all the important issues. Management currently cannot predict the impact, if any, of these competitive forces on future consolidated results of operations, cash flows or financial position.

   Natural Gas Competition. Wholesale Competition. On February 9, 2000, the FERC issued Order 637, which sets forth revisions to its regulations governing short-term natural gas transportation services and policies governing the regulation of interstate natural gas pipelines. "Short-term" has been defined as all transactions of less than one year. Among the significant actions taken are the lifting of the price cap for short-term capacity release by pipeline customers for an experimental 2 1/2-year period ending September 1, 2002, and requiring that interstate pipelines file pro forma tariff sheets to (i) provide for nomination equality between capacity release and primary pipeline capacity;
(ii) implement imbalance management services (for which interstate pipelines may charge fees) while at the same time reducing the use of operational flow orders and penalties; and (iii) provide segmentation rights if operationally feasible. Order 637 also narrows the right of first refusal to remove economic biases perceived in the current rule. Order 637 imposes significant new reporting requirements for interstate pipelines that were implemented by Duke Energy during the third quarter of 2000. Additionally, Order 637 permits pipelines to propose peak/off-peak rates and term-differentiated rates, and encourages pipelines to propose experimental capacity auctions. By Order 637-A, issued in February 2000, the FERC generally denied requests for rehearing and several parties, including Duke Energy, have filed appeals in the District of Columbia Court of Appeals seeking court review of various aspects of the Order. During the third quarter of 2000, Duke Energy's interstate pipelines made the required pro forma tariff sheet filings. These filings are currently subject to review and approval by the FERC.

   Management does not believe the effects of these matters will have a material effect on Duke Energy's future consolidated results of operations, cash flows or financial position.

   Retail Competition. Changes in regulation to allow retail competition could affect Duke Energy's natural gas transportation contracts with local natural gas distribution companies. Natural gas retail deregulation is in the very early stages of development and management cannot estimate the effects of this matter on future consolidated results of operations, cash flows or financial position.

   Nuclear Decommissioning Costs. Estimated site-specific nuclear decommissioning costs, including the cost of decommissioning plant components not subject to radioactive contamination, total approximately $1.9 billion stated in 1999 dollars based on decommissioning studies completed in 1999. Duke Energy contributes to an external decommissioning trust fund and maintains an internal reserve to fund these costs.

   The balance of the external fund as of December 31, 2000 and 1999, was $717 million and $703 million, respectively. The balance of the internal reserve as of December 31, 2000 and 1999, was $231 million and $223 million, respectively, and is reflected in the Consolidated Balance Sheets as Accumulated Depreciation and Amortization.

   Both the NCUC and the PSCSC have granted Duke Energy recovery of estimated decommissioning costs through retail rates over the expected remaining service periods of its nuclear plants. Management believes that funding of the decommissioning costs will not have a material adverse effect on consolidated results of operations, cash flows or financial position. See Note 11 to the Consolidated Financial Statements for additional information.

   The external decommissioning trust fund is invested primarily in domestic and international equity securities, fixed-rate, fixed-income securities and cash and cash equivalents. These investments are exposed to price fluctuations in equity markets, and changes in interest rates. Because the accounting for nuclear decommissioning recognizes that costs are recovered through Franchised Electric's rates, fluctuations in equity prices or interest rates do not affect consolidated results of operations, cash flows or financial position.

   Nuclear Re-licensing. In May 2000, the Nuclear Regulatory Commission renewed the operating license for Duke Energy's three Oconee nuclear units through 2033 to 2034. Licenses for Duke Energy's other nuclear units expire between 2021 and 2026 and are also available for renewal.

   Environmental. Duke Energy is subject to international, federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters.

   Manufactured Gas Plants and Superfund Sites. Duke Energy was an operator of manufactured gas plants until the early 1950s and has entered into a cooperative effort with the State of North Carolina and other owners of certain former manufactured gas plant sites to investigate and, where necessary, remediate these contaminated sites. Duke Energy is considered by regulators to be a potentially responsible party and may be subject to future liability at eight federal Superfund sites and three state Superfund sites. While the cost of remediation of these sites may be substantial, Duke Energy will share in any liability associated with remediation of contamination at such sites with other potentially responsible parties. Management believes that resolution of these matters will not have a material adverse effect on consolidated results of operations, cash flows or financial position.

   PCB (Polychlorinated Biphenyl) Assessment and Cleanup Programs. In June 1999, the Environmental Protection Agency (EPA) certified that TETCO, a wholly owned subsidiary of Duke Energy, had completed cleanup of PCB-contaminated sites under conditions stipulated by a U.S. Consent Decree in 1989. TETCO was required to continue groundwater monitoring on a number of sites for two years. This required monitoring was completed as of the end of 2000, pending EPA concurrence. TETCO will be evaluating and discussing with the EPA, appropriate state authorities or both the need for additional remediation or monitoring.

   Under terms of the sales agreement with CMS discussed in Note 2 to the Consolidated Financial Statements, Duke Energy is obligated to complete cleanup of previously identified contamination resulting from the past use of PCB-containing lubricants and other discontinued practices at certain sites on the PEPL and Trunkline systems. Based on Duke Energy's experience to date and costs incurred for cleanup operations, management believes the resolution of matters relating to the environmental issues discussed above will not have a material adverse effect on consolidated results of operations, cash flows or financial position.

   Air Quality Control. The Clean Air Act (CAA) Amendments of 1990 required a two-phase reduction by electric utilities in aggregate annual emissions of sulfur dioxide and nitrogen oxide by 2000. All projects associated with these requirements have been completed and Duke Energy currently meets all requirements of Phase I and Phase II.

   In October 1998, the EPA issued a final rule on regional ozone control that required 22 eastern states and the District of Columbia to revise their State Implementation Plans (SIPs) to significantly reduce emissions of nitrogen oxide by May 1, 2003. The EPA's rule was challenged in court by various states, industry and other interests, including the states of North Carolina and South Carolina, and Duke Energy. In March 2000, the court upheld most aspects of the EPA's rule. The same court subsequently issued a decision that extended the compliance deadline for implementation of emission reductions to May 31, 2004. In January 2000, the EPA finalized another ozone-related rule under Section 126 of the CAA that has virtually identical emission control requirements as its October 1998 action, but with a May 1, 2003 compliance date. The EPA's 2000 rule has been challenged in court. The court is expected to issue its decision during the spring of 2001.

   In response to the EPA's October 1998 rule, both North Carolina and South Carolina are in the process of finalizing the SIP revisions to implement the EPA rule's emission reduction requirements. Additionally, North Carolina has adopted a separate rule that caps nitrogen oxide emissions from coal-fired power plants in the event the EPA's SIP rule is eventually overturned.

   Depending on the resolution of these and related matters, management anticipates that costs to Duke Energy may range from $500 million to $900 million in capital costs for additional emission controls over an estimated time period which continues through 2007. Emission control retrofits of this type are large technical, design and construction projects. These projects will be managed closely to ensure the continuation of reliable electric service to Duke Energy's customers throughout the projects and upon their completion.

   On December 22, 2000, the U.S. Justice Department, acting on behalf of the EPA, filed a complaint against Duke Energy in the U.S. District Court in Greensboro, North Carolina, for alleged violations of the New Source Review
(NSR) provisions of the CAA. The EPA is claiming that 29 projects performed at 25 of Duke Energy's coal-fired units were major modifications as defined in the CAA and that Duke Energy violated the CAA's NSR requirements when it undertook those projects without obtaining permits and installing emission controls for sulfur dioxide, nitrogen oxide and particulate matter. The complaint requests, among other things, that the court enjoin Duke Energy from operating the coal-fired units identified in the complaint, and order Duke Energy to install additional emission controls and pay unspecified civil penalties. This complaint appears to be part of the EPA's NSR enforcement initiative, in which the EPA claims that utilities and others have committed widespread violations of the CAA permitting requirements for the past 25 years. The EPA has sued or issued notices of violation of investigative information requests, to at least 48 other electric utilities and cooperatives.

   The EPA's allegations run counter to previous EPA guidance regarding the applicability of the NSR permitting requirements. Duke Energy, along with other utilities, has routinely undertaken the type of repair, replacement, and maintenance projects that the EPA now claims are illegal. Duke Energy believes that all of its electric generation units are properly permitted and have been properly maintained, and intends to defend itself vigorously against these alleged violations. However, because these matters are in a preliminary stage, management cannot estimate the effects of these matters on Duke Energy's future consolidated results of operations, cash flows or financial position. The CAA authorizes civil penalties of up to $27,500 per day per violation at each generating unit. Civil penalties, if ultimately imposed by the court, and the cost of any required new pollution control equipment, if the court accepts the EPA's contentions, could be substantial.

   Global Climate Change. In 1997, the United Nations held negotiations in Kyoto, Japan to determine how to minimize global warming. The resulting Kyoto Protocol prescribed, among other greenhouse gas emission reduction tactics, carbon dioxide emission reductions from fossil-fueled electric generating facilities in the U.S. and other developed nations, as well as methane emission reductions from natural gas operations. Several subsequent meetings have been held attempting to resolve operational details to clear the way for multinational ratification and implementation without resolution. If the Kyoto Protocol were to be adopted in its current form, it could have far-reaching implications for Duke Energy and the entire energy industry. However, the outcome and timing of these implications are highly uncertain, and Duke Energy cannot estimate the effects on future consolidated results of operations, cash flows or financial position. Duke Energy remains engaged with those developing public policy initiatives and continuously assesses the commercial implications for its markets around the world.

   California Issues. California Litigation. Duke Energy's subsidiaries, DENA and DETM, have been named among 16 defendants in a class action lawsuit (the Gordon lawsuit) filed against companies identified as "generators and traders" of electricity in California markets. DETM also was named as one of numerous defendants in four additional lawsuits, including two class actions (the Hendricks and Pier 23 Restaurant lawsuits), filed against generators, marketers and traders and other unnamed providers of electricity in California markets. These suits were brought either by or on behalf of electricity consumers in the State of California. The Gordon and Hendricks class action suits were filed in the Superior Court of the State of California, San Diego County, in November 2000. The other three suits were filed in January 2001, one in the Superior Court of the State of California, San Diego County, and the other two in the Superior Court of the State of California, County of San Francisco. These suits generally allege that the defendants manipulated the wholesale electricity markets in violation of state laws against unfair and unlawful business practices and state antitrust laws. Plaintiffs in the Gordon suit seek aggregate damages of over $4 billion, and the plaintiffs in the other suits, to the extent damages are specified, allege damages in excess of $1 billion. The lawsuits each seek the disgorgement of alleged unlawfully obtained revenues for sales of electricity and, in three suits, an award of treble damages.

   California Wholesale Electricity Markets. As a result of high prices in the western U.S. wholesale electricity markets in 2000, several state and federal regulatory investigations and complaints have commenced to determine the causes of the prices and potentially to recommend remedial action. The FERC concluded its investigation by issuing on December 15, 2000, an Order Directing Remedies in California Wholesale Electricity Markets. In this conclusion, the FERC found no basis in allegations made by government officials in California that specific electric generators artificially drove up power prices. This conclusion is consistent with similar findings by the Compliance Unit of the California Power Exchange (CalPX) and the Northwest Power Planning Council. That Order is the subject of numerous rehearing requests.

   At the state level, the California Public Utilities Commission, the California Electricity Oversight Board, the California Bureau of State Audits and the California Office of the Attorney General all have separate ongoing investigations into the high prices and their causes. None of those investigations have been completed and no findings have been made in connection with any of them.

   California Utilities Defaults and Other Proceedings. Two California electric utilities recently defaulted on many of their obligations to suppliers and creditors. NAWE supplies electric power to these utilities directly and indirectly through contracts through the California Independent System Operator (CAISO) and the CalPX. NAWE also supplies natural gas to these utilities under direct contracts. With respect to electric power sales through the CAISO and CalPX, Duke Energy quantified its exposures at December 31, 2000 to these utilities and recorded a $110 million provision. As a result of these defaults and certain related government actions, Duke Energy has taken a number of steps, including initiating court actions, to mitigate its exposure.

   While these matters referenced above are in their earliest stages, management does not believe, based on its analysis to date of the factual background and the claims asserted in these matters, that their resolution will have a material adverse effect on Duke Energy's consolidated results of operations, cash flows or financial position.

   Litigation and Contingencies. Exxon Mobil Corporation Arbitration. In December 2000, three subsidiaries of Duke Energy initiated binding arbitration against three subsidiaries of the Exxon Mobil Corporation (collectively, the "Exxon Mobil entities") concerning the parties' joint ownership of DETM and certain related affiliates (collectively, the "Ventures"). At issue is a buy-out right provision in the parties' agreement. The agreements governing the ownership of the Ventures contain provisions giving Duke Energy the right to purchase the Exxon Mobil entities' 40% interest in the Ventures in the event material business disputes arise between the Ventures' owners. Such disputes have arisen, and consequently, Duke Energy exercised its right to buy the Exxon Mobil entities' interest. Duke Energy claims that refusal by the Exxon Mobil entities to honor the exercise is a breach of the buy-out right provision, and seeks specific performance of the provision. Duke Energy also complains of the Exxon Mobil entities' lack of use of, and contributions to, the Ventures.

   In January 2001, the Exxon Mobil entities asserted counterclaims in the arbitration and claims in a separate Texas state court action alleging that Duke Energy breached its obligations to the Ventures and to the Exxon Mobil entities. The Exxon Mobil entities also claim that Duke Energy violated a Guaranty Agreement. While this matter is in its early stages, management believes that the final disposition of this action will not have a material adverse effect on Duke Energy's consolidated results of operations, cash flows or financial position.

   For information concerning litigation and other commitments and contingencies, see Note 14 to the Consolidated Financial Statements.

   New Accounting Standard. In June 1998, Statement of Financial Accounting Standard (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. Duke Energy was required to adopt this standard by January 1, 2001. SFAS No. 133 requires that all derivatives be recognized as either assets or liabilities and measured at fair value, and changes in the fair value of derivatives are reported in current earnings, unless the derivative is designated and effective as a hedge. If the intended use of the derivative is to hedge the exposure to changes in the fair value of an asset, a liability or a firm commitment, then changes in the fair value of the derivative instrument will generally be offset in the income statement by changes in the hedged item's fair value. However, if the intended use of the derivative is to hedge the exposure to variability in expected future cash flows, then changes in the fair value of the derivative instrument will generally be reported in Other Comprehensive Income (OCI). The gains and losses on the derivative instrument that are reported in OCI will be reclassified to earnings in the periods in which earnings are impacted by the hedged item.

   Duke Energy has determined the effect of implementing SFAS No. 133 and recorded a net-of-tax cumulative-effect adjustment of $96 million as a reduction in earnings. The net-of-tax cumulative-effect adjustment reducing OCI and Common Stockholders' Equity is estimated to be $921 million on January 1, 2001.

   Currently, there are ongoing discussions surrounding the implementation and interpretation of SFAS No. 133 by the Financial Accounting Standards Board's Derivatives Implementation Group. Duke Energy implemented SFAS No. 133 based on current rules and guidance in place as of January 1, 2001. However, if the definition of derivative instruments is altered, this may impact Duke Energy's transition adjustment amounts and subsequent reported operating results.

   Forward-Looking Statements. From time to time, Duke Energy's reports, filings and other public announcements may include assumptions, projections, expectations, intentions or beliefs about future events. These statements are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Duke Energy cautions that assumptions, projections, expectations, intentions or beliefs about future events may and often do vary from actual results and the differences between assumptions, projections, expectations, intentions or beliefs and actual results can be material. Accordingly, there can be no assurance that actual results will not differ materially from those expressed or implied by the forward-looking statements. Some of the factors that could cause actual achievements and events to differ materially from those expressed or implied in such forward-looking statements include state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rate structures and affect the speed and degree at which competition enters the electric and natural gas industries; industrial, commercial and residential growth in the service territories of Duke Energy and its subsidiaries; the weather and other natural phenomena; the timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates; changes in environmental and other laws and regulations to which Duke Energy and its subsidiaries are subject or other external factors over which Duke Energy has no control; the results of financing efforts, including Duke Energy's ability to obtain financing on favorable terms, which can be affected by Duke Energy's credit rating and general economic conditions; growth in opportunities for Duke Energy's business units; and the effect of accounting policies issued periodically by accounting standard-setting bodies.

                            Selected Financial Data

                                      2000(a) 1999(b)  1998    1997(c) 1996(c)
                                      ------- ------- -------  ------- -------
                                      (in millions, except per share amounts)
Income Statement
Operating revenues..................  $49,318 $21,766 $17,662  $16,309 $12,302
Operating expenses..................   45,505  19,947  15,177   14,339  10,143
                                      ------- ------- -------  ------- -------
Operating income....................    3,813   1,819   2,485    1,970   2,159
Other income and expenses...........      201     224     162      138     135
                                      ------- ------- -------  ------- -------
Earnings before interest and taxes..    4,014   2,043   2,647    2,108   2,294
Interest expense....................      911     601     514      472     499
Minority interest expense...........      307     142      96       23       6
                                      ------- ------- -------  ------- -------
Earnings before income taxes........    2,796   1,300   2,037    1,613   1,789
Income taxes........................    1,020     453     777      639     698
                                      ------- ------- -------  ------- -------
Income before extraordinary item....    1,776     847   1,260      974   1,091
Extraordinary gain(loss), net of
 tax................................      --      660      (8)     --      (17)
                                      ------- ------- -------  ------- -------
Net income..........................    1,776   1,507   1,252      974   1,074
Dividends on preferred and
 preference stock...................       19      20      21       72      44
                                      ------- ------- -------  ------- -------
Earnings available for common
 stockholders.......................  $ 1,757 $ 1,487 $ 1,231  $   902 $ 1,030
                                      ======= ======= =======  ======= =======
Common Stock Data(d)
Shares of common stock outstanding
  Year-end..........................      739     733     726      720     718
  Weighted average..................      736     729     722      720     722
Earnings per share (before
 extraordinary item)
  Basic.............................  $  2.39 $  1.13 $  1.72  $  1.26 $  1.45
  Diluted...........................     2.38    1.13    1.71     1.25    1.44
Earnings per share
  Basic.............................  $  2.39 $  2.04 $  1.70  $  1.26 $  1.43
  Diluted...........................     2.38    2.03    1.70     1.25    1.42
Dividends per share.................     1.10    1.10    1.10     0.95    0.79
Balance Sheet
Total assets........................  $58,176 $33,409 $26,806  $24,029 $22,366
Long-term debt, less current
 maturities.........................   11,019   8,683   6,272    6,530   5,485

                        Common Stock Data by Quarter(c)

                                          2000                    1999
                                 ----------------------- -----------------------
                                            Stock Price             Stock Price
                                               Range                   Range
                                 Dividends ------------- Dividends -------------
                                 Per Share  High   Low   Per Share  High   Low
                                 --------- ------ ------ --------- ------ ------
First quarter...................  $0.275   $28.94 $23.19  $0.275   $32.34 $27.41
Second quarter..................    0.55    31.25  26.16    0.55    30.59  26.06
Third quarter...................     --     42.88  28.31     --     29.25  26.22
Fourth quarter..................   0.275    44.97  40.22   0.275    28.44  23.53

--------
(a) Financial information reflects a pre-tax $407 million gain on the sale of Duke Energy's investment in BellSouth PCS. The earnings-per-share effect of this gain was $0.34 per share. See Note 2 to the Consolidated Financial Statements for further information.
(b) Financial information reflects a pre-tax $800 million charge for estimated injury and damages claims. The earnings-per-share effect of this charge was $0.67 per share. See Note 14 to the Consolidated Financial Statements for further information.
(c) Financial information reflects accounting for the 1997 merger with PanEnergy Corp as a pooling of interests. As a result, the financial information gives effect to the merger as if it had occurred January 1, 1996.
(d) Restated to reflect the two-for-one common stock split effective January 26, 2001.

                                    BUSINESS

Overview

   We are a Fortune 100 Company that is an integrated energy and energy services provider with the ability to offer physical delivery and management of both electricity and natural gas throughout the United States and abroad. We provide these and other services through our seven business segments:

  .  Franchised Electric

  .  Natural Gas Transmission

  .  Field Services

  .  North American Wholesale Energy

  .  International Energy

  .  Other Energy Services

  .  Duke Ventures

   Through these business segments we utilize our technical expertise, extensive market knowledge, sophisticated risk management skills and our financial strength and flexibility to develop and actively manage a multi-national portfolio of strategic energy assets.

   In 2000, we generated $49.3 billion of revenue, $4.0 billion in earnings before interest and taxes (EBIT) and $1.8 billion of net income. The following chart illustrates the contribution to EBIT by our primary business segments:



                    [PIE CHART: Contribution of 2000 EBIT]


                           Contribution of 2000 EBIT
                                 (In millions)

Natural Gas Transmission           $  534
Franchised Electric                $1,704
Other(2)                           $  168
Field Services                     $  296
North American Wholesale Energy    $  418
International Energy               $  331
Duke Ventures(1)                   $  563

--------
(1) Includes a pre-tax gain of $407 million attributable to the sale by DukeNet of its 20% interest in BellSouth PCS.
(2) Includes Other Energy Services, other operations and minority interests.

Business Segment Overview

 Franchised Electric

   Franchised Electric generates, transmits, distributes and sells electric energy over a service area covering 22,000 square miles with an estimated population of 5.3 million people in central and western portions of North Carolina and the western portion of South Carolina. Franchised Electric supplies electric service directly to approximately 2 million residential, commercial and industrial customers over 66,200 miles of distribution lines and a 12,700-mile transmission system. Three nuclear generating stations with a combined net capacity of 5,409 MW, eight coal-fired stations with a combined capacity of 7,572 MW, 31 hydroelectric stations with a combined capacity of 2,693 MW and six combustion turbine stations with a combined capacity of 2,081 MW comprise our Franchised Electric generation portfolio. In sum, these plants represent a combined net capacity of approximately 17,755 MW. In addition, energy and capacity are supplied through contracts with other generators of electricity and purchased on the open market. The following charts illustrate our sources of electric energy and revenues by customer type in 2000.



         [PIE CHART: Year 2000 Sources of Franchised Electric Energy]


                  2000 Sources of Franchised Electric Energy
                                (Gigawatt-Hours)

Nuclear                             41,072
Oil & Gas                              460
Purchased power                      4,647
Hydro                                  156
Coal                                43,526

                  [PIE CHART: 2000 Franchised Electric Revenues]


                       2000 Franchised Electric Revenues
                                 (In millions)

General Services                   $1,309
Other Energy & Wholesale           $  517
Industrial                         $1,201
Residential                        $1,622


   Our operations are conducted primarily through Duke Power and Nantahala Power and Light. Franchised Electric is subject to the rules and regulations of the North Carolina Utilities Commission, The Public Service Commission of South Carolina and the Federal Energy Regulatory Commission (FERC). Demand for electricity from Franchised Electric's system is seasonal, with the highest output occurring in the summer cooling and winter heating seasons.

   Electric Industry Restructuring. We continue to monitor progress toward a more competitive environment and have actively participated in regulatory reform deliberations in North Carolina and South Carolina. Currently, however, movement toward retail deregulation in these states seems to be slowing as a consequence of recent developments related to deregulation of the electric industry in California.

   Legislation. In May 1997, North Carolina passed a bill that established a study commission to examine whether competition should be implemented in the state. Members of this commission include legislators, customers, utilities and a member of an environmental group. The study commission unanimously approved a set of recommendations on electric restructuring in April 2000. The commission's report to the legislature containing these recommendations was submitted to the General Assembly in May. The report basically recommended retail deregulation beginning partially in 2005 and fully in 2006. However, recent events in California's power market have led the study commission to evaluate whether, and to what extent, proposed legislation should be introduced in 2001. In general, the commission has expressed interest in ensuring that a viable wholesale electric market is in place prior to opening the state's retail electric market.

   A task force formed by the South Carolina Senate is also examining issues related to deregulation of the state's electric utility business. Legislators anticipate that legislation is likely to be introduced during 2001. This task force will prepare a report for review, discussion and possible legislative action by the state's Senate Judiciary Committee and General Assembly as a whole.

   Regional Transmission Organizations. On December 20, 1999 and February 25, 2000, FERC issued its Order 2000 and Order 2000-A regarding Regional Transmission Organizations (RTOs). In these orders, FERC stressed the voluntary nature of RTO participation by utilities and set minimum characteristics and functions that must be met by utilities that participate in an RTO, including exclusive and independent authority to propose rates, terms and conditions of transmission service provided over the facilities the RTO operates. The order provides for an open, flexible structure for RTOs to meet the needs of the market and provides for the possibility of incentive rate making and other benefits for utilities that participate in an RTO.

   As a result of these rulemakings, on October 16, 2000, we and two other investor-owned utilities, Progress Energy and South Carolina Electric & Gas, filed with FERC to establish GridSouth Transco, LLC (GridSouth), as an RTO. If approved, GridSouth will be a for-profit, independent transmission company, responsible for operating and planning the companies' combined transmission systems. The target date for formation of GridSouth is December 15, 2001. However, the actual date that GridSouth becomes operational will depend upon the resolution of all necessary regulatory approvals and all technical issues.

 Natural Gas Transmission

   Natural Gas Transmission provides interstate transportation and storage of natural gas for customers through 12,000 miles of pipeline connecting the Gulf Coast, mid-continent and Canadian natural gas supplies to markets in the rapidly growing northeastern and southeastern regions. Natural Gas Transmission's pipeline operations consist of Texas Eastern Transmission Corporation, Algonquin Gas Transmission Company and East Tennessee Natural Gas Company. Last year these pipelines transported 1,717 TBtu, representing approximately 25% of eastern U.S. natural gas consumption. Additionally, Duke Energy owns 37.5% of Maritimes & Northeast pipeline, which is the first pipeline to transport natural gas from offshore Nova Scotia to the Maritimes Provinces of Canada and New England. Consistent with our growth strategy, Duke Energy and The Williams Companies, Inc. announced the closing on February 1, 2001 of their joint purchase of Coastal Corporation's Gulfstream Natural Gas System L.L.C. The planned 744-mile Gulfstream gas pipeline will originate near Mobile, Alabama, and cross the Gulf of Mexico to Manatee County, Florida.

   Additionally, through Market Hub Partners, a wholly owned subsidiary, we own natural gas salt cavern facilities in Texas and Louisiana with a total storage capacity of 23 billion cubic feet. The interstate natural gas transmission and storage operations are subject to the rules and regulations of FERC.

   A majority of the delivered volumes of Natural Gas Transmission's interstate pipelines represents gas transported under long-term firm service agreements with local distribution company (LDC) customers in the pipelines' market areas. Firm transportation services are also provided under contract to gas marketers, producers, other pipelines, electric power generators and a variety of end-users. In addition, the pipelines provide both firm and interruptible transportation to customers on a short-term or seasonal basis. Demand for gas transmission of Natural Gas Transmission's interstate pipeline systems is seasonal, with the highest throughput occurring during the winter heating season.

   Duke Energy's interstate pipeline subsidiaries compete with other interstate and intrastate pipeline companies in the transportation and storage of natural gas. The principal elements of competition among pipelines are rates, terms of service, and flexibility and reliability of service.

   Natural gas competes with other forms of energy available to Duke Energy's customers and end-users, including electricity, coal and fuel oils. The primary competitive factor is price. Changes in the availability or price of natural gas and other forms of energy, the level of business activity, conservation, legislation and governmental regulations, the capability to convert to alternative fuels, and other factors, including weather, affect the demand for natural gas in the areas served by Duke Energy.

 Field Services

   Field Services gathers, processes, transports, markets and stores natural gas and produces, transports, markets and stores natural gas liquids (NGLs). Its operations are conducted primarily through Duke Energy Field Services, LLC
(DEFS), a limited liability company that is approximately 30% owned by Phillips Petroleum. DEFS has become one of the nation's largest natural gas gatherers, the largest NGLs producer and one of the largest NGLs marketers. We currently own and operate approximately 57,000 miles of natural gas gathering systems, 68 natural gas processing plants in the United States and Canada and one high-deliverability natural gas storage facility.

   Field Services gathers raw natural gas from production wellheads through gathering pipelines in western Canada and 11 contiguous states that serve major gas-producing regions in the Rocky Mountains, Permian Basin, East Texas-Austin Chalk-North Louisiana, Mid-Continent and onshore and offshore Gulf Coast areas. Our geographically diverse operations have a critical mass that allows us to take advantage of opportunities in strategically located areas. Natural gas processing operations involve the extraction of NGLs into their individual components (ethane, propane, butane and natural gasoline). Field Services sells NGLs to a variety of customers ranging from large, multi-national petrochemical and refining companies to small, family-owned retail propane distributors. DEFS currently gathers and transports approximately 7.9 billion cubic feet of raw natural gas, produces approximately 415,000 barrels of NGLs and markets and trades approximately 500,000 barrels of NGLs each day.

   Field Services competes with major integrated oil companies, major interstate pipelines, national and local natural gas gatherers, brokers, marketers and distributors for natural gas supplies, in gathering and processing natural gas and in marketing and transporting natural gas and NGLs. Competition for natural gas supplies is based primarily on the efficiency and reliability of operations, the availability of transportation to high-demand markets and the ability to obtain a satisfactory price for the producer's natural gas. Competition for customers is based primarily upon reliability and price of delivered natural gas and NGLs.

North American Wholesale Energy

   North American Wholesale Energy's activities include:

  . asset development, operation, management and divestiture, primarily through Duke Energy North America, LLC (DENA);

  . commodity sales and services related to natural gas and electricity, primarily through Duke Energy Trading and Marketing, LLC (DETM), a limited liability company that is approximately 40% owned by Exxon Mobil Corporation; and

  . development of new business lines in the evolving energy commodity markets through Duke Energy Merchants.

   DENA is an integrated energy business that develops, owns and manages a portfolio of merchant generation facilities. To capture the greatest value, DENA, through its portfolio management strategy, seeks opportunities to invest in markets which have capacity needs and to divest assets when significant value can be realized. We are able to more efficiently build and manage power projects by combining our project development, commercial and risk management expertise with the technical and operational skills of other Duke Energy business units. The DENA portfolio includes:

                                                                       Ownership
              Name                 MW        Fuel          Location    Interest
--------------------------------- ----- --------------- -------------- ---------
Moss Landing..................... 1,478 Natural gas           CA          100%
Morro Bay........................ 1,002 Natural gas           CA          100
South Bay........................   700 Natural gas           CA          100
Madison..........................   640 Natural gas           OH           50
Vermillion.......................   640 Natural gas           IN           50
Maine Independence...............   520 Natural gas           ME          100
Bridgeport.......................   480 Natural gas           CT           67
American Ref-Fuel................   286 Waste-to-energy CT, MA, NJ, NY     37
St. Francis......................   247 Natural gas           MO           50
Oakland..........................   165 Oil                   CA          100
Fort Drum........................    50 Coal                  NY           10
                                  -----
Total............................ 6,208

   DENA has approximately 7,300 MW under construction in various high-growth markets, which are slated for completion to meet summer peak demand: 3,200 MW in 2001 and 4,100 MW in 2002. In addition to our facilities in operation or under construction, we have approximately 13,500 MW in advanced development scheduled to begin operation between 2002 and 2004. DENA also supplies competitively priced energy, integrated logistics and asset optimization services as well as risk management products to wholesale energy customers. Integration with trading and marketing operations provides seamless management of operations and trading optimization of Duke Energy's merchant generation facilities.

   DENA's generation portfolio experiences substantial competition from existing utility companies as well as other merchant electric generation companies in the United States.

   DETM markets natural gas, electricity and other energy-related products to electric power generators, municipalities, large industrial end-users, investor-owned utilities and energy marketing companies across North America. DETM is the second-ranked gas marketer and the third-ranked power marketer in the United States.

   DETM has a portfolio of short-term and long-term sales agreements with customers, the vast majority of which incorporate market-sensitive pricing terms. Long-term gas purchase agreements with producers, principally entered into in connection with on-system supplies, also generally include market-sensitive pricing provisions. Purchases and sales of off-system gas and electricity supplies are normally made under short-term contracts. Purchase and sales commitments involving significant price and location risk are generally hedged with offsetting commitments and commodity futures, swaps and options.

   Duke Energy Merchants provides energy, financial and asset management services to producers, transporters and users of global energy commodities and derivative products in the major focus regions of the Gulf of Mexico shelf, onshore Gulf Coast region and Canada. This also includes certain other trading activities and limited hydrocarbon exploration and production activities that are wholly owned by Duke Energy.

   We are able to enhance our returns on our physical assets by creating a working environment that enables the more efficient flow of information between our trading and marketing business and our merchant businesses that own and operate the physical assets. These enhanced returns are achieved through the timely communication of information regarding dispatch and maintenance of generation plants, commodity positions for gas and electricity, forward pricing curves and other market knowledge.

   Our trading and marketing businesses compete with major integrated oil companies, major interstate pipelines and their marketing affiliates, electric utilities, brokers, marketers and distributors for natural gas supplies and in marketing natural gas, electricity and other energy commodities. Competition in the energy marketing business is driven by the price of commodities and services delivered, along with the quality and reliability of services provided.

 International Energy

   International Energy conducts its operations through Duke Energy International, LLC (DEI). Through our combination of electric power and natural gas capabilities, we have the commercial expertise, technical skills and financial strength to take advantage of opportunities in today's rapidly changing international markets. DEI's activities are focused on building regional energy businesses that include development, operation, management and divestiture of natural gas and electric power facilities and energy trading and marketing of natural gas and electricity. We continue to focus on regional markets in Latin America and Asia Pacific for further expansion, where deregulation, privatization and liberalization are opening energy markets to competition. We are evaluating opportunities to implement these same strategies in Europe.

   Latin America is one of the fastest-growing energy markets in the world today. Market liberalization and privatization are leading to increased investments in infrastructure and the emergence of competitive energy markets throughout Latin America. DEI targets growth opportunities in natural gas transmission, greenfield generation and privatization of generation. We currently own and operate energy facilities in six countries: Argentina, Bolivia, Brazil, Ecuador, El Salvador and Peru. With 26 facilities representing approximately 4,800 MW of generation in operation or under construction, we are actively building a trading and marketing business to optimize our energy asset positions and pursuing opportunities to open energy markets to further competition.

   Converging worldwide energy markets are creating investment opportunities in Australia and other parts of the Asia Pacific region. Since entering Australia in 1998, we have provided our customers the integrated energy services needed to meet the demands of newly competitive wholesale energy markets. We have five facilities, totaling 824 MW of generation in operation or under construction and approximately 1,700 miles of natural gas pipelines.

   In 2000 DEI established itself in Europe as an energy trading and marketing company with the purchase of an independent gas marketing company in the Netherlands. We intend to build upon this initial platform through other commodity-trading opportunities and offer additional energy and risk management services to meet the changing needs of energy customers throughout Europe. We continue to evaluate opportunities to buy or develop energy asset positions to enhance our trading and marketing portfolio.

   Competitors in these markets are other multi-national energy companies and local private and public utilities.

 Other Energy Services

   Other Energy Services is a combination of businesses that provide engineering, consulting, construction and integrated energy solutions worldwide, primarily through Duke/Fluor Daniel, Duke Engineering & Services, Inc. and DukeSolutions, Inc.

   Duke/Fluor Daniel, operating through several entities, provides full service siting, permitting, licensing, engineering, procurement, construction, start-up, operating and maintenance services for fossil-fired plants, both domestically and internationally. Subsidiaries of Duke Energy and Fluor Corporation each own 50% of Duke/Fluor Daniel.

   Duke Engineering & Services specializes in energy and environmental projects worldwide and provides comprehensive engineering, construction, management and operations services for all phases of power generation, transmission and distribution projects.

   DukeSolutions provides energy consulting services to large end users of energy offering strategic solutions to reduce costs when customers buy energy, convert it into a usable form, use it to manufacture products and dispose of any waste.

   Other Energy Services experiences substantial competition from utilities and independent companies in the United States and abroad.

 Duke Ventures

   Duke Ventures is comprised of other diverse businesses, primarily operating through Crescent Resources, DukeNet Communications, and Duke Capital Partners. Crescent Resources develops high-quality commercial, residential and multi-family real estate projects and manages land holdings primarily in the southeastern United States. DukeNet Communications is the telecommunications arm of Duke Energy. It provides fiber optic networks for industrial, commercial and residential customers and, in the future, enabling networks for energy services applications. It owns and operates a 700-mile fiber optic communications network centered in the Carolinas that is interconnected with a 15,500-mile fiber optic communications network, through affiliate agreements with third parties, that stretches from Maine to Texas. Duke Capital Partners, a merchant finance company, provides financing, investment banking and asset management services to wholesale and commercial energy markets.

                                   MANAGEMENT

   The following table provides information regarding our executive officers.

Name                     Age Position
----                     --- --------
Richard B. Priory.......  54 Chairman, President and Chief Executive Officer
William A. Coley........  57 Group President, Duke Power
Fred J. Fowler..........  55 Group President, Energy Transmission
Harvey J. Padewer.......  53 Group President, Energy Services
Richard W. Blackburn....  58 Executive Vice President, General Counsel and Secretary
Robert P. Brace.........  50 Executive Vice President and Chief Financial Officer
Richard J. Osborne......  50 Executive Vice President and Chief Risk Officer
Ruth G. Shaw............  53 Executive Vice President and Chief Administrative Officer
Michael S. Tuckman......  56 Executive Vice President, Nuclear Generation, Duke Power
David L. Hauser.........  49 Senior Vice President and Treasurer
Sandra P. Meyer.........  46 Senior Vice President and Corporate Controller

   Richard B. Priory, Chairman, President and Chief Executive Officer. Mr. Priory was President and Chief Operating Officer from 1994 to 1997 when he was elected to his present position.

   William A. Coley, Group President, Duke Power. Mr. Coley served as President of Duke Energy's Associated Enterprises Group from 1994 to 1997 when he was named to his present position.

   Fred J. Fowler, Group President, Energy Transmission. Before assuming his present position in 1997, Mr. Fowler had been Group Vice President of PanEnergy Corp since 1996.

   Harvey J. Padewer, Group President, Energy Services. Prior to joining Duke Energy in 1999, Mr. Padewer served as Senior Vice President and General Manager of Utilicorp Energy Group from 1995 through 1998.

   Richard W. Blackburn, Executive Vice President, General Counsel and Secretary. Before being named to his present position in 1997, Mr. Blackburn was President and Group Executive of NYNEX Corporation's Worldwide Communications and Media Group from 1995 to 1997.

   Robert P. Brace, Executive Vice President and Chief Financial Officer. Mr. Brace joined Duke Energy in 2000. He had served as group finance director of British Telecommunications plc from 1993 until that time.

   Richard J. Osborne, Executive Vice President and Chief Risk Officer. Mr. Osborne served as Executive Vice President and Chief Financial Officer from 1997 to 2000 before being named to his present position.

   Ruth G. Shaw, Executive Vice President and Chief Administrative Officer. Ms. Shaw was Senior Vice President, Corporate Resources, from 1994 to 1997 when she was elected to her present position.

   Michael S. Tuckman, Executive Vice President, Nuclear Generation, Duke Power. Mr. Tuckman assumed his present position in 1997. He had been Senior Vice President, Nuclear Generation, Duke Power, since 1993.

   David L. Hauser, Senior Vice President and Treasurer. Mr. Hauser held various positions, including Controller, at Duke Power before being named Senior Vice President, Global Asset Development, in 1997 and to his current position in 1998.

   Sandra P. Meyer, Senior Vice President and Controller. Ms. Meyer assumed her present position in 1999. She had served as Vice President, Duke Power Planning and Finance, since 1997.

                        DESCRIPTION OF THE EQUITY UNITS

   We will issue the Equity Units under the purchase contract agreement between us and the purchase contract agent. The Equity Units initially will consist of 31,000,000 units referred to as Corporate Units with a stated amount per Corporate Unit equal to $25.

   Each Corporate Unit will consist of a unit comprising:

     (1) a purchase contract under which

      . the holder will purchase from us not later than May 18, 2004, for the stated amount, a number of newly issued shares of our common stock equal to the settlement rate described below under "Description of the Purchase Contracts--Purchase of Common Stock," and

      . we will pay the holder contract adjustment payments at the rate of 2.38% of the stated amount per year and

     (2) either

      . a Duke Capital senior note having a principal amount equal to the stated amount, or

      . following a successful remarketing of the Duke Capital senior notes on the third business day immediately preceding February 18, 2004 or the occurrence of a tax event redemption prior to May 18, 2004, the appropriate applicable ownership interest in a portfolio of zero-coupon U.S. Treasury securities, which we refer to as the Treasury portfolio.

   "Applicable ownership interest" means, with respect to a Corporate Unit and the U.S. Treasury securities in the Treasury portfolio,

     (1) a 1/40, or 2.5%, undivided beneficial ownership interest in a $1,000 principal or interest amount of a principal or interest strip in a U.S. Treasury security included in the Treasury portfolio that matures on or prior to May 17, 2004, and

     (2) for the scheduled interest payment date on the Duke Capital senior notes that occurs on May 18, 2004, in the case of a successful remarketing of the Duke Capital senior notes, or for each scheduled interest payment date on the Duke Capital senior notes that occurs after the tax event redemption date and on or before May 18, 2004, in the case of a tax event redemption, a .0367% undivided beneficial ownership interest in a $1,000 principal or interest amount of a principal or interest strip in a U.S. Treasury security included in the Treasury portfolio that matures on or prior to that interest payment date.

   The purchase price of each Equity Unit will be allocated between the related purchase contract and the related Duke Capital senior note in proportion to their respective fair market values at the time of issuance. We expect that, at the time of issuance, the fair market value of each Duke Capital senior note will be $25 and the fair market value of each purchase contract will be $0.0. This position generally will be binding on each beneficial owner of each Corporate Unit but not on the IRS.

   As long as an Equity Unit is in the form of a Corporate Unit, the Duke Capital senior note or the appropriate applicable ownership interest in the Treasury portfolio, as applicable, forming a part of the Corporate Unit will be pledged to the collateral agent to secure the holder's obligation to purchase common stock under the related purchase contract.

Creating Treasury Units

   Unless the Treasury portfolio has replaced the Duke Capital senior notes as a component of the Corporate Units as the result of a successful remarketing of the Duke Capital senior notes or a tax event redemption, each holder of Corporate Units will have the right, at any time on or prior to the fifth business day immediately preceding May 18, 2004, to substitute for the related Duke Capital senior notes zero-coupon Treasury securities (CUSIP No. 912820BJ5) maturing on May 17, 2004, which we refer to as Treasury securities, in a total principal amount at maturity equal to the aggregate principal amount of the Duke Capital senior notes for which substitution is being made. This substitution will create Treasury Units, and the applicable Duke Capital senior notes will be released to the holder.

   Each Treasury Unit will consist of a unit with a stated amount of $25 comprising:

     (1) a purchase contract under which

      . the holder will purchase from us not later than May 18, 2004, for the stated amount, a number of newly issued shares of our common stock equal to the settlement rate, and

      . we will pay the holder contract adjustment payments at the rate of 2.38% of the stated amount per year and

     (2) a 2.5% undivided beneficial ownership interest in a Treasury security with a principal amount of $1,000.

   Because Treasury securities are issued in multiples of $1,000, holders of Corporate Units may make this substitution only in integral multiples of 40 Corporate Units. However, if the Treasury portfolio has replaced the Duke Capital senior notes as a component of the Corporate Units as the result of a successful remarketing of the Duke Capital senior notes or a tax event redemption, holders of Corporate Units may make substitutions only in multiples of 79,046 Corporate Units, at any time on or prior to the second business day immediately preceding May 18, 2004. Holders would also obtain the release of the appropriate applicable ownership interest in the Treasury portfolio rather than a release of the applicable Duke Capital senior notes.

   To create 40 Treasury Units, the Corporate Unit holder will:

  . deposit with the collateral agent a Treasury security with the specified
    CUSIP number and maturing on May 17, 2004 that has a principal amount at maturity of $1,000, and

  . transfer 40 Corporate Units to the purchase contract agent accompanied by a notice stating that the holder has deposited a Treasury security with the collateral agent and requesting the release to the holder of the 40 Duke Capital senior notes relating to the 40 Corporate Units.

   Upon the deposit and receipt of an instruction from the purchase contract agent, the collateral agent will release the related 40 Duke Capital senior notes from the pledge under the pledge agreement, free and clear of our security interest, to the purchase contract agent. The purchase contract agent then will

  . cancel the 40 Corporate Units,

  . transfer the 40 related Duke Capital senior notes to the holder, and

  . deliver 40 Treasury Units to the holder.

   The Treasury security will be substituted for the Duke Capital senior notes and will be pledged to the collateral agent to secure the holder's obligation to purchase common stock under the related purchase contracts. The related Duke Capital senior notes released to the holder thereafter will trade separately from the resulting Treasury Units.

Recreating Corporate Units

   Unless the Treasury portfolio has replaced the Duke Capital senior notes as a component of the Corporate Units as the result of a successful remarketing of the Duke Capital senior notes or a tax event redemption, each holder of Treasury Units will have the right, at any time on or prior to the fifth business day immediately preceding May 18, 2004, to substitute for the related Treasury securities held by the collateral agent Duke

Capital senior notes in an aggregate principal amount equal to the aggregate amount payable at stated maturity of the Treasury securities. This substitution would create Corporate Units, and the applicable Treasury securities would be released to the holder.

   Because Treasury securities are issued in integral multiples of $1,000, holders of Treasury Units may make this substitution only in integral multiples of 40 Treasury Units. If the Treasury portfolio has replaced the Duke Capital senior notes as a component of the Corporate Units as the result of a successful remarketing of the Duke Capital senior notes or a tax event redemption, holders of the Treasury Units may make this substitution at any time on or prior to the second business day immediately preceding May 18, 2004, but using the appropriate applicable ownership interest in the Treasury portfolio instead of Duke Capital senior notes and only in integral multiples of 79,046 Treasury Units.

   To create 40 Corporate Units, the Treasury Unit holder will:

  . deposit with the collateral agent 40 Duke Capital senior notes, which Duke Capital senior notes must be purchased in the open market at the holder's expense, and

  . transfer 40 Treasury Unit certificates to the purchase contract agent accompanied by a notice stating that the Treasury Unit holder has deposited 40 Duke Capital senior notes with the collateral agent and requesting that the purchase contract agent instruct the collateral agent to release the Treasury security relating to the Treasury Units.

   Upon the deposit and receipt of an instruction from the purchase contract agent, the collateral agent will release the related Treasury securities from the pledge under the pledge agreement, free and clear of our security interest, to the purchase contract agent. The purchase contract agent will then

  . cancel the 40 Treasury Units,

  . transfer the related Treasury security to the holder of Treasury Units, and

  . deliver 40 Corporate Units to the holder of Treasury Units.

   The substituted Duke Capital senior notes or the applicable ownership interest in the Treasury portfolio will be pledged with the collateral agent to secure the Corporate Unit holder's obligation to purchase common stock under the related purchase contracts.

   Holders that elect to substitute pledged securities, thereby creating Treasury Units or recreating Corporate Units, will be responsible for any fees or expenses payable in connection with the substitution.

Current Payments

   Holders of Corporate Units are entitled to receive aggregate cash distributions at a rate of 8.25% of the stated amount per year from and after the original issue date payable quarterly in arrears. The quarterly payments on the Corporate Units will consist of cash distributions on the related Duke Capital senior notes or the Treasury portfolio, as applicable, payable at the rate of 5.87% of the stated amount per year, and quarterly contract adjustment payments payable by us at the rate of 2.38% of the stated amount per year, subject to our right to defer the payment of such contract adjustment amounts. In addition, if the Duke Capital senior notes are subject to the contingent payment rules, which Duke Capital believes they should, OID will accrue on the related Duke Capital senior notes.

   Holders who create Treasury Units will be entitled to receive quarterly contract adjustment payments payable by us at the rate of 2.38% of the stated amount per year, subject to our right to defer the payment of such contract adjustment amounts. In addition, OID will accrue on the related Treasury securities.

   The obligations of Duke Capital with respect to the Duke Capital senior notes will be senior and unsecured and will rank on an equal basis in right of payment with all of its other senior unsecured obligations. Our obligations with respect to the contract adjustment payments will be subordinate in right of payment to our senior indebtedness. "Senior indebtedness" with respect to the contract adjustment payments means indebtedness of any kind unless the instrument under which such indebtedness is incurred expressly provides that it is on a parity in right of payment with or subordinate in right of payment to the contract adjustment payments.

Voting and Certain Other Rights

   Holders of purchase contracts forming part of the Corporate Units or Treasury Units, in their capacities as such holders, will have no voting or other rights in respect of the common stock.

Listing of the Securities

   The Corporate Units have been approved for listing on the NYSE under the symbol "DKE." Unless and until substitution has been made as described in "-- Creating Treasury Units" or "--Recreating Corporate Units," neither the Duke Capital senior note or Treasury portfolio component of a Corporate Unit nor the Treasury security component of a Treasury Unit will trade separately from Corporate Units or Treasury Units. The Duke Capital senior note or Treasury portfolio component will trade as a unit with the purchase contract component of the Corporate Units, and the Treasury security component will trade as a unit with the purchase contract component of the Treasury Units. If Treasury Units or Duke Capital senior notes are separately traded to a sufficient extent that the applicable exchange listing requirements are met, we will endeavor to cause the Treasury Units or Duke Capital senior notes to be listed on the exchange on which the Corporate Units are then listed, including, if applicable, the NYSE.

Miscellaneous

   We or our affiliates may from time to time purchase any of the securities offered by this prospectus supplement which are then outstanding by tender, in the open market or by private agreement.

                     DESCRIPTION OF THE PURCHASE CONTRACTS

Purchase of Common Stock

   Each purchase contract underlying an Equity Unit will obligate the holder of the purchase contract to purchase, and us to sell, on May 18, 2004, for an amount in cash equal to the stated amount of the Equity Unit, a number of newly issued shares of common stock equal to the "settlement rate." The settlement rate will be calculated, subject to adjustment under the circumstances described in "--Anti-Dilution Adjustments," as follows:

  . If the applicable market value is equal to or greater than the threshold appreciation price of $47.56, which is approximately 22% above the reference price of $38.98, the settlement rate will be .5257, which is equal to the stated amount divided by the threshold appreciation price. Accordingly, if, between the date of this prospectus supplement and the period during which the applicable market value is measured, the market price for the common stock increases to an amount that is higher than the threshold appreciation price, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract will be higher than the stated amount, assuming that the market value is the same as the applicable market value of the common stock. If the market price is the same as the threshold appreciation price, the aggregate market value of the shares will be equal to the stated amount, assuming that the market value is the same as the applicable market value of the common stock;

  . If the applicable market value is less than the threshold appreciation price but greater than the reference price, the settlement rate will be equal to the stated amount divided by the applicable market value. Accordingly, if the market price for the common stock increases between the date of this prospectus supplement and the period during which the applicable market value is measured, but the market price is less than the threshold appreciation price, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract will be equal to the stated amount, assuming that the market value is the same as the applicable market value of the common stock; and

  . If the applicable market value is less than or equal to the reference price, the settlement rate will be .6414, which is equal to the stated amount divided by the reference price. Accordingly, if the market price for the common stock decreases between the date of this prospectus supplement and the period during which the applicable market value is measured, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract will be less than the stated amount, assuming that the market value is the same as the applicable market value of the common stock. If the market price stays the same, the aggregate market value of the shares will be equal to the stated amount, assuming that the market value is the same as the applicable market value of the common stock.

   "Applicable market value" means the average of the closing price per share of common stock on each of the twenty consecutive trading days ending on the third trading day immediately preceding May 18, 2004.

   "Closing price" of the common stock on any date of determination means the closing sale price (or, if no closing price is reported, the last reported sale price) of the common stock on the NYSE on that date or, if the common stock is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States securities exchange on which the common stock is so listed. If the common stock is not so listed on a United States national or regional securities exchange, the closing price means the last closing sale price of the common stock as reported by the Nasdaq National Market, or, if the common stock is not so reported, the last quoted bid price for the common stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization. If the bid price is not available, the closing price means the market value of the common stock on the date of determination as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

   A "trading day" means a day on which the common stock

  . is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business, and

  . has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the common stock.

   We will not issue any fractional shares of common stock pursuant to the purchase contracts. In lieu of fractional shares otherwise issuable (calculated on an aggregate basis) in respect of purchase contracts being settled by a holder of Corporate Units or Treasury Units, the holder will be entitled to receive an amount of cash equal to the fraction of a share times the applicable market value.

   On the business day immediately preceding May 18, 2004, unless:

  . a holder of Corporate Units or Treasury Units has settled the related purchase contracts prior to May 18, 2004 through the early delivery of cash to the purchase contract agent in the manner described under "-- Early Settlement,"

  . a holder of Corporate Units that include Duke Capital senior notes has settled the related purchase contracts with separate cash on the business day immediately preceding May 18, 2004 pursuant to prior notice given in the manner described under "--Notice to Settle with Cash,"

  . a holder of Corporate Units has had the Duke Capital senior notes related to the holder's purchase contracts remarketed on the third business day immediately preceding May 18, 2004 in the manner described herein, or

  . an event described under "--Termination" has occurred,

   then

  . in the case of Corporate Units, unless the Treasury portfolio has replaced the Duke Capital senior notes as a component of the Corporate Units as the result of a successful remarketing of the Duke Capital senior notes or a tax event redemption, we will exercise our rights as a secured party to dispose of the Duke Capital senior notes in accordance with applicable law, and

  . in the case of Treasury Units or, in the event that the Treasury portfolio has replaced the Duke Capital senior notes as a component of the Corporate Units as the result of a successful remarketing of the Duke Capital senior notes or a tax event redemption, in the case of Corporate Units, the principal amount of the related Treasury securities, or the appropriate applicable ownership interest of the Treasury portfolio, as applicable, when paid at maturity, will automatically be applied to satisfy in full the holder's obligation to purchase common stock under the related purchase contracts.

   The common stock will then be issued and delivered to the holder or the holder's designee, upon presentation and surrender of the certificate evidencing the Equity Units and payment by the holder of any transfer or similar taxes payable in connection with the issuance of the common stock to any person other than the holder.

   Each holder of Corporate Units or Treasury Units, by acceptance of these securities, will be deemed to have:

  . irrevocably agreed to be bound by the terms and provisions of the related purchase contracts and the pledge agreement and to have agreed to perform its obligations thereunder for so long as the holder remains a holder of the Equity Units, and

  . duly appointed the purchase contract agent as the holder's attorney-in-fact to enter into and perform the related purchase contracts and pledge agreement on behalf of and in the name of the holder.

   In addition, each beneficial owner of Corporate Units or Treasury Units, by acceptance of the interest, will be deemed to have agreed to treat

  . itself as the owner of the related Duke Capital senior notes, the appropriate applicable ownership interest of the Treasury portfolio or the Treasury securities, as the case may be, and

  . the Duke Capital senior notes as indebtedness for all United States federal income tax purposes.

Remarketing

   Pursuant to the remarketing agreement and subject to the terms of the supplemental remarketing agreement among the remarketing agent, the purchase contract agent, Duke Capital and us, unless a tax event redemption has occurred, the Duke Capital senior notes of Corporate Unit holders will be remarketed on the third business day immediately preceding February 18, 2004.

   The remarketing agent will use its reasonable efforts to remarket these Duke Capital senior notes at an aggregate price of approximately 100.5% of the Treasury portfolio price described below. The portion of the proceeds from the remarketing equal to the Treasury portfolio purchase price will be applied to purchase a Treasury portfolio consisting of

  . zero-coupon interest or principal strips of U.S. Treasury securities that mature on or prior to May 17, 2004 in an aggregate amount equal to the principal amount of the Duke Capital senior notes included in Corporate Units, and

  . zero-coupon interest or principal strips of U.S. Treasury securities that mature on or prior to May 17, 2004 in an aggregate amount equal to the aggregate interest payment that would be due on that date on the principal amount of the Duke Capital senior notes included in Corporate Units if the interest rate on the Duke Capital senior notes were not reset as described in "Description of the 5.87% Senior Notes due 2006-- Market Rate Reset" in the accompanying prospectus supplement of Duke Capital.

The Treasury portfolio will be substituted for the Duke Capital senior notes and will be pledged to the collateral agent to secure the Corporate Unit holders' obligation to purchase our common stock under the purchase contracts.

   In addition, the remarketing agent may deduct, as a remarketing fee, an amount not exceeding 25 basis points (.25%) of the Treasury portfolio purchase price from any amount of the proceeds in excess of the Treasury portfolio purchase price. The remarketing agent will then remit any remaining portion of the proceeds to the purchase contract agent for prompt payment to the holders. Corporate Unit holders whose Duke Capital senior notes are remarketed will not otherwise be responsible for the payment of any remarketing fee in connection with the remarketing.

   As used in this context, "Treasury portfolio purchase price" means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding February 18, 2004 for the purchase of the Treasury portfolio described above for settlement on February 18, 2004.

   "Quotation agent" means Morgan Stanley & Co. Incorporated or its successor or any other primary U.S. government securities dealer in New York City selected by us.

   If (1) despite using its reasonable efforts, the remarketing agent cannot remarket the related Duke Capital senior notes, other than to us, at a price equal to or greater than 100% of the Treasury portfolio purchase price, or (2) the remarketing has not occurred because a condition precedent to the remarketing has not been fulfilled, in each case resulting in a failed remarketing, the Duke Capital senior notes will continue to be a component of Corporate Units, and another remarketing may be attempted as described below.

   If the remarketing of the Duke Capital senior notes on the third business day preceding February 18, 2004 has resulted in a failed remarketing, and unless a tax event redemption has occurred, the Duke Capital senior notes of Corporate Unit holders who have failed to notify the purchase contract agent on or prior to the fifth business day immediately preceding May 18, 2004 of their intention to settle the related purchase contracts with separate cash will be remarketed on the third business day immediately preceding May 18, 2004.

   The remarketing agent will then use its reasonable efforts to remarket these Duke Capital senior notes at a price of approximately 100.5% of the aggregate principal amount. The portion of the proceeds from this remarketing equal to the aggregate principal amount of the Duke Capital senior notes will be automatically applied to satisfy in full the Corporate Unit holders' obligations to purchase common stock.

   In addition, the remarketing agent may deduct, as a remarketing fee, an amount not exceeding 25 basis points (.25%) of the aggregate principal amount of the remarketed Duke Capital senior notes from any amount of the proceeds in excess of the aggregate principal amount of the remarketed Duke Capital senior notes. The remarketing agent will then remit any remaining portion of the proceeds for the benefit of the holders. Corporate Unit holders whose Duke Capital senior notes are remarketed will not otherwise be responsible for the payment of any remarketing fee in connection with the remarketing.

   If (1) despite using its reasonable efforts, the remarketing agent cannot remarket the related Duke Capital senior notes, other than to Duke Energy, at a price equal to or greater than 100% of the aggregate principal amount of the Duke Capital senior notes, or (2) the remarketing has not occurred because a condition precedent to the remarketing has not been fulfilled, in each case resulting in a failed remarketing, we will exercise our rights as a secured party to dispose of the Duke Capital senior notes in accordance with applicable law and such disposition will be deemed to satisfy in full each holder's obligation to purchase common stock under the related purchase contracts.

   We will cause a notice of any failed remarketing to be published on the second business day immediately preceding February 18, 2004 or May 18, 2004, as applicable, by publication in a daily newspaper in the English language of general circulation in the City of New York, which is expected to be The Wall Street Journal. In addition, we and Duke Capital will request, not later than seven nor more than fifteen calendar days prior to a remarketing date, that the depositary notify its participants holding Duke Capital senior notes, Corporate Units and Treasury Units of the remarketing, including, in the case of a second failed remarketing, the procedures that must be followed if a Duke Capital senior note holder wishes to exercise its right to put its Duke Capital senior note to us as described in this prospectus supplement. If required, we will endeavor to ensure that a registration statement with regard to the full amount of the Duke Capital senior notes to be remarketed will be effective in a form that will enable the remarketing agent to rely on it in connection with the remarketing process. It is currently anticipated that Morgan Stanley & Co. Incorporated will be the remarketing agent.

Early Settlement

   A holder of Corporate Units may settle the related purchase contracts at any time on or prior to the fifth business day immediately preceding May 18, 2004 by presenting and surrendering the related Equity Unit certificate at the offices of the purchase contract agent with the form of "Election to Settle Early" on the reverse side of such certificate completed and executed as indicated, accompanied by payment to us in immediately available funds of an amount equal to

  . the stated amount times the number of purchase contracts being settled, plus

  . if the delivery is made with respect to any purchase contract during the period from the close of business on any record date next preceding any payment date to the opening of business on such payment date, an amount equal to the contract adjustment payments payable on the payment date with respect to the purchase contract; provided that no payment is required if we have elected to defer the contract adjustment payments which would otherwise be payable on the payment date.

   Holders of Corporate Units may settle early only in integral multiples of 40 Corporate Units. If the Treasury portfolio has replaced the Duke Capital senior notes as a component of Corporate Units as a result of a successful remarketing of the Duke Capital senior notes or a tax event redemption, holders of the Corporate Units may settle early only in integral multiples of 79,046 Corporate Units at any time on or prior to the second business day immediately preceding May 18, 2004.

   A holder of Treasury Units may settle the related purchase contracts at any time on or prior to the second business day immediately preceding May 18, 2004 by presenting and surrendering the related Equity Unit certificate at the offices of the purchase contract agent with the form of "Election to Settle Early" on the reverse side of such certificate completed and executed as indicated, accompanied by payment in immediately available funds of an amount equal to

  . the stated amount times the number of purchase contracts being settled, plus

  . if the delivery is made with respect to any purchase contract during the period from the close of business on any record date next preceding any payment date to the opening of business on such payment date, an amount equal to the contract adjustment payments payable on the payment date with respect to the purchase contract; provided that no payment is required if we have elected to defer the contract adjustment payments which would otherwise be payable on the payment date.

   Holders of Treasury Units may settle early only in integral multiples of 40 Treasury Units.

   So long as the Equity Units are evidenced by one or more global security certificates deposited with the depositary, procedures for early settlement will also be governed by standing arrangements between the depositary and the purchase contract agent.

   Upon early settlement of the purchase contracts related to any Corporate Units or Treasury Units:

  . the holder will receive .5257 newly issued shares of common stock per Corporate Unit or Treasury Unit, subject to adjustment under the circumstances described under "--Anti-Dilution Adjustments," accompanied by this prospectus supplement, as amended or stickered,

  . the Duke Capital senior notes, the appropriate applicable ownership interest in the Treasury portfolio or the Treasury securities, as the case may be, related to the Corporate Units or Treasury Units will be transferred to the holder free and clear of our security interest,

  . the holder's right to receive any deferred contract adjustment payments on the purchase contracts being settled will be forfeited,

  . the holder's right to receive future contract adjustment payments will terminate, and

  . no adjustment will be made to or for the holder on account of any deferred contract adjustment payments or any amounts accrued in respect of contract adjustment payments.

   If the purchase contract agent receives an Equity Unit certificate, accompanied by the completed "Election to Settle Early" and required immediately available funds, from a holder of Equity Units by 5:00 p.m., New York City time, on a business day, that day will be considered the settlement date. If the purchase contract agent receives the above after 5:00 p.m., New York City time, on a business day or at any time on a day that is not a business day, the next business day will be considered the settlement date.

   Upon early settlement of purchase contracts in the manner described above, presentation and surrender of the Equity Unit certificate evidencing the related Corporate Units or Treasury Units and payment of any transfer or similar taxes payable by the holder in connection with the issuance of the related common stock to any person other than the holder of the Corporate Units or Treasury Units, we will cause the shares of common stock being purchased to be issued, and the related Duke Capital senior notes, the appropriate applicable ownership interest in the Treasury portfolio or the Treasury securities, as the case may be, securing the purchase contracts to be released from the pledge under the pledge agreement described in "--Pledged Securities and Pledge Agreement" and transferred, within three business days following the settlement date, to the purchasing holder or the holder's designee.

Notice to Settle with Cash

   Unless the Treasury portfolio has replaced the Duke Capital senior notes as a component of Corporate Units as a result of a successful remarketing of the Duke Capital senior notes or a tax event redemption, a holder of Corporate Units may settle the related purchase contract with separate cash on the business day immediately preceding May 18, 2004. A holder of a Corporate Unit wishing to settle the related purchase contract with separate cash must notify the purchase contract agent by presenting and surrendering the Corporate Unit certificate evidencing the Corporate Unit at the offices of the purchase contract agent with the form of "Notice to Settle by Separate Cash" on the reverse side of the certificate completed and executed as indicated on or prior to 5:00 p.m., New York City time, on the fifth business day immediately preceding May 18, 2004. If a holder that has given notice of its intention to settle the related purchase contract with separate cash fails to deliver the cash to the collateral agent on the business day immediately preceding May 18, 2004, we will exercise our right as a secured party to dispose of, in accordance with applicable law, the related Duke Capital senior note, and such disposition will be deemed to satisfy in full the holder's obligation to purchase common stock under the related purchase contracts.

Contract Adjustment Payments

   Contract adjustment payments in respect of Corporate Units and Treasury Units will be fixed at a rate per year of 2.38% of the stated amount per purchase contract. Contract adjustment payments payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. Contract adjustment payments will accrue from March 19, 2001 and will be payable quarterly in arrears on February 18, May 18, August 18 and November 18 of each year, commencing May 18, 2001.

   Contract adjustment payments will be payable to the holders of purchase contracts as they appear on the books and records of the purchase contract agent on the relevant record dates, which will be on the first day of the month in which the relevant payment date falls. These distributions will be paid through the purchase contract agent, who will hold amounts received in respect of the contract adjustment payments for the benefit of the holders of the purchase contracts relating to the Equity Units. Subject to any applicable laws and regulations, each such payment will be made as described under "--Book-Entry System."

   If any date on which contract adjustment payments are to be made on the purchase contracts related to the Equity Units is not a business day, then payment of the contract adjustment payments payable on that date will be made on the next succeeding day which is a business day, and no interest or payment will be paid in respect of the delay. However, if that business day is in the next succeeding calendar year, that payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on that payment date. A business day means any day other than a Saturday, Sunday or any other day on which banking institutions and trust companies in the City of New York are permitted or required by any applicable law to close.

   Our obligations with respect to contract adjustment payments will be subordinated and junior in right of payment to our obligations under any of our senior indebtedness.

Option to Defer Contract Adjustment Payments

   We may, at our option and upon prior written notice to the holders of the Equity Units and the purchase contract agent, defer the payment of contract adjustment payments on the related purchase contracts forming a part of the Equity Units until no later than May 18, 2004. However, deferred contract adjustment payments will bear additional contract adjustment payments at the rate of 8.25% per year (compounding on each succeeding payment date) until paid. If the purchase contracts are terminated (upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us), the right to receive contract adjustment payments and deferred contract adjustment payments will also terminate.

   In the event that we elect to defer the payment of contract adjustment payments on the purchase contracts until May 18, 2004, each holder of Equity Units will receive on May 18, 2004 in respect of the deferred contract adjustment payments, in lieu of a cash payment, a number of shares of common stock equal to (a) the aggregate amount of deferred contract adjustment payments payable to the holder divided by (b) the applicable market value.

   We will not issue any fractional shares of common stock with respect to the payment of deferred contract adjustment payments on May 18, 2004. In lieu of fractional shares otherwise issuable with respect to such payment of deferred contract adjustment payments, the holder will be entitled to receive an amount in cash equal to the fraction of a share times the applicable market value described under "--Purchase of Common Stock."

   In the event we exercise our option to defer the payment of contract adjustment payments, then until the deferred contract adjustment payments have been paid, we will not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of our capital stock other than

  . purchases, redemptions or acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers or directors or a stock purchase or dividend reinvestment plan, or the satisfaction by us of our obligations pursuant to any contract or security outstanding on the date of such event,

  . as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of the capital stock,

  . the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged,

  . dividends or distributions in our capital stock (or rights to acquire capital stock), or repurchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or securities convertible into or exchangeable for shares of our capital stock),

  . redemptions, exchanges or repurchases of any rights outstanding under a shareholder rights plan or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future, or

  . mandatory sinking fund payments with respect to any series of our preferred stock or preferred stock A; provided that the aggregate stated value of all such series outstanding at the time of any such payment does not exceed 5% of the aggregate of (1) the total principal amount of all bonds or other securities representing secured indebtedness issued or assumed by us and then outstanding and (2) our capital and surplus to be stated on our books of account after giving effect to such payment; provided, however, that any moneys deposited into any sinking fund and not in violation of this provision may thereafter be applied to the purchase or redemption of such preferred stock or preferred stock A in accordance with the terms of such sinking fund without regard to the foregoing restrictions.

Anti-Dilution Adjustments

   The formula for determining the settlement rate will be subject to adjustment, without duplication, upon the occurrence of certain events, including:

     (a) the payment of dividends and distributions of common stock on common stock;

     (b) the issuance to all holders of common stock of rights, warrants or options (other than pursuant to any dividend reinvestment or share purchase plans) entitling them, for a period of up to 45 days, to subscribe for or purchase common stock at less than the current market price thereof;

     (c) subdivisions, splits and combinations of common stock;

     (d) distributions to all holders of common stock of evidences of our indebtedness, shares of capital stock, securities, cash or property (excluding any dividend or distribution covered by clause (a) or (b) above and any dividend or distribution paid exclusively in cash);

     (e) distributions (other than regular quarterly cash distributions) consisting exclusively of cash to all holders of common stock in an aggregate amount that, together with (1) other all-cash distributions (other than regular quarterly cash distributions) made within the preceding 12 months and (2) any cash and the fair market value, as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer (other than consideration payable in respect of any odd-lot tender offer) by us or any of our subsidiaries for common stock concluded within the preceding 12 months, exceeds 15% of our aggregate market capitalization (aggregate market capitalization being the product of the current market price of common stock multiplied by the number of shares of common stock then outstanding) on the date of the distribution; and

     (f) the successful completion of a tender or exchange offer made by us or any of our subsidiaries for common stock which involves an aggregate consideration that, together with (1) any cash and the fair market value of other consideration payable in respect of any tender or exchange offer (other than consideration payable in respect of any odd-lot tender offer) by us or any of our subsidiaries for the common stock concluded within the preceding 12 months and (2) the aggregate amount of any all-cash distributions (other than regular quarterly cash distributions) to all holders of common stock within the preceding 12 months, exceeds 15% of our aggregate market capitalization on the expiration of the tender or exchange offer.

   The "current market price" per share of common stock on any day means the average of the daily closing prices for the five consecutive trading days selected by us commencing not more than 30 trading days before, and ending not later than, the earlier of the day in question and the day before the "ex date" with respect to the issuance or distribution requiring the computation. For purposes of this paragraph, the term "ex date," when used with respect to any issuance or distribution, will mean the first date on which the common stock trades regular way on the applicable exchange or in the applicable market without the right to receive the issuance or distribution.

   In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions pursuant to which the common stock is converted into the right to receive other securities, cash or property, each purchase contract then outstanding would, without the consent of the holders of the related Corporate Units or Treasury Units, as the case may be, become a contract to purchase only the kind and amount of other securities, cash and property receivable upon such reorganization event (except as otherwise specifically provided, without any interest thereon and without any right to dividends or distributions thereon which have a record date that is prior to the purchase contract settlement date) which would have been received by the holder of the related Corporate Unit or Treasury Unit immediately prior to the date of consummation of such transaction if such holder had then settled such purchase contract.

   If at any time we make a distribution of property to our stockholders which would be taxable to the stockholders as a dividend for United States federal income tax purposes (i.e., distributions out of our current or accumulated earnings and profits or distributions of evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for capital stock) and, pursuant to the settlement rate adjustment provisions of the purchase contract agreement, the settlement rate is increased, this increase may give rise to a taxable dividend to holders of Equity Units.

   In addition, we may make increases in the settlement rate as our board of directors deems advisable to avoid or diminish any income tax to holders of our capital stock resulting from any dividend or distribution of capital stock (or rights to acquire capital stock) or from any event treated as such for income tax purposes or for any other reasons.

   Adjustments to the settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate will be required unless the adjustment would require an increase or decrease of at least one percent in the settlement rate. However, any adjustments which are not required to be made because they would have required an increase or decrease of less than one percent will be carried forward and taken into account in any subsequent adjustment.

   We will be required, within ten business days following the adjustment to the settlement rate, to provide written notice to the purchase contract agent of the occurrence of the adjustment and a statement in reasonable detail setting forth the method by which the adjustment to the settlement rate was determined and setting forth the revised settlement rate.

   Each adjustment to the settlement rate will result in a corresponding adjustment to the number of shares of common stock issuable upon early settlement of a purchase contract.

Termination

   The purchase contracts, and our rights and obligations and the rights and obligations of the holders of the Equity Units under the purchase contracts, including the right and obligation to purchase common stock and the right to receive accrued contract adjustment payments or deferred contract adjustment payments, will immediately and automatically terminate upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to Duke Energy. Upon any termination, the collateral agent will release the related Duke Capital senior notes, the appropriate applicable ownership interest of the Treasury portfolio or the Treasury securities, as the case may be, held by it to the purchase contract agent for distribution to the holders, subject, in the case of the Treasury portfolio or the Treasury securities, to the purchase contract agent's disposition of the subject securities for cash, and the payment of this cash to the holders, to the extent that the holders would otherwise have been entitled to receive less than $1,000 principal amount or interest, as the case may be, at maturity of any such security. Upon any termination, however, the release and distribution may be subject to a delay. In the event that we become the subject of a case under the U.S. Bankruptcy Code, the delay may occur as a result of the automatic stay under the Bankruptcy Code and continue until the automatic stay has been lifted. We expect any such delay to be limited.

Pledged Securities and Pledge Agreement

   Pledged securities will be pledged to the collateral agent, for our benefit, pursuant to the pledge agreement to secure the obligations of holders of Equity Units to purchase common stock under the related purchase contracts. The rights of holders of Equity Units to the related pledged securities will be subject to our security interest created by the pledge agreement.

   No holder of Corporate Units or Treasury Units will be permitted to withdraw the pledged securities related to the Corporate Units or Treasury Units from the pledge arrangement except

  . to substitute Treasury securities for the related Duke Capital senior notes or the appropriate applicable ownership interest of the Treasury portfolio, as the case may be, as provided for under "Description of the Equity Units--Creating Treasury Units,"

  . to substitute Duke Capital senior notes or the appropriate applicable ownership interest of the Treasury portfolio, as the case may be, for the related Treasury securities, as provided for under "Description of the Equity Units--Recreating Corporate Units," or

  . upon the termination or early settlement of the related purchase contracts.

   Subject to the security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of Corporate Units, unless the Treasury portfolio has replaced the Duke Capital senior notes as a component of Corporate Units as a result of a successful remarketing of the Duke Capital senior notes or a tax event redemption, will be entitled through the purchase contract agent and the collateral agent to all of the proportional rights of the related Duke Capital senior notes, including voting and redemption rights. Each holder of Treasury Units and each holder of Corporate Units, if the Treasury portfolio has replaced the Duke Capital senior notes as a component of Corporate Units as a result of a successful remarketing of the Duke Capital senior notes or a tax event redemption, will retain beneficial ownership of the related Treasury securities or the appropriate applicable ownership interest of the Treasury portfolio, as applicable, pledged in respect of the related purchase contracts. We will have no interest in the pledged securities other than our security interest.

   Except as described in "Certain Provisions of the Purchase Contract Agreement and the Pledge Agreement--General," the collateral agent will, upon receipt, if any, of payments on the pledged securities, distribute the payments to the purchase contract agent, which will in turn distribute those payments, together with contract adjustment payments received from us, to the persons in whose names the related Corporate Units or Treasury Units are registered at the close of business on the record date immediately preceding the date of payment.

Book-Entry System

   The Depository Trust Company, which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the Equity Units. The Equity Units will be issued only as fully registered securities registered in the name of Cede & Co., the depositary's nominee. One or more fully registered global security certificates, representing the total aggregate number of Equity Units, will be issued and will be deposited with the depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

   The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Equity Units so long as the Equity Units are represented by global security certificates.

   The depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the depositary's system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

   Although the depositary has agreed to the foregoing procedures in order to facilitate transfer of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

   In the event that

  . the depositary notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice,

  . the depositary at any time ceases to be a clearing agency registered under the Securities Exchange Act when the depositary is required to be so registered to act as the depositary and no successor depositary has been appointed within 90 days after we learn that the depositary has ceased to be so registered, or

  . we, in our sole discretion, determine that the global security certificates shall be so exchangeable,

certificates for the Equity Units will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global Equity Unit that is exchangeable pursuant to the preceding sentence will be exchangeable for Equity Unit certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

   As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all Equity Units represented by these certificates for all purposes under the Equity Units and the purchase contract agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates

  . will not be entitled to have such global security certificates or the Equity Units represented by these certificates registered in their names,

  . will not receive or be entitled to receive physical delivery of Equity
    Unit certificates in exchange for beneficial interests in global security certificates, and

  . will not be considered to be owners or holders of the global security certificates or any Equity Units represented by these certificates for any purpose under the Equity Units or the purchase contract agreement.

   All payments on the Equity Units represented by the global security certificates and all transfers and deliveries of related Duke Capital senior notes, Treasury portfolio, Treasury securities and common stock will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

   Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants' interests, or any participant, with respect to interests of persons held by the participant on their behalf. Procedures for settlement of purchase contracts on May 18, 2004 or upon early settlement will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. None of Duke Energy, Duke Capital, the purchase contract agent or any agent of Duke Energy, Duke Capital or the purchase contract agent will have any responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to these beneficial ownership interests.

   The information in this section concerning the depositary and its book-entry system has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy this information.

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                  CERTAIN PROVISIONS OF THE PURCHASE CONTRACT
                       AGREEMENT AND THE PLEDGE AGREEMENT

General

   Distributions on the Equity Units will be payable, purchase contracts (and documents relating to the Equity Units and purchase contracts) will be settled, and transfers of the Equity Units will be registrable at the office of the purchase contract agent in the Borough of Manhattan, The City of New York. In addition, if the Equity Units do not remain in book-entry form, payment of distributions on the Equity Units may be made, at our option, by check mailed to the address of the person entitled to payment as shown on the security register or by a wire transfer to the account designated by such person by a prior written notice.

   Shares of common stock will be delivered on May 18, 2004 (or earlier upon early settlement), or, if the purchase contracts have terminated, the related pledged securities will be delivered potentially after a delay as a result of the imposition of the automatic stay under the Bankruptcy Code (see "Description of the Purchase Contracts--Termination"), in each case upon presentation and surrender of the Equity Unit certificate at the office of the purchase contract agent.

   If a holder of outstanding Corporate Units or Treasury Units fails to present and surrender the Equity Unit certificate evidencing the Corporate Units or Treasury Units to the purchase contract agent on May 18, 2004, the shares of common stock issuable in settlement of the related purchase contract and in payment of any deferred contract adjustment payments will be registered in the name of the purchase contract agent. The shares, together with any distributions, will be held by the purchase contract agent as agent for the benefit of the holder until the Equity Unit certificate is presented and surrendered or the holder provides satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

   If the purchase contracts have terminated prior to May 18, 2004, the related pledged securities have been transferred to the purchase contract agent for distribution to the holders, and a holder fails to present and surrender the Equity Unit certificate evidencing the holder's Corporate Units or Treasury Units to the purchase contract agent, the related pledged securities delivered to the purchase contract agent and payments on the pledged securities will be held by the purchase contract agent as agent for the benefit of the holder until the Equity Unit certificate is presented or the holder provides the evidence and indemnity described above.

   The purchase contract agent will have no obligation to invest or to pay interest on any amounts held by the purchase contract agent pending distribution, as described above.

   No service charge will be made for any registration of transfer or exchange of the Equity Units, except for any tax or other governmental charge that may be imposed in connection with a transfer or exchange.

Modification

   With certain exceptions contained in the purchase contract agreement and the pledge agreement for modifications that are not adverse to holders, the purchase contract agreement and the pledge agreement will contain provisions permitting us and the purchase contract agent or collateral agent, as the case may be, with the consent of the holders of not less than a majority of the purchase contracts at the time outstanding, to modify the terms of the purchase contracts, the purchase contract agreement and the pledge agreement. However, no such modification may, without the consent of the holder of each outstanding purchase contract affected by the modification,

  . change any payment date,

  . change the amount or type of pledged securities related to the purchase contract, impair the right of the holder of any pledged securities to receive distributions on the pledged securities or otherwise adversely affect the holder's rights in or to the pledged securities,

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  . change the place or currency of payment or reduce any contract adjustment payments or deferred contract adjustment payments,

  . impair the right to institute suit for the enforcement of the purchase contract, any contract adjustment payments or any deferred contract adjustment payments,

  . reduce the number of shares of common stock purchasable under the purchase contract, increase the price to purchase common stock upon settlement of the purchase contract, change the purchase contract settlement date or the right to early settlement or otherwise adversely affect the holder's rights under the purchase contract or

  . reduce the above-stated percentage of outstanding purchase contracts the consent of the holders of which is required for the modification or amendment of the provisions of the purchase contracts, the purchase contract agreement or the pledge agreement.

If any amendment or proposal referred to above would adversely affect only the Corporate Units or the Treasury Units, then only the affected class of holders will be entitled to vote on the amendment or proposal, and the amendment or proposal will not be effective except with the consent of the holders of not less than a majority of the affected class or of all of the holders of the affected classes, as applicable.

No Consent to Assumption

   Each holder of Corporate Units or Treasury Units, by acceptance of these securities, will under the terms of the purchase contract agreement and the Corporate Units or Treasury Units, as applicable, be deemed expressly to have withheld any consent to the assumption (i.e., affirmance) of the related purchase contracts by us or our trustee if we become the subject of a case under the Bankruptcy Code.

Consolidation, Merger, Sale or Conveyance

   We will covenant in the purchase contract agreement that we will not merge with and into, consolidate with or convert into any other entity or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any person or entity, unless (1) the successor entity is an entity organized and existing under the laws of the United States of America or a U.S. state or the District of Columbia and that entity expressly assumes our obligations under the purchase contracts, the purchase contract agreement, the pledge agreement and the remarketing agreement and (2) the successor entity is not, immediately after the merger, consolidation, conversion, sale, assignment, transfer, lease or conveyance, in default of its payment obligations under the purchase contracts, the purchase contract agreement, the pledge agreement and the remarketing agreement or in material default in the performance of any other covenants under these agreements.

Title

   We, the purchase contract agent and the collateral agent may treat the registered owner of any Equity Units as the absolute owner of the Equity Units for the purpose of making payment and settling the related purchase contracts and for all other purposes.

Replacement of Equity Unit Certificates

   In the event that physical certificates have been issued, any mutilated Equity Unit certificate will be replaced by us at the expense of the holder upon surrender of the certificate to the purchase contract agent. Equity Unit certificates that become destroyed, lost or stolen will be replaced by us at the expense of the holder upon delivery to us and the purchase contract agent of evidence of their destruction, loss or theft satisfactory to us and the purchase contract agent. In the case of a destroyed, lost or stolen Equity Unit certificate, an indemnity satisfactory to the purchase contract agent and us may be required at the expense of the holder of the Equity Units evidenced by the certificate before a replacement will be issued.

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   Notwithstanding the foregoing, we will not be obligated to issue any
Corporate Unit or Treasury Unit certificates on or after the business day immediately preceding May 18, 2004 (or after early settlement) or after the purchase contracts have terminated. The purchase contract agreement will provide that, in lieu of the delivery of a replacement Equity Unit certificate following May 18, 2004, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver the common stock issuable pursuant to the purchase contracts included in the Corporate Units or Treasury Units evidenced by the certificate, or, if the purchase contracts have terminated prior to May 18, 2004, transfer the pledged securities included in the Corporate Units or Treasury Units evidenced by the certificate.

Governing Law

   The purchase contract agreement, the pledge agreement and the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Purchase Contract Agent

   The Chase Manhattan Bank will be the purchase contract agent. The purchase contract agent will act as the agent for the holders of Corporate Units and Treasury Units from time to time. The purchase contract agreement will not obligate the purchase contract agent to exercise any discretionary actions in connection with a default under the terms of the Corporate Units and Treasury Units or the purchase contract agreement.

   The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor.

   The Chase Manhattan Bank maintains commercial banking relationships with us.

Information Concerning the Collateral Agent

   Bank One Trust Company, N.A. will be the collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the Corporate Units or Treasury Units except for the obligations owed by a pledgee of property to the owner of the property under the pledge agreement and applicable law.

   The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement will contain provisions under which the collateral agent may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor.

   Bank One Trust Company, N.A. maintains commercial banking relationships with us.

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                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

   The following is a summary of certain of the material United States federal income tax consequences of the purchase, ownership and disposition of the Equity Units, Duke Capital senior notes and common stock acquired under a purchase contract. Unless otherwise stated, this summary deals only with Equity Units, Duke Capital senior notes and common stock held as capital assets (generally, assets held for investment) by holders that are U.S. persons (defined below) that purchase Equity Units upon original issuance. The tax treatment of a holder may vary depending on such holder's particular situation. This summary does not address all of the tax consequences that may be relevant to holders that may be subject to special tax treatment such as, for example, insurance companies, broker dealers, tax-exempt organizations, or foreign taxpayers. In addition, this summary does not address any aspects of state, local, or foreign tax laws. This summary is based on the United States federal income tax laws, regulations, rulings and decisions in effect as of the date hereof, which are subject to change or differing interpretations, possibly on a retroactive basis. Each investor should consult its tax advisor as to the particular tax consequences of purchasing, owning, and disposing of the Equity Units or Duke Capital senior notes or Duke Energy common stock, including the application and effect of United States federal, state, local and foreign tax laws.

   No statutory, administrative or judicial authority directly addresses the treatment of Equity Units or instruments similar to Equity Units for United States federal income tax purposes. As a result, no assurance can be given that the IRS will agree with the tax consequences described herein.

   For purposes of this summary, the term "U.S. person" means (1) a person who is a citizen or resident of the United States, (2) a corporation or partnership created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate the income of which is subject to United States federal income taxation, regardless of its source, or
(4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or (b) such trust has in effect a valid election to be treated as a domestic trust for United States federal income tax purposes.

Equity Units

   Allocation of Purchase Price. A holder's acquisition of an Equity Unit will be treated as an acquisition of a unit consisting of two components--the Duke Capital senior note and the purchase contract constituting such Equity Unit. The purchase price of each Equity Unit will be allocated between the two components in proportion to their respective fair market values at the time of purchase. Such allocation will establish the holder's initial tax basis in the Duke Capital senior note and the purchase contract. Duke Capital will report the fair market value of each Duke Capital senior note as $25 and Duke Energy will report the fair market value of each purchase contract as $0.0. This position will be binding upon each holder (but not on the IRS) unless such holder explicitly discloses a contrary position on a statement attached to such holder's timely filed United States federal income tax return for the taxable year in which an Equity Unit is acquired. Thus, absent such disclosure, a holder should allocate the purchase price for an Equity Unit in accordance with the foregoing. The remainder of this discussion assumes that this allocation of purchase price will be respected for United States federal income tax purposes.

   Ownership of Duke Capital Senior Notes or Treasury Securities. A holder will be treated as owning the Duke Capital senior notes or Treasury securities constituting a part of the Corporate Units or Treasury Units, respectively, for United States federal income tax purposes. Duke Energy and, by acquiring Equity Units, each holder, agree to treat such holder as the owner, for United States federal income tax purposes, of the Duke Capital senior notes or Treasury securities constituting a part of the Equity Units beneficially owned by such holder, and the remainder of this summary assumes such treatment. The United States federal income tax consequences of owning the Duke Capital senior notes or Treasury securities are discussed below (see "Duke

Capital Senior Notes," "Treasury Securities" and "Remarketing and Tax Event Redemption of Duke Capital Senior Notes").

   Sales, Exchanges or Other Taxable Dispositions of Equity Units. Upon a sale, exchange or other taxable disposition (collectively, a "disposition") of an Equity Unit, a holder will be treated as having sold, exchanged or disposed of the purchase contract and the Duke Capital senior notes, the Treasury portfolio or the Treasury securities, that constitute such Equity Unit and generally will recognize gain or loss equal to the difference between the portion of the proceeds to such holder allocable to the purchase contract and the Duke Capital senior notes, the Treasury portfolio or Treasury securities, as the case may be, and such holder's respective adjusted tax basis in the purchase contract and the Duke Capital senior notes, the Treasury portfolio or Treasury securities, except to the extent that such holder is treated as receiving an amount with respect to accrued but unpaid interest on the Treasury portfolio or Treasury securities, which amount will be treated as ordinary interest income, or to the extent such holder is treated as receiving an amount with respect to accrued contract adjustment payments or deferred contract adjustment payments, which may be treated as ordinary income, in each case to the extent not previously included in income. In the case of the purchase contract, the Treasury portfolio and Treasury securities, such gain or loss will generally be capital gain or loss, and such gain or loss generally will be long-term capital gain or loss if the holder held such Equity Units for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. The rules governing the determination of the character of gain or loss on the disposition of the Duke Capital senior notes are summarized under "Duke Capital Senior Notes--Sales, Exchanges or Other Taxable Dispositions of Duke Capital Senior Notes." If the disposition of an Equity Unit occurs when the purchase contract has negative value, the holder should be considered to have received additional consideration for the Duke Capital senior notes, Treasury portfolio or Treasury securities, as the case may be, in an amount equal to such negative value and to have paid such amount to be released from the holder's obligation under the purchase contract. Because, as discussed below, any gain on the disposition of Duke Capital senior notes prior to the purchase contract settlement date generally will be treated as ordinary interest income for United States federal income tax purposes, the ability to offset such interest income with a loss on the purchase contract may be limited. Holders should consult their tax advisors regarding a disposition of an Equity Unit at a time when the purchase contract has negative value.

   In determining gain or loss, payments to a holder of contract adjustment payments or deferred contract adjustment payments that have not previously been included in the income of such holder should either reduce such holder's adjusted tax basis in the purchase contract or result in an increase in the amount realized on the disposition of the purchase contract. Any contract adjustment payments or deferred contract adjustment payments included in a holder's income but not paid should increase such holder's adjusted tax basis in the purchase contract (see "Purchase Contracts--Contract Adjustment Payments and Deferred Contract Adjustment Payments" below).

Duke Capital Senior Notes

   Classification of the Duke Capital Senior Notes. In connection with the issuance of the Duke Capital senior notes, Gibson, Dunn & Crutcher LLP will deliver an opinion that, under current law, and based on certain representations, facts and assumptions set forth in such opinion, the Duke Capital senior notes will be classified as indebtedness for United States federal income tax purposes. Duke Capital and, by acquiring Corporate Units, each holder, agree to treat the Duke Capital senior notes as indebtedness of Duke Capital for all United States federal income tax purposes.

   Original Issue Discount. Because of the manner in which the interest rate on the Duke Capital senior notes is reset, the Duke Capital senior notes should be classified as contingent payment debt instruments subject to the "noncontingent bond method" for accruing original issue discount, as set forth in the applicable Treasury Regulations. Duke Capital intends to treat the Duke Capital senior notes as such, and the remainder of this discussion assumes that the Duke Capital senior notes will be so treated for United States federal income tax purposes. As discussed more fully below, the effects of applying such method will be (1) to require each holder, regardless of its usual method of tax accounting, to use an accrual method with respect to the Duke Capital senior notes, (2) for all accrual periods until February 18, 2004, and possibly for accrual periods thereafter, to require each holder to accrue interest income in excess of interest payments actually received and (3) generally to result in ordinary, rather than capital, treatment of any gain or loss on the sale, exchange or other disposition of the Duke Capital senior notes. See "-- Sales, Exchanges or Other Taxable Dispositions of Duke Capital Senior Notes."

   A holder of Duke Capital senior notes will accrue original issue discount on a constant yield to maturity basis based on the "comparable yield" of the Duke Capital senior notes. The comparable yield of the Duke Capital senior notes will generally be the rate at which Duke Capital would issue a fixed rate debt instrument with terms and conditions similar to the Duke Capital senior notes (which rate may exceed the current interest payments on the Duke Capital senior notes). Duke Capital has determined that the comparable yield is 6.10% and the projected payments for the Duke Capital senior notes per $25 of principal amount are $.24 on May 18, 2001, $.37 for each subsequent quarter ending on or prior to February 18, 2004 and $.41 for each quarter ending after February 18, 2004. Duke Capital has also determined that the projected payment for the Duke Capital senior notes, per $25 of principal amount, at the maturity date is $25.41 (which includes the stated principal amount of the Duke Capital senior notes as well as the final projected interest payment).

   If after February 18, 2004 the remaining amounts of principal and interest payable on the Duke Capital senior notes differ from the payments set forth on the foregoing projected payment schedule, negative or positive adjustments reflecting such difference should generally be taken into account by a holder as adjustments to interest income in a reasonable manner over the period to which they relate. Duke Capital expects to account for any such difference with respect to a period as an adjustment for that period.

   Holders are generally bound by the comparable yield and projected payment schedule provided by Duke Capital unless either is unreasonable. A holder that uses its own comparable yield and projected payment schedule must explicitly disclose this fact and the reason that it has used its own comparable yield and projected payment schedule. In general, this disclosure must be made on a statement attached to the timely filed United States federal income tax return of the holder for the taxable year that includes the date of its acquisition of the Duke Capital senior note.

   The foregoing comparable yield and projected payment schedule is supplied solely for computing income under the noncontingent bond method for United States federal income tax purposes and does not constitute a projection or representation as to the amounts that holders of Duke Capital senior notes or Corporate Units will actually receive.

   Adjustment to Tax Basis in Duke Capital Senior Notes. A holder's tax basis in its Duke Capital senior note will be increased by the amount of original issue discount included in income with respect to the Duke Capital senior note and decreased by payments received with respect to the Duke Capital senior note.

   Sales, Exchanges or Other Taxable Dispositions of Duke Capital Senior
Notes. A holder will recognize gain or loss on a disposition of a Duke Capital senior note (including a redemption for cash or the remarketing thereof) in an amount equal to the difference between the amount realized by the holder on the disposition of the Duke Capital senior note and the holder's adjusted tax basis in such Duke Capital senior note. Selling expenses incurred by a holder, including the remarketing fee, will reduce the amount of gain or increase the amount of loss recognized by such holder upon a disposition of a Duke Capital senior note. Gain recognized on the disposition of a Duke Capital senior note prior to the purchase contract settlement date will be treated as ordinary interest income. Loss recognized on the disposition of a Duke Capital senior note prior to the purchase contract settlement date will be treated as ordinary loss to the extent of such holder's prior inclusions of original issue discount on the Duke Capital senior note and as capital loss thereafter. In general, gain recognized on the disposition of a Duke Capital senior note on or after the purchase contract settlement date will be ordinary interest income to the extent attributable to the excess, if any, of the total remaining principal and interest payments due on the Duke Capital senior note over the total remaining payments set forth on the projected payment schedule for the Duke Capital senior note. Any gain recognized in excess of such amount and any loss recognized on such a disposition will generally be treated as a capital gain or loss. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Treasury Securities

   Original Issue Discount. A holder of Treasury Units will be required to treat its ownership interest in the Treasury securities comprising a Treasury Unit as an interest in a bond that was originally issued on the date such holder acquired the Treasury securities and that has OID equal to the excess of the amount payable at maturity of such Treasury securities over the purchase price thereof. A holder will be required to include such OID in income on a constant yield to maturity basis over the period between the purchase date of the Treasury securities and the maturity date of the Treasury securities, regardless of such holder's method of tax accounting and in advance of the receipt of cash attributable to such OID. Amounts of OID included in a holder's gross income will increase such holder's adjusted tax basis in its interest in the Treasury securities.

   Sales, Exchanges or Other Taxable Dispositions of Treasury Securities. As discussed below, in the event that a holder obtains the release of Treasury securities by delivering Duke Capital senior notes to the collateral agent, the holder generally will not recognize gain or loss upon such substitution. The holder will recognize gain or loss on a subsequent disposition of the Treasury securities in an amount equal to the difference between the amount realized by the holder on such disposition and the holder's adjusted tax basis in the Treasury securities. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the holder held such Treasury securities for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Purchase Contracts

   Contract Adjustment Payments and Deferred Contract Adjustment
Payments. There is no direct authority addressing the treatment, under current law, of the contract adjustment payments or deferred contract adjustment payments, and such treatment is, therefore, unclear. Contract adjustment payments and deferred contract adjustment payments may constitute taxable income to a holder of Equity Units when received or accrued, in accordance with the holder's regular method of tax accounting. To the extent Duke Energy is required to file information returns with respect to contract adjustment payments or deferred contract adjustment payments, it intends to report such payments as taxable income to each holder. Holders should consult their tax advisors concerning the treatment of contract adjustment payments and deferred contract adjustment payments, including the possibility that any contract adjustment payment or deferred contract adjustment payment may be treated as a loan, purchase price adjustment, rebate or payment analogous to an option premium, rather than being includible in income on a current basis. The treatment of contract adjustment payments and deferred contract adjustment payments could affect a holder's adjusted tax basis in a purchase contract or common stock received under a purchase contract or the amount realized by a holder upon the sale or disposition of an Equity Unit or the termination of a purchase contract. See "--Acquisition of Common Stock Under a Purchase Contract," "Equity Units--Sales, Exchanges or Other Taxable Dispositions of Equity Units" and "--Termination of Purchase Contract."

   Acquisition of Common Stock Under a Purchase Contract. A holder of an Equity Unit generally will not recognize gain or loss on the purchase of common stock under a purchase contract, except with respect to any cash paid in lieu of a fractional share of common stock. Subject to the following discussion, a holder's aggregate initial tax basis in the common stock received under a purchase contract should generally equal the purchase price paid for such common stock plus such holder's adjusted tax basis in the purchase contract (if any), less the portion of such purchase price and adjusted tax basis allocable to the fractional share. Payments of contract adjustment payments or deferred contract adjustment payments that have been received in cash by a holder but not included in income by such holder should reduce such holder's adjusted tax basis in the purchase contract or the common stock to be received thereunder (see "-- Contract Adjustment Payments and Deferred Contract Adjustment Payments" above). The holding period for common stock received under a purchase contract will commence on the day following the acquisition of such common stock.

   Ownership of Common Stock Acquired Under the Purchase Contract. Any distribution on common stock paid by Duke Energy out of its current or accumulated earnings and profits (as determined for United States federal income tax purposes) will constitute a dividend and will be includible in income by a holder when received. Any such dividend will be eligible for the dividends received deduction if received by an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends received deduction. Upon a disposition of common stock, a holder generally will recognize capital gain or loss equal to the difference between the amount realized and such holder's adjusted tax basis in the common stock. Such capital gain or loss generally will be long-term capital gain or loss if the holder held such common stock for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

   Early Settlement of Purchase Contract. A holder of Equity Units will not recognize gain or loss on the receipt of such holder's proportionate share of Duke Capital senior notes, Treasury securities or the Treasury portfolio upon early settlement of a purchase contract and will have the same adjusted tax basis in such Duke Capital senior notes, Treasury securities or the Treasury portfolio as before such early settlement. Any contract adjustment payments or deferred contract adjustment payments that have been included in a holder's income but forfeited and not paid upon early settlement of a purchase contract should increase such holder's adjusted tax basis in the common stock received under a purchase contract.

   Termination of Purchase Contract. If a purchase contract terminates, a holder of an Equity Unit will recognize gain or loss equal to the difference between the amount realized (if any) upon such termination and such holder's adjusted tax basis (if any) in the purchase contract at the time of such termination. Any contract adjustment payments or deferred contract adjustment payments received by a holder but not included in income by such holder should either reduce such holder's adjusted tax basis in the purchase contract or increase the amount realized on the termination of the purchase contract. Any contract adjustment payments or deferred contract adjustment payments included in a holder's income but not received should increase such holder's adjusted tax basis in the purchase contract. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the holder held such purchase contract for more than one year immediately prior to such termination. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. A holder will not recognize gain or loss on the receipt of such holder's proportionate share of the Duke Capital senior notes, Treasury securities or Treasury portfolio upon termination of the purchase contract and will have the same adjusted tax basis in such Duke Capital senior notes, Treasury securities or Treasury portfolio as before such distribution.

   Adjustment to Settlement Rate. Holders of Equity Units might be treated as receiving a constructive dividend distribution from Duke Energy if (1) the settlement rate is adjusted and as a result of such adjustment the proportionate interest of holders of Equity Units in Duke Energy's assets or earnings and profits is increased and (2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate a holder for certain taxable distributions with respect to the common stock.

Substitution of Treasury Securities to Create or Recreate Treasury Units

   A holder of a Corporate Unit that delivers Treasury securities to the collateral agent in substitution for Duke Capital senior notes generally will not recognize gain or loss upon the delivery of such Treasury securities or the release of the Duke Capital senior notes to such holder. Such holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such holder with respect to such Treasury securities and Duke Capital senior notes, and such holder's adjusted tax bases in the Treasury securities, the Duke Capital senior notes and the purchase contract will not be affected by such delivery and release.

Substitution of Duke Capital Senior Notes to Recreate Corporate Units

   A holder of a Treasury Unit that delivers Duke Capital senior notes to the collateral agent in substitution for Treasury securities generally will not recognize gain or loss upon the delivery of such Duke Capital senior notes or the release of the Treasury securities to the holder. Such holder will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by such holder with respect to such Treasury securities and Duke Capital senior notes, and such holder's adjusted tax bases in the Treasury securities, the Duke Capital senior notes and the purchase contract will not be affected by such delivery and release.

Remarketing and Tax Event Redemption of Duke Capital Senior Notes

   A remarketing or tax event redemption will be a taxable event for holders of Duke Capital senior notes which will be subject to tax in the manner described under "Duke Capital Senior Notes--Sales, Exchanges or Other Taxable Dispositions of Duke Capital Senior Notes."

   Ownership of Treasury Portfolio. Duke Energy and, by acquiring Corporate Units, each holder, agree to treat such holder as the owner, for United States federal income tax purposes, of the applicable ownership interest of the Treasury portfolio constituting a part of the Corporate Units beneficially owned by such holder in the event of a remarketing of the Duke Capital senior notes on the third business day preceding February 18, 2004 or a tax event redemption prior to the purchase contract settlement date. Each holder will include in income any amount earned on such pro rata portion of the Treasury portfolio for all United States federal income tax purposes. The remainder of this summary assumes that holders of Corporate Units will be treated as the owners of the applicable ownership interest of the Treasury portfolio constituting a part of such Corporate Units for United States federal income tax purposes.

   Interest Income and Original Issue Discount. The Treasury portfolio will consist of stripped U.S. Treasury securities. Following a remarketing of the Duke Capital senior notes on the third business day preceding February 18, 2004 or a tax event redemption prior to purchase contract settlement date, a holder of Corporate Units will be required to treat its pro rata portion of each U.S. Treasury security in the Treasury portfolio as a bond that was originally issued on the date the collateral agent acquired the relevant U.S. Treasury securities and that has OID equal to the holder's pro rata portion of the excess of the amounts payable on such U.S. Treasury securities over the value of the U.S. Treasury securities at the time the collateral agent acquires them on behalf of holders of Corporate Units. A holder, whether on the cash or accrual method of tax accounting, will be required to include OID (other than OID on short-term U.S. Treasury securities as defined below) in income for United States federal income tax purposes as it accrues on a constant yield to maturity basis. The amount of such excess will constitute only a portion of the total amounts payable in respect of the Treasury portfolio. Consequently, a portion of each scheduled interest payment to holders will be treated as a return of such holders' investment in the Treasury portfolio and will not be considered current income for United States federal income tax purposes.

   In the case of any U.S. Treasury security with a maturity of one year or less from the date of its issue (a "short-term U.S. Treasury Security"), in general only accrual basis taxpayers will be required to include OID in income as it accrues. Unless such accrual basis holder elects to accrue the OID on a short-term U.S. Treasury Security on a constant yield to maturity basis, such OID will be accrued on a straight-line basis.

   Tax Basis of the Treasury Portfolio. A holder's initial tax basis in such holder's applicable ownership interest of the Treasury portfolio will equal such holder's pro rata portion of the amount paid by the collateral agent for the Treasury portfolio. A holder's adjusted tax basis in the Treasury portfolio will be increased by the amount of OID included in income with respect thereto and decreased by the amount of cash received in respect of the Treasury portfolio.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting agreement dated March 13, 2001, Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, Credit Suisse First Boston Corporation and J.P. Morgan Securities Inc. (the underwriters) have severally agreed to purchase, and we have agreed to sell to them, the number of Corporate Units listed opposite their names below.

                                                                    Number of
Underwriter                                                      Corporate Units
-----------                                                      ---------------

Morgan Stanley & Co. Incorporated..............................    10,850,000
Merrill Lynch, Pierce, Fenner & Smith
            Incorporated.......................................    10,850,000
Banc of America Securities LLC.................................     3,100,000
Credit Suisse First Boston Corporation.........................     3,100,000
J.P. Morgan Securities Inc. ...................................     3,100,000
                                                                   ----------
     Total.....................................................    31,000,000
                                                                   ==========

   The underwriters have agreed to purchase all of the Corporate Units sold under the underwriting agreement if any of these Corporate Units are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

   The underwriters are offering the Corporate Units, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Corporate Units, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

   We have granted an option to the underwriters to purchase up to an additional 4,000,000 Corporate Units at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase approximately the same percentage of additional Corporate Units as the number set forth next to the underwriter's name in the preceding table bears to the total number of Corporate Units set forth next to the names of all underwriters in the preceding table. If the underwriters' over-allotment option is exercised in full, the total price to the public would be approximately $875 million, the total underwriting discount would be approximately $25.4 million and the total proceeds, before expenses, to Duke Capital would be approximately $849.6 million.

   The expenses of the offering, not including the underwriting discount, are estimated at $990,000. The underwriters have agreed to reimburse us for a portion of these expenses.

   The underwriters have advised us that they propose initially to offer the Corporate Units to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $.435 per Corporate Unit. After the public offering, the public offering price, concession and discount may be changed.

   We and our executive officers have each agreed that subject to certain exceptions, without the prior written consent of Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the underwriters, we will not, during the 90-day period after the date of this prospectus supplement:

  . offer, pledge, sell or contract to sell any Equity Units, purchase contracts, common stock or any similar securities or any security convertible into such securities,

  . sell any option or contract to purchase any Equity Units, purchase contracts, common stock or any similar securities or any security convertible into such securities,

  . purchase any option or contract to sell any Equity Units, purchase contracts, common stock or any similar securities or any security convertible into such securities,

  . grant any option, right or warrant for the sale of any Equity Units, purchase contracts, common stock or any similar securities or any security convertible into such securities,

  . lend or otherwise dispose of or transfer any Equity Units, purchase contracts, common stock or any similar securities or any security convertible into such securities, or

  . enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of Equity Units, purchase contracts, common stock or any similar securities or any security convertible into such securities.

   This agreement does not apply to issuances under our employee or director compensation plans or our employee or other investment plans. Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in their sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

   The Corporate Units are a new issue of securities with no established trading market. We have applied to have the Corporate Units listed on the NYSE. We have been advised by the underwriters that they intend to make a market in the securities, but they are not obligated to do so and may discontinue market-making at any time without notice. We can provide no assurance as to the liquidity of, or any trading market for, the securities.

   This prospectus supplement, as amended or supplemented, may be used by the remarketing agent for remarketing or upon early settlement or cash settlement of the purchase contracts.

   Until the distribution of the Corporate Units offered hereby is completed, SEC rules may limit the underwriters and selling group members from bidding for or purchasing the Corporate Units or shares of our common stock. However, the underwriters may engage in transactions that stabilize the price of the Corporate Units or our common stock, such as bids or purchases that peg, fix or maintain the price of the Corporate Units or our common stock.

   In connection with the offering, the underwriters may make short sales of our Corporate Units. Short sales involve the sale by the underwriters, at the time of the offering, of a greater number of Corporate Units than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the over-allotment option. The underwriters may close out any covered short position by either exercising the over-allotment option or purchasing Corporate Units in the open market. In determining the source of Corporate Units to close out the covered short position, the underwriters will consider, among other things, the price of Corporate Units available for purchase in the open market as compared to the price at which they may purchase the Corporate Units through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing Corporate Units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Corporate Units or our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Similar to other purchase transactions, the purchases by the underwriters to cover syndicate short positions may have the effect of raising or maintaining the market price of the Corporate Units and our common stock or preventing or retarding a decline in the market price of the Corporate Units and our common stock. As a result, the prices of the Corporate Units and our common stock may be higher than they would otherwise be in the absence of these transactions.

   Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Corporate Units or our common stock. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

   A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. Morgan Stanley Dean Witter Online, Inc. and Merrill Lynch Direct will be facilitating distribution for this offering to certain of their internet subscription customers. Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated intend to allocate a limited number of shares for sale to their online brokerage customers. An electronic preliminary prospectus supplement is available on the internet website maintained by Morgan Stanley Dean Witter Online, Inc. and on the internet website maintained by Merrill Lynch Direct. Other than the preliminary prospectus supplement in electronic format, the information on the Morgan Stanley Dean Witter Online, Inc. website and on the Merrill Lynch Direct website is not intended to be part of this prospectus supplement.

   We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or if indemnification is not allowed, to contribute to payments the underwriters may be required to make because of those liabilities.

   In the ordinary course of business, certain of the underwriters and their affiliates have provided financial advisory, investment banking and general financing and banking services to us and certain of our affiliates for customary fees.

                                    EXPERTS

   The consolidated financial statements included in this prospectus supplement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, included herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

   Certain legal matters with respect to the offering of the securities will be passed on for us by Ellen T. Ruff, Esq., who is our Senior Vice President and General Counsel, and Dewey Ballantine LLP and for the underwriters by Brown & Wood LLP. In rendering their opinions, Dewey Ballantine LLP and Brown & Wood LLP will rely upon Ms. Ruff as to all matters of North Carolina law. As of March 13, 2001, Ms. Ruff owned 18,952 shares of our common stock and options to purchase 108,800 shares, 25,750 of which were exercisable. Certain tax matters with respect to the offering of the securities will be passed on for us by Gibson, Dunn & Crutcher LLP. Certain matters with respect to the offering of the securities will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP.

                         INDEX TO FINANCIAL STATEMENTS

                            Duke Energy Corporation

Independent Auditors' Report............................................... F-2
Consolidated Statements of Income for the years ended December 31, 2000,
 1999 and 1998............................................................. F-3
Consolidated Statements of Cash Flows for the years ended December 31,
 2000, 1999 and 1998....................................................... F-4
Consolidated Balance Sheets as of December 31, 2000 and 1999............... F-5
Consolidated Statements of Common Stockholders' Equity and Comprehensive
 Income for the years ended December 31, 2000, 1999 and 1998............... F-7
Notes to Consolidated Financial Statements................................. F-8

Independent Auditors' Report

   To the Board of Directors and Stockholders of Duke Energy Corporation

   We have audited the accompanying consolidated balance sheets of Duke Energy Corporation and subsidiaries (Duke Energy) as of December 31, 2000 and 1999, and the related consolidated statements of income, common stockholders' equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of Duke Energy's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Duke Energy as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP
Charlotte, North Carolina
January 18, 2001

                            DUKE ENERGY CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

                                                          Years Ended December
                                                                  31,
                                                         ----------------------
                                                          2000    1999    1998
                                                         ------- ------- ------
                                                          (in millions, except
                                                           per share amounts)
Operating Revenues
  Sales, trading and marketing of natural gas and
   petroleum products (Notes 1 and 7)..................  $28,310 $10,922 $7,854
  Trading and marketing of electricity (Notes 1 and
   7)..................................................   13,060   3,610  2,788
  Generation, transmission and distribution of
   electricity (Notes 1 and 4).........................    5,315   4,934  4,586
  Transportation and storage of natural gas (Notes 1
   and 4)..............................................    1,045   1,139  1,450
  Gain on sale of equity investment (Notes 2 and 8)....      407     --     --
  Other (Note 8).......................................    1,181   1,161    984
                                                         ------- ------- ------
    Total operating revenues...........................   49,318  21,766 17,662
                                                         ------- ------- ------
Operating Expenses
  Natural gas and petroleum products purchased (Note
   1)..................................................   27,670  10,636  7,497
  Net interchange and purchased power (Notes 1, 4 and
   5)..................................................   12,000   3,507  2,916
  Fuel used in electric generation (Notes 1 and 11)....      781     764    767
  Other operation and maintenance (Notes 4, 11 and
   14).................................................    3,469   3,701  2,738
  Depreciation and amortization (Notes 1 and 5)........    1,167     968    909
  Property and other taxes.............................      418     371    350
                                                         ------- ------- ------
    Total operating expenses...........................   45,505  19,947 15,177
                                                         ------- ------- ------
Operating Income.......................................    3,813   1,819  2,485
                                                         ------- ------- ------
Other Income and Expenses
  Deferred returns and allowance for funds used during
   construction (Note 1)...............................       63      82     88
  Other, net...........................................      138     142     74
                                                         ------- ------- ------
    Total other income and expenses....................      201     224    162
                                                         ------- ------- ------
Earnings Before Interest and Taxes.....................    4,014   2,043  2,647
Interest Expense (Notes 7 and 10)......................      911     601    514
Minority Interest Expense (Notes 2 and 12).............      307     142     96
                                                         ------- ------- ------
Earnings Before Income Taxes...........................    2,796   1,300  2,037
Income Taxes (Notes 1 and 6)...........................    1,020     453    777
                                                         ------- ------- ------
Income Before Extraordinary Item.......................    1,776     847  1,260
Extraordinary Gain (Loss), net of tax..................      --      660     (8)
                                                         ------- ------- ------
Net Income.............................................    1,776   1,507  1,252
Dividends on Preferred and Preference Stock (Note 13)..       19      20     21
                                                         ------- ------- ------
Earnings Available For Common Stockholders.............  $ 1,757 $ 1,487 $1,231
                                                         ======= ======= ======
Common Stock Data (Note 1)
  Weighted average shares outstanding..................      736     729    722
  Earnings per share (before extraordinary item)
    Basic..............................................  $  2.39 $  1.13 $ 1.72
    Diluted............................................  $  2.38 $  1.13 $ 1.71
  Earnings per share
    Basic..............................................  $  2.39 $  2.04 $ 1.70
    Diluted............................................  $  2.38 $  2.03 $ 1.70
  Dividends per share..................................  $  1.10 $  1.10 $ 1.10

                See Notes to Consolidated Financial Statements.

                            DUKE ENERGY CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        Years Ended December
                                                                31,
                                                        ----------------------
                                                         2000    1999    1998
                                                        ------  ------  ------
                                                           (in millions)
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income............................................ $1,776  $1,507  $1,252
 Adjustments to reconcile net income to net cash
  provided by operating activities:
 Depreciation and amortization.........................  1,348   1,151   1,055
 Net mark-to-market gain...............................   (464)    (24)    (75)
 Extraordinary (gain) loss, net of tax.................    --     (660)      8
 Gain on sale of equity investment.....................   (407)    --      --
 Provision on NAWE receivables.........................    110     --      --
 Injury and damages accrual............................    --      800     --
 Deferred income taxes.................................    152    (210)    (35)
 Purchased capacity levelization.......................    138     104      88
 Transition cost recoveries (payments), net............     82      95     (28)
 (Increase) decrease in
  Receivables.......................................... (4,812)   (659)    (18)
  Inventory............................................    (97)    (89)   (104)
  Other current assets.................................   (796)   (138)    (39)
 Increase (decrease) in
  Accounts payable.....................................  4,509     477      72
  Taxes accrued........................................   (439)    (57)     (6)
  Interest accrued.....................................     64      32      (2)
  Other current liabilities............................  1,116      73      84
 Other, net............................................    (55)    282      79
                                                        ------  ------  ------
   Net cash provided by operating activities...........  2,225   2,684   2,331
                                                        ------  ------  ------
CASH FLOWS FROM INVESTING ACTIVITIES
 Capital and investment expenditures................... (5,634) (5,936) (2,500)
 Proceeds from sale of subsidiaries and equity
  investment...........................................    400   1,900     --
 Decommissioning, retirements and other................    204     236      24
                                                        ------  ------  ------
   Net cash used in investing activities............... (5,030) (3,800) (2,476)
                                                        ------  ------  ------
CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from the issuance of
 Long-term debt........................................  3,206   3,221   1,357
 Guaranteed preferred beneficial interests in
  subordinated notes of Duke Energy Corporation or
  Subsidiaries.........................................    --      484     581
 Common stock and stock options........................    230     162     176
 Payments for the redemption of
 Long-term debt........................................ (1,191) (1,505)   (698)
 Preferred and preference stock........................    (33)    (20)   (180)
 Net change in notes payable and commercial paper......  1,484      58    (350)
 Distributions to minority interests................... (1,216)    --      --
 Contributions from minority interests.................  1,116     --      --
 Dividends paid........................................   (828)   (822)   (814)
 Other.................................................    (54)     22       6
                                                        ------  ------  ------
   Net cash provided by financing activities...........  2,714   1,600      78
                                                        ------  ------  ------
 Net (decrease) increase in cash and cash equivalents..    (91)    484     (67)
 Cash received from business acquisitions..............    100      49      38
 Cash and cash equivalents at beginning of period......    613      80     109
                                                        ------  ------  ------
 Cash and cash equivalents at end of period............ $  622  $  613  $   80
                                                        ======  ======  ======
Supplemental Disclosures
 Cash paid for interest, net of amount capitalized..... $  817  $  541  $  490
 Cash paid for income taxes............................ $1,177  $  732  $  733

                See Notes to Consolidated Financial Statements.

                            DUKE ENERGY CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                 December 31,
                                                                ---------------
                                                                 2000    1999
                                                                ------- -------
                                                                 (in millions)
                            ASSETS
                            ------

Current Assets (Note 1)
  Cash and cash equivalents (Note 7)........................... $   622 $   613
  Receivables (Notes 1 and 7)..................................   8,293   3,248
  Inventory....................................................     736     599
  Current portion of natural gas transition costs (Note 4).....     --       81
  Current portion of purchased capacity costs (Note 5).........     149     146
  Unrealized gains on mark-to-market transactions (Note 7).....  11,038   1,131
  Other (Note 7)...............................................   1,317     353
                                                                ------- -------
    Total current assets.......................................  22,155   6,171
                                                                ------- -------
Investments and Other Assets
  Investments in affiliates (Notes 8 and 14)...................   1,370   1,299
  Nuclear decommissioning trust funds (Note 11)................     717     703
  Pre-funded pension costs (Note 17)...........................     304     315
  Goodwill, net (Notes 1 and 2)................................   1,566     844
  Notes receivable.............................................     462     154
  Unrealized gains on mark-to-market transactions (Notes 1 and
   7)..........................................................   4,218     690
  Other........................................................   1,445     705
                                                                ------- -------
    Total investments and other assets.........................  10,028   4,710
                                                                ------- -------
Property, Plant and Equipment (Notes 1, 5, 9, 10 and 11)
  Cost.........................................................  34,615  30,436
  Less accumulated depreciation and amortization...............  10,146   9,441
                                                                ------- -------
    Net property, plant and equipment..........................  24,469  20,995
                                                                ------- -------
Regulatory Assets and Deferred Debits (Note 1)
  Purchased capacity costs (Note 5)............................     356     497
  Deferred debt expense (Note 7)...............................     208     223
  Regulatory asset related to income taxes.....................     506     500
  Other (Notes 4 and 14).......................................     400     313
                                                                ------- -------
    Total regulatory assets and deferred debits................   1,470   1,533
                                                                ------- -------
    Total Assets............................................... $58,176 $33,409
                                                                ======= =======

                See Notes to Consolidated Financial Statements.

                            DUKE ENERGY CORPORATION

                                                               December 31,
                                                              ----------------
                                                               2000     1999
                                                              -------  -------
                                                               (in millions)
         LIABILITIES AND COMMON STOCKHOLDERS' EQUITY
         -------------------------------------------

Current Liabilities
  Accounts payable........................................... $ 7,375  $ 2,312
  Notes payable and commercial paper (Notes 7 and 10)........   1,826      267
  Taxes accrued (Note 1).....................................     261      685
  Interest accrued...........................................     208      139
  Current maturities of long-term debt and preferred stock
   (Notes 10 and 13).........................................     470      515
  Unrealized losses on mark-to-market transactions (Notes 1
   and 7)....................................................  11,070    1,241
  Other (Notes 1 and 14).....................................   1,769      717
                                                              -------  -------
    Total current liabilities................................  22,979    5,876
                                                              -------  -------
Long-term Debt (Notes 7 and 10)..............................  11,019    8,683
                                                              -------  -------
Deferred Credits and Other Liabilities (Note 1)
  Deferred income taxes (Note 6).............................   3,851    3,402
  Investment tax credit (Note 6).............................     211      225
  Nuclear decommissioning costs externally funded (Note 11)..     717      703
  Environmental cleanup liabilities (Note 14)................     100      101
  Unrealized losses on mark-to-market transactions (Note 7)..   3,581      438
  Other (Note 14)............................................   1,574    2,099
                                                              -------  -------
    Total deferred credits and other liabilities.............  10,034    6,968
                                                              -------  -------
Commitments and Contingencies (Notes 5, 11 and 14)
Guaranteed Preferred Beneficial Interests in Subordinated
  Notes of Duke Energy Corporation or Subsidiaries (Notes 7
   and 12)...................................................   1,406    1,404
                                                              -------  -------
Minority Interests (Note 2)..................................   2,435    1,200
                                                              -------  -------
Preferred and Preference Stock (Notes 7 and 13)
  Preferred and preference stock with sinking fund
   requirements..............................................      38       71
  Preferred and preference stock without sinking fund
   requirements..............................................     209      209
                                                              -------  -------
    Total preferred and preference stock.....................     247      280
                                                              -------  -------
Common Stockholders' Equity (Notes 1, 15 and 16)
  Common stock, no par, 1 billion shares authorized; 739
   million and 733 million shares outstanding at December 31,
   2000 and 1999, respectively...............................   4,797    4,603
  Retained earnings..........................................   5,379    4,397
  Accumulated other comprehensive income.....................    (120)      (2)
                                                              -------  -------
    Total common stockholders' equity........................  10,056    8,998
                                                              -------  -------
    Total Liabilities and Common Stockholders' Equity........ $58,176  $33,409
                                                              =======  =======

                See Notes to Consolidated Financial Statements.

                            DUKE ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME

                                            Accumulated
                                               Other                  Total
                           Common Retained Comprehensive          Comprehensive
                           Stock  Earnings    Income      Total      Income
                           ------ -------- ------------- -------  -------------
                                              (in millions)
Balance December 31,
 1997....................  $4,284  $3,256      $ --      $ 7,540
Net income...............           1,252                  1,252     $1,252
                                                                     ------
    Total comprehensive
     income..............                                            $1,252
                                                                     ======
Dividend reinvestment and
 employee benefits (Note
 16).....................     165                            165
Common stock dividends...            (794)                  (794)
Preferred and preference
 stock dividends
 (Note 13)...............             (21)                   (21)
Other capital stock
 transactions, net.......               8                      8
                           ------  ------      -----     -------
Balance December 31,
 1998....................  $4,449  $3,701      $ --      $ 8,150
                           ------  ------      -----     -------
Net income...............           1,507                  1,507     $1,507
Other comprehensive
 income:
  Foreign currency
   translation
   adjustments (Note 1)..                         (2)         (2)        (2)
                                                                     ------
    Total comprehensive
     income..............                                            $1,505
                                                                     ======
Dividend reinvestment and
 employee benefits (Note
 16).....................     154                            154
Common stock dividends...            (802)                  (802)
Preferred and preference
 stock dividends
 (Note 13)...............             (20)                   (20)
Other capital stock
 transactions, net.......              11                     11
                           ------  ------      -----     -------
Balance December 31,
 1999....................  $4,603  $4,397      $  (2)    $ 8,998
                           ------  ------      -----     -------
Net income...............           1,776                  1,776     $1,776
Other comprehensive
 income:
  Foreign currency
   translation
   adjustments (Note 1)..                       (118)       (118)      (118)
                                                                     ------
    Total comprehensive
     income..............                                            $1,658
                                                                     ======
Dividend reinvestment and
 employee benefits (Note
 16).....................     194                            194
Common stock dividends...            (809)                  (809)
Preferred and preference
 stock dividends
 (Note 13)...............             (19)                   (19)
Other capital stock
 transactions, net.......              34                     34
                           ------  ------      -----     -------
Balance December 31,
 2000....................  $4,797  $5,379      $(120)    $10,056
                           ======  ======      =====     =======

                See Notes to Consolidated Financial Statements.

                            DUKE ENERGY CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              For the Years Ended December 31, 2000, 1999 and 1998

1. Summary of Significant Accounting Policies

   Consolidation. The Consolidated Financial Statements include the accounts of all of Duke Energy Corporation's majority-owned subsidiaries after the elimination of significant intercompany transactions and balances. Investments in other entities that are not controlled by Duke Energy Corporation, but where it has significant influence over operations, are accounted for using the equity method.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's best available knowledge of current and expected future events, actual results could differ from those estimates.

   "Duke Energy" is used in these Notes as a collective reference to Duke Energy Corporation and its subsidiaries.

   Cash and Cash Equivalents. All liquid investments with maturities at date of purchase of three months or less are considered cash equivalents.

   Inventory. Inventory consists primarily of materials and supplies, natural gas and natural gas liquid (NGL) products held in storage for transmission, processing and sales commitments, and coal held for electric generation. Inventory is recorded at the lower of cost or market, primarily using the average cost method.

   Accounting for Risk Management and Commodity Trading Activities. Commodity derivatives utilized for trading purposes are accounted for using the mark-to-market method. Under this methodology, these instruments are adjusted to market value, and the unrealized gains and losses are recognized in current period income and are included in the Consolidated Statements of Income as Natural Gas and Petroleum Products Purchased or Net Interchange and Purchased Power, and in the Consolidated Balance Sheets as Unrealized Gains or Losses on Mark-to-Market Transactions.

   Commodity derivatives such as futures, forwards, over-the-counter swap agreements and options are also utilized for non-trading purposes to hedge the impact of market fluctuations in the price of natural gas, electricity and other energy-related products. To qualify as a hedge, the price movements in the commodity derivatives must be highly correlated with the underlying hedged commodity. Under the deferral method of accounting, gains and losses related to commodity derivatives that qualify as hedges are recognized in income when the underlying hedged physical transaction closes and are included in the Consolidated Statements of Income as Natural Gas and Petroleum Products Purchased, or Net Interchange and Purchased Power. If the commodity derivative is no longer sufficiently correlated to the underlying commodity, or if the underlying commodity transaction closes earlier than anticipated, the deferred gains or losses are recognized in income.

   Duke Energy periodically uses interest rate swaps, accounted for under the accrual method, to manage the interest rate characteristics associated with outstanding debt. Interest rate differentials to be paid or received as interest rates change are accrued and recognized as an adjustment to interest expense. The amount accrued as either a payable to or a receivable from counterparties is included in the Consolidated Balance Sheets as Deferred Debt Expense.

   Duke Energy also periodically utilizes interest rate lock agreements to hedge interest rate risk associated with new debt issuances. Under the deferral method of accounting, gains or losses on such agreements, when settled, are deferred in the Consolidated Balance Sheets as Long-Term Debt and are amortized in the Consolidated Statements of Income as an adjustment to Interest Expense.

                            DUKE ENERGY CORPORATION

   Duke Energy is exposed to foreign currency risk from investments in international affiliates and businesses owned and operated in foreign countries. To mitigate risks associated with foreign currency fluctuations, when possible, contracts are denominated in or indexed to the U.S. dollar or investments may be hedged through debt denominated in the foreign currency. Duke Energy also uses foreign currency derivatives, where possible, to hedge its risk related to foreign currency fluctuations. To qualify as a hedge, there must be a high degree of correlation between price movements in the derivative and the item designated as being hedged.

   Duke Energy also enters into foreign currency swap agreements to manage foreign currency risks associated with energy contracts denominated in foreign currencies. These agreements are accounted for under the mark-to-market method previously described.

   Goodwill. Goodwill represents the excess of acquisition costs over the fair value of the net assets of an acquired business. The goodwill created by Duke Energy's acquisitions is amortized on a straight-line basis over the useful lives of the assets, ranging from 10 to 40 years. The amount of goodwill reported on the Consolidated Balance Sheets as of December 31, 2000 and 1999, was $1,566 million and $844 million, net of accumulated amortization of $291 million and $218 million, respectively. See Note 2 to the Consolidated Financial Statements for information on significant goodwill additions.

   Property, Plant and Equipment. Property, plant and equipment are stated at original cost. Duke Energy capitalizes all construction-related direct labor and material costs, as well as indirect construction costs. Indirect costs include general engineering, taxes and the cost of money. The cost of renewals and betterments that extend the useful life of property, plant and equipment is also capitalized. The cost of repairs and replacements is charged to expense as incurred. Depreciation is generally computed using the straight-line method. The composite weighted-average depreciation rates, excluding nuclear fuel, were 3.97%, 3.73% and 3.82% for 2000, 1999 and 1998, respectively.

   When property, plant and equipment maintained by Duke Energy's regulated operations are retired, the original cost plus the cost of retirement, less salvage, is charged to accumulated depreciation and amortization. When entire regulated operating units are sold or non-regulated properties are retired or sold, the property and related accumulated depreciation and amortization accounts are reduced, and any gain or loss is recorded in income, unless otherwise required by the Federal Energy Regulatory Commission (FERC).

   Impairment of Long-Lived Assets. The recoverability of long-lived assets and intangible assets are reviewed whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Such evaluation is based on various analyses, including undiscounted cash flow projections.

   Unamortized Debt Premium, Discount and Expense. Premiums, discounts and expenses incurred in connection with the issuance of currently outstanding long-term debt are amortized over the terms of the respective issues. Any call premiums or unamortized expenses associated with refinancing higher-cost debt obligations used to finance regulated assets and operations are amortized consistent with regulatory treatment of those items.

   Environmental Expenditures. Environmental expenditures that relate to an existing condition caused by past operations and do not contribute to current or future revenue generation are expensed. Environmental expenditures relating to current or future revenues are expensed or capitalized as appropriate. Liabilities are recorded when environmental assessments and/or cleanups are probable and the costs can be reasonably estimated.

   Cost-Based Regulation. Duke Energy's regulated operations are subject to the provisions of Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of

                            DUKE ENERGY CORPORATION

Regulation." Accordingly, certain assets and liabilities that result from the regulated ratemaking process are recorded that would not be recorded under generally accepted accounting principles for non-regulated entities. These regulatory assets and liabilities are classified in the Consolidated Balance Sheets as Regulatory Assets and Deferred Debits, and Deferred Credits and Other Liabilities, respectively. The applicability of SFAS No. 71 is routinely evaluated, and factors such as regulatory changes and the impact of competition are considered. Discontinuing cost-based regulation or increasing competition might require companies to reduce their asset balances to reflect a market basis less than cost and to write off their associated regulatory assets. Management cannot predict the potential impact, if any, of discontinuing cost-based regulation or increasing competition on future consolidated results of operations, cash flows or financial position. However, Duke Energy continues to position itself to effectively meet these challenges by maintaining competitive prices.

   Common Stock Options. Duke Energy accounts for stock-based compensation using the intrinsic method of accounting. Under this method, compensation cost, if any, is measured as the excess of the quoted market price of Duke Energy's stock at the date of the grant over the amount an employee must pay to acquire the stock. Restricted stock grants and Company Performance Awards are recorded as compensation cost over the requisite vesting period based on the market value on the date of the grant. Pro forma disclosures utilizing the fair value accounting method are included in Note 16 to the Consolidated Financial Statements. All outstanding common stock amounts and compensation awards have been adjusted to reflect the two-for-one common stock split effective January 26, 2001. See Note 15 to the Consolidated Financial Statements for additional information on the stock split.

   Revenues. Revenues on sales of electricity and transportation and storage of natural gas are recognized as service is provided. Revenues on sales of natural gas and petroleum products, as well as electricity, gas and other energy products marketed, are recognized in the period of delivery. The allowance for doubtful accounts was approximately $200 million and $43 million as of December 31, 2000 and 1999, respectively. Receivables on the Consolidated Balance Sheets included $244 million and $207 million as of December 31, 2000 and 1999, respectively, for electric service that has been provided but not yet billed to customers. When rate cases are pending final approval, a portion of the revenues is subject to possible refund. Reserves are established where required for such cases. During 2000, Duke Energy adopted the provisions of Staff Accounting Bulletin (SAB) 101 issued by the Securities and Exchange Commission. The impact of adopting SAB 101 was not material to Duke Energy.

   Nuclear Fuel. Amortization of nuclear fuel is included in the Consolidated Statements of Income as Fuel Used in Electric Generation. The amortization is recorded using the units-of-production method.

   Deferred Returns and Allowance for Funds Used During Construction
(AFUDC). Deferred returns represent the estimated financing costs associated with funding certain regulatory assets. These regulatory assets primarily arose from the funding of purchased capacity costs above levels collected in rates. Deferred returns are non-cash items and are primarily recognized as an addition to Purchased Capacity Costs with an offsetting credit to Other Income and Expenses.

   AFUDC represents the estimated debt and equity costs of capital funds necessary to finance the construction of new regulated facilities. AFUDC is a non-cash item and is recognized as a cost of Property, Plant and Equipment, with offsetting credits to Other Income and Expenses and to Interest Expense. After construction is completed, Duke Energy is permitted to recover these costs, including a fair return, through their inclusion in rate base and in the provision for depreciation.

   Rates used for capitalization of deferred returns and AFUDC by Duke Energy's regulated operations are calculated in compliance with FERC rules.

                            DUKE ENERGY CORPORATION

   Foreign Currency Translation. Assets and liabilities of Duke Energy's international operations, where the local currency is the functional currency, have been translated at year-end exchange rates, and revenues and expenses have been translated using average exchange rates prevailing during the year. Adjustments resulting from translation are included in the Consolidated Statements of Common Stockholders' Equity and Comprehensive Income as Foreign Currency Translation Adjustments. The financial statements of international operations, where the U.S. dollar is the functional currency, reflect certain transactions denominated in the local currency that have been remeasured in U.S. dollars. The remeasurement of local currencies into U.S. dollars resulting from foreign currency gains and losses is included in consolidated net income.

   Income Taxes. Duke Energy and its subsidiaries file a consolidated federal income tax return. Deferred income taxes have been provided for temporary differences. Temporary differences occur when events and transactions recognized for financial reporting result in taxable or tax-deductible amounts in different periods. Investment tax credits have been deferred and are being amortized over the estimated useful lives of the related properties.

   Earnings Per Common Share. Basic earnings per share is based on a simple weighted average of common shares outstanding. Diluted earnings per share reflects the potential dilution that could occur if securities or other agreements to issue common stock, such as stock options, were exercised or converted into common stock. The numerator for the calculation of basic and diluted earnings per share is earnings available for common stockholders.

Denominator for Earnings per Share

                                                            2000  1999  1998
                                                            ----- ----- -----
                                                              (in millions)
   Denominator for basic earnings per share (weighted-
    average shares outstanding)............................ 735.7 729.3 722.0
   Assumed exercise of diluted stock options...............   3.7   1.6   2.4
                                                            ----- ----- -----
   Denominator for diluted earnings per share.............. 739.4 730.9 724.4
                                                            ===== ===== =====

   All common stock amounts have been adjusted to reflect the two-for-one common stock split effective January 26, 2001. See Note 15 to the Consolidated Financial Statements for additional information on the stock split.

   Extraordinary Items. In 1999, Duke Energy realized an extraordinary gain of $660 million after tax, or $0.91 per share, relating to the sale of certain pipeline companies. See Note 2 to the Consolidated Financial Statements for additional information on the extraordinary item.

   In January 1998, TEPPCO Partners, LP (TEPPCO), in which Duke Energy has a 21.1% ownership interest, redeemed certain First Mortgage Notes. A non-cash extraordinary loss of $8 million, net of income tax of $5 million, was recorded related to costs of the early retirement of debt. Earnings per common share for 1998 were reduced by $0.01 as a result of this charge.

   New Accounting Standard. In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. Duke Energy was required to adopt this standard by January 1, 2001. SFAS No. 133 requires that all derivatives be recognized as either assets or liabilities and measured at fair value, and changes in the fair value of derivatives are reported in current earnings, unless the derivative is designated and effective as a hedge. If the intended use of the derivative is to hedge the exposure to changes in the fair value of an asset, a liability or a firm commitment, then changes in the fair value of the derivative

                            DUKE ENERGY CORPORATION
instrument will generally be offset in the income statement by changes in the hedged item's fair value. However, if the intended use of the derivative is to hedge the exposure to variability in expected future cash flows, then changes in the fair value of the derivative instrument will generally be reported in Other Comprehensive Income (OCI). The gains and losses on the derivative instrument that are reported in OCI will be reclassified to earnings in the periods in which earnings are impacted by the hedged item.

   Duke Energy has determined the effect of implementing SFAS No. 133 and recorded a net-of-tax cumulative-effect adjustment of $96 million as a reduction in earnings. The net-of-tax cumulative-effect adjustment reducing OCI and Common Stockholders' Equity is estimated to be $921 million on January 1, 2001.

   Currently, there are ongoing discussions surrounding the implementation and interpretation of SFAS No. 133 by the Financial Accounting Standards Board's Derivatives Implementation Group. Duke Energy implemented SFAS No. 133 based on current rules and guidance in place as of January 1, 2001. However, if the definition of derivative instruments is altered, this may impact Duke Energy's transition adjustment amounts and subsequent reported operating results.

   Reclassifications. Certain prior period amounts have been reclassified in the Consolidated Financial Statements to conform to the current presentation.

2. Business Acquisitions and Dispositions

   Business Acquisitions: For acquisitions accounted for using the purchase method, assets and liabilities have been consolidated as of the purchase date and earnings from the acquisitions have been included in consolidated earnings of Duke Energy subsequent to the purchase date. Assets acquired and liabilities assumed are recorded at their estimated fair values, and the excess of the purchase price over the estimated fair value of the net identifiable assets and liabilities acquired is recorded as goodwill. Purchase price allocations are subject to adjustment when additional information concerning asset and liability valuations becomes available within one year after the acquisition.

   Market Hub Partners (MHP). In September 2000, Duke Energy, through a wholly owned subsidiary, completed the approximately $400 million acquisition of MHP from subsidiaries of NiSource Inc. for approximately $250 million in cash and the assumption of $150 million in debt. MHP provides natural gas storage services in Louisiana and Texas with a current capacity of 23 billion cubic feet with significant expansion capabilities. Approximately $159 million of goodwill was recorded in the transaction and is being amortized on a straight-line basis over 35 years. In association with the acquisition of MHP, a tender offer was made for $115 million of the assumed debt as required by the debt agreements. As of December 31, 2000, approximately $88 million of this debt was retired.

   Phillips Petroleum's Gas Gathering, Processing and Marketing Unit (Phillips). In March 2000, Duke Energy, through a wholly owned subsidiary, completed the approximately $1.7 billion transaction that combined Field Services' and Phillips' gas gathering, processing and marketing business to form a new midstream company, named Duke Energy Field Services, LLC (DEFS). In connection with the combination, DEFS issued approximately $2.75 billion of commercial paper in April 2000. The proceeds were used to make one-time cash distributions of approximately $1.53 billion to Duke Energy and $1.22 billion to Phillips Petroleum. Duke Energy owns approximately 70% of DEFS and Phillips Petroleum owns approximately 30%. Goodwill of approximately $429 million was recorded in connection with the transaction and is being amortized on a straight-line basis over 20 years.

                            DUKE ENERGY CORPORATION

   East Tennessee Natural Gas Company. In March 2000, Duke Energy, through a wholly owned subsidiary, completed the approximately $390 million acquisition of East Tennessee Natural Gas Company from El Paso Energy. East Tennessee Natural Gas Company owns a 1,100-mile interstate natural gas pipeline system that crosses Duke Energy's Texas Eastern Transmission Corporation's (TETCO's) pipeline and serves the southeastern region of the U.S.

   Dominion Resources' Hydroelectric, Natural Gas and Diesel Power Generation Businesses. In August 1999, Duke Energy, through its wholly owned subsidiary Duke Energy International, LLC (DEI), reached a definitive agreement to acquire Dominion Resources Inc.'s 1,200-megawatt portfolio of hydroelectric, natural gas and diesel power generation businesses in Latin America (collectively, the "Dominion acquisitions") for approximately $405 million. The Dominion acquisitions were completed in April 2000, and total goodwill related to these purchases was $109 million and is being amortized on a straight-line basis over 40 years.

   Companhia de Geracao de Energia Eletrica Paranapanema (Paranapanema). In January 2000, Duke Energy, through its wholly owned subsidiary DEI, completed a series of transactions to purchase for approximately $1.03 billion an approximate 95% interest in Paranapanema, an electric generating company in Brazil. Goodwill of approximately $134 million was recorded in relation to this acquisition and is being amortized on a straight-line basis over 40 years.

   Union Pacific Resources' Gathering, Processing and Marketing Operations. In March 1999, Duke Energy through its wholly owned subsidiary, Duke Energy Field Services, Inc., completed the $1.35 billion acquisition of the natural gas gathering, processing, fractionation and NGL pipeline business from Union Pacific Resources (UPR), as well as UPR's NGL marketing activities. Goodwill of $135 million has been recorded and is being amortized on a straight-line basis over 15 to 20 years.

   Dispositions: BellSouth Carolina PCS (BellSouth PCS). In September 2000, Duke Energy, through its wholly owned subsidiary DukeNet Communications, LLC (DukeNet), sold its 20% interest in BellSouth PCS for approximately $400 million to BellSouth Corporation. Operating revenues includes the resulting pre-tax gain of $407 million, or an after-tax gain of $0.34 per basic share.

   Catawba River Associates, LLC (Catawba River). During 2000, Duke Energy formed Catawba River, and third-party, non-controlling, preferred interest holders invested $1,025 million. Catawba River is a limited liability company with separate existence and identity from its members, and the assets of Catawba River are separate and legally distinct from Duke Energy. The preferred interest receives a preferred return equal to an adjusted floating reference rate (approximately 7.847% at December 31, 2000). The results of operations, cash flows and financial position of Catawba River are consolidated with Duke Energy. The preferred interest and the expense attributable to this interest are included in Minority Interests and Minority Interest Expense, respectively, on the Consolidated Financial Statements.

   PEPL Companies and Trunkline LNG. In March 1999, wholly owned subsidiaries of Duke Energy sold Panhandle Eastern Pipe Line Company (PEPL), Trunkline Gas Company (Trunkline) and additional storage related to those systems, which substantially comprised the Midwest Pipelines, along with Trunkline LNG Company to CMS Energy Corporation (CMS). The sales price of $2.2 billion involved cash proceeds of $1.9 billion and CMS' assumption of existing PEPL debt of approximately $300 million. The sale resulted in an extraordinary gain of $660 million, net of income tax of $404 million, and an increase in earnings per basic share of $0.91. In 1999 and 1998, earnings before interest and taxes
(EBIT) of $70 million and $156 million, respectively, relating to the Midwest Pipelines was included in Duke Energy's operating results. Under the terms of the sales agreement with CMS, Duke Energy retained certain assets and liabilities, which will not have a material adverse effect on consolidated results of operations, cash flows or financial position.

                            DUKE ENERGY CORPORATION

   The pro forma results of operations for acquisitions and dispositions do not materially differ from reported results.

3. Business Segments

   Duke Energy is an integrated energy and energy services provider with the ability to offer physical delivery and management of both electricity and natural gas throughout the U.S. and abroad. Duke Energy provides these and other services through seven business segments.

   Franchised Electric generates, transmits, distributes and sells electric energy in central and western North Carolina and the western portion of South Carolina. Its operations are conducted primarily through Duke Power and Nantahala Power and Light. These electric operations are subject to the rules and regulations of the FERC, the North Carolina Utilities Commission (NCUC) and the Public Service Commission of South Carolina (PSCSC).

   Natural Gas Transmission provides interstate transportation and storage of natural gas for customers primarily in the Mid-Atlantic, New England and southeastern states. Its operations are conducted primarily through Duke Energy Gas Transmission Corporation. The interstate natural gas transmission and storage operations are subject to the rules and regulations of the FERC.

   Field Services gathers, processes, transports, markets and stores natural gas and produces, transports, markets and stores NGLs. Its operations are conducted primarily through DEFS, a limited liability company that is approximately 30% owned by Phillips Petroleum. Field Services operates gathering systems in western Canada and 11 contiguous states that serve major natural gas-producing regions in the Rocky Mountain, Permian Basin, Mid-Continent, East Texas-Austin Chalk-North Louisiana, as well as onshore and offshore Gulf Coast areas.

   North American Wholesale Energy's (NAWE's) activities include asset development, operation and management, primarily through Duke Energy North America, LLC (DENA), and commodity sales and services related to natural gas and power, primarily through Duke Energy Trading and Marketing, LLC (DETM). DETM is a limited liability company that is approximately 40% owned by Exxon Mobil Corporation. NAWE also includes Duke Energy Merchants, which develops new business lines in the evolving energy commodity markets. NAWE conducts its business throughout the U.S. and Canada. The operations of the previously segregated Trading and Marketing segment were combined by management into NAWE during 2000. Previous periods have been restated to conform to current period presentation.

   International Energy conducts its operations through DEI. International Energy's activities include asset development, operation and management of natural gas and power facilities and energy trading and marketing of natural gas and electric power. This activity is targeted in the Latin American, Asia-Pacific and European regions.

   Other Energy Services is a combination of businesses that provide engineering, consulting, construction and integrated energy solutions worldwide, primarily through Duke Engineering & Services, Inc., Duke/Fluor Daniel (D/FD) and DukeSolutions, Inc. D/FD is a 50/50 partnership between Duke Energy and Fluor Enterprises, Inc.

   Duke Ventures is comprised of other diverse businesses, primarily operating through Crescent Resources, Inc. (Crescent), DukeNet and Duke Capital Partners
(DCP). Crescent develops high-quality commercial, residential and multi-family real estate projects and manages land holdings primarily in the southeastern U.S. DukeNet provides fiber optic networks for industrial, commercial and residential customers. DCP, a newly formed, wholly owned merchant finance company, provides financing, investment banking and asset management services to wholesale and commercial energy markets.

                            DUKE ENERGY CORPORATION

   Duke Energy's reportable segments are strategic business units that offer different products and services and are each managed separately. The accounting policies for the segments are the same as those described in Note 1 to the Consolidated Financial Statements. Management evaluates segment performance based on EBIT after deducting minority interests. EBIT presented in the accompanying table includes intersegment sales accounted for at prices representative of unaffiliated party transactions. Segment assets are provided as additional information in the accompanying table and are net of intercompany advances, intercompany notes receivable and investments in subsidiaries.

   Other Operations primarily include certain unallocated corporate items.

Business Segment Data

                                                                      Depreciation Capital and
                          Unaffiliated Intersegment  Total                and       Investment  Segment
                            Revenues     Revenues   Revenues   EBIT   Amortization Expenditures Assets
                          ------------ ------------ --------  ------  ------------ ------------ -------
                                                         (in millions)
Year Ended December 31,
 2000
Franchised Electric.....    $ 4,946      $    --    $ 4,946   $1,704     $  565       $  661    $12,819
Natural Gas
 Transmission...........        998           133     1,131      534        131          973      4,995
Field Services..........      7,601         1,459     9,060      296        240          376      6,266
North American Wholesale
 Energy.................     33,590           284    33,874      418         75        1,937     28,213
International Energy....      1,060             7     1,067      331         97          980      4,551
Other Energy Services...        528           167       695      (61)        13           28        543
Duke Ventures...........        642           --        642      563         17          643      1,967
Other Operations........        (47)           68        21       (2)        29           36      2,749
Eliminations and
 minority interests.....        --         (2,118)   (2,118)     231        --           --      (3,927)
                            -------      --------   -------   ------     ------       ------    -------
 Total consolidated.....    $49,318      $    --    $49,318   $4,014     $1,167       $5,634    $58,176
                            =======      ========   =======   ======     ======       ======    =======
Year Ended December 31,
 1999
Franchised Electric.....    $ 4,700      $    --    $ 4,700   $  856     $  542       $  759    $13,133
Natural Gas
 Transmission...........      1,124           106     1,230      627        126          261      3,897
Field Services..........      2,883           707     3,590      144        131        1,630      3,565
North American Wholesale
 Energy.................     11,623           178    11,801      209         57        1,028      6,268
International Energy....        323            34       357       42         58        1,779      4,459
Other Energy Services...        886           103       989      (94)        14           94        612
Duke Ventures...........        232           --        232      162         13          382      1,031
Other Operations........         (5)           44        39        5         27            3      1,250
Eliminations and
 minority interests.....        --         (1,172)   (1,172)      92        --           --        (806)
                            -------      --------   -------   ------     ------       ------    -------
 Total consolidated.....    $21,766      $    --    $21,766   $2,043     $  968       $5,936    $33,409
                            =======      ========   =======   ======     ======       ======    =======
Year Ended December 31,
 1998
Franchised Electric.....    $ 4,626      $    --    $ 4,626   $1,513     $  522       $  586    $12,953
Natural Gas
 Transmission...........      1,440           102     1,542      702        215          290      4,996
Field Services..........      2,132           545     2,677       76         80          304      1,893
North American Wholesale
 Energy.................      8,727            56     8,783      133         27          796      4,394
International Energy....        125            34       159       12         15          239        900
Other Energy Services...        436            85       521       10         12           41        376
Duke Ventures...........        171           --        171      122         10          232        818
Other Operations........          5            26        31       22         28           12        874
Eliminations and
 minority interests.....        --           (848)     (848)      57        --           --        (398)
                            -------      --------   -------   ------     ------       ------    -------
 Total consolidated.....    $17,662      $    --    $17,662   $2,647     $  909       $2,500    $26,806
                            =======      ========   =======   ======     ======       ======    =======

                            DUKE ENERGY CORPORATION

Geographic Data

                                                    Latin   Other
                                     U.S.   Canada America Foreign Consolidated
                                    ------- ------ ------- ------- ------------
                                                   (in millions)
2000
Consolidated revenues.............. $43,282 $4,964 $  512  $  560    $49,318
Consolidated long-term assets......  31,074    900  2,823   1,222     36,019
1999
Consolidated revenues.............. $19,336 $2,007 $  171  $  252    $21,766
Consolidated long-term assets......  22,995    250  2,708     901     26,854
1998
Consolidated revenues.............. $16,589 $  996 $   31  $   46    $17,662
Consolidated long-term assets......  20,982    140    207     632     21,961

4. Regulatory Matters

   Franchised Electric. The NCUC and the PSCSC approve rates for retail electric sales within their respective states. The FERC approves Franchised Electric's rates for electric sales to wholesale customers. Electric sales to the other joint owners of the Catawba Nuclear Station, which represent a majority of Franchised Electric's wholesale revenues, are set through contractual agreements.

   Fuel costs are reviewed semiannually in the wholesale jurisdiction and annually in the South Carolina retail jurisdiction, with provisions for reviewing such costs in base rates. In the North Carolina retail jurisdiction, a review of fuel costs in rates is required annually and during general rate case proceedings. All jurisdictions allow Duke Energy to adjust electric rates for past over- or under-recovery of fuel costs. Therefore, the difference between actual fuel costs incurred for electric operations and fuel costs recovered through rates is reflected in revenues.

   On December 20, 1999 and February 25, 2000, the FERC issued its Order 2000 and Order 2000-A regarding Regional Transmission Organizations (RTOs). In these orders, the FERC stressed the voluntary nature of RTO participation by utilities and set minimum characteristics and functions that must be met by utilities that participate in an RTO, including exclusive and independent authority to propose rates, terms and conditions of transmission service provided over the facilities it operates. The order provides for an open, flexible structure for RTOs to meet the needs of the market and provides for the possibility of incentive ratemaking and other benefits for utilities that participate in an RTO.

   As a result of these rulemakings, on October 16, 2000, Duke Energy and two other investor-owned utilities, Progress Energy and South Carolina Electric & Gas, filed with the FERC to establish GridSouth Transco, LLC (GridSouth), as an RTO. If approved, GridSouth will be a for-profit, independent transmission company, responsible for operating and planning the companies' combined transmission systems. The target date for formation of GridSouth is December 15, 2001. However, the actual date that GridSouth becomes operational will depend upon the resolution of all necessary regulatory approvals and resolving all technical issues. Management believes that the establishment of GridSouth will not have a material adverse effect on future consolidated results of operations, cash flows or financial position.

   Natural Gas Transmission. On February 9, 2000, the FERC issued Order 637, which sets forth revisions to its regulations governing short-term natural gas transportation services and policies governing the regulation of interstate natural gas pipelines. "Short-term" has been defined as all transactions of less than one year.

                            DUKE ENERGY CORPORATION

Among the significant actions taken are the lifting of the price cap for short-term capacity release by pipeline customers for an experimental 2 1/2-year period ending September 1, 2002, and requiring that interstate pipelines file pro forma tariff sheets to (i) provide for nomination equality between capacity release and primary pipeline capacity; (ii) implement imbalance management services (for which interstate pipelines may charge fees) while at the same time reducing the use of operational flow orders and penalties; and (iii) provide segmentation rights if operationally feasible. Order 637 also narrows the right of first refusal to remove economic biases perceived in the current rule. Order 637 imposes significant new reporting requirements for interstate pipelines that were implemented by Duke Energy during the third quarter of 2000. Additionally, Order 637 permits pipelines to propose peak/off-peak rates and term-differentiated rates, and encourages pipelines to propose experimental capacity auctions. By Order 637-A, issued in February 2000, the FERC generally denied requests for rehearing and several parties, including Duke Energy, have filed appeals in the District of Columbia Court of Appeals seeking court review of various aspects of the Order. During the third quarter of 2000, Duke Energy's interstate pipelines made the required pro forma tariff sheet filings. These filings are currently subject to review and approval by the FERC.

   Management does not believe the effects of these matters will have a material effect on Duke Energy's future consolidated results of operations, cash flows or financial position.

5. Joint Ownership of Generating Facilities

Joint Ownership of Catawba Nuclear Station

                                                                              Ownership
                          Owner                                               Interest
                          -----                                               ---------
   North Carolina Municipal Power Agency Number 1 (NCMPA)...................     37.5%
   North Carolina Electric Membership Corporation (NCEMC)...................     28.1%
   Duke Energy Corporation..................................................     12.5%
   Piedmont Municipal Power Agency (PMPA)...................................     12.5%
   Saluda River Electric Cooperative, Inc. (Saluda River)...................      9.4%
                                                                                -----
                                                                                100.0%
                                                                                =====

   As of December 31, 2000, $525 million of property, plant and equipment and $268 million of accumulated depreciation and amortization represented Duke Energy's investment in Catawba Nuclear Station Units 1 and 2. Duke Energy's share of operating costs is included in the Consolidated Statements of Income.

   Duke Energy entered into contractual interconnection agreements with the other joint owners of Catawba Nuclear Station to purchase declining percentages of the generating capacity and energy from the station, which expired during 2000.

   The portion of purchased capacity costs subject to levelization in rates was deferred. As of December 31, 2000 and 1999, $505 million and $643 million, respectively, associated with the cost of capacity purchased but not reflected in current rates have been accumulated in the Consolidated Balance Sheets as Purchased Capacity Costs and Current Portion of Purchased Capacity Costs. Duke Energy is recovering the accumulated balance, including returns on the deferred balance, over a period expected to end in 2004. Jurisdictional levelizations are intended to recover total costs, including deferred returns, and are subject to adjustments, including final true-ups. For the years ended December 31, 2000, 1999 and 1998, purchased capacity and energy costs from the other joint owners were approximately $7 million, $62 million and $88 million, respectively. These amounts, after adjustments for amounts in current rates, are included in the Consolidated Statements of Income as Net Interchange and Purchased Power.

                            DUKE ENERGY CORPORATION

   The interconnection agreements also provide for supplemental power sales by Duke Energy to the other joint owners of Catawba Nuclear Station to satisfy their capacity and energy needs beyond the capacity and energy which they retain from the station or potentially acquire in the form of other resources. The agreements further provide the other joint owners the ability to secure such supplemental requirements outside of these contractual agreements following an appropriate notice period. NCEMC, Saluda River and NCMPA have given such appropriate notice effective January 1, 2001. PMPA will continue to receive supplemental power sales from Duke Energy through December 31, 2005. As the other joint owners retain more capacity and energy from the station, or obtain additional capacity and energy from a third party, supplemental power sales are expected to decline. Management believes this will not have a material adverse effect on consolidated results of operations, cash flows or financial position.

6. Income Taxes

Income Tax Expense

                                                              For the Years
                                                                  Ended
                                                              December 31,
                                                            -------------------
                                                             2000   1999   1998
                                                            ------  -----  ----
                                                              (in millions)
Current income taxes
  Federal.................................................. $  679  $ 525  $673
  State....................................................    109    138   138
  Foreign..................................................     18      1   --
                                                            ------  -----  ----
    Total current income taxes.............................    806    664   811
                                                            ------  -----  ----
Deferred income taxes, net
  Federal..................................................    187   (126)  (15)
  State....................................................     13    (65)   (4)
  Foreign..................................................     29     (1)  --
                                                            ------  -----  ----
    Total deferred income taxes, net.......................    229   (192)  (19)
                                                            ------  -----  ----
Investment tax credit amortization.........................    (15)   (19)  (15)
                                                            ------  -----  ----
    Total income tax expense............................... $1,020  $ 453  $777
                                                            ======  =====  ====

Income Tax Expense Reconciliation to Statutory Rate

                                                              For the Years
                                                                  Ended
                                                              December 31,
                                                            -------------------
                                                             2000   1999   1998
                                                            ------  -----  ----
                                                              (in millions)
Income tax, computed at the statutory rate of 35%.......... $  979  $ 455  $713
Adjustments resulting from:
  State income tax, net of federal income tax effect.......     75     47    90
  Favorable resolution of federal tax issues...............    (18)   (30)  --
  Other items, net.........................................    (16)   (19)  (26)
                                                            ------  -----  ----
    Total income tax expense............................... $1,020  $ 453  $777
                                                            ------  -----  ----
Effective tax rate.........................................   36.5%  34.9% 38.1%
                                                            ======  =====  ====

                            DUKE ENERGY CORPORATION

Net Deferred Income Tax Liability Components

                                                               December 31,
                                                              ----------------
                                                               2000     1999
                                                              -------  -------
                                                               (in millions)
   Deferred credits and other liabilities.................... $   429  $   500
   International property, plant, & equipment................     153      --
   Other.....................................................      10        8
                                                              -------  -------
       Total deferred income tax assets......................     592      508
   Valuation allowance.......................................      (9)      (6)
                                                              -------  -------
     Net deferred income tax assets..........................     583      502
                                                              -------  -------
   Investments and other assets..............................    (320)    (245)
   Property, plant and equipment.............................  (2,707)  (2,483)
   Regulatory assets and deferred debits.....................    (326)    (427)
   Regulatory asset related to restating to pre-tax basis....    (429)    (432)
                                                              -------  -------
       Total deferred income tax liability...................  (3,782)  (3,587)
                                                              -------  -------
   State deferred income tax, net of federal tax effect......    (320)    (340)
                                                              -------  -------
       Total net deferred income tax liability............... $(3,519) $(3,425)
                                                              =======  =======

7. Risk Management and Financial Instruments

   Commodity Derivatives--Trading. Duke Energy provides risk management services to its customers through forward contracts, futures, over-the-counter swap agreements and options (collectively, "commodity derivatives"). Duke Energy engages in the trading of commodity derivatives, and therefore experiences net open positions, which are managed with strict policies that limit its exposure to market risk and require daily reporting to management of potential financial exposure. These policies include statistical risk tolerance limits using historical price movements to calculate a daily earnings at risk measurement. The weighted-average life of Duke Energy's commodity trading portfolio was approximately 25 months at December 31, 2000.

Net Gains Recognized from Trading Activities

                                                                  2000 1999 1998
                                                                  ---- ---- ----
                                                                  (in millions)
   Natural gas................................................... $212 $83  $114
   Electricity...................................................  368  41    14
   Other(a)......................................................   46 --    --

--------
(a) Other includes refined products, fertilizer, crude oil and other miscellaneous commodities.

Absolute Notional Contract Quantity of Commodity Derivatives Held for Trading Purposes

                                                                  December 31,
                                                                 ---------------
                                                                  2000    1999
                                                                 ------- -------
   Natural gas, in billion cubic feet...........................  39,716  17,248
   Electricity, in gigawatt hours............................... 289,109 185,536
   Fertilizer contracts, in thousands of tonnes................. 141,619     --
   Refined products, in thousands of barrels.................... 451,133     --

                            DUKE ENERGY CORPORATION

Fair Values of Commodity Derivatives--Trading

                                               2000                 1999
                                        -------------------- -------------------
                                        Assets   Liabilities Assets  Liabilities
                                        -------  ----------- ------  -----------
                                                    (in millions)
Fair values at December 31,
  Natural gas.......................... $45,423    $45,104   $2,966    $2,855
  Electricity..........................   9,436      9,254    1,302     1,271
  Fertilizer contracts.................   5,886      5,850      --        --
  Refined products.....................   1,192      1,159      --        --
  Other(a).............................     303        268      --        --
  Eliminations......................... (46,984)   (46,984)  (2,447)   (2,447)
                                        -------    -------   ------    ------
    Total fair values.................. $15,256    $14,651   $1,821    $1,679
                                        =======    =======   ======    ======
Average fair values for the year
  Natural gas..........................  20,150     19,801    2,401     2,269
  Electricity..........................   6,650      6,558      962       900
  Fertilizer contracts.................   3,002      2,974      --        --
  Refined products.....................   1,345      1,309      --        --
  Other(a).............................     437        427      --        --

--------
(a) Other includes crude oil and other miscellaneous commodities.

   Commodity Derivatives--Non-Trading. Duke Energy also manages its exposure to risk from existing assets, liabilities and commitments by hedging the impact of market fluctuations. At December 31, 2000 and 1999, Duke Energy held or issued several commodity derivatives, primarily in the form of swaps, that reduce exposure to market price fluctuations for certain power and NGL production facilities. At December 31, 2000, these commodity derivatives extended for periods up to 10 years and generally contain margin requirements. The gains, losses and costs related to non-trading commodity derivatives are not recognized until the underlying physical transaction closes. At December 31, 2000 and 1999, Duke Energy had unrealized net losses of $1,642 million and $120 million, respectively, related to non-trading commodity derivatives. These unrealized losses partially offset the unrealized market value gains related to future cash flows from underlying asset positions.

Absolute Notional Contract Quantity of Commodity Derivatives Held for Non-Trading Purposes

                                                                   December 31,
                                                                   -------------
                                                                    2000   1999
                                                                   ------ ------
   Natural gas, in billion cubic feet.............................    401    592
   Electricity, in gigawatt hours................................. 75,932 45,877
   Power capacity, in megawatt months............................. 35,325 25,950
   Crude oil, in thousands of barrels............................. 43,991 32,764

   Interest Rate Derivatives. Duke Energy periodically enters into financial derivative instruments including, but not limited to, swaps, options and interest rate locks to manage and mitigate interest rate risk related to existing and anticipated borrowings. The notional amounts shown in the following table serve solely as a basis for the calculation of payment streams to be exchanged. These notional amounts are not a measure of Duke Energy's exposure through its use of derivatives. Fair values shown in the following table represent estimated amounts that Duke Energy would have received (paid) if the swaps had been settled at current market rates on the respective dates.

                            DUKE ENERGY CORPORATION

Interest Rate Derivatives

                                                December 31,
                              -------------------------------------------------
                                        2000                     1999
                              ------------------------ ------------------------
                              Notional Fair  Contracts Notional Fair  Contracts
                              Amounts  Value  Expire   Amounts  Value  Expire
                              -------- ----- --------- -------- ----- ---------
                                            (dollars in millions)
Fixed-to-floating rate
 swaps......................    $275    $27       2009   $100   $  1    2000
Cancelable fixed-to-floating
 rate swaps.................     630     20  2004-2022    --     --      --
CP(a) floating-to-fixed rate
 swaps......................     100     (1)      2001    500      1    2000
Interest rate locks.........     275     (9)      2011    --     --      --

--------
(a) Commercial paper.

   Gains and losses that have been deferred in anticipation of planned financing transactions on interest rate swap derivatives have been capitalized and are being amortized over the life of the underlying debt. These deferred gains and losses were not material in 2000 or 1999. As a result of the interest rate swap contracts, interest expense for the relative notional amount is recognized at the weighted-average rates as depicted in the following table.

Weighted-Average Rates for Interest Rate Swaps

                                                               For the Years
                                                               Ended December
                                                                    31,
                                                               ----------------
                                                               2000  1999  1998
                                                               ----  ----  ----
Fixed-to-floating rate swaps.................................. 6.50% 5.71% 6.04%
Cancelable fixed-to-floating rate swaps....................... 5.09%  --    --
Commercial paper swaps........................................ 6.11% 4.95%  --

   Foreign Currency Derivatives. NAWE enters into foreign currency swap agreements to manage foreign currency risks associated with energy contracts denominated in foreign currencies, primarily in the Canadian dollar. As of December 31, 2000, the agreements had a notional contract amount of approximately $1,396 million, beginning in the year 2001 and extending through the year 2005, and had a weighted-average fixed exchange rate of 1.4672 Canadian dollars to one U.S. dollar. As of December 31, 1999, the agreements had a notional contract amount of approximately $762 million, beginning in the year 2000 and extending to the year 2005, and had a weighted-average fixed exchange rate of 1.470 Canadian dollars to one U.S. dollar. The fair value of foreign currency swap agreements was not material at December 31, 2000 or 1999.

   Market and Credit Risk. Duke Energy's principal markets for power and natural gas marketing services are industrial end-users and utilities located throughout the U.S., Canada, Asia Pacific and Latin America. Duke Energy has concentrations of receivables from natural gas and electric utilities and their affiliates, as well as industrial customers throughout these regions. These concentrations of customers may affect Duke Energy's overall credit risk in that certain customers may be similarly affected by changes in economic, regulatory or other factors. On all transactions where Duke Energy is exposed to credit risk, Duke Energy analyzes the counterparties' financial condition prior to entering into an agreement, establishes credit limits and monitors the appropriateness of these limits on an ongoing basis. As of December 31, 2000, Duke Energy had approximately $400 million in receivables related to energy sales in California. Duke Energy quantified its exposures with regard to those receivables and recorded a provision of $110 million. See Note 14 to the Consolidated Financial Statements for further information regarding credit exposure.

                            DUKE ENERGY CORPORATION

   The change in market value of New York Mercantile Exchange-traded futures and options contracts requires daily cash settlement in margin accounts with brokers. Physical forward contracts and financial derivatives are generally settled at the expiration of the contract term or each delivery period; however, these transactions are also generally subject to margin agreements with the majority of Duke Energy's counterparties.

   Financial Instruments. The fair value of financial instruments is summarized in the following table. Judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates determined as of December 31, 2000 and 1999, are not necessarily indicative of the amounts Duke Energy could have realized in current markets. The majority of the estimated fair value amounts were obtained from independent parties.

Financial Instruments

                                                 2000                1999
                                          ------------------- ------------------
                                           Book   Approximate  Book  Approximate
                                           Value  Fair Value  Value  Fair Value
                                          ------- ----------- ------ -----------
                                                      (in millions)
Long-term debt(a).......................  $11,456   $12,198   $9,165   $8,891
Guaranteed preferred beneficial
 interests in subordinated notes of Duke
 Energy or subsidiaries.................    1,406     1,389    1,404    1,207
Preferred stock(a)......................      280       275      313      303

--------
(a) Includes current maturities.

   The fair value of cash and cash equivalents, notes receivable, notes payable and commercial paper are not materially different from their carrying amounts because of the short-term nature of these instruments or because the stated rates approximate market rates.

   Guarantees made on behalf of affiliates or recourse provisions from affiliates have no book value associated with them, and there are no fair values readily determinable since quoted market prices are not available.

8. Investment in Affiliates

   Investments in domestic and international affiliates that are not controlled by Duke Energy but where Duke Energy has significant influence over operations are accounted for by the equity method. These investments include undistributed earnings of $70 million and $6 million in 2000 and 1999, respectively. Duke Energy's share of net income from these affiliates is reflected in the Consolidated Statements of Income as Other Operating Revenues.

   Natural Gas Transmission. Investments primarily include ownership interests in natural gas pipeline joint ventures which transport natural gas to the U.S. from Canada. Investments include a 37.5% ownership interest in Maritimes & Northeast Pipeline, LLC.

   Field Services. Investments primarily include a 37% interest in a partnership which owns natural gas gathering systems in the Gulf of Mexico (Dauphin Island Gathering Partners) and a 21.1% ownership interest in TEPPCO.

   North American Wholesale Energy. Significant investments include a 50% indirect interest in VMC Generating Company, a merchant electric generating company, a 32.5% indirect interest in American Ref-Fuel, LLC and a 50% interest in Southwest Power Partners.

                            DUKE ENERGY CORPORATION

   International Energy. International Energy has investments in various natural gas and electric generation and transmission facilities in its targeted geographic areas. Significant investments include a 25% indirect interest in National Methanol Company, which owns and operates a methanol and MTBE (methyl tertiary butyl ether) business in Jubail, Saudi Arabia.

   Other Energy Services. Investments include the participation in various construction and support activities for fossil-fueled generating plants.

   Duke Ventures. Significant investments include various real estate development projects and a 20% interest in the BellSouth PCS joint venture until its sale in 2000.

Investment in Affiliates

                                December 31, 2000              December 31, 1999             December 31, 1998
                          -----------------------------  -----------------------------  ----------------------------
                          Domestic International Total   Domestic International Total   Domestic International Total
                          -------- ------------- ------  -------- ------------- ------  -------- ------------- -----
                                                               (in millions)
Natural Gas
 Transmission...........   $   82      $ 88      $  170    $ 67       $ 83      $  150    $104       $ 37      $141
Field Services..........      373       --          373     439        --          439     303        --        303
North American Wholesale
 Energy.................      635         9         644     425        --          425     171        --        171
International Energy....      --        154         154     --         224         224     --         223       223
Other Energy Services...       11         7          18      51          6          57      19         23        42
Duke Ventures...........       23       --           23      10        --           10      24        --         24
Other Operations........      (12)      --          (12)     (6)       --           (6)     (2)       --         (2)
                           ------      ----      ------    ----       ----      ------    ----       ----      ----
 Total..................   $1,112      $258      $1,370    $986       $313      $1,299    $619       $283      $902
                           ======      ====      ======    ====       ====      ======    ====       ====      ====

Equity in Earnings of Investment

                                                           For the years ended:
                          ----------------------------------------------------------------------------------------
                               December 31, 2000             December 31, 1999             December 31, 1998
                          ----------------------------  ----------------------------  ----------------------------
                          Domestic International Total  Domestic International Total  Domestic International Total
                          -------- ------------- -----  -------- ------------- -----  -------- ------------- -----
                                                              (in millions)
Natural Gas
 Transmission...........    $ 13       $  4      $ 17     $ 16       $  9      $ 25     $ 14       $  3      $ 17
Field Services..........      39        --         39       44        --         44        9        --          9
North American Wholesale
 Energy.................      36        --         36       47        --         47       50        --         50
International Energy....     --          43        43      --          10        10      --          18        18
Other Energy Services...     (13)       --        (13)      10          3        13        1         13        14
Duke Ventures...........      (9)       --         (9)     (22)       --        (22)     (29)       --        (29)
Other Operations........     (10)       --        (10)      (5)       --         (5)     --         --        --
                            ----       ----      ----     ----       ----      ----     ----       ----      ----
 Total..................    $ 56       $ 47      $103     $ 90       $ 22      $112     $ 45       $ 34      $ 79
                            ====       ====      ====     ====       ====      ====     ====       ====      ====

                            DUKE ENERGY CORPORATION

Summarized Combined Financial Information of Unconsolidated Affiliates

                                                                December 31,
                                                            --------------------
                                                             2000   1999   1998
                                                            ------ ------ ------
                                                               (in millions)
Balance Sheet
  Current assets........................................... $1,242 $1,544 $  848
  Noncurrent assets........................................  6,588  7,826  7,340
  Current liabilities......................................    888  1,155  1,084
  Noncurrent liabilities...................................  4,404  4,727  3,884
                                                            ------ ------ ------
  Net assets............................................... $2,538 $3,488 $3,220
                                                            ====== ====== ======
Income Statement
  Operating revenues....................................... $4,617 $3,510 $1,667
  Operating expenses.......................................  4,039  3,104  1,166
                                                            ------ ------ ------
  Net income...............................................    440    193    263
                                                            ====== ====== ======

   Duke Energy had outstanding notes receivable from certain affiliates of $70 million and $72 million at December 31, 2000 and 1999, respectively.

9. Net Property, Plant and Equipment

                                                                December 31,
                                                              -----------------
                                                                2000     1999
                                                              --------  -------
                                                               (in millions)
   Land...................................................... $     36  $    25
   Plant:
     Electric generation and transmission....................   11,734   11,717
     Natural gas transmission................................   11,281   10,290
     Gathering and processing facilities.....................    4,434    2,466
     Other buildings and improvements........................    1,339    1,310
     Leasehold improvements..................................       14        8
   Nuclear fuel..............................................      761      741
   Equipment.................................................       92       83
   Vehicles..................................................       36       37
   Construction in process...................................    2,209    1,220
   Other.....................................................    2,679    2,539
                                                              --------  -------
       Total property, plant and equipment...................   34,615   30,436
       Total accumulated depreciation(a).....................  (10,146)  (9,441)
                                                              --------  -------
       Total net property, plant and equipment............... $ 24,469  $20,995
                                                              ========  =======

--------
(a) Includes amortization of nuclear fuel: 2000--$503 million; 1999--$444 million.

   Capitalized interest of $67 million, $52 million and $28 million is included in the Consolidated Statements of Income for the years ended December 31, 2000, 1999 and 1998, respectively.

                            DUKE ENERGY CORPORATION

10. Debt and Credit Facilities

Long-term Debt

                                                                     December
                                                                        31,
                                                                    -----------
                                                          Year Due  2000  1999
                                                         ---------- ----- -----
                                                                        (in
                                                                     millions)
Duke Energy
First and refunding mortgage bonds:(a)
  5.875%--6.375%........................................ 2001--2008 $ 625 $ 625
  6.750%--8.30%......................................... 2023--2025   661   661
  7.0%--8.950%.......................................... 2027--2033   165   165
Pollution control debt, 3.850%--5.80%................... 2012--2017   172   172
Notes:
  5.375%--9.210%........................................ 2009--2016   811   264
  6.0%--6.60%........................................... 2028--2038   500   500
Commercial paper, 6.510% and 5.840% weighted-average
 rate at December 31, 2000 and 1999, respectively(b)....            1,256 1,184
Other debt..............................................               18    21
Notes matured during 2000...............................              --    200
Duke Capital Corporation
Senior notes:
  6.250%--7.50%......................................... 2004--2009 1,400 1,250
  6.750%--8.50%......................................... 2018--2019   650   650
  Commercial paper, 6.660% and 5.910% weighted-average
   rate at December 31, 2000 and 1999, respectively(b)..            1,378   535
Note payable to affiliate 6.140% and 5.030% weighted-
 average rate at December 31, 2000 and 1999,
 respectively...........................................              141    86
PanEnergy Corp
Bonds:
  7.750%................................................       2022   328   328
  8.625% Debentures.....................................       2025   100   100
Notes:
  7.0%--9.90%, maturing serially........................ 2003--2006   384   395
TETCO
Notes:
  7.30%--10.375%........................................ 2001--2010   600   500
  Medium-term, Series A, 7.640%--9.070%................. 2001--2012    51    51
Algonquin Gas Transmission Company
9.130% Notes............................................       2003   100   100
DEFS
Notes, 7.50%--8.125%.................................... 2005--2030 1,700   --
Commercial paper, 7.390% weighted-average rate at
 December 31, 2000......................................              346   --
DENA
Bonds, 7.50%--10.0%..................................... 2010--2030   302   --
Capital leases.......................................... 2009--2028   272   207
Notes matured during 2000...............................              --    380

                            DUKE ENERGY CORPORATION

                                                               December 31,
                                                              ---------------
                                                    Year Due   2000     1999
                                                   ---------- -------  ------
                                                              (in millions)
DEI
Medium-term note, 7.250%..........................       2004     139     162
Notes:
  4.50%--18.0%.................................... 2001--2024     222     107
  7.90%........................................... 2004--2013     138     161
  6.0%--10.0%(c).................................. 2013--2017     477     485
Credit facilities, 6.130% and 6.010% weighted-
 average rate at December 31, 2000 and 1999,
 respectively.....................................                 44      80
Commercial paper, 6.40% and 5.510% weighted-
 average at December 31, 2000 and 1999,
 respectively.....................................                223      49
Crescent(d)
Construction and mortgage loans, 6.30%--9.50%..... 2001--2010      67      46
Other debt of subsidiaries........................                103      34
Unamortized debt discount and premium, net........                (91)    (66)
                                                              -------  ------
Total long-term debt..............................             13,282   9,432
Current maturities of long-term debt..............               (437)   (482)
Short-term notes payable and commercial paper.....             (1,826)   (267)
                                                              -------  ------
Total long-term portion...........................            $11,019  $8,683
                                                              =======  ======

--------
(a) Substantially all of Franchised Electric's plant was mortgaged.
(b) Extendible commercial notes are included in the 2000 amounts.
(c) Paranapanema (Brazil) debt, principal is indexed annually to inflation.
(d) Substantial amounts of Crescent's real estate development projects, land and buildings were pledged as collateral.

   The weighted-average interest rate on outstanding short-term notes payable and commercial paper at December 31, 2000 and 1999, was 6.80% and 5.720%, respectively.

Annual Maturities

                                                                   (in millions)
                                                                   -------------
   2001...........................................................    $   437
   2002...........................................................        263
   2003...........................................................        475
   2004...........................................................        956
   2005...........................................................        922
   Thereafter.....................................................      8,403
                                                                      -------
       Total long-term debt.......................................    $11,456
                                                                      =======

   Included in the annual maturities after 2005 is $1,536 million of long-term debt that has call options whereby Duke Energy has the option to repay the debt early. Based on the years in which Duke Energy may first exercise its redemption options, $95 million could potentially be repaid in 2001, $1,114 million in 2002, $227 million in 2003 and $100 million in 2005.

                            DUKE ENERGY CORPORATION

Credit Facilities

                                    December 31, 2000      December 31, 1999
                                  ---------------------- ----------------------
                                    Credit                 Credit
                                  Facilities Outstanding Facilities Outstanding
                                  ---------- ----------- ---------- -----------
                                                  (in millions)
364-day facilities(a)...........    $1,796      $ --       $  823      $ 10
Three-year revolving
 facilities.....................        84         44         565       450
Four-year revolving facilities..       125        --          125       --
Five-year revolving
 facilities(a)..................     2,200        --        2,200       --
                                    ------      -----      ------      ----
    Total consolidated..........    $4,205      $  44      $3,713      $460
                                    ======      =====      ======      ====

--------
(a) Supported commercial paper facilities.

11. Nuclear Decommissioning Costs

   Nuclear Decommissioning Costs. Estimated site-specific nuclear decommissioning costs, including the cost of decommissioning plant components not subject to radioactive contamination, total approximately $1.9 billion stated in 1999 dollars based on decommissioning studies completed in 1999. This amount includes Duke Energy's 12.5% ownership in the Catawba Nuclear Station. The other joint owners of Catawba Nuclear Station are responsible for decommissioning costs related to their ownership interests in the station. Both the NCUC and the PSCSC have granted Duke Energy recovery of estimated decommissioning costs through retail rates over the expected remaining service periods of Duke Energy's nuclear stations. The operating licenses for Duke Energy's nuclear units are subject to extension. On May 23, 2000, Duke Energy was granted a license renewal for Oconee. The current operating licenses for Duke Energy's nuclear units are as follows:

Operating Licenses for Nuclear Units

   Unit                                                                     Year
   ----                                                                     ----
   McGuire 1............................................................... 2021
   McGuire 2............................................................... 2023
   Catawba 1............................................................... 2024
   Catawba 2............................................................... 2026
   Oconee 1 and 2.......................................................... 2033
   Oconee 3................................................................ 2034

   During 2000 and 1999, Duke Energy expensed approximately $57 million, which was contributed to the external funds for decommissioning costs, and accrued an additional $8 million to the internal reserve. Nuclear units are depreciated at an annual rate of 4.7%, of which 1.61% is for decommissioning. The balance of the external funds as of December 31, 2000 and 1999, was $717 million and $703 million, respectively. The balance of the internal reserve as of December 31, 2000 and 1999, was $231 million and $223 million, respectively, and is reflected in the Consolidated Balance Sheets as Accumulated Depreciation and Amortization. Management believes that the decommissioning costs being recovered through rates, when coupled with expected fund earnings, are currently sufficient to provide for the cost of decommissioning.

   A provision in the Energy Policy Act of 1992 established a fund for the decontamination and decommissioning of the Department of Energy's (DOE) uranium enrichment plants (the D&D Fund). Licensees are subject to an annual assessment for 15 years based on their pro rata share of past enrichment services. On June 12, 1998, Duke Energy and 21 other utilities filed a lawsuit challenging the constitutionality of the D&D Fund and seeking an injunction that prohibits the government from collecting the assessment and a refund of all

                            DUKE ENERGY CORPORATION
assessments paid. The annual assessment is recorded in the Consolidated Statements of Income as Fuel Used in Electric Generation. Duke Energy paid $10 million during 2000 and has paid $85 million cumulatively related to its ownership interests in nuclear plants. The remaining liability and regulatory assets of $62 million and $70 million at December 31, 2000 and 1999, respectively, are reflected in the Consolidated Balance Sheets as Deferred Credits and Other Liabilities, and Regulatory Assets and Deferred Debits, respectively.

   Spent Nuclear Fuel. Under provisions of the Nuclear Waste Policy Act of 1982, Duke Energy has entered into contracts with the DOE for the disposal of spent nuclear fuel. The DOE failed to begin accepting the spent nuclear fuel on January 31, 1998, the date provided by the Nuclear Waste Policy Act and by Duke Energy's contract with the DOE. On June 8, 1998, Duke Energy filed with the U.S. Court of Federal Claims a claim against the DOE for damages in excess of $1 billion arising out of the DOE's failure to begin accepting commercial spent nuclear fuel by January 31, 1998. Damages claimed in the suit are intended to recover costs that Duke Energy is incurring and will continue to incur as a result of the DOE's partial material breach of its contract with Duke Energy, including costs associated with securing additional spent fuel storage capacity. Duke Energy will continue to safely manage its spent nuclear fuel until the DOE accepts it. Payments made to the DOE for disposal costs are based on nuclear output and are included in the Consolidated Statements of Income as Fuel Used in Electric Generation.

12. Guaranteed Preferred Beneficial Interests in Subordinated Notes of Duke Energy or Subsidiaries

   Duke Energy and certain subsidiaries have each formed business trusts for which they own all the respective common securities. The trusts issue and sell preferred securities and invest the gross proceeds in junior subordinated notes issued by the respective parent companies.

Trust Preferred Securities

                                                                December 31,
                                                                --------------
       Issued                                        Rate  Due   2000    1999
       ------                                       ------ ----  ----   ------
                                                                (in millions)
1997...............................................  7.20% 2037 $  350  $  350
1998............................................... 7.375% 2038    350     350
1998............................................... 7.375% 2038    250     250
1999............................................... 8.375% 2029    250     250
1999...............................................  7.20% 2039    250     250
Unamortized debt discount..........................                (44)    (46)
                                                                ------  ------
                                                                $1,406  $1,404
                                                                ======  ======

   These trust preferred securities represent preferred undivided beneficial interests in the assets of the respective trusts. Payment of distributions on these preferred securities is guaranteed by the respective parent company, but only to the extent the trusts have funds legally and immediately available to make such distributions. Dividends of $108 million, $87 million and $44 million related to the trust preferred securities have been included in the Consolidated Statements of Income as Minority Interest Expense for the years ended December 31, 2000, 1999 and 1998, respectively.

                            DUKE ENERGY CORPORATION

13. Preferred and Preference Stock

Authorized Shares of Stock as of December 31, 2000 and 1999

                                                         Par Value    Shares
                                                         --------- ------------
                                                                   (in millions)
   Preferred Stock......................................   $100        12.5
   Preferred Stock A....................................   $ 25        10.0
   Preference Stock.....................................   $100         1.5

   As of December 31, 2000 and 1999, there were no shares of preference stock outstanding.

Preferred Stock with Sinking Fund Requirements

                                             Shares
                                           Outstanding       December 31,
                                   Year  At December 31, -----------------------
       Rate/Series                Issued      2000          2000        1999
       -----------                ------ ---------------    ----     -----------
                                                         (dollars in millions)
6.20% D (Preferred Stock A)......  1992      800,000     $       20  $        20
6.30% U..........................  1992      130,000             13           13
6.40% V..........................  1992      130,000             13           13
6.75% X..........................  1993      250,000             25           25
6.10% C (Preferred Stock A)(a)...  1992          --             --            20
6.20% T(a).......................  1992          --             --            13
                                                         ----------  -----------
    Total........................                        $       71  $       104
                                                         ==========  ===========

--------
(a) Preferred stock series C and T redeemed in September and December, 2000, respectively.

   The annual sinking fund requirements for 2001 through 2005 are $33 million, $13 million, $2 million, $2 million and $2 million, respectively. Some additional redemptions are permitted at Duke Energy's option.

Preferred Stock without Sinking Fund Requirements

                                              Shares
                                            Outstanding       December 31,
                                    Year  At December 31, ---------------------
       Rate/Series                 Issued      2000          2000       1999
       -----------                 ------ ---------------    ----    ----------
                                                          (dollars in millions)
4.50% C...........................  1964       175,000    $       18 $       18
7.85% S...........................  1992       300,000            30         30
7.00% W...........................  1993       249,989            25         25
7.04% Y...........................  1993       299,995            30         30
6.375% (Preferred Stock A)........  1993     1,257,185            31         31
Auction Series A..................  1990       750,000            75         75
                                                          ---------- ----------
    Total.........................                        $      209 $      209
                                                          ========== ==========

   The call provisions for the outstanding preferred stock specify various redemption prices not exceeding 104% of par value, plus accumulated dividends to the redemption date.

                            DUKE ENERGY CORPORATION

14. Commitments and Contingencies

   Nuclear Insurance. Duke Energy owns and operates the McGuire and Oconee Nuclear Stations with two and three nuclear reactors, respectively, and operates and has a partial ownership interest in the Catawba Nuclear Station with two nuclear reactors. Nuclear insurance coverage is maintained in three program areas: liability coverage; property, decontamination and decommissioning coverage; and business interruption and/or extra expense coverage. Certain expenses associated with nuclear insurance premiums paid by Duke Energy are reimbursed by the other joint owners of the Catawba Nuclear Station.

   Pursuant to the Price-Anderson Act, Duke Energy is required to insure against public liability claims resulting from nuclear incidents to the full limit of liability of approximately $9.5 billion.

   Primary Liability Insurance. The maximum required private primary liability insurance of $200 million has been purchased along with a like amount to cover certain worker tort claims.

   Excess Liability Insurance. This policy currently provides approximately $9.3 billion of coverage through the Price-Anderson Act's mandatory industry-wide excess secondary insurance program of risk pooling. The $9.3 billion of coverage is the sum of the current potential cumulative retrospective premium assessments of $88 million per licensed commercial nuclear reactor. This $9.3 billion will be increased by $88 million as each additional commercial nuclear reactor is licensed, or reduced by $88 million for certain nuclear reactors that are no longer operational and may be exempted from the risk pooling insurance program. Under this program, licensees could be assessed retrospective premiums to compensate for damages in the event of a nuclear incident at any licensed facility in the nation. If such an incident occurs and public liability damages exceed primary insurances, licensees may be assessed up to $88 million for each of their licensed reactors, payable at a rate not to exceed $10 million a year per licensed reactor for each incident. The $88 million amount is subject to indexing for inflation and may be subject to state premium taxes.

   Duke Energy is a member of Nuclear Electric Insurance Limited (NEIL), which provides property and business interruption insurance coverage for Duke Energy's nuclear facilities under the following three policy programs:

   Primary Property Insurance. This policy provides $500 million in primary property damage coverage for each of Duke Energy's nuclear facilities.

   Excess Property Insurance. This policy provides excess property, decontamination and decommissioning liability insurance in the following amounts: $2.25 billion for the Catawba Nuclear Station and $1.5 billion each for the Oconee and McGuire Nuclear Stations.

   Business Interruption Insurance. This policy provides business interruption and/or extra expense coverage resulting from an accidental outage of a nuclear unit. Each unit of the McGuire and Catawba Nuclear Stations is insured for up to approximately $4 million per week and the Oconee Nuclear Station units are insured for up to approximately $3 million per week. Coverage amounts per unit decline if more than one unit is involved in an accidental outage. Initial coverage begins after a 12-week deductible period and continues at 100% for 52 weeks and 80% for the next 110 weeks.

   If NEIL's losses ever exceed its reserves for any of the above three programs, Duke Energy will be liable for assessments of up to five times its annual premiums. The current potential maximum assessments are as follows:
Primary Property Insurance--$18 million; Excess Property Insurance--$18 million; Business Interruption Insurance--$15 million.

                            DUKE ENERGY CORPORATION

   The other joint owners of the Catawba Nuclear Station are obligated to assume their pro rata share of any liabilities for retrospective premiums and other premium assessments resulting from the Price-Anderson Act's excess secondary insurance program of risk pooling or the NEIL policies.

   Environmental. Duke Energy is subject to international, federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters.

   Manufactured Gas Plants and Superfund Sites. Duke Energy was an operator of manufactured gas plants until the early 1950s and has entered into a cooperative effort with the State of North Carolina and other owners of certain former manufactured gas plant sites to investigate and, where necessary, remediate these contaminated sites. Duke Energy is considered by regulators to be a potentially responsible party and may be subject to future liability at eight federal Superfund sites and three state Superfund sites. While the cost of remediation of these sites may be substantial, Duke Energy will share in any liability associated with remediation of contamination at such sites with other potentially responsible parties. Management believes that resolution of these matters will not have a material adverse effect on consolidated results of operations, cash flows or financial position.

   PCB (Polychlorinated Biphenyl) Assessment and Cleanup Programs. In June 1999, the Environmental Protection Agency (EPA) certified that TETCO, a wholly owned subsidiary of Duke Energy, had completed cleanup of PCB-contaminated sites under conditions stipulated by a U.S. Consent Decree in 1989. TETCO was required to continue groundwater monitoring on a number of sites for two years. This required monitoring was completed as of the end of 2000, pending EPA concurrence. TETCO will be evaluating and discussing with the EPA, appropriate state authorities or both the need for additional remediation or monitoring.

   Under terms of the sales agreement with CMS discussed in Note 2 to the Consolidated Financial Statements, Duke Energy is obligated to complete cleanup of previously identified contamination resulting from the past use of PCB-containing lubricants and other discontinued practices at certain sites on the PEPL and Trunkline systems. Based on Duke Energy's experience to date and costs incurred for cleanup operations, management believes the resolution of matters relating to the environmental issues discussed above will not have a material adverse effect on consolidated results of operations, cash flows or financial position.

   Air Quality Control. In October 1998, the EPA issued a final rule on regional ozone control that required 22 eastern states and the District of Columbia to revise their State Implementation Plans (SIPs) to significantly reduce emissions of nitrogen oxide by May 1, 2003. The EPA's rule was challenged in court by various states, industry and other interests, including the states of North Carolina and South Carolina, and Duke Energy. In March 2000, the court upheld most aspects of the EPA's rule. The same court subsequently issued a decision that extended the compliance deadline for implementation of emission reductions to May 31, 2004. In January 2000, the EPA finalized another ozone-related rule under Section 126 of the Clean Air Act
(CAA) that has virtually identical emission control requirements as its October 1998 action, but with a May 1, 2003 compliance date. The EPA's 2000 rule has been challenged in court. The court is expected to issue its decision during the spring of 2001.

   In response to the EPA's October 1998 rule, both North Carolina and South Carolina are in the process of finalizing the SIP revisions to implement the EPA rule's emission reduction requirements. Additionally, North Carolina has adopted a separate rule that caps nitrogen oxide emissions from coal-fired power plants in the event the EPA's SIP rule is eventually overturned.

   Depending on the resolution of these and related matters, management anticipates that costs to Duke Energy may range from $500 million to $900 million in capital costs for additional emission controls over an

                            DUKE ENERGY CORPORATION
estimated time period which continues through 2007. Emission control retrofits of this type are large technical, design and construction projects. These projects will be managed closely to ensure the continuation of reliable electric service to Duke Energy's customers throughout the projects and upon their completion.

   On December 22, 2000, the U.S. Justice Department, acting on behalf of the EPA, filed a complaint against Duke Energy in the U.S. District Court in Greensboro, North Carolina, for alleged violations of the New Source Review
(NSR) provisions of the CAA. The EPA is claiming that 29 projects performed at 25 of Duke Energy's coal-fired units were major modifications as defined in the CAA and that Duke Energy violated the CAA's NSR requirements when it undertook those projects without obtaining permits and installing emission controls for sulfur dioxide, nitrogen oxide and particulate matter. The complaint requests, among other things, that the court enjoin Duke Energy from operating the coal-fired units identified in the complaint, and order Duke Energy to install additional emission controls and pay unspecified civil penalties. This complaint appears to be part of the EPA's NSR enforcement initiative, in which the EPA claims that utilities and others have committed widespread violations of the CAA permitting requirements for the past 25 years. The EPA has sued or issued notices of violation or investigative information requests, to at least 48 other electric utilities and cooperatives.

   The EPA's allegations run counter to previous EPA guidance regarding the applicability of the NSR permitting requirements. Duke Energy, along with other utilities, has routinely undertaken the type of repair, replacement, and maintenance projects that the EPA now claims are illegal. Duke Energy believes that all of its electric generation units are properly permitted and have been properly maintained, and intends to defend itself vigorously against these alleged violations. However, because these matters are in a preliminary stage, management cannot estimate the effects of these matters on Duke Energy's future consolidated results of operations, cash flows or financial position. The CAA authorizes civil penalties of up to $27,500 per day per violation at each generating unit. Civil penalties, if ultimately imposed by the court, and the cost of any required new pollution control equipment, if the court accepts the EPA's contentions, could be substantial.

   Injury and Damages Claims. Duke Energy has experienced numerous claims relating to damages for personal injury alleged to have arisen from the exposure to or use of asbestos in connection with construction and maintenance activities conducted by Duke Energy on its electric generation plants during the 1960s and 1970s. During 1999, Duke Energy experienced a significant increase in the number of these claims. This increase, coupled with its cumulative experience in claims received, prompted Duke Energy to conduct a comprehensive review which was completed in late 1999 and to record an $800 million accrual, which is included in Other Deferred Credits and Other Liabilities in the Consolidated Balance Sheets, to reflect the purchase of a third-party insurance policy as well as estimated amounts for future claims not recoverable under such policy. The insurance policy, combined with amounts covered by self-insurance reserves, provides for claims paid up to an aggregate of $1.6 billion. Duke Energy currently believes the estimated claims relating to this exposure will not exceed such amount. While Duke Energy is uncertain as to the timing of when claims will be received, portions of the estimated claims may not be received and paid for 30 or more years.

   While Duke Energy has recorded an accrual related to this estimated liability, such estimates cannot be made with certainty. Factors, such as the frequency and magnitude of claims, could result in changes in the estimates of the injury and damages liability and insurance recoveries. Such changes could result in, over time, a difference from the amount currently reflected in the financial statements. However, due to Duke Energy's insurance program relating to this liability, management believes that any changes in the estimates would not have a material adverse effect on consolidated results of operations, cash flows or financial position.

   California Issues. California Litigation. Duke Energy's subsidiaries, DENA and DETM, have been named among 16 defendants in a class action lawsuit (the Gordon lawsuit) filed against companies identified as

                            DUKE ENERGY CORPORATION

"generators and traders" of electricity in California markets. DETM also was named as one of numerous defendants in four additional lawsuits, including two class actions (the Hendricks and Pier 23 Restaurant lawsuits), filed against generators, marketers and traders and other unnamed providers of electricity in California markets. These suits were brought either by or on behalf of electricity consumers in the State of California. The Gordon and Hendricks class action suits were filed in the Superior Court of the State of California, San Diego County, in November 2000. The other three suits were filed in January 2001, one in the Superior Court of the State of California, San Diego County, and the other two in the Superior Court of the State of California, County of San Francisco. These suits generally allege that the defendants manipulated the wholesale electricity markets in violation of state laws against unfair and unlawful business practices and state antitrust laws. Plaintiffs in the Gordon suit seek aggregate damages of over $4 billion, and the plaintiffs in the other suits, to the extent damages are specified, allege damages in excess of $1 billion. The lawsuits each seek the disgorgement of alleged unlawfully obtained revenues for sales of electricity and, in three suits, an award of treble damages.

   California Wholesale Electricity Markets. As a result of high prices in the western U.S. wholesale electricity markets in 2000, several state and federal regulatory investigations and complaints have commenced to determine the causes of the prices and potentially to recommend remedial action. The FERC concluded its investigation by issuing on December 15, 2000, an Order Directing Remedies in California Wholesale Electricity Markets. In this conclusion, the FERC found no basis in allegations made by government officials in California that specific electric generators artificially drove up power prices. This conclusion is consistent with similar findings by the Compliance Unit of the California Power Exchange (CalPX) and the Northwest Power Planning Council. That Order is the subject of numerous rehearing requests.

   At the state level, the California Public Utilities Commission, the California Electricity Oversight Board, the California Bureau of State Audits and the California Office of the Attorney General all have separate ongoing investigations into the high prices and their causes. None of those investigations have been completed and no findings have been made in connection with any of them.

   California Utilities Defaults and Other Proceedings. Two California electric utilities recently defaulted on many of their obligations to suppliers and creditors. NAWE supplies electric power to these utilities directly and indirectly through contracts through the California Independent System Operator (CAISO) and the CalPX. NAWE also supplies natural gas to these utilities under direct contracts. With respect to electric power sales through the CAISO and CalPX, Duke Energy quantified its exposures at December 31, 2000 to these utilities and recorded a $110 million provision. As a result of these defaults and certain related government actions, Duke Energy has taken a number of steps, including initiating court actions, to mitigate its exposure.

   While these matters referenced above are in their earliest stages, management does not believe, based on its analysis to date of the factual background and the claims asserted in these matters, that their resolution will have a material adverse effect on Duke Energy's consolidated results of operations, cash flows or financial position.

   Litigation. Exxon Mobil Corporation Arbitration. In December 2000, three subsidiaries of Duke Energy initiated binding arbitration against three subsidiaries of the Exxon Mobil Corporation (collectively, the "Exxon Mobil entities") concerning the parties' joint ownership of DETM and certain related affiliates (collectively, the "Ventures"). At issue is a buy-out right provision in the parties' agreement. The agreements governing the ownership of the Ventures contain provisions giving Duke Energy the right to purchase the Exxon Mobil entities' 40% interest in the Ventures in the event material business disputes arise between the Ventures' owners. Such disputes have arisen, and consequently, Duke Energy exercised its right to buy the Exxon Mobil entities' interest. Duke Energy claims that refusal by the Exxon Mobil entities to honor the

                            DUKE ENERGY CORPORATION
exercise is a breach of the buy-out right provision, and seeks specific performance of the provision. Duke Energy also complains of the Exxon Mobil entities' lack of use of, and contributions to, the Ventures.

   In January 2001, the Exxon Mobil entities asserted counterclaims in the arbitration and claims in a separate Texas state court action alleging that Duke Energy breached its obligations to the Ventures and to the Exxon Mobil entities. The Exxon Mobil entities also claim that Duke Energy violated a Guaranty Agreement. While this matter is in its early stages, management believes that the final disposition of this action will not have a material adverse effect on Duke Energy's consolidated results of operations, cash flows or financial position.

   Other Commitments and Contingencies. Financial Guarantees. Certain subsidiaries of Duke Energy have guaranteed debt agreements of affiliates and have provided surety bonds and letters of credit, all of which totaled approximately $1.9 billion and $853 million as of December 31, 2000 and 1999, respectively. The increase in the amount of these obligations is primarily due to increasing support for margin deposits and power exchange participation.

   Leases. Duke Energy utilizes assets under operating leases in several areas of operations. Consolidated rental expense amounted to $90 million, $87 million and $80 million in 2000, 1999 and 1998, respectively. Future minimum rental payments under Duke Energy's various operating leases for the years 2001 through 2005 are $74 million, $60 million, $51 million, $44 million and $38 million, respectively.

15. Common Stock

   On December 20, 2000, Duke Energy announced a two-for-one common stock split effective January 26, 2001, to shareholders of record on January 3, 2001. All outstanding share and per share amounts have been restated to reflect the stock split, and appropriate adjustments have been made in the exercise price and number of shares subject to stock options along with appropriate adjustments to stock amounts and other employee benefit programs. Effective with the stock split, the quarterly cash dividend rate on common stock is $0.275 per share, subject to declaration from time to time by the Board of Directors.

   At its December 20, 2000 meeting, the Board of Directors approved a proposal to increase the number of authorized shares of common stock from one billion to two billion. Such an increase is subject to shareholder approval at the Duke Energy Corporation Annual Meeting of Shareholders to be held on April 26, 2001.

16. Stock-Based Compensation

   All of the following information regarding outstanding common stock shares and options has been restated to reflect the two-for-one common stock split discussed in Note 15 to the Consolidated Financial Statements.

   Under Duke Energy's 1998 Long-term Incentive Plan (the 1998 Plan), stock options for up to 30 million shares of common stock may be granted to key employees. Under the 1998 Plan, the exercise price of each option granted is required to be no less than the market price of Duke Energy's common stock on the date of grant. Vesting periods range from one to five years with a maximum term of 10 years. An amendment to the 1998 Plan, subject to shareholder approval at the Duke Energy Corporation Annual Meeting of Shareholders to be held on April 26, 2001, will increase the number of shares of common stock available under the 1998 Plan to 60 million shares.

                            DUKE ENERGY CORPORATION

Stock Option Activity

                                                                       Weighted-
                                                                        Average
                                                                       Exercise
                                                           Options       Price
                                                        -------------- ---------
                                                        (in thousands)
Outstanding at December 31, 1997.......................      5,459        $12
  Granted..............................................      7,096         29
  Exercised............................................     (1,896)        11
  Forfeited............................................     (1,736)        29
                                                            ------
Outstanding at December 31, 1998.......................      8,923         23
  Granted..............................................     10,308         27
  Exercised............................................       (856)        12
  Forfeited............................................       (750)        29
                                                            ------
Outstanding at December 31, 1999.......................     17,625         25
  Granted..............................................      7,594         41
  Exercised............................................     (2,047)        21
  Forfeited............................................       (666)        27
                                                            ------
Outstanding at December 31, 2000.......................     22,506         31
                                                            ======

Stock Options at December 31, 2000

                       Outstanding                    Exercisable
            ----------------------------------- ------------------------
                           Weighted-  Weighted-                Weighted-
 Range of                   Average    Average                  Average
 Exercise                  Remaining  Exercise                 Exercise
  Prices       Number        Life       Price      Number        Price
 --------      ------      ---------  ---------    ------      ---------
            (in thousands) (in years)           (in thousands)
 $5 to $7           7         1.3        $ 7            7         $ 7
 $8 to $10        944         3.1         10          944          10
$11 to $12        203         3.3         12          203          12
$13 to $16        220         5.1         14          220          14
$21 to $25      6,115         8.9         25        1,532          24
$26 to $30      7,726         7.7         29        2,111          29
$31 to $34        578         8.0         32          185          33
  > $34         6,713        10.0         43          --          --
               ------                               -----
    Total      22,506                               5,202         $23
               ======                               =====

   Duke Energy had 3.6 million and 3.0 million options exercisable at December 31, 1999 and 1998, with weighted-average exercise prices of $17 and $11 per option, respectively.

   The weighted-average fair value of options granted was $10, $5 and $4 per option during 2000, 1999 and 1998, respectively. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model.

                            DUKE ENERGY CORPORATION

Weighted-Average Assumptions for Option-Pricing

                                                          2000    1999    1998
                                                         ------- ------- -------
Stock dividend yield....................................    3.7%    4.1%    4.2%
Expected stock price volatility.........................   25.1%   18.8%   15.1%
Risk-free interest rates................................    5.3%    5.9%    5.6%
Expected option lives................................... 7 years 7 years 7 years

   Had compensation expense for stock-based compensation been determined based on the fair value at the grant dates, 2000 net income would have been $1,764 million, or $2.37 per basic share; 1999 net income would have been $1,498 million, or $2.03 per basic share; and 1998 net income would have been $1,250 million, or $1.70 per basic share.

   Under Duke Energy's 1996 Stock Incentive Plan (the 1996 Plan), four million shares of common stock were reserved for awards to employees. Restricted stock grants made under the 1996 Plan vest over periods ranging from one to five years. Duke Energy awarded 294,526 restricted shares (fair value at grant dates of approximately $8 million) in 2000 and 131,700 restricted shares (fair value at grant dates of approximately $4 million) in 1999. Compensation expense for the grants is charged to earnings over the restriction period and amounted to $4 million in 2000 and was not material in 1999 or 1998.

   Duke Energy granted Company Performance Awards under the 1998 Plan, under which 30 million shares of common stock have been reserved for employee and outside director awards. These share grants under the 1998 Plan vest over periods ranging between one and seven years. Duke Energy awarded 225,000 of these shares (fair value at grant dates of $7 million) in 2000 and 986,400 of these shares (fair value at grant dates of $26 million) in 1999. Compensation expense for the stock grants is charged to earnings over the vesting period, and amounted to $7 million in 2000, $3 million in 1999 and zero in 1998.

17. Employee Benefit Plans

   Retirement Plans. Duke Energy and its subsidiaries maintain a non-contributory defined benefit retirement plan covering most employees with minimum service requirements using a cash balance formula. Under a cash balance formula, a plan participant accumulates a retirement benefit based upon a percentage, which may vary with age and years of service, of current eligible earnings and current interest credits.

   On December 31, 1998, all defined benefit retirement plans maintained by Duke Energy and its subsidiaries, except for the PanEnergy retirement plan, were merged to form the Duke Energy Retirement Cash Balance Plan (the Duke Energy Plan). The plan merger changed the benefit for certain participants, from a formula based primarily on benefit accrual service and highest average earnings, to a cash balance formula.

   Through December 31, 1998, the PanEnergy retirement plan provided retirement benefits (i) for eligible employees of certain subsidiaries that are generally based on an employee's years of benefit accrual service and highest average eligible earnings, and (ii) for eligible employees of certain other subsidiaries under a cash balance formula. In 1998, a significant amount of lump sum payouts were made from the PanEnergy plan resulting in a settlement gain of $10 million. Effective January 1, 1999, the benefit formula under the PanEnergy plan, for all eligible employees, was changed to a cash balance formula.

   In connection with the 1999 sale of the Midwest Pipelines to CMS, benefit accruals under the PanEnergy plan were frozen on December 31, 1998, for all participants who, as a result of the sale, became employees of CMS and its subsidiaries. Once the transfer of the benefit obligation and related assets of the affected participants to CMS was completed, the PanEnergy plan was merged into the Duke Energy Plan.

                            DUKE ENERGY CORPORATION

   Duke Energy's policy is to fund amounts, as necessary, on an actuarial basis to provide assets sufficient to meet benefits to be paid to plan participants. No contributions to the Duke Energy Plan were necessary in 2000 or 1999. The net unrecognized transition asset, resulting from the implementation of accrual accounting, is being amortized over approximately 20 years.

Components of Net Periodic Pension Costs

                                                           For the Years Ended
                                                              December 31,
                                                         ----------------------
                                                          2000    1999    1998
                                                         ------  ------  ------
                                                            (in millions)
Service cost benefit earned during the year............. $   70  $   72  $   63
Interest cost on projected benefit obligation...........    184     165     169
Expected return on plan assets..........................   (244)   (224)   (218)
Amortization of prior service cost......................     (3)     (3)     (4)
Amortization of net transition asset....................     (4)     (4)     (4)
Recognized net actuarial loss...........................    --       12      10
Settlement gain.........................................    --      --      (10)
                                                         ------  ------  ------
Net periodic pension costs.............................. $    3  $   18  $    6
                                                         ======  ======  ======

Reconciliation of Funded Status to Pre-funded Pension Costs

                                                                  December 31,
                                                                 --------------
                                                                  2000    1999
                                                                 ------  ------
                                                                 (in millions)
   Change in Benefit Obligation
   Benefit obligation at beginning of year...................... $2,446  $2,540
   Service cost.................................................     70      72
   Interest cost................................................    184     165
   Actuarial (gain) loss........................................     16     (41)
   Transfer to CMS..............................................    --      (85)
   Benefits paid................................................   (130)   (205)
                                                                 ------  ------
   Benefit obligation at end of year............................ $2,586  $2,446
                                                                 ------  ------
   Change in Plan Assets
   Fair value of plan assets at beginning of year(a)............ $3,121  $2,920
   Actual return on plan assets.................................     47     491
   Transfer to CMS..............................................    --      (85)
   Benefits paid................................................   (130)   (205)
                                                                 ------  ------
   Fair value of plan assets at end of year(a).................. $3,038  $3,121
                                                                 ------  ------
   Funded status................................................ $  452  $  675
   Unrecognized net experience gain.............................   (110)   (315)
   Unrecognized prior service cost reduction....................    (22)    (24)
   Unrecognized net transition asset............................    (16)    (21)
                                                                 ------  ------
   Pre-funded pension costs..................................... $  304  $  315
                                                                 ======  ======

--------
(a) Principally equity and fixed-income securities.

                            DUKE ENERGY CORPORATION

Assumptions Used for Pension Benefits Accounting(a)

                                                                  2000 1999 1998
                                                                  ---- ---- ----
                                                                    (percent)
Discount rate.................................................... 7.50 7.50 6.75
Salary increase.................................................. 4.53 4.50 4.67
Expected long-term rate of return on plan assets................. 9.25 9.25 9.25

--------
(a) Reflects weighted averages across all plans.

   Duke Energy also sponsors employee savings plans that cover substantially all employees. Employer matching contributions of $66 million, $68 million and $53 million were expensed in 2000, 1999 and 1998, respectively.

   Other Postretirement Benefits. Duke Energy and most of its subsidiaries provide certain health care and life insurance benefits for retired employees on a contributory and non-contributory basis. Employees become eligible for these benefits if they have met certain age and service requirements at retirement, as defined in the plans. Under plan amendments effective late 1998 and early 1999, health care benefits for future retirees were changed to limit employer contributions and medical coverage.

   Such benefit costs are accrued over the active service period of employees to the date of full eligibility for the benefits. The net unrecognized transition obligation, resulting from the implementation of accrual accounting, is being amortized over approximately 20 years.

Components of Net Periodic Postretirement Benefit Costs

                                                             For the Years
                                                                 Ended
                                                              December 31,
                                                             ----------------
                                                             2000  1999  1998
                                                             ----  ----  ----
                                                             (in millions)
Service cost benefit earned during the year................. $  5  $  7  $ 10
Interest cost on accumulated postretirement benefit
 obligation.................................................   43    40    43
Expected return on plan assets..............................  (23)  (21)  (18)
Amortization of prior service cost..........................    1     1     7
Amortization of net transition obligation...................   18    18    16
Recognized net actuarial (gain) loss........................  --     (1)    1
                                                             ----  ----  ----
Net periodic postretirement benefit costs................... $ 44  $ 44  $ 59
                                                             ====  ====  ====

                            DUKE ENERGY CORPORATION

Reconciliation of Funded Status to Accrued Postretirement Benefit Costs

                                                                   December
                                                                      31,
                                                                  ------------
                                                                  2000   1999
                                                                  -----  -----
                                                                      (in
                                                                   millions)
   Change in Benefit Obligation
   Accumulated postretirement benefit obligation at beginning of year........................................................  $ 562  $ 625
   Service cost.................................................      5      7
   Interest cost................................................     43     40
   Plan participants' contributions.............................      7      7
   Actuarial (gain) loss........................................     39    (68)
   Benefits paid................................................    (42)   (49)
                                                                  -----  -----
   Accumulated postretirement benefit obligation at end of
    year........................................................  $ 614  $ 562
                                                                  -----  -----
   Change in Plan Assets
   Fair value of plan assets at beginning of year(a)............  $ 327  $ 305
   Actual return on plan assets.................................      8     41
   Employer contributions.......................................     25     23
   Plan participants' contributions.............................      7      7
   Benefits paid................................................    (42)   (49)
                                                                  -----  -----
   Fair market value of plan assets at end of year(a)...........  $ 325  $ 327
                                                                  -----  -----
   Funded status................................................  $(289) $(235)
   Unrecognized net experience gain.............................    (47)  (110)
   Unrecognized prior service cost..............................      5      8
   Unrecognized transition obligation...........................    214    229
                                                                  -----  -----
   Accrued postretirement benefit costs.........................  $(117) $(108)
                                                                  =====  =====

--------
(a) Principally equity and fixed-income securities.

Assumptions Used for Postretirement Benefits Accounting(a)

                                                               2000  1999  1998
                                                               ----- ----- -----
                                                                   (percent)
Discount rate.................................................  7.50  7.50  6.75
Salary increase...............................................  4.53  4.50  4.67
Expected long-term rate of return on assets...................  9.25  9.25  9.25
Assumed tax rate(b)........................................... 39.60 39.60 39.60

--------
(a) Reflects weighted averages across all plans.
(b) Applicable to the health care portion of funded postretirement benefits.

   For measurement purposes, a 6% average annual rate of increase in the per capita cost of covered health care benefits was assumed for 2000 and beyond. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans.

                            DUKE ENERGY CORPORATION

Sensitivity to Changes in Assumed Health Care Cost Trend Rates

                                                  1-Percentage-  1-Percentage-
                                                  Point Increase Point Decrease
                                                  -------------- --------------
                                                          (in millions)
   Effect on total service and interest costs....      $ 2            $ (2)
   Effect on postretirement benefit obligation...       27             (25)

18. Quarterly Financial Data (Unaudited)

                                       First  Second   Third  Fourth
                                      Quarter Quarter Quarter Quarter   Total
                                      ------- ------- ------- -------  -------
                                       (in millions, except per share data)
2000
Operating revenues................... $7,290  $10,926 $15,691 $15,411  $49,318
Operating income.....................    812      794   1,501     706    3,813
EBIT.................................    859      837   1,556     762    4,014
Net income...........................    393      329     770     284    1,776
Earnings per share(a)
  Basic.............................. $ 0.53  $  0.44 $  1.04 $  0.38  $  2.39
  Diluted............................ $ 0.53  $  0.44 $  1.03 $  0.38  $  2.38
1999
Operating revenues................... $4,178  $ 4,691 $ 6,676 $ 6,221  $21,766
Operating income.....................    645      531     866    (223)   1,819
EBIT.................................    683      568     908    (116)   2,043
Income before extraordinary item.....    307      288     441    (189)     847
Net income...........................    967      288     441    (189)   1,507
Earnings per share (before
 Extraordinary item)(a)
  Basic.............................. $ 0.41  $  0.39 $  0.60 $ (0.27) $  1.13
  Diluted............................ $ 0.41  $  0.39 $  0.60 $ (0.27) $  1.13
Earnings per share(a)
  Basic.............................. $ 1.32  $  0.39 $  0.60 $ (0.27) $  2.04
  Diluted............................ $ 1.32  $  0.39 $  0.60 $ (0.27) $  2.03

--------
(a) Restated to reflect the two-for-one common stock split effective January 26, 2001.

PROSPECTUS

                                 $2,000,000,000

                            Duke Energy Corporation

                                  Senior Notes
                           Junior Subordinated Notes
                       First and Refunding Mortgage Bonds
                                  Common Stock
                            Stock Purchase Contracts
                              Stock Purchase Units

                               ----------------

                         Duke Energy Capital Trust III

                          Duke Energy Capital Trust IV

                          Duke Energy Capital Trust V

                           Trust Preferred Securities
                 Guaranteed, to the extent described herein, by

                            Duke Energy Corporation

                               ----------------

      This prospectus contains summaries of the general terms of these securities. You will find the specific terms of these securities, and the manner in which they are being offered, in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

      The Common Stock of Duke Energy is listed on the New York Stock Exchange under the symbol "DUK."

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                  This prospectus is dated December 26, 2000.

                             ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that Duke Energy, Duke Energy Capital Trust III, Duke Energy Capital Trust IV and Duke Energy Capital Trust V filed with the SEC utilizing a "shelf" registration process. Under the shelf registration process, Duke Energy may issue Senior Notes, Junior Subordinated Notes, First and Refunding Mortgage Bonds, Common Stock, Stock Purchase Contracts and Stock Purchase Units and the Trusts may issue Preferred Securities in one or more offerings up to a total dollar amount of $2,000,000,000.

      This prospectus provides general descriptions of the securities Duke Energy and the Trusts may offer. Each time securities are sold, a prospectus supplement will provide specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should read this prospectus, the related exhibits filed with the SEC and any prospectus supplement, together with the additional information described under the caption "Where You Can Find More Information."

                            DUKE ENERGY CORPORATION

      Duke Energy, together with its subsidiaries, is an integrated energy and energy services provider with the ability to offer physical delivery and management of both electricity and natural gas throughout the United States and abroad. Duke Energy, directly or through its subsidiaries, provides these and other services through seven business segments:

    . Franchised Electric
    . Natural Gas Transmission
    . Field Services
    . North American Wholesale Energy
    . International Energy
    . Other Energy Services
    . Duke Ventures

      Franchised Electric generates, transmits, distributes and sells electric energy in central and western North Carolina and the western portion of South Carolina (doing business as Duke Power or Nantahala Power and Light).

      Natural Gas Transmission conducts its operations primarily through Duke Energy Gas Transmission Corporation, and provides interstate transportation and storage of natural gas for customers primarily in the Mid-Atlantic, New England and southeastern states.

      Field Services gathers, processes, transports, markets and stores natural gas, and produces, transports and markets natural gas liquids. Field Services' operations are conducted primarily through Duke Energy Field Services, LLC, a limited liability company that is approximately 30% owned by Phillips Petroleum Company. Field Services operates gathering systems in western Canada and eleven contiguous states that serve major gas-producing regions in the Rocky Mountains, Permian Basin, Mid-Continent, East Texas-Austin Chalk-North Louisiana areas and onshore and offshore Gulf Coast areas.

      North American Wholesale Energy's activities include asset development, operation and management, primarily through Duke Energy North America, LLC, as well as commodity sales and services related to natural gas and power, primarily through Duke Energy Trading and Marketing

(DETM), a joint venture with Exxon Mobil Corporation, a 40% partner in DETM. This segment also includes Duke Energy Merchants, which develops new business lines in the evolving energy commodity markets. North American Wholesale Energy conducts its business throughout the United States and western Canada.

      International Energy conducts its operations through Duke Energy International, LLC. International Energy's activities include asset development, operation and management of international energy-related facilities, primarily in Latin America, Asia Pacific and Europe. International Energy also provides worldwide energy trading and marketing of natural gas and electric power.

      Other Energy Services is a combination of certain other businesses that provide engineering, consulting, construction and integrated energy solutions worldwide, primarily through Duke Engineering & Services, Inc., Duke/Fluor Daniel and DukeSolutions, Inc. Duke/Fluor Daniel is a 50/50 partnership between Duke Energy and Fluor Enterprises, Inc.

      Duke Ventures is comprised of other diverse businesses, primarily operating through Crescent Resources, Inc., DukeNet Communications and Duke Capital Partners. Crescent Resources develops high quality commercial and residential real estate projects and manages land holdings primarily in the southeastern United States. DukeNet Communications provides fiber optic and wireless digital networks for industrial, commercial and residential customers. Duke Capital Partners, a wholly owned merchant finance company, provides financing, investment banking and asset management services to wholesale and commercial energy markets.

      The foregoing information about Duke Energy and its business segments is only a general summary and is not intended to be comprehensive. For additional information about Duke Energy and its business segments you should refer to the information described under the caption "Where You Can Find More Information."

      Duke Energy's principal executive offices are located at 526 South Church Street, Charlotte, North Carolina 28202 (telephone (704) 594-6200).

                       Ratio of Earnings to Fixed Charges
                                  (unaudited)

                              Nine Months
                                 Ended
                             September 30,        Year Ended December 31,
                             --------------  ---------------------------------
                              2000    1999   1999 1998 1997(1) 1996(1) 1995(1)
                             ------  ------  ---- ---- ------- ------- -------
Ratio of Earnings to Fixed
 Charges....................   4.3     4.6    2.9  4.7   4.1     4.3     4.0

      For purposes of this ratio (a) earnings consist of income from continuing operations before income taxes and fixed charges, and (b) fixed charges consist of all interest deductions and the interest component of rentals.
--------
(1) Data reflects accounting for the stock-for-stock merger of Duke Energy and PanEnergy Corp on June 18, 1997 as a pooling of interests. As a result, the data gives effect to the merger as if it had occurred as of January 1, 1995.

                                USE OF PROCEEDS

      Unless Duke Energy states otherwise in the accompanying prospectus supplement, Duke Energy intends to use the net proceeds from the sale of any offered securities:

    . to redeem or purchase from time to time presently outstanding securities when it anticipates those transactions will result in an overall cost savings;

    .  to repay maturing securities;

    .  to finance its ongoing construction program; or

    .  for general corporate purposes.

      The proceeds from the sale of Preferred Securities by a Trust will be invested in Junior Subordinated Notes issued by Duke Energy. Except as Duke Energy may otherwise describe in the related prospectus supplement, Duke Energy expects to use the net proceeds from the sale of such Junior Subordinated Notes to the applicable Trust for the above purposes.

                                   THE TRUSTS

      Duke Energy formed each Trust as a statutory business trust under Delaware law. Each Trust's business is defined in a trust agreement executed by Duke Energy, as depositor, and Chase Manhattan Bank Delaware. Each trust agreement will be amended when Preferred Securities are issued under it and will be in substantially the form filed as an exhibit to the registration statement, of which this prospectus is a part. An amended trust agreement is called a "Trust Agreement" in this prospectus.

      The Preferred Securities and the Common Securities of each Trust represent undivided beneficial interests in the assets of that Trust. The Preferred Securities and the Common Securities together are sometimes called the "Trust Securities" in this prospectus.

      The trustees of each Trust will conduct that Trust's business and affairs. Duke Energy, as the holder of the Common Securities of each Trust, will appoint the trustees of that Trust. The trustees of each Trust will consist of:

    .  two officers of Duke Energy as Administrative Trustees;

    .  The Chase Manhattan Bank as Property Trustee; and

    .  Chase Manhattan Bank Delaware as Delaware Trustee.

      The prospectus supplement relating to the Preferred Securities of a Trust will provide further information concerning that Trust.

      No separate financial statements of any Trust are included in this prospectus. Duke Energy considers that such statements would not be material to holders of the Preferred Securities because no Trust has any independent operations and the sole purpose of each Trust is investing the proceeds of the sale of its Trust Securities in Junior Subordinated Notes. Duke Energy does not expect that any of the Trusts will be filing annual, quarterly or special reports with the SEC.

      The principal place of business of each Trust will be c/o Duke Energy Corporation, 526 South Church Street, Charlotte, North Carolina 28202, telephone (704) 594-6200.

                              ACCOUNTING TREATMENT

      Each Trust will be treated as a subsidiary of Duke Energy for financial reporting purposes. Accordingly, Duke Energy's consolidated financial statements will include the accounts of each Trust. The Preferred Securities, along with other trust preferred securities that Duke Energy guarantees on an equivalent basis, will be presented as a separate line item in Duke Energy's consolidated balance sheets, entitled "Guaranteed Preferred Beneficial Interests in Subordinated Notes of Duke Energy Corporation or Subsidiaries." Duke Energy will record distributions that each Trust pays on the Preferred Securities as an expense in its consolidated statement of income.

                        DESCRIPTION OF THE SENIOR NOTES

      Duke Energy will issue the Senior Notes in one or more series under its Senior Indenture dated as of September 1, 1998 between Duke Energy and The Chase Manhattan Bank, as Trustee, as supplemented from time to time. The Senior Indenture is an exhibit to the registration statement, of which this prospectus is a part.

      The Senior Notes are unsecured and unsubordinated obligations and will rank equally with all of Duke Energy's other unsecured and unsubordinated indebtedness. The First and Refunding Mortgage Bonds are effectively senior to the Senior Notes to the extent of the value of the properties securing them. As of September 30, 2000, there were approximately $1,568,000,000 of First and Refunding Mortgage Bonds outstanding.

      Duke Energy conducts its non-electric operations, and certain of its electric operations outside its service area in the Carolinas, through subsidiaries. Accordingly, its ability to meet its obligations under the Senior Notes is partly dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to Duke Energy. In addition, the rights that Duke Energy and its creditors would have to participate in the assets of any such subsidiary upon the subsidiary's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors. Certain of Duke Energy's subsidiaries have incurred substantial amounts of debt in the expansion of their businesses and Duke Energy anticipates that certain of its subsidiaries will do so in the future.

      The following description of the Senior Notes is only a summary and is not intended to be comprehensive. For additional information you should refer to the Senior Indenture.

General

      The Senior Indenture does not limit the amount of Senior Notes that Duke Energy may issue under it. Duke Energy may issue Senior Notes from time to time under the Senior Indenture in one or more series by entering into supplemental indentures or by its Board of Directors or a duly authorized committee authorizing the issuance. The form of supplemental indenture to the Senior Indenture is an exhibit to the registration statement, of which this prospectus is a part.

      The Senior Notes of a series need not be issued at the same time, bear interest at the same rate or mature on the same date.

      The Senior Indenture does not protect the holders of Senior Notes if Duke Energy engages in a highly leveraged transaction.

Provisions Applicable to Particular Series

      The prospectus supplement for a particular series of Senior Notes being offered will disclose the specific terms related to the offering, including the price or prices at which the Senior Notes to be offered will be issued. Those terms will include some or all of the following:

    . the title of the series;

    . the total principal amount of the Senior Notes of the series;

    . the date or dates on which principal is payable or the method for determining the date or dates, and any right that Duke Energy has to change the date on which principal is payable;

    . the interest rate or rates, if any, or the method for determining the rate or rates, and the date or dates from which interest will accrue;

    . any interest payment dates and the regular record date for the interest payable on each interest payment date, if any;

    . whether Duke Energy may extend the interest payment periods and, if so, the terms of the extension;

    . the place or places where payments will be made;

    . whether Duke Energy has the option to redeem the Senior Notes and, if so, the terms of its redemption option;

    . any obligation that Duke Energy has to redeem the Senior Notes through a sinking fund or to purchase the Senior Notes through a purchase fund or at the option of the holder;

    . whether the provisions described under "Defeasance and Covenant
      Defeasance" will not apply to the Senior Notes;

    . the currency in which payments will be made if other than U.S.
      dollars, and the manner of determining the equivalent of those amounts in U.S. dollars;

    . if payments may be made, at Duke Energy's election or at the holder's election, in a currency other than that in which the Senior Notes are stated to be payable, then the currency in which those payments may be made, the terms and conditions of the election and the manner of determining those amounts;

    . the portion of the principal payable upon acceleration of maturity, if other than the entire principal;

    . whether the Senior Notes will be issuable as global securities and, if so, the securities depositary;

    . any changes in the events of default or covenants with respect to the Senior Notes;

    . any index or formula used for determining principal, premium or interest;

    . if the principal payable on the maturity date will not be determinable on one or more dates prior to the maturity date, the amount which will be deemed to be such principal amount or the manner of determining it; and

    . any other terms.

      Unless Duke Energy states otherwise in the applicable prospectus supplement, Duke Energy will issue the Senior Notes only in fully registered form without coupons, and there will be no service charge for any registration of transfer or exchange of the Senior Notes. Duke Energy may, however, require payment to cover any tax or other governmental charge payable in connection with any transfer or exchange. Subject to the terms of the Senior Indenture and the limitations applicable to global securities, transfers and exchanges of the Senior Notes may be made at The Chase Manhattan Bank, 55 Water Street, New York, New York 10041 or at any other office or agency maintained by Duke Energy for such purpose.

      The Senior Notes will be issuable in denominations of $1,000 and any integral multiples of $1,000, unless Duke Energy states otherwise in the applicable prospectus supplement.

      Duke Energy may offer and sell the Senior Notes, including original issue discount Senior Notes, at a substantial discount below their principal amount. The applicable prospectus supplement will describe special United States federal income tax and any other considerations applicable to those securities. In addition, the applicable prospectus supplement may describe certain special United States federal income tax or other considerations, if any, applicable to any Senior Notes that are denominated in a currency other than U.S. dollars.

Global Securities

      Duke Energy may issue some or all of the Senior Notes as book-entry securities. Any such book-entry securities will be represented by one or more fully registered global securities. Duke Energy will register each global security with, or on behalf of, a securities depositary identified in the applicable prospectus supplement. Each global security will be deposited with the securities depositary or its nominee or a custodian for the securities depositary.

      As long as the securities depositary or its nominee is the registered holder of a global security representing Senior Notes, that person will be considered the sole owner and holder of the global security and the Senior Notes it represents for all purposes. Except in limited circumstances, owners of beneficial interests in a global security:

    . may not have the global security or any Senior Notes it represents registered in their names;

    . may not receive or be entitled to receive physical delivery of certificated Senior Notes in exchange for the global security; and

    . will not be considered the owners or holders of the global security or any Senior Notes it represents for any purposes under the Senior Notes or the Senior Indenture.

      Duke Energy will make all payments of principal and any premium and interest on a global security to the securities depositary or its nominee as the holder of the global security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

      Ownership of beneficial interests in a global security will be limited to institutions having accounts with the securities depositary or its nominee, which are called "participants" in this discussion, and to persons that hold beneficial interests through participants. When a global security representing Senior Notes is issued, the securities depositary will credit on its book entry, registration and transfer system the principal amounts of Senior Notes the global security represents to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by:

    . the securities depositary, with respect to participants' interests;
      and

    . any participant, with respect to interests the participant holds on behalf of other persons.

      Payments participants make to owners of beneficial interests held through those participants will be the responsibility of those participants. The securities depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a global security. None of the following will have any responsibility or liability for any aspect of the securities depositary's or any participant's records relating to beneficial interests in a global security representing Senior Notes, for payments made on account of those beneficial interests or for maintaining, supervising or reviewing any records relating to those beneficial interests:

    . Duke Energy;

    . the Senior Indenture Trustee; or

    . an agent of either of them.

Redemption

      Provisions relating to the redemption of Senior Notes will be set forth in the applicable prospectus supplement. Unless Duke Energy states otherwise in the applicable prospectus supplement, Duke Energy may redeem Senior Notes only upon notice mailed at least 30 but not more than 60 days before the date fixed for redemption. Unless Duke Energy states otherwise in the applicable prospectus supplement, that notice may state that the redemption will be conditional upon the Senior Indenture Trustee, or the applicable paying agent, receiving sufficient funds to pay the principal, premium and interest on those Senior Notes on the date fixed for redemption and that if the Senior Indenture Trustee or the applicable paying agent does not receive those funds, the redemption notice will not apply, and Duke Energy will not be required to redeem those Senior Notes.

      Duke Energy will not be required to:

    . issue, register the transfer of, or exchange any Senior Notes of a series during the period beginning 15 days before the date the notice is mailed identifying the Senior Notes of that series that have been selected for redemption; or

    . register the transfer of or exchange any Senior Note of that series selected for redemption except the unredeemed portion of a Senior Note being partially redeemed.

Consolidation, Merger, Conveyance or Transfer

      The Senior Indenture provides that Duke Energy may consolidate or merge with or into, or convey or transfer all or substantially all of its properties and assets to, another corporation or other entity. Any successor must, however, assume Duke Energy's obligations under the Senior Indenture and the Senior Notes issued under it, and Duke Energy must deliver to the Senior Indenture Trustee a statement by certain of its officers and an opinion of counsel that affirm compliance with all conditions in the Senior Indenture relating to the transaction. When those conditions are satisfied, the successor will succeed to and be substituted for Duke Energy under the Senior Indenture, and Duke Energy will be relieved of its obligations under the Senior Indenture and the Senior Notes.

Modification; Waiver

      Duke Energy may modify the Senior Indenture with the consent of the holders of a majority in principal amount of the outstanding Senior Notes of all series of Senior Notes that are affected by the modification, voting as one class. The consent of the holder of each outstanding Senior Note affected is, however, required to:

    . change the maturity date of the principal or any installment of principal or interest on that Senior Note;

    . reduce the principal amount, the interest rate or any premium payable upon redemption on that Senior Note;

    . reduce the amount of principal due and payable upon acceleration of maturity;

    . change the currency of payment of principal, premium or interest on that Senior Note;

    . impair the right to institute suit to enforce any such payment on or after the maturity date or redemption date;

    . reduce the percentage in principal amount of Senior Notes of any series required to modify the Senior Indenture, waive compliance with certain restrictive provisions of the Senior Indenture or waive certain defaults; or

    . with certain exceptions, modify the provisions of the Senior Indenture governing modifications of the Senior Indenture or governing waiver of covenants or past defaults.

In addition, Duke Energy may modify the Senior Indenture for certain other purposes, without the consent of any holders of Senior Notes.

      The holders of a majority in principal amount of the outstanding Senior Notes of any series may waive, for that series, Duke Energy's compliance with certain restrictive provisions of the Senior Indenture, including the covenant described under "Negative Pledge." The holders of a majority in principal amount of the outstanding Senior Notes of all series under the Senior Indenture with respect to which a default has occurred and is continuing, voting as one class, may waive that default for all those series, except a default in the payment of principal or any premium or interest on any Senior Note or a default with respect to a covenant or provision which cannot be modified without the consent of the holder of each outstanding Senior Note of the series affected.

Events of Default

      The following are events of default under the Senior Indenture with respect to any series of Senior Notes, unless Duke Energy states otherwise in the applicable prospectus supplement:

    . failure to pay principal of or any premium on any Senior Note of that series when due;

    . failure to pay when due any interest on any Senior Note of that series that continues for 60 days; for this purpose, the date on which interest is due is the date on which Duke Energy is required to make payment following any deferral of interest payments by it under the terms of Senior Notes that permit such deferrals;

    . failure to make any sinking fund payment when required for any Senior
      Note of that series that continues for 60 days;

    . failure to perform any covenant in the Senior Indenture (other than a covenant expressly included solely for the benefit of other series) that continues for 90 days after the Senior Indenture Trustee or the holders of at least 33% of the outstanding Senior Notes of that series give Duke Energy written notice of the default; and

    . certain bankruptcy, insolvency or reorganization events with respect to Duke Energy.

In the case of the fourth event of default listed above, the Senior Indenture Trustee may extend the grace period. In addition, if holders of a particular series have given a notice of default, then holders of at least the same percentage of Senior Notes of that series, together with the Senior Indenture Trustee, may also extend the grace period. The grace period will be automatically extended if Duke Energy has initiated and is diligently pursuing corrective action.

      Duke Energy may establish additional events of default for a particular series and, if established, any such events of default will be described in the applicable prospectus supplement.

      If an event of default with respect to Senior Notes of a series occurs and is continuing, then the Senior Indenture Trustee or the holders of at least 33% in principal amount of the outstanding Senior Notes of that series may declare the principal amount of all Senior Notes of that series to be immediately due and payable. However, that event of default will be considered waived at any time after the declaration but before a judgment for payment of the money due has been obtained if:

    . Duke Energy has paid or deposited with the Senior Indenture Trustee all overdue interest, the principal and any premium due otherwise than by the declaration and any interest on such amounts, and any interest on overdue interest, to the extent legally permitted, in each case with respect to that series, and all amounts due to the Senior Indenture Trustee; and

    . all events of default with respect to that series, other than the nonpayment of the principal that became due solely by virtue of the declaration, have been cured or waived.

      The Senior Indenture Trustee is under no obligation to exercise any of its rights or powers at the request or direction of any holders of Senior Notes unless those holders have offered the Senior Indenture Trustee security or indemnity against the costs, expenses and liabilities which it might incur as a result. The holders of a majority in principal amount of the outstanding Senior Notes of any series have, with certain exceptions, the right to direct the time, method and place of conducting any proceedings for any remedy available to the Senior Indenture Trustee or the exercise of any power of the Senior Indenture Trustee with respect to those Senior Notes. The Senior Indenture Trustee may withhold notice of any default, except a default in the payment of principal or interest, from the holders of any series if the Senior Indenture Trustee in good faith considers it in the interest of the holders to do so.

      The holder of any Senior Note will have an absolute and unconditional right to receive payment of the principal, any premium and, within certain limitations, any interest on that Senior Note on its maturity date or redemption date and to enforce those payments.

      Duke Energy is required to furnish each year to the Senior Indenture Trustee a statement by certain of its officers to the effect that it is not in default under the Senior Indenture or, if there has been a default, specifying the default and its status.

Payments; Paying Agent

      The paying agent will pay the principal of any Senior Notes only if those Senior Notes are surrendered to it. The paying agent will pay interest on Senior Notes issued as global securities by wire transfer to the holder of those global securities. Unless Duke Energy states otherwise in the applicable prospectus supplement, the paying agent will pay interest on Senior Notes that are not in global form at its office or, at Duke Energy's option:

    . by wire transfer to an account at a banking institution in the United
      States that is designated in writing to the Senior Indenture Trustee at least 16 days prior to the date of payment by the person entitled to that interest; or

    . by check mailed to the address of the person entitled to that interest as that address appears in the security register for those Senior Notes.

      Unless Duke Energy states otherwise in the applicable prospectus supplement, the Senior Indenture Trustee will act as paying agent for that series of Senior Notes, and the principal corporate trust office of the Senior Indenture Trustee will be the office through which the paying agent acts. Duke Energy may, however, change or add paying agents or approve a change in the office through which a paying agent acts.

      Any money that Duke Energy has paid to a paying agent for principal or interest on any Senior Notes which remains unclaimed at the end of two years after that principal or interest has become due will be repaid to Duke Energy at its request. After repayment to Duke Energy, holders should look only to Duke Energy for those payments.

Negative Pledge

      While any of the Senior Notes remain outstanding, Duke Energy will not create, or permit to be created or to exist, any mortgage, lien, pledge, security interest or other encumbrance upon any of its property, whether owned on or acquired after the date of the Senior Indenture, to secure any indebtedness for borrowed money of Duke Energy, unless the Senior Notes then outstanding are equally and ratably secured for so long as any such indebtedness is so secured.

      The foregoing restriction does not apply with respect to, among other things:

    . purchase money mortgages, or other purchase money liens, pledges, security interests or encumbrances upon property that Duke Energy acquired after the date of the Senior Indenture;

    . mortgages, liens, pledges, security interests or other encumbrances existing on any property at the time Duke Energy acquired it, including those which exist on any property of an entity with which Duke Energy is consolidated or merged or which transfers or leases all or substantially all of its properties to Duke Energy;

    . mortgages, liens, pledges, security interests or other encumbrances upon any property of Duke Energy that existed on the date of the initial issuance of the Senior Notes;

    . pledges or deposits to secure performance in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases to which Duke Energy is a party;

    . liens created by or resulting from any litigation or proceeding which at the time is being contested in good faith by appropriate proceedings;

    . liens incurred in connection with the issuance of bankers' acceptances and lines of credit, bankers' liens or rights of offset and any security given in the ordinary course of business to banks or others to secure any indebtedness payable on demand or maturing within 12 months of the date that such indebtedness is originally incurred;

    . liens incurred in connection with repurchase, swap or other similar agreements (including commodity price, currency exchange and interest rate protection agreements);

    . liens securing industrial revenue or pollution control bonds;

    . liens, pledges, security interests or other encumbrances on any property arising in connection with any defeasance, covenant defeasance or in-substance defeasance of indebtedness of Duke Energy;

    . liens created in connection with, and created to secure, a non-recourse obligation;

    . Bonds issued or to be issued from time to time under Duke Energy's
      First and Refunding Mortgage, and the "permitted liens" specified in Duke Energy's First and Refunding Mortgage;

    . indebtedness which Duke Energy may issue in connection with its consolidation or merger with or into any other entity, which may be its affiliate, in exchange for or otherwise in substitution for secured indebtedness of that entity ("Third Party Debt") which by its terms (1) is secured by a mortgage on all or a portion of the property of that entity, (2) prohibits that entity from incurring secured indebtedness, unless the Third Party Debt is secured equally and ratably with such secured indebtedness or (3) prohibits that entity from incurring secured indebtedness;

    . indebtedness of any entity which Duke Energy is required to assume in connection with a consolidation or merger of that entity, with respect to which any property of Duke Energy is subjected to a mortgage, lien, pledge, security interest or other encumbrance;

    . mortgages, liens, pledges, security interests or other encumbrances upon any property that Duke Energy acquired, constructed, developed or improved after the date of the Senior Indenture which are created before, at the time of, or within 18 months after such acquisition--or in the case of property constructed, developed or improved, after the completion of the construction, development or improvement and commencement of full commercial operation of that property, whichever is later--to secure or provide for the payment of any part of its purchase price or cost; provided that, in the case of such construction, development or improvement, the mortgages, liens, pledges, security interests or other encumbrances shall not apply to any property that Duke Energy owns other than real property that is unimproved up to that time; and

    . the replacement, extension or renewal of any mortgage, lien, pledge, security interest or other encumbrance described above; or the replacement, extension or renewal (not exceeding the principal amount of indebtedness so secured together with any premium, interest, fee or expense payable in connection with any such replacement, extension or renewal) of the indebtedness so secured; provided that such replacement, extension or renewal is limited to all or a part of the same property that secured the mortgage, lien, pledge, security interest or other encumbrance replaced, extended or renewed, plus improvements on it or additions or accessions to it.

In addition, Duke Energy may create or assume any other mortgage, lien, pledge, security interest or other encumbrance not excepted in the Senior Indenture without equally and ratably securing the Senior Notes, if immediately after that creation or assumption, the principal amount of indebtedness for borrowed money of Duke Energy that all such other mortgages, liens, pledges, security interests and other encumbrances secure does not exceed an amount equal to 10% of Duke Energy's common stockholders' equity as shown on its consolidated balance sheet for the accounting period occurring immediately before the creation or assumption of that mortgage, lien, pledge, security interest or other encumbrance.

Defeasance and Covenant Defeasance

    The Senior Indenture provides that Duke Energy may be:

    . discharged from its obligations, with certain limited exceptions, with respect to any series of Senior Notes, as described in the Senior Indenture, such a discharge being called a "defeasance" in this prospectus; and

    . released from its obligations under certain restrictive covenants especially established with respect to any series of Senior Notes, including the covenant described under "Negative Pledge," as described in the Senior Indenture, such a release being called a "covenant defeasance" in this prospectus.

Duke Energy must satisfy certain conditions to effect a defeasance or covenant defeasance. Those conditions include the irrevocable deposit with the Senior Indenture Trustee, in trust, of money or government obligations which through their scheduled payments of principal and interest would provide sufficient money to pay the principal and any premium and interest on those Senior Notes on the maturity dates of those payments or upon redemption.

      Following a defeasance, payment of the Senior Notes defeased may not be accelerated because of an event of default under the Senior Indenture. Following a covenant defeasance, the payment of Senior Notes may not be accelerated by reference to the covenants from which Duke Energy has been released. A defeasance may occur after a covenant defeasance.

      Under current United States federal income tax laws, a defeasance would be treated as an exchange of the relevant Senior Notes in which holders of those Senior Notes might recognize gain or loss. In addition, the amount, timing and character of amounts that holders would thereafter be required to include in income might be different from that which would be includible in the absence of that defeasance. Duke Energy urges investors to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than United States federal income tax laws.

      Under current United States federal income tax law, unless accompanied by other changes in the terms of the Senior Notes, a covenant defeasance should not be treated as a taxable exchange.

Concerning the Senior Indenture Trustee

      The Chase Manhattan Bank is the Senior Indenture Trustee and is also the trustee under Duke Energy's Subordinated Indenture and the trustee under Duke Energy's First and Refunding Mortgage. Duke Energy and certain of its affiliates maintain deposit accounts and banking relationships with The Chase Manhattan Bank. The Chase Manhattan Bank also serves as trustee under other indentures pursuant to which securities of Duke Energy and of certain of its affiliates are outstanding.

      The Senior Indenture Trustee will perform only those duties that are specifically set forth in the Senior Indenture unless an event of default under the Senior Indenture occurs and is continuing. In case an event of default occurs and is continuing, the Senior Indenture Trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs.

                  DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES

      Duke Energy will issue the Junior Subordinated Notes in one or more series under its Subordinated Indenture dated as of December 1, 1997 between Duke Energy and The Chase Manhattan Bank, as Trustee, as supplemented from time to time. The Subordinated Indenture is an exhibit to the registration statement, of which this prospectus is a part.

      The Junior Subordinated Notes are unsecured obligations of Duke Energy and are junior in right of payment to "Senior Indebtedness" of Duke Energy. You may find a description of the subordination provisions of the Junior Subordinated Notes, including a description of Senior Indebtedness of Duke Energy, under "Subordination."

      Duke Energy conducts its non-electric operations, and certain of its electric operations outside its service area in the Carolinas, through subsidiaries. Accordingly, its ability to meet its obligations under the Junior Subordinated Notes is partly dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to Duke Energy. In addition, the rights that Duke Energy and its creditors would have to participate in the assets of any such subsidiary upon the subsidiary's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors. Certain of Duke Energy's subsidiaries have incurred substantial amounts of debt in the expansion of their businesses and Duke Energy anticipates that certain of its subsidiaries will do so in the future.

      The following description of the Junior Subordinated Notes is only a summary and is not intended to be comprehensive. For additional information you should refer to the Subordinated Indenture.

General

      The Subordinated Indenture does not limit the amount of Subordinated Notes, including Junior Subordinated Notes, that Duke Energy may issue under it. Duke Energy may issue Subordinated Notes, including Junior Subordinated Notes, from time to time under the Subordinated Indenture in one or more series by entering into supplemental indentures or by its Board of Directors or a duly authorized committee authorizing the issuance. Two forms of supplemental indenture to the Subordinated Indenture (one with respect to Junior Subordinated Notes initially issued to a Trust and the other with respect to Junior Subordinated Notes initially issued to the public) are exhibits to the registration statement, of which this prospectus is a part.

      The Junior Subordinated Notes of a series need not be issued at the same time, bear interest at the same rate or mature on the same date.

      The Subordinated Indenture does not protect the holders of Junior Subordinated Notes if Duke Energy engages in a highly leveraged transaction.

Provisions Applicable to Particular Series

      The prospectus supplement for a particular series of Junior Subordinated Notes being offered will disclose the specific terms related to the offering, including the price or prices at which the Junior Subordinated Notes to be offered will be issued. Those terms will include some or all of the following:

   .  the title of the series;

    . the total principal amount of the Junior Subordinated Notes of the series;

    . the date or dates on which principal is payable or the method for determining the date or dates, and any right that Duke Energy has to change the date on which principal is payable;

    . the interest rate or rates, if any, or the method for determining the rate or rates, and the date or dates from which interest will accrue;

    . any interest payment dates and the regular record date for the interest payable on each interest payment date, if any;

    . whether Duke Energy may extend the interest payment periods and, if so, the terms of the extension;

    . the place or places where payments will be made;

    . whether Duke Energy has the option to redeem the Junior Subordinated
      Notes and, if so, the terms of its redemption option;

    . any obligation that Duke Energy has to redeem the Junior Subordinated
      Notes through a sinking fund or to purchase the Junior Subordinated Notes through a purchase fund or at the option of the holder;

    . whether the provisions described under "Defeasance and Covenant
      Defeasance" will not apply to the Junior Subordinated Notes;

    . the currency in which payments will be made if other than U.S.
      dollars, and the manner of determining the equivalent of those amounts in U.S. dollars;

    . if payments may be made, at Duke Energy's election or at the holder's election, in a currency other than that in which the Junior
      Subordinated Notes are stated to be payable, then the currency in which those payments may be made, the terms and conditions of the election and the manner of determining those amounts;

    . the portion of the principal payable upon acceleration of maturity, if other than the entire principal;

    . whether the Junior Subordinated Notes will be issuable as global securities and, if so, the securities depositary;

    . any changes in the events of default or covenants with respect to the Junior Subordinated Notes;

    . any index or formula used for determining principal, premium or interest;

    . if the principal payable on the maturity date will not be determinable on one or more dates prior to the maturity date, the amount which will be deemed to be such principal amount or the manner of determining it;

    . the subordination of the Junior Subordinated Notes to any other of Duke Energy's indebtedness, including other series of Subordinated Notes; and

    . any other terms.

      The interest rate and interest and other payment dates of each series of Junior Subordinated Notes issued to a Trust will correspond to the rate at which distributions will be paid and the distribution and other payment dates of the Preferred Securities of that Trust.

      Unless Duke Energy states otherwise in the applicable prospectus supplement, Duke Energy will issue the Junior Subordinated Notes only in fully registered form without coupons, and there will be no service charge for any registration of transfer or exchange of the Junior Subordinated Notes. Duke Energy may, however, require payment to cover any tax or other governmental charge payable in connection with any transfer or exchange. Subject to the terms of the Subordinated Indenture and the Limitations applicable to global securities, transfers and exchanges of the Junior Subordinated Notes may be made at The Chase Manhattan Bank, 55 Water Street, New York, New York 10041or at any other office maintained by Duke Energy for such purpose.

      The Junior Subordinated Notes will be issuable in denominations of $1,000 and any integral multiples of $1,000, unless Duke Energy states otherwise in the applicable prospectus supplement.

      Duke Energy may offer and sell the Junior Subordinated Notes, including original issue discount Junior Subordinated Notes, at a substantial discount below their principal amount. The applicable prospectus supplement will describe special United States federal income tax and any other considerations applicable to those securities. In addition, the applicable prospectus supplement may describe certain special United States federal income tax or other considerations, if any, applicable to any Junior Subordinated Notes that are denominated in a currency other than U.S. dollars.

Global Securities

      Duke Energy may issue some or all of the Junior Subordinated Notes as book-entry securities. Any such book-entry securities will be represented by one or more fully registered global securities. Duke Energy will register each global security with or on behalf of a securities depositary identified in the applicable prospectus supplement. Each global security will be deposited with the securities depositary or its nominee or a custodian for the securities depositary.

      As long as the securities depositary or its nominee is the registered holder of a global security representing Junior Subordinated Notes, that person will be considered the sole owner and holder of the global security and the Junior Subordinated Notes it represents for all purposes. Except in limited circumstances, owners of beneficial interests in a global security:

    . may not have the global security or any Junior Subordinated Notes it represents registered in their names;

    . may not receive or be entitled to receive physical delivery of certificated Junior Subordinated Notes in exchange for the global security; and

    . will not be considered the owners or holders of the global security or any Junior Subordinated Notes it represents for any purposes under the Junior Subordinated Notes or the Subordinated Indenture.

      Duke Energy will make all payments of principal and any premium and interest on a global security to the securities depositary or its nominee as the holder of the global security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

      Ownership of beneficial interests in a global security will be limited to institutions having accounts with the securities depositary or its nominee, which are called "participants" in this discussion, and to persons that hold beneficial interests through participants. When a global security representing

Junior Subordinated Notes is issued, the securities depositary will credit on its book-entry, registration and transfer system the principal amounts of Junior Subordinated Notes the global security represents to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by:

    . the securities depositary, with respect to participants' interests;
      and

    . any participant, with respect to interests the participant holds on behalf of other persons.

      Payments participants make to owners of beneficial interests held through those participants will be the responsibility of those participants. The securities depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a global security. None of the following will have any responsibility or liability for any aspect of the securities depositary's or any participant's records relating to beneficial interests in a global security representing Junior Subordinated Notes, for payments made on account of those beneficial interests or for maintaining, supervising or reviewing any records relating to those beneficial interests:

    . Duke Energy;

    . the Subordinated Indenture Trustee;

    . the Trust (if the Junior Subordinated Notes are issued to a Trust); or

    . any agent of any of them.

Redemption

      Provisions relating to the redemption of Junior Subordinated Notes will be set forth in the applicable prospectus supplement. Unless Duke Energy states otherwise in the applicable prospectus supplement, Duke Energy may redeem Junior Subordinated Notes only upon notice mailed at least 30 but not more than 60 days before the date fixed for redemption.

      Duke Energy will not be required to:

    . issue, register the transfer of, or exchange any Junior Subordinated
      Notes of a series during the period beginning 15 days before the date the notice is mailed identifying the Junior Subordinated Notes of that series that have been selected for redemption; or

    . register the transfer of or exchange any Junior Subordinated Note of that series selected for redemption except the unredeemed portion of a Junior Subordinated Note being partially redeemed.

Consolidation, Merger, Conveyance or Transfer

      The Subordinated Indenture provides that Duke Energy may consolidate or merge with or into, or convey or transfer all or substantially all of its properties and assets to, another corporation or other entity. Any successor must, however, assume Duke Energy's obligations under the Subordinated Indenture and the Subordinated Notes, including the Junior Subordinated Notes, and Duke Energy must deliver to the Subordinated Indenture Trustee a statement by certain of its officers and an opinion of counsel that affirm compliance with all conditions in the Subordinated Indenture relating to the transaction. When those conditions are satisfied, the successor will succeed to and be substituted for Duke Energy under the Subordinated Indenture, and Duke Energy will be relieved of its obligations under the Subordinated Indenture and any Subordinated Notes, including the Junior Subordinated Notes.

Modification; Waiver

      Duke Energy may modify the Subordinated Indenture with the consent of the holders of a majority in principal amount of the outstanding Subordinated Notes of all series that are affected by the modification, voting as one class. The consent of the holder of each outstanding Subordinated Note affected is, however, required to:

    . change the maturity date of the principal or any installment of principal or interest on that Subordinated Note;

    . reduce the principal amount, the interest rate or any premium payable upon redemption on that Subordinated Note;

    . reduce the amount of principal due and payable upon acceleration of maturity;

    . change the currency of payment of principal, premium or interest on that Subordinated Note;

    . impair the right to institute suit to enforce any such payment on or after the maturity date or redemption date;

    . reduce the percentage in principal amount of Subordinated Notes of any series required to modify the Subordinated Indenture, waive compliance with certain restrictive provisions of the Subordinated Indenture or waive certain defaults; or

    . with certain exceptions, modify the provisions of the Subordinated
      Indenture governing modifications of the Subordinated Indenture or governing waiver of covenants or past defaults.

In addition, Duke Energy may modify the Subordinated Indenture for certain other purposes, without the consent of any holders of Subordinated Notes, including Junior Subordinated Notes.

      The holders of a majority in principal amount of the outstanding Junior Subordinated Notes of any series may waive, for that series, Duke Energy's compliance with certain restrictive provisions of the Subordinated Indenture. The holders of a majority in principal amount of the outstanding Subordinated Notes of all series under the Subordinated Indenture with respect to which a default has occurred and is continuing, voting as one class, may waive that default for all those series, except a default in the payment of principal or any premium or interest on any Subordinated Note or a default with respect to a covenant or provision which cannot be modified without the consent of the holder of each outstanding Subordinated Note of the series affected.

      Duke Energy may not amend the Subordinated Indenture to change the subordination of any outstanding Junior Subordinated Notes without the consent of each holder of Senior Indebtedness that the amendment would adversely affect.

Events of Default

      The following are events of default under the Subordinated Indenture with respect to any series of Junior Subordinated Notes, unless Duke Energy states otherwise in the applicable prospectus supplement:

    . failure to pay principal of or any premium on any Junior Subordinated
      Note of that series when due;

    . failure to pay when due any interest on any Junior Subordinated Note of that series that continues for 60 days; for this purpose, the date on which interest is due is the date on which Duke Energy is required to make payment following any deferral of interest payments by it under the terms of Junior Subordinated Notes that permit such deferrals;

    . failure to make any sinking fund payment when required for any Junior
      Subordinated Note of that series that continues for 60 days;

    . failure to perform any covenant in the Subordinated Indenture (other than a covenant expressly included solely for the benefit of other series) that continues for 90 days after the Subordinated Indenture Trustee or the holders of at least 33% of the outstanding Junior Subordinated Notes of that series give Duke Energy written notice of the default; and

    . certain bankruptcy, insolvency or reorganization events with respect to Duke Energy.

In the case of the fourth event of default listed above, the Subordinated Indenture Trustee may extend the grace period. In addition, if holders of a particular series have given a notice of default, then holders of at least the same percentage of Junior Subordinated Notes of that series, together with the Subordinated Indenture Trustee, may also extend the grace period. The grace period will be automatically extended if Duke Energy has initiated and is diligently pursuing corrective action.

      Duke Energy may establish additional events of default for a particular series and, if established, any such events of default will be described in the applicable prospectus supplement.

      If an event of default with respect to Junior Subordinated Notes of a series occurs and is continuing, then the Subordinated Indenture Trustee or the holders of at least 33% in principal amount of the outstanding Junior Subordinated Notes of that series may declare the principal amount of all Junior Subordinated Notes of that series to be immediately due and payable. However, that event of default will be considered waived at any time after the declaration but before a judgment for payment of the money due has been obtained if:

    . Duke Energy has paid or deposited with the Subordinated Indenture
      Trustee all overdue interest, the principal and any premium due otherwise than by the declaration and any interest on such amounts, and any interest on overdue interest, to the extent legally permitted, in each case with respect to that series, and all amounts due to the Subordinated Indenture Trustee; and

    . all events of default with respect to that series, other than the nonpayment of the principal that became due solely by virtue of the declaration, have been cured or waived.

      In the case of Junior Subordinated Notes issued to a Trust, a holder of Preferred Securities may institute a legal proceeding directly against Duke Energy, without first instituting a legal proceeding against the Property Trustee of the Trust by which those Preferred Securities were issued or any other person or entity, for enforcement of payment to that holder of principal or interest on an equivalent amount of Junior Subordinated Notes of the related series on or after the due dates specified in those Junior Subordinated Notes.

      The Subordinated Indenture Trustee is under no obligation to exercise any of its rights or powers at the request or direction of any holders of Junior Subordinated Notes unless those holders have offered the Subordinated Indenture Trustee security or indemnity against the costs, expenses and liabilities which it might incur as a result. The holders of a majority in principal amount of the outstanding Junior Subordinated Notes of any series have, with certain exceptions, the right to direct the time, method and place of conducting any proceedings for any remedy available to the Subordinated Indenture Trustee or the exercise of any power of the Subordinated Indenture Trustee with respect to those Junior Subordinated Notes. The Subordinated Indenture Trustee may withhold notice of any default, except a default in the payment of principal or interest, from the holders of any series if the Subordinated Indenture Trustee in good faith considers it in the interest of the holders to do so.

      The holder of any Junior Subordinated Note will have an absolute and unconditional right to receive payment of the principal, any premium and, within certain limitations, any interest on that Junior Subordinated Note on its maturity date or redemption date and to enforce those payments.

      Duke Energy is required to furnish each year to the Subordinated Indenture Trustee a statement by certain of its officers to the effect that it is not in default under the Subordinated Indenture or, if there has been a default, specifying the default and its status.

Payments; Paying Agent

      The paying agent will pay the principal of any Junior Subordinated Notes only if those Junior Subordinated Notes are surrendered to it. The paying agent will pay interest on Junior Subordinated Notes issued as global securities by wire transfer to the holder of those global securities. Unless Duke Energy states otherwise in the applicable prospectus supplement, the paying agent will pay interest on Junior Subordinated Notes that are not in global form at its office or, at Duke Energy's option:

    . by wire transfer to an account at a banking institution in the United
      States that is designated in writing to the Subordinated Indenture Trustee at least 16 days prior to the date of payment by the person entitled to that interest; or

    . by check mailed to the address of the person entitled to that interest as that address appears in the security register for those Junior Subordinated Notes.

      Unless Duke Energy states otherwise in the applicable prospectus supplement, the Subordinated Indenture Trustee will act as paying agent for that series of Junior Subordinated Notes, and the principal corporate trust office of the Subordinated Indenture Trustee will be the office through which the paying agent acts. Duke Energy may, however, change or add paying agents or approve a change in the office through which a paying agent acts.

      Any money that Duke Energy has paid to a paying agent for principal or interest on any Junior Subordinated Notes which remains unclaimed at the end of two years after that principal or interest has become due will be repaid to Duke Energy at its request. After repayment to Duke Energy, holders should look only to Duke Energy for those payments.

Defeasance and Covenant Defeasance

      The Subordinated Indenture provides that Duke Energy may be:

    . discharged from its obligations, with certain limited exceptions, with respect to any series of Junior Subordinated Notes, as described in the Subordinated Indenture, such a discharge being called a "defeasance" in this prospectus; and

    . released from its obligations under certain restrictive covenants especially established with respect to a series of Junior Subordinated Notes, as described in the Subordinated Indenture, such a release being called a "covenant defeasance" in this prospectus.

      Duke Energy must satisfy certain conditions to effect a defeasance or covenant defeasance. Those conditions include the irrevocable deposit with the Subordinated Indenture Trustee, in trust, of money or government obligations which through their scheduled payments of principal and interest would provide sufficient money to pay the principal and any premium and interest on those Junior Subordinated Notes on the maturity dates of those payments or upon redemption. Following a defeasance, payment of the Junior Subordinated Notes defeased may not be accelerated because of an event of default under the Subordinated Indenture.

      Under current United States federal income tax laws, a defeasance would be treated as an exchange of the relevant Junior Subordinated Notes in which holders of those Junior Subordinated Notes might recognize gain or loss. In addition, the amount, timing and character of amounts that holders would thereafter be required to include in income might be different from that which would be includible in the absence of that defeasance. Duke Energy urges investors to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than United States federal income tax laws.

      Junior Subordinated Notes issued to a Trust will not be subject to covenant defeasance.

Subordination

      Each series of Junior Subordinated Notes will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all Senior Indebtedness as defined below. If:

    . Duke Energy makes a payment or distribution of any of its assets to creditors upon its dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;

    . a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Senior Indebtedness; or

    . the maturity of any Senior Indebtedness has been accelerated because of a default on that Senior Indebtedness,

then the holders of Senior Indebtedness generally will have the right to receive payment, in the case of the first instance, of all amounts due or to become due upon that Senior Indebtedness, and, in the case of the second and third instances, of all amounts due on that Senior Indebtedness, or Duke Energy will make provision for those payments, before the holders of any Junior Subordinated Notes have the right to receive any payments of principal or interest on their Junior Subordinated Notes.

      "Senior Indebtedness" means, with respect to any series of Junior Subordinated Notes, the principal, premium, interest and any other payment in respect of any of the following:

    . all of Duke Energy's indebtedness that is evidenced by notes, debentures, bonds or other securities Duke Energy sells for money or other obligations for money borrowed;

    . all indebtedness of others of the kinds described in the preceding category which Duke Energy has assumed or guaranteed or which Duke Energy has in effect guaranteed through an agreement to purchase, contingent or otherwise; and

    . all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding two categories.

      Any such indebtedness, renewal, extension or refunding, however, will not be Senior Indebtedness if the instrument creating or evidencing it or the assumption or guarantee of it provides that it is not superior in right of payment to or is equal in right of payment with those Junior Subordinated Notes. Senior Indebtedness will be entitled to the benefits of the subordination provisions in the Subordinated Indenture irrespective of the amendment, modification or waiver of any term of the Senior Indebtedness.

      Future series of Subordinated Notes which are not Junior Subordinated Notes may rank senior to outstanding series of Junior Subordinated Notes and would constitute Senior Indebtedness with respect to those series.

      The Subordinated Indenture does not limit the amount of Senior Indebtedness that Duke Energy may issue. As of September 30, 2000, Duke Energy's Senior Indebtedness totaled approximately $4,000,000,000.

Concerning the Subordinated Indenture Trustee

      The Chase Manhattan Bank is the Subordinated Indenture Trustee and is also the Senior Indenture Trustee and the trustee under Duke Energy's First and Refunding Mortgage. Duke Energy and certain of its affiliates maintain deposit accounts and banking relationships with The Chase Manhattan Bank. The Chase Manhattan Bank also serves as trustee under other indentures pursuant to which securities of Duke Energy and of certain of its affiliates are outstanding.

      The Subordinated Indenture Trustee will perform only those duties that are specifically set forth in the Subordinated Indenture unless an event of default under the Subordinated Indenture occurs and is continuing. In case an event of default occurs and is continuing, the Subordinated Indenture Trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs.

             DESCRIPTION OF THE FIRST AND REFUNDING MORTGAGE BONDS

      Duke Energy will issue the First and Refunding Mortgage Bonds in one or more series under its First and Refunding Mortgage, dated as of December 1, 1927, to The Chase Manhattan Bank, as Trustee, as supplemented and amended. The First and Refunding Mortgage is sometimes called the "Mortgage" and the First and Refunding Mortgage Bonds are sometimes called the "Bonds" in this prospectus. The trustee under the Mortgage is sometimes called the "Bond Trustee" in this prospectus. The Mortgage is an exhibit to the registration statement, of which this prospectus is a part.

      The following description of the Bonds is only a summary and is not intended to be comprehensive. For additional information you should refer to the Mortgage.

General

      The amount of Bonds which Duke Energy may issue under the Mortgage is unlimited. Duke Energy's Board of Directors will determine the terms of each series of Bonds, including denominations, maturity, interest rate and payment terms and whether the series will have redemption or sinking fund provisions.

      Unless Duke Energy states otherwise in the applicable prospectus supplement, Duke Energy will issue the Bonds only in fully registered form without coupons and there will be no service charge for any transfers and exchanges of the Bonds. Duke Energy may, however, require payment to cover any stamp tax or other governmental charge payable in connection with any transfer or exchange. Transfers and exchanges of the Bonds may be made at The Chase Manhattan Bank, 55 Water Street, New York, New York 10041 or at any other office maintained by Duke Energy for such purpose.

      The Bonds will be issuable in denominations of $1,000 and multiples of $1,000, unless Duke Energy states otherwise in the applicable prospectus supplement. The Bonds will be exchangeable for an equivalent principal amount of Bonds of other authorized denominations of the same series.

      The prospectus supplement for a particular series of Bonds will describe the maturity, interest rate and payment terms of those Bonds and any relevant redemption or sinking fund provisions.

Security

      The Mortgage creates a continuing lien to secure the payment of principal and interest on the Bonds. All the Bonds are equally and ratably secured without preference, priority or distinction. The lien of the Mortgage covers substantially all of Duke Energy's properties, real, personal and mixed, and Duke Energy's franchises, including properties acquired after the date of the Mortgage, with certain exceptions. Those exceptions include cash, accounts receivable, inventories of materials and supplies, merchandise held for sale, securities that Duke Energy holds, certain after-acquired property not useful in Duke Energy's electric business, certain after-acquired franchises and certain after-acquired non-electric properties.

      The lien of the Mortgage is subject to certain permitted liens and to liens that exist upon properties that Duke Energy acquired after it entered into the Mortgage to the extent of the amounts of prior lien bonds secured by those properties (not, however, exceeding 75% of the cost or value of those properties) and additions to those properties. "Prior lien bonds" are bonds or other indebtedness that are secured at the time of acquisition by a lien upon property that Duke Energy acquires after the date of the Mortgage that becomes subject to the lien of the Mortgage.

Issuance of Additional Bonds

      If Duke Energy satisfies the conditions in the Mortgage, the Bond Trustee may authenticate and deliver additional Bonds in an aggregate principal amount not exceeding:

    . the amount of cash that Duke Energy has deposited with the Bond
      Trustee for that purpose;

    . the amount of previously authenticated and delivered Bonds or refundable prior lien bonds that have been or are to be retired which, with certain exceptions, Duke Energy has deposited with the Bond Trustee for that purpose; or

    . 66 2/3% of the aggregate of the net amounts of additional property
      (electric) certified to the Bond Trustee after February 18, 1949.

      The Bond Trustee may not authenticate and deliver any additional Bonds under the Mortgage, other than certain types of refunding Bonds, unless Duke Energy's available net earnings for twelve consecutive calendar months within the immediately preceding fifteen calendar months have been at least twice the amount of the annual interest charges on all Bonds outstanding under the Mortgage, including the Bonds proposed to be issued, and on all outstanding prior lien bonds that the Bond Trustee does not hold under the Mortgage.

      Duke Energy may not apply to the Bond Trustee to authenticate and deliver any Bonds (1) in an aggregate principal amount exceeding $26,000,000 on the basis of additional property (electric) that Duke Energy acquired or constructed prior to January 1, 1949 or (2) on the basis of Bonds or prior lien bonds paid, purchased or redeemed prior to February 1, 1949. Duke Energy may not certify any additional property (electric) which is subject to the lien of any prior lien bonds for the purpose of establishing those prior lien bonds as refundable if the aggregate principal amount of those prior lien bonds exceeds 66 2/3% of the net amount of the additional property that is subject to the lien of such prior lien bonds.

Release Provisions

      The Mortgage permits Duke Energy to dispose of certain property and to take other actions without the Bond Trustee releasing that property. The Mortgage also permits the release of mortgaged property if Duke Energy deposits cash or other consideration equal to the value of the mortgaged property to be released. In certain events and within certain limitations, the Bond Trustee is required to pay out cash that the Bond Trustee receives--other than for the Replacement Fund or as the basis for issuing Bonds--upon Duke Energy's application.

      Duke Energy may withdraw cash that it deposited with the Bond Trustee as the basis for issuing Bonds in an amount equal to the principal amount of any Bonds that it is entitled to have authenticated and delivered on the basis of additional property (electric), on the basis of Bonds previously authenticated and delivered or on the basis of refundable prior lien bonds.

Replacement Fund

      The Mortgage requires Duke Energy to deposit with the Bond Trustee annually, for the Replacement Fund established under the Mortgage, the sum of the "replacement requirements" for all years beginning with 1949 and ending with the last calendar year preceding the deposit date, less certain deductions. Those deductions are (1) the aggregate original cost of all fixed property (electric) retired during that time period, not exceeding the aggregate of the gross amounts of additional property (electric) that Duke Energy acquired or constructed during the same period, and (2) the aggregate amount of cash that Duke Energy deposited with the Bond Trustee up to that time, or that Duke Energy would have been required to deposit except for permitted reductions, under the Replacement Fund.

      The "replacement requirement" for any year is 2 1/2% of the average "amount of depreciable fixed property" (electric) owned by Duke Energy at the beginning and end of that year, not exceeding, however, the amount Duke Energy is permitted to charge as an operating expense for depreciation or retirement by any governmental authority, or the amount deductible as depreciation or similar expense for federal income tax purposes. The "amount of depreciable fixed property" (electric) is the amount by which the sum of $192,913,385 plus the aggregate gross amount of all depreciable additional property (electric) that Duke Energy acquired or constructed from January 1, 1949 to the date as of which such amount is determined exceeds the original cost of all of Duke Energy's depreciable fixed property (electric) retired during that period or released from the lien of the Mortgage.

      Duke Energy may reduce the amount of cash at any time required to be deposited in the Replacement Fund and may withdraw any cash that it previously deposited that is held in the Replacement Fund:

    . in an amount equal to 150% of the principal amount of Bonds previously authenticated and delivered under the Mortgage, or refundable prior lien bonds, deposited with the Bond Trustee and on the basis of which Duke Energy would otherwise have been entitled to have additional Bonds authenticated and delivered; and

    . in an amount equal to 150% of the principal amount of Bonds which Duke
      Energy would otherwise be entitled to have authenticated and delivered on the basis of additional property (electric).

      Upon Duke Energy's application, the Bond Trustee will apply cash that Duke Energy deposited in the Replacement Fund and has not previously withdrawn to the payment, purchase or redemption of Bonds issued under the Mortgage or to the purchase of refundable prior lien bonds.

      Duke Energy has never deposited any cash with the Bond Trustee for the Replacement Fund. If Duke Energy deposits any cash in the future, it has agreed not to apply that cash to the redemption of the Bonds as long as any Bonds then outstanding remain outstanding.

Amendments of the Mortgage

      Duke Energy may amend the Mortgage with the consent of the holders of 66 2/3% in principal amount of the Bonds, except that no such amendment may:

    . affect the terms of payment of principal at maturity or of interest or premium on any Bond;

    . affect the rights of Bondholders to sue to enforce any such payment at maturity; or

    . reduce the percentage of Bonds required to consent to an amendment.

      No amendment may affect the rights under the Mortgage of the holders of less than all of the series of Bonds outstanding unless the holders of 66 2/3% in principal amount of the Bonds of each series affected consent to the amendment.

      The covenants included in the supplemental indenture for any series of Bonds to be issued will be solely for the benefit of the holders of those Bonds. Duke Energy may modify any such covenant only with the consent of the holders of 66 2/3% in principal amount of those Bonds outstanding, without the consent of Bondholders of any other series.

Events of Default

      The Bond Trustee may, and at the written request of the holders of a majority in principal amount of the outstanding Bonds will, declare the principal of all outstanding Bonds due when any event of default under the Mortgage occurs. The holders of a majority in principal amount of the outstanding Bonds may, however, waive the default and rescind the declaration if Duke Energy cures the default.

      Events of default under the Mortgage include:

    . default in the payment of principal;

    . default for 60 days in the payment of interest;

    . default in the performance of any other covenant in the Mortgage continuing for 60 days after the Bond Trustee or the holders of not less than 10% in principal amount of the Bonds then outstanding give notice of the default; and

    . certain bankruptcy or insolvency events with respect to Duke Energy.

      Duke Energy provides a statement by certain of its officers each year to the Bond Trustee stating whether it has complied with the covenants of the Mortgage.

Concerning the Bond Trustee

      The Chase Manhattan Bank is the Bond Trustee and is also the Senior Indenture Trustee and the Subordinated Indenture Trustee. Duke Energy and certain of its affiliates maintain deposit accounts and banking relationships with The Chase Manhattan Bank. The Chase Manhattan Bank also serves as trustee under other indentures pursuant to which securities of Duke Energy and of certain of its affiliates are outstanding.

      The Bond Trustee is under no obligation to exercise any of its powers at the request of any of the holders of the Bonds unless those Bondholders have offered to the Bond Trustee security or indemnity satisfactory to it against the cost, expenses and liabilities it might incur as a result. The holders of a majority in principal amount of the Bonds outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Bond Trustee, or the exercise of any trust or power of the Bond Trustee. The Bond Trustee will not be liable for any action that it takes or omits to take in good faith in accordance with any such direction.

                        DESCRIPTION OF THE COMMON STOCK

      The following description of Duke Energy's Common Stock is only a summary and is not intended to be comprehensive. For additional information you should refer to the applicable provisions of the North Carolina Business Corporation Act and Duke Energy's Restated Articles of Incorporation (Articles) and By-Laws. The Articles and By-Laws are exhibits to the registration statement, of which this prospectus is a part.

General

      Duke Energy is authorized to issue up to 1,000,000,000 shares of Common Stock. At September 30, 2000, 368,604,491 shares of Common Stock were outstanding. Duke Energy is also authorized to issue up to 12,500,000 shares of Preferred Stock, 10,000,000 shares of Preferred Stock A and 1,500,000 shares of Preference Stock. At September 30, 2000, 2,414,984 shares of Preferred Stock, 2,057,185 shares of Preferred Stock A and no shares of Preference Stock were outstanding. The Preferred Stock, Preferred Stock A and Preference Stock together are sometimes called the "Preferred Stocks."

Dividends

      Holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors from legally available funds but only if full dividends on all outstanding series of the Preferred Stocks for the then current and all prior dividend periods and any required sinking fund payments with respect to any outstanding series of such securities have been paid or provided for.

Voting Rights

      Subject to the rights, if any, of the holders of the Preferred Stocks which may be outstanding or as otherwise provided by law, the holders of Common Stock have exclusive voting rights, each share being entitled to one vote. Holders of Common Stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors and the holders of the remaining shares voting for the election of directors will not be able to elect any directors.

      Whenever dividends on any part of any outstanding Preferred Stock or Preferred Stock A are in arrears in an amount equivalent to the total dividends required to be paid on that Preferred Stock or Preferred Stock A in any period of 12 calendar months, the holders of the Preferred Stock as a class have the exclusive right to elect a majority of the authorized number of directors and the holders of the Preferred Stock A as a class have the exclusive right to elect two directors. Those rights cease whenever Duke Energy pays all accrued and unpaid dividends in full. Whenever six quarterly dividends on any outstanding series of the Preference Stock are in arrears or any required sinking fund payments are in default, the holders of the Preference Stock as a class have the exclusive right to elect two directors. This right ceases whenever all dividends and required sinking fund obligations in default have been paid in full or provided for. In addition, the consent of the holders of specified percentages of any outstanding Preferred Stock, Preferred Stock A or Preference Stock, or some or all of the holders of such classes, is required in connection with certain increases in authorized amounts of or changes in stock senior to the Common Stock or in connection with any sale of substantially all of Duke Energy's assets or certain mergers.

Rights Upon Liquidation

    The holders of Common Stock are entitled in liquidation to share ratably in the assets of Duke Energy after payment of all debts and liabilities and after required preferential payments to the holders of outstanding Preferred Stocks.

Miscellaneous

    The outstanding shares of Common Stock are, and the shares of Common Stock sold hereunder will be, upon payment for them, fully paid and nonassessable. Holders of Common Stock have no preemptive rights and no conversion rights. The Common Stock is not subject to redemption and is not entitled to the benefit of any sinking fund provisions.

Transfer Agent and Registrar

    Duke Energy acts as transfer agent and registrar for the Common Stock.

Preference Stock Purchase Rights

    Each share of Common Stock has attached to it a Preference Stock Purchase Right. The Rights initially are represented only by the certificates for the shares of Common Stock and will not trade separately from those shares unless and until:

    . ten days after it is publicly announced that a person or group (with certain exceptions) has acquired, or has obtained the right to acquire, the beneficial ownership of 15% or more of the outstanding Common Stock (an "acquiring person"); or

    . ten business days (or a later date determined by Duke Energy's Board of Directors) after the date a person or group commences, or public announcement is made that the person or group intends to commence, a tender or exchange offer that would result in the person or group becoming an acquiring person.

If and when the Rights separate, each Right will entitle the holder to purchase 1/10,000 of a share of Duke Energy's Series A Participating Preference Stock for an exercise price that is presently $190.

    In the event that a person or group becomes an acquiring person, each Right (except for Rights beneficially owned by the acquiring person or its transferees, which Rights become void) will entitle its holder to purchase, for the exercise price, a number of shares of Common Stock having a market value of twice the exercise price. Also, if, after ten days following the date of the announcement that a person or group has become an acquiring person:

    . Duke Energy is involved in a merger or similar form of business combination in which Duke Energy is not the surviving corporation or in which Duke Energy is the surviving corporation but the Common Stock is changed or exchanged; or

    . more than 50% of Duke Energy's assets or earning power is sold or transferred;

then each Right (except for voided Rights) will entitle its holder to purchase, for the exercise price, a number of shares of common stock of the acquiring company having a value of twice the exercise price. If any person or group acquires from 15% to but excluding 50% of the outstanding Common Stock, Duke Energy's Board of Directors may, at its option, exchange each outstanding Right (except for those held by an acquiring person or its transferees) for one share of Common Stock or 1/10,000 of a share of Series A Participating Preference Stock.

     Duke Energy's Board of Directors may redeem the Rights for $0.01 per Right prior to ten business days after the date of the public announcement that a person or group has become an acquiring person.

     The Rights will not prevent a takeover of Duke Energy. However, the existence of the Rights may cause substantial dilution to a person or group that acquires 15% or more of the Common Stock unless the Board of Directors first redeems those Rights.

                         Certain Anti-Takeover Matters

     Duke Energy's Articles and By-Laws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Board of Directors rather than pursue non-negotiated takeover attempts. Those provisions include:

Classified Board of Directors; Removal of Directors; Vacancies

     Duke Energy's Articles provide for a Board of Directors divided into three classes, with one class being elected each year to serve for a three-year term. As a result, at least two annual meetings of shareholders may be required for shareholders to change a majority of the Board of Directors. Duke Energy's shareholders may remove directors only for cause. Vacancies and newly created directorships on the Board of Directors may be filled only by the affirmative vote of a majority of the directors remaining in office, and no decrease in the number of directors may shorten the term of an incumbent director. The classification of directors and the inability of shareholders to remove directors without cause and to fill vacancies and newly created directorships on the Board of Directors will make it more difficult to change the composition of the Board of Directors, but will promote continuity of existing management.

Advance Notice Requirements

     Duke Energy's By-Laws establish advance notice procedures with regard to shareholder proposals relating to the nomination of persons for election as directors or new business to be brought before annual meetings of shareholders. These procedures provide that shareholders must give timely notice of such proposals in writing to the Secretary of Duke Energy. Generally, to be timely with respect to an annual meeting of shareholders, notice must be received at Duke Energy's principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in the By-Laws.

Special Meetings of Shareholders

     Neither the Articles nor the By-Laws of Duke Energy give shareholders the right to call a special meeting of shareholders. The By-Laws provide that special meetings of shareholders may be called only by the Board of Directors or the Chairman of the Board.

Amendment of Certain Charter Provisions

    Duke Energy's Articles require the approval of not less than 80% of the voting power of all outstanding shares of Common Stock to amend provisions relating to the minimum and maximum size of the Board of Directors, the classification of the Board of Directors, the removal of directors, the filling of vacancies and newly created directorships on the Board of Directors and the requirement that a decrease in the number of directors constituting the Board of Directors may not shorten the term of any incumbent director. This amendment provision will make it more difficult to dilute the anti-takeover effects of Duke Energy's Articles and By-Laws.

                  DESCRIPTION OF THE STOCK PURCHASE CONTRACTS
                          AND THE STOCK PURCHASE UNITS

    Duke Energy may issue stock purchase contracts representing contracts obligating holders to purchase from Duke Energy, and Duke Energy to sell to the holders, a specified number of shares of Common Stock (or a range of numbers of shares pursuant to a predetermined formula) at a future date or dates. The price per share of Common Stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

    The stock purchase contracts may be issued separately or as a part of units, often known as stock purchase units, consisting of a stock purchase contract and either:

    . Senior Notes, Junior Subordinated Notes or other debt securities of Duke Energy or one of its subsidiaries;

    . debt obligations of third parties, including U.S. Treasury securities; or

    . Preferred Securities or trust preferred securities issued by trusts, all of whose common securities are owned by Duke Energy or by subsidiaries of Duke Energy,

securing the holder's obligations to purchase the Common Stock under the stock purchase contracts.

    The stock purchase contracts may require Duke Energy to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances Duke Energy may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder's obligations under the original stock purchase contract.

    The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid securities. The description in the applicable prospectus supplement will not contain all of the information that you may find useful. For more information, you should review the stock purchase contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued. These documents will be filed with the SEC promptly after the offering of such stock purchase contracts or stock purchase units and, if applicable, prepaid securities.

                    DESCRIPTION OF THE PREFERRED SECURITIES

      Each Trust may issue only one series of Preferred Securities. The Trust Agreement of each Trust will authorize the Administrative Trustees to issue the Preferred Securities of that Trust on behalf of that Trust. For additional information you should refer to the applicable Trust Agreement. The form of Trust Agreement is an exhibit to the registration statement, of which this prospectus is a part.

      The prospectus supplement for a particular series of Preferred Securities being offered will disclose the specific terms related to the offering, including the price or prices at which the Preferred Securities to be offered will be issued. Those terms will include some or all of the following:

    . the title of the series;

    . the number of Preferred Securities of the series;

    . the yearly distribution rate, or the method of determining that rate, and the date or dates on which distributions will be payable;

    . the date or dates, or method of determining the date or dates, from which distributions will be cumulative;

    . the amount that will be paid out of the assets of the Trust to the holders of the Preferred Securities upon the voluntary or involuntary dissolution, winding-up or termination of the Trust;

    . any obligation that the Trust has to purchase or redeem the Preferred
      Securities, and the price at which, the period within which, and the terms and conditions upon which the Trust will purchase or redeem them;

    . any voting rights of the Preferred Securities that are in addition to those legally required, including any right that the holders of the Preferred Securities have to approve certain actions under or amendments to the Trust Agreement;

    . any right that the Trust has to defer distributions on the Preferred
      Securities in the event that Duke Energy extends the interest payment period on the related Junior Subordinated Notes; and

    . any other rights, preferences, privileges, limitations or restrictions upon the Preferred Securities of the series.

      Duke Energy will guarantee each series of Preferred Securities to the extent described below under the caption "Description of the Guarantees."

      The applicable prospectus supplement will describe any material United States federal income tax considerations that apply to the Preferred Securities.

                         DESCRIPTION OF THE GUARANTEES

      Duke Energy will execute the Guarantees from time to time for the benefit of the holders of the Preferred Securities of the respective Trusts. The Chase Manhattan Bank will act as Guarantee Trustee under each Guarantee. The Guarantee Trustee will hold each Guarantee for the benefit of the holders of the Preferred Securities to which it relates.

      The following description of the Guarantees is only a summary and is not intended to be comprehensive. The form of Guarantee is an exhibit to the registration statement, of which this prospectus is a part.

General

      Duke Energy will irrevocably and unconditionally agree under each Guarantee to pay the Guarantee Payments that are defined below, to the extent specified in that Guarantee, to the holders of the Preferred Securities to which the Guarantee relates, to the extent that the Guarantee Payments are not paid by or on behalf of the related Trust. Duke Energy is required to pay the Guarantee Payments to the extent specified in the relevant Guarantee regardless of any defense, right of set-off or counterclaim that Duke Energy may have or may assert against any person.

      The following payments and distributions on the Preferred Securities of a Trust are Guarantee Payments:

    . any accrued and unpaid distributions required to be paid on the Preferred Securities of the Trust, but only to the extent that the Trust has funds legally and immediately available for those distributions;

    . the redemption price for any Preferred Securities that the Trust calls for redemption, including all accrued and unpaid distributions to the redemption date, but only to the extent that the Trust has funds legally and immediately available for the payment; and

    . upon a dissolution, winding-up or termination of the Trust, other than in connection with the distribution of Junior Subordinated Notes to the holders of Trust Securities of the Trust or the redemption of all the Preferred Securities of the Trust, the lesser of:

           . the sum of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities of the Trust to the payment date, to the extent that the Trust has funds legally and immediately available for the payment; and

           . the amount of assets of the Trust remaining available for distribution to holders of the Preferred Securities of the Trust in liquidation of the Trust.

      Duke Energy may satisfy its obligation to make a Guarantee Payment by making that payment directly to the holders of the related Preferred Securities or by causing the Trust to make the payment to those holders.

      Each Guarantee will be a full and unconditional guarantee, subject to certain subordination provisions, of the Guarantee Payments with respect to the related Preferred Securities from the time of issuance of those Preferred Securities, except that the Guarantee will only apply to the payment of distributions and other payments on the Preferred Securities when the Trust has sufficient funds legally and immediately available to make those distributions or other payments.

      If Duke Energy does not make the required payments on the Junior Subordinated Notes that the Property Trustee holds under a Trust, that Trust will not make the related payments on its Preferred Securities.

Subordination

      Duke Energy's obligations under each Guarantee will be unsecured obligations of Duke Energy. Those obligations will rank:

    . subordinate and junior in right of payment to all of Duke Energy's other liabilities, other than obligations or liabilities that rank equal in priority or subordinate by their terms;

    . equal in priority with Duke Energy's Preferred Stock and Preferred
      Stock A and similar guarantees; and

    . senior to Duke Energy's Common Stock.

      Duke Energy has Preferred Stock and Preferred Stock A outstanding that will rank equal in priority with the Guarantees and has Common Stock outstanding that will rank junior to the Guarantees.

      Each Guarantee will be a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against Duke Energy, as guarantor, to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity.

      The terms of the Preferred Securities will provide that each holder of the Preferred Securities, by accepting those Preferred Securities, agrees to the subordination provisions and other terms of the related Guarantee.

Amendments and Assignment

      Duke Energy may amend each Guarantee without the consent of any holder of the Preferred Securities to which that Guarantee relates if the amendment does not materially and adversely affect the rights of those holders. Duke Energy may otherwise amend each Guarantee with the approval of the holders of at least 66 2/3% of the outstanding Preferred Securities to which that Guarantee relates.

Termination

      Each Guarantee will terminate and be of no further effect when:

    . the redemption price of the Preferred Securities to which the Guarantee relates is fully paid;

    . Duke Energy distributes the related Junior Subordinated Notes to the holders of those Preferred Securities; or

    . the amounts payable upon liquidation of the related Trust are fully paid.

      Each Guarantee will remain in effect or will be reinstated if at any time any holder of the related Preferred Securities must restore payment of any sums paid to that holder with respect to those Preferred Securities or under that Guarantee.

Events of Default

      An event of default will occur under any Guarantee if Duke Energy fails to perform any of its payment obligations under that Guarantee. The holders of a majority of the Preferred Securities of any series may waive any such event of default and its consequences on behalf of all of the holders of the Preferred Securities of that series. The Guarantee Trustee is obligated to enforce the Guarantee for the benefit of the holders of the Preferred Securities of a series if an event of default occurs under the related Guarantee.

      The holders of a majority of the Preferred Securities to which a Guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee with respect to that Guarantee or to direct the exercise of any trust or power that the Guarantee Trustee holds under that Guarantee. Any holder of the related Preferred Securities may institute a legal proceeding directly against Duke Energy to enforce that holder's rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee or any other person or entity.

Concerning the Guarantee Trustee

      The Chase Manhattan Bank is the Guarantee Trustee. It is also the Property Trustee, the Subordinated Indenture Trustee, the Senior Indenture Trustee and the Bond Trustee. Duke Energy and certain of its affiliates maintain deposit accounts and banking relationships with The Chase Manhattan Bank. The Chase Manhattan Bank also serves as trustee under other indentures pursuant to which securities of Duke Energy and certain of its affiliates are outstanding.

      The Guarantee Trustee will perform only those duties that are specifically set forth in each Guarantee unless an event of default under the Guarantee occurs and is continuing. In case an event of default occurs and is continuing, the Guarantee Trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to those provisions, the Guarantee Trustee is under no obligation to exercise any of its powers under any Guarantee at the request of any holder of the related Preferred Securities unless that holder offers reasonable indemnity to the Guarantee Trustee against the costs, expenses and liabilities which it might incur as a result.

Agreements as to Expenses and Liabilities

      Duke Energy will enter into an Agreement as to Expenses and Liabilities under each Trust Agreement. Each Agreement as to Expenses and Liabilities will provide that Duke Energy will, with certain exceptions, irrevocably and unconditionally guarantee the full payment of any indebtedness, expenses or liabilities of the related Trust to each person or entity to whom that Trust becomes indebted or liable. The exceptions are the obligations of the Trust to pay to the holders of the related Preferred Securities or other similar interests in that Trust the amounts due to the holders under the terms of those Preferred Securities or those similar interests.

                              PLAN OF DISTRIBUTION

      Duke Energy and the Trusts may sell securities to one or more underwriters or dealers for public offering and sale by them, or it may sell the securities to investors directly or through agents. The prospectus supplement relating to the securities being offered will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

    . the name or names of any underwriters;

    . the purchase price of the securities and the proceeds to Duke Energy or the Trusts from the sale;

    . any underwriting discounts and other items constituting underwriters' compensation;

    . any public offering price;

    . any discounts or concessions allowed or reallowed or paid to dealers;
      and

    . any securities exchange or market on which the securities may be listed.

      Only those underwriters identified in the prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement.

      Duke Energy and the Trusts may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the prospectus supplement specifies. Duke Energy may sell securities through forward contracts or similar arrangements. In connection with the sale of securities, underwriters, dealers or agents may be deemed to have received compensation from Duke Energy in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

      Duke Energy may sell the securities directly or through agents it designates from time to time. Any agent involved in the offer or sale of the securities covered by this prospectus, other than at the market offerings of common stock, will be named in a prospectus supplement relating to such securities. At the market offerings of common stock may be made by agents. Commissions payable by Duke Energy to agents will be set forth in a prospectus supplement relating to the securities being offered. Unless otherwise indicated in a prospectus supplement, any such agents will be acting on a best-efforts basis for the period of their appointment.

      Some of the underwriters, dealers or agents and some of their affiliates who participate in the securities distribution may engage in other transactions with, and perform other services for, Duke Energy and its subsidiaries or affiliates in the ordinary course of business.

      Any underwriting or other compensation which Duke Energy pays to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Underwriters, and their controlling persons, and agents may be entitled, under agreements entered into with Duke Energy and the Trusts, to indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933.

                                    EXPERTS

      The consolidated financial statements of Duke Energy incorporated in this prospectus by reference from Duke Energy's annual report on Form 10-K for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference into this prospectus, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                           VALIDITY OF THE SECURITIES

      Ellen T. Ruff, Esq., who is Duke Energy's Vice President and General Counsel, Corporate and Electric Operations, and Dewey Ballantine LLP will issue opinions about the validity of the securities offered by Duke Energy in the applicable prospectus supplement for Duke Energy. Richards, Layton & Finger, P.A., special Delaware counsel, will issue opinions about the validity of the Preferred Securities offered in the applicable prospectus supplement for the Trusts. Counsel named in the applicable prospectus supplement will issue opinions about the validity of the securities offered by Duke Energy for any underwriters.

                      WHERE YOU CAN FIND MORE INFORMATION

      Duke Energy files annual, quarterly and current reports and other information with the SEC. You may read and copy any documents that are filed at any of the following:

    .  SEC Public Reference Room 450 Fifth Street, N.W. Washington, D.C.
       20549;

    . Citicorp Center 500 West Madison Street Suite 1400 Chicago, Illinois 60661-2411; or

    .  Seven World Trade Center Suite 1300 New York, New York 10048.

      You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington address.

      Please call the SEC at 1-800-SEC-0330 for further information.

      Duke Energy's filings are also available to the public through:

    .  The SEC web site at http://www.sec.gov; and

    .  The New York Stock Exchange 20 Broad Street New York, New York 10005.

      Information about Duke Energy is also available on its web site at http://www.duke-energy.com. Such web site is not a part of this prospectus.

      The SEC allows Duke Energy to "incorporate by reference" the information Duke Energy files with it, which information incorporated by reference is considered to be part of this prospectus and any accompanying prospectus supplement, and later information that Duke Energy files with the SEC will automatically update and supersede that information as well as the information included in this prospectus and any accompanying prospectus supplement. Duke Energy incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 filed prior to the termination of this offering:

    . Duke Energy's annual report on Form 10-K for the year ended December 31, 1999;

    . Duke Energy's quarterly reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000; and

    . Duke Energy's current reports on Form 8-K dated March 3, 2000, April 28, 2000 and December 19, 2000.

      Duke Energy will provide without charge a copy of these filings, other than any exhibits unless the exhibits are specifically incorporated by reference into this prospectus. You may request your copy by writing Duke Energy at the following address or telephoning one of the following numbers:

   Investor Relations Department
   Duke Energy Corporation
   P.O. Box 1005
   Charlotte, North Carolina 28201
   (704) 382-3853 or (800) 488-3853 (toll-free)

PROSPECTUS SUPPLEMENT
(To Prospectus dated January 7, 2000)

                                  $775,000,000

                            Duke Capital Corporation
                    a subsidiary of Duke Energy Corporation

                          5.87% Senior Notes due 2006

                               ----------------

      We are offering the Senior Notes in connection with the issuance by Duke Energy Corporation of 31,000,000 Duke Energy Corporation Equity Units as described in the accompanying prospectus supplement and prospectus of Duke Energy Corporation. Each Equity Unit will initially consist of a unit, referred to as a Duke Energy Corporate Unit, which is comprised of a purchase contract under which the holder agrees to purchase shares of common stock from Duke Energy Corporation and a Senior Note in the principal amount of $25.

      Duke Energy has granted the underwriters a 30-day option to purchase up to 4,000,000 additional Duke Energy Corporate Units at the price to the public less the underwriting discount as described in the accompanying prospectus supplement and prospectus of Duke Energy Corporation to cover over-allotments, which, if exercised, would involve the issuance by us of up to an additional $100,000,000 of Senior Notes.

                               ----------------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

           The date of this prospectus supplement is March 13, 2001.

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information.
If anyone provides you with different or inconsistent information, you should not rely on it. If this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates on the front of those documents or earlier dates specified therein. Our business, financial condition, results of operations and prospects may have changed since those dates.

                               TABLE OF CONTENTS

                             Prospectus Supplement

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                                                                            ----
Forward-Looking Statements................................................. S-3
Recent Financial Data...................................................... S-4
Description of the 5.87% Senior Notes due 2006............................. S-5
                                   Prospectus
                                                                            Page
                                                                            ----
About This Prospectus......................................................   2
Where You Can Find More Information........................................   2
Duke Capital Corporation...................................................   3
Use of Proceeds............................................................   6
The Trusts.................................................................   6
Description of the Senior Notes............................................   7
Description of the Junior Subordinated Notes...............................  17
Description of the Preferred Securities....................................  26
Description of the Guarantees..............................................  27
Accounting Treatment.......................................................  30
Plan of Distribution.......................................................  30
Experts....................................................................  31
Validity of the Securities.................................................  31

                          FORWARD-LOOKING STATEMENTS

      This prospectus supplement and the accompanying prospectus contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You can typically identify forward-looking statements because they include or are preceded by forward-looking words, such as "may," "will," "could," "project," "believe," "anticipate," "expect," "estimate," "continue," "potential," "plan," "forecast" and the like. Those statements represent our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. Some of the factors that could cause such differences are:

    . state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rate structures and affect the speed at and degree to which competition enters the natural gas industry;

    . industrial, commercial and residential growth in the service territories of our subsidiaries;

    . the weather and other natural phenomena;

    . the timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates;

    . changes in environmental and other laws and regulations to which our subsidiaries are subject or other external factors over which we have no control;

    . the results of financing efforts, including our ability to obtain financing on favorable terms, which can be affected by various factors, including our credit ratings and general economic conditions;

    . growth in opportunities for our subsidiaries; and

    . the effect of accounting policies issued periodically by accounting standard-setting bodies.

      In light of these risks, uncertainties and assumptions, the forward-looking events referred to in this Prospectus Supplement and the accompanying Prospectus might not occur. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                             RECENT FINANCIAL DATA

      The following shows only selected consolidated financial information. You should refer to the financial statements included in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus for additional information. See "Where You Can Find More Information" in the accompanying prospectus.

                                             Year Ended December 31,
                                             --------------------------
                                             2000(1)  1999       1998
                                             ------- -------    -------
                                                       (millions)
Income Statement Data
Operating Revenues....................       $39,931 $16,872    $13,059
Operating Expenses....................        37,683  15,830     12,023
                                             ------- -------    -------
   Operating Income...................         2,248   1,042      1,036
Other Income, Net.....................            83     118        101
                                             ------- -------    -------
Earnings Before Interest
 and Taxes............................         2,331   1,160      1,137
Interest Expense......................           621     326        237
Income Before Extraordi-
 nary Items...........................           926     490        519
Net Income............................           926   1,150(2)     511

--------
(1) Reflects a pre-tax gain of $407 million on the sale of the investment in BellSouth PCS.
(2) Reflects a one-time after-tax extraordinary gain of approximately $660 million attributable to the sale of certain pipeline operations on March 29, 1999.

                                                       As of December 31,
                                                     -----------------------
                                                      2000    1999    1998
                                                     ------- ------- -------
Balance Sheet Data                                        (millions)
Property, Plant and Equipment, Net..............     $14,539 $11,167 $ 7,154
Total Assets....................................      43,522  20,600  13,856
Short-Term Debt.................................       1,570      83      29
Long-Term Debt, including current portion.......       7,538   5,596   3,142
Trust Preferred Securities......................         823     823     580
Stockholder's Equity............................       6,461   5,459   4,073

                                Financial Ratios

                                                     Year Ended December 31,
                                                  ------------------------------
                                                  2000 1999 1998 1997(1) 1996(1)
                                                  ---- ---- ---- ------- -------
Ratio of Earnings to Fixed Charges............... 3.1  2.9  4.2    3.7     3.6

      For purposes of this ratio (a) earnings consist of income from continuing operations before income taxes and fixed charges, and (b) fixed charges consist of all interest deductions and the interest component of rentals.
--------
(1) Data reflects accounting for the combination of Duke Capital with PanEnergy Corp on June 30, 1997 similar to a pooling of interests. As a result, the data gives effect to the combination as if it had occurred as of January 1, 1996.

                 DESCRIPTION OF THE 5.87% SENIOR NOTES DUE 2006

      The following description of the 5.87% Senior Notes due 2006 is only a summary and is not intended to be comprehensive. The description should be read together with the description set forth in the accompanying Prospectus under the caption "Description of the Senior Notes." In the event that information in this prospectus supplement is inconsistent with information in the accompanying prospectus, you should rely on this prospectus supplement.

General

      Reference in this prospectus supplement to Senior Notes refers to our 5.87% Senior Notes due 2006. The Senior Notes will be issued as a separate series of securities under our Senior Indenture.

      We are issuing the Senior Notes in connection with the issuance by Duke Energy Corporation, our sole and direct parent, of Duke Energy Corporation Equity Units. Each Equity Unit will initially consist of a unit, referred to as a Duke Energy Corporate Unit, which is comprised of (1) a purchase contract under which the holder agrees to purchase shares of Duke Energy common stock from Duke Energy as provided therein and (2) a Senior Note in the principal amount of $25. Holders of Duke Energy Corporate Units may substitute zero-coupon Treasury securities for the Senior Notes that are part of their Duke Energy Corporate Units under certain circumstances. In such an event, a second type of Equity Unit, referred to as a Duke Energy Treasury Unit, is created, with the Senior Note being released to the Equity Unit holder as a result. Senior Notes that are part of Duke Energy Corporate Units will be pledged to Duke Energy Corporation to secure the obligation that the Duke Energy Corporate Unit holders have to purchase Duke Energy common stock. Duke Energy Corporation has designated Bank One Trust Company, N.A. as collateral agent to hold the pledged Senior Notes and any other pledged securities.

      The Senior Notes are limited in aggregate principal amount to $775,000,000 (or up to $875,000,000, if the underwriters' over-allotment option with respect to the Equity Units is exercised in full). The entire principal amount of the Senior Notes will mature and become due and payable, together with any accrued and unpaid interest, on May 18, 2006, unless a tax event redemption has occurred prior to May 18, 2006. Except for a tax event redemption, the Senior Notes will not be redeemable by us. We may, however, be required to purchase Senior Notes at the option of their holders in certain circumstances. Senior Notes that are part of Duke Energy Corporate Units will be issued in certificated form. The Senior Notes will not be subject to a sinking fund provision.

Denominations; Transfer and Exchange

      The Senior Notes will be issuable in registered form, without coupons, in denominations of $25 and integral multiples of $25, and may be transferred or exchanged without service charge, but upon payment of any taxes or other governmental charges payable in connection therewith.

Payments

      Payments on Senior Notes issued as a global security will be made to the depositary, a successor depositary or, in the event that no depositary is used, to a paying agent for the Senior Notes. Principal and interest with respect to certificated Senior Notes will be payable, the transfer of the Senior Notes will be registrable and Senior Notes will be exchangeable for Senior Notes of other denominations of a like aggregate principal amount, at the office or agency maintained by us for this purpose in the Borough of Manhattan, The City of New York. However, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register or by wire transfer to an account at a banking institution in the United States that is designated in writing to the Senior Indenture Trustee at least 16 days prior to the date of payment by the person entitled to payment. The Depository Trust Company will serve as the depositary with respect to the Senior Notes, and The Chase Manhattan Bank will serve as the initial paying agent, transfer agent and registrar for the Senior Notes. We may at any time designate additional transfer agents and paying agents with respect to the Senior Notes, and may remove any transfer agent, paying agent or registrar for the Senior Notes. We will at all times be required to maintain a paying agent and transfer agent for the Senior Notes in the Borough of Manhattan, The City of New York.

      Any monies deposited with the Senior Indenture Trustee or any paying agent, or held by us in trust, for the payment of principal of or interest on any Senior Note and remaining unclaimed for two years after such principal or interest has become due and payable will, at our request, be repaid to us or released from trust, as applicable, and the holder of the Senior Note will thereafter look, as a general unsecured creditor, only to us for the payment thereof.

      The Senior Indenture does not contain provisions that afford holders of the Senior Notes protection in the event of a highly leveraged transaction or other similar transaction involving us that may adversely affect the holders.

Interest

      Each Senior Note will bear interest initially at the rate of 5.87% per year from the original issuance date, payable quarterly in arrears on February 18, May 18, August 18 and November 18 of each year, commencing May 18, 2001. Interest will be payable to the person in whose name the Senior Note is registered at the close of business on the first day of the month in which the interest payment date falls. In addition, if the Senior Notes are subject to the contingent payment rules, which Duke Capital believes they should, Original Issue Discount (OID) will accrue on the Senior Notes.

      The applicable interest rate on the Senior Notes will be reset on the third business day immediately preceding February 18, 2004 to the reset rate described below under "--Market Rate Reset," unless the remarketing of the Senior Notes on that date fails, and such reset rate will become effective on February 18, 2004. If the remarketing of the Senior Notes on that date fails, the interest rate on the Senior Notes will not be reset at that time. However, in these circumstances, the interest rate on the Senior Notes outstanding on and after May 18, 2004 will be reset on the third business day immediately preceding May 18, 2004 to the reset rate described below, and such reset rate will become effective on May 18, 2004.

      The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed will be computed on the basis of the actual number of days elapsed in the 90-day period. In the event that any date on which interest is payable on the Senior Notes is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of the delay, except that, if the business day is in the next succeeding calendar year, then the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the scheduled payment date.

Market Rate Reset

      The reset rate will be equal to the sum of the reset spread and the rate of interest on the applicable benchmark Treasury in effect on the third business day immediately preceding February 18, 2004 or May 18, 2004, as the case may be, and will be determined by the reset agent. In the case of a reset on the third business day immediately preceding February 18, 2004, the reset rate will be the rate determined by the reset agent as the rate the Senior Notes should bear in order for the Senior Notes included in Duke Energy Corporate Units to have an approximate aggregate market value on the reset date of 100.5% of the Treasury portfolio purchase price. In the case of a reset on the third business day immediately preceding May 18, 2004, the reset rate will be the rate determined by the reset agent as the rate the Senior Notes should bear in order for each Senior Note to have an approximate market value on the reset date of 100.5% of the principal amount of the Senior Note. The reset rate will in no event exceed the maximum rate permitted by applicable law.

      The "applicable benchmark Treasury" means direct obligations of the United States, as agreed upon by us and the reset agent (which may be obligations traded on a when-issued basis only), having a maturity comparable to the remaining term to maturity of the Senior Notes, which will be two years or two and one-quarter years, as applicable. The rate for the applicable benchmark Treasury will be the bid side rate displayed at 10:00 a.m., New York City time, on the third business day immediately preceding February 18, 2004 or May 18, 2004, as applicable, in the Telerate system (or if the Telerate system is no longer available on that date or, in the opinion of the reset agent (after consultation with us), is no longer an appropriate system from which to obtain the rate, such other nationally recognized quotation system as, in the opinion of the reset agent (after consultation with us), is appropriate). If this rate is not so displayed, the rate for the applicable benchmark Treasury will be, as calculated by the reset agent, the yield to maturity for the applicable benchmark Treasury, expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, and computed by taking the arithmetic mean of the secondary market bid rates, as of 10:30 a.m., New York City time, on the third business day immediately preceding February 18, 2004 or May 18, 2004, as applicable, of three leading United States government securities dealers selected by the reset agent (after consultation with us) (which may include the reset agent or an affiliate thereof). It is currently anticipated that Morgan Stanley & Co. Incorporated will be the reset agent.

      On the tenth business day immediately preceding February 18, 2004 or May 18, 2004, the applicable benchmark Treasury to be used to determine the reset rate on the third business day prior to February 18, 2004 or May 18, 2004, as applicable, will be selected, and the reset spread to be added to the rate of interest on the applicable benchmark Treasury in effect on the third business day immediately preceding February 18, 2004 or May 18, 2004, as applicable, will be established by the reset agent, and the reset spread and the applicable benchmark Treasury will be announced by us (the "reset announcement date"). We will cause a notice of the reset spread and the applicable benchmark Treasury to be published on the business day following the reset announcement date by publication in a daily newspaper in the English language of general circulation in the City of New York, which is expected to be The Wall Street Journal. We will also request, not later than seven nor more than fifteen calendar days prior to the reset announcement date, that the securities depositary for the Senior Notes notify its participants holding Senior Notes (and Duke Energy will also so request that the securities depositary for the Duke Energy Corporate Units and Duke Energy Treasury Units notify its participants holding Duke Energy Corporate Units or Duke Energy Treasury Units) of the reset announcement date and, in the case of a remarketing to be conducted on the third business day immediately preceding May 18, 2004, if any, of the procedures that must be followed if any owner of Duke Energy Corporate Units wishes to settle the related purchase contract with cash on the business day immediately preceding May 18, 2004.

Optional Remarketing

      On or prior to the fifth business day immediately preceding February 18, 2004, in the case of the remarketing to be conducted on the third business day preceding February 18, 2004, or May 18, 2004, in the case of the remarketing, if any, to be conducted on the third business day preceding May 18, 2004, but no earlier than the interest payment date immediately preceding February 18, 2004 or May 18, 2004, as applicable, holders of Senior Notes that are not part of Duke Energy Corporate Units may elect to have their Senior Notes remarketed in the same manner as Senior Notes that are part of Duke Energy Corporate Units by delivering their Senior Notes along with a notice of this election to the custodial agent designated by us. The custodial agent will hold the Senior Notes in an account separate from the collateral account in which the pledged Senior Notes are held. Holders of Senior Notes electing to have their Senior Notes remarketed will also have the right to withdraw their election on or prior to the fifth business day immediately preceding February 18, 2004 or May 18, 2004, as applicable. The proceeds of the remarketing of Senior Notes that are not part of Duke Energy Corporate Units will be paid to the holders in cash after deduction, to the extent permissible, of the remarketing fee.

Put Option upon a Failed Remarketing

      If the remarketing of the Senior Notes on the third business day immediately preceding May 18, 2004 has resulted in a failed remarketing, holders of Senior Notes on the day following May 18, 2004 will have the right to put their Senior Notes to us on June 30, 2004, upon at least three business days' prior notice, at a price equal to the principal amount of those Senior Notes, plus accrued and unpaid interest, if any, to June 30, 2004.

Tax Event Redemption

      If a tax event occurs and is continuing, we may, at our option, redeem the Senior Notes in whole, but not in part, at any time at a redemption price equal to, for each Senior Note, the redemption amount described below plus accrued and unpaid interest, if any, to the redemption date. Installments of interest on Senior Notes which are due and payable on or prior to a redemption date will be payable to the holders of the Senior Notes registered as such at the close of business on the relevant record dates. If, following the occurrence of a tax event, we exercise our option to redeem the Senior Notes, the proceeds of the redemption will be payable in cash to the holders of the Senior Notes except as provided in the following sentence. If the tax event redemption occurs prior to February 18, 2004 or, if the Senior Notes are not successfully remarketed on the third business day immediately preceding February 18, 2004, prior to May 18, 2004, the redemption price for the Senior Notes forming a part of the Duke Energy Corporate Units will be distributed to the collateral agent, who in turn will purchase the Treasury portfolio described below on behalf of the holders of Duke Energy Corporate Units and remit the remainder of the redemption price, if any, to the purchase contract agent designated by Duke Energy for payment to these holders. The Treasury portfolio will be substituted for the Senior Notes and will be pledged to the collateral agent for the benefit of Duke Energy to secure the Duke Energy Corporate Unit holders' obligations to purchase Duke Energy common stock under the purchase contracts that are part of the Duke Energy Corporate Units.

      "Tax event" means the receipt by us of an opinion of a nationally recognized independent tax counsel experienced in such matters to the effect that there is more than an insubstantial risk that interest payable by us on the Senior Notes would not be deductible, in whole or in part, by us for United States federal income tax purposes as a result of

    . any amendment to, change in, or announced proposed change in, the laws, or any regulations thereunder, of the United States or any political subdivision or taxing authority thereof or therein affecting taxation,

    . any amendment to or change in an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority, or

    . any interpretation or pronouncement that provides for a position with respect to any such laws or regulations that differs from the generally accepted position on the original issue date,

which amendment, change or proposed change is effective or which interpretation or pronouncement is announced on or after the original issue date.

      The Treasury portfolio to be purchased on behalf of the holders of Duke Energy Corporate Units will consist of

    . zero-coupon interest or principal strips of U.S. Treasury securities which mature on or prior to May 17, 2004 in an aggregate amount equal to the aggregate principal amount of the Senior Notes included in Duke Energy Corporate Units, and

    . with respect to each scheduled interest payment date on the Senior
      Notes that occurs after the tax event redemption date and on or before May 18, 2004, zero-coupon interest or principal strips of U.S. Treasury securities which mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the Senior Notes on that date.

      Solely for purposes of determining the Treasury portfolio purchase price in the case of a tax event redemption date occurring on or after February 18, 2004 in the case of a successful remarketing, or on or after May 18, 2004 if the remarketing of the Senior Notes on the third business day preceding February 18, 2004 resulted in a failed remarketing, "Treasury portfolio" will mean a portfolio of zero-coupon U.S. Treasury securities consisting of

    . principal or interest strips of U.S. Treasury securities which mature on or prior to May 18, 2006 in an aggregate amount equal to the aggregate principal amount of the Senior Notes outstanding on the tax event redemption date and

    . with respect to each scheduled interest payment date on the Senior
      Notes that occurs after the tax event redemption date, interest or principal strips of U.S. Treasury securities which mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the Senior Notes outstanding on the tax event redemption date.

    "Redemption amount" means

    . in the case of a tax event redemption occurring prior to February 18, 2004, or May 18, 2004 if the remarketing of the Senior Notes on the third business day preceding

     February 18, 2004 resulted in a failed remarketing, for each Senior Note the product of the principal amount of the Senior Note and a fraction whose numerator is the Treasury portfolio purchase price and whose denominator is the aggregate principal amount of Senior Notes included in Duke Energy Corporate Units, and

    . in the case of a tax event redemption date occurring on or after February 18, 2004 in the case of a successful remarketing, or May 18, 2004 if the remarketing of the Senior Notes on the third business day preceding February 18, 2004 resulted in a failed remarketing, for each Senior Note the product of the principal amount of the Senior Note and a fraction whose numerator is the Treasury portfolio purchase price and whose denominator is the aggregate principal amount of the Senior Notes outstanding on the tax event redemption date.

      Depending on the amount of the Treasury portfolio purchase price, the redemption amount could be less than or greater than the principal amount of the Senior Notes.

      As used in this context, "Treasury portfolio purchase price" means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding the tax event redemption date for the purchase of the Treasury portfolio for settlement on the tax event redemption date.

      "Quotation agent" means Morgan Stanley & Co. Incorporated or its successor or any other primary U.S. government securities dealer in New York City selected by us.

      Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of Senior Notes to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Senior Notes. In the event any Senior Notes are called for redemption, neither we nor the Senior Indenture Trustee will be required to register the transfer of or exchange the Senior Notes to be redeemed.

Defeasance; Covenant Defeasance

      The provisions of the Senior Indenture that provide for defeasance and covenant defeasance (as described in "Description of the Senior Notes-- Defeasance and Covenant Defeasance" in the accompanying prospectus) will not apply to the Senior Notes.

Book-Entry and Settlement

      Senior Notes which have been released from the pledge following substitution thereof or early settlement of the purchase contracts that are part of the Duke Energy Corporate Units will be issued in the form of one or more global certificates, which we refer to as global securities, registered in the name of the securities depositary or its nominee. Except under the limited circumstances described below or except upon recreation of Duke Energy Corporate Units from Duke Energy Treasury Units, Senior Notes represented by the global securities will not be exchangeable for, and will not otherwise be issuable as, Senior Notes in certificated form. The global securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

      The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in such a global security.

      Except as provided below, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of Senior Notes in certificated form and will not be considered the holders (as defined in the Senior Indenture) thereof for any purpose under the Senior Indenture, and no global security representing Senior Notes will be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the securities depositary or, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Senior Indenture.

    In the event that

    . the depositary notifies us that it is unwilling or unable to continue as a depositary for the global securities and no successor depositary has been appointed within 90 days after this notice,

    . the depositary at any time ceases to be a clearing agency registered under the Securities Exchange Act of 1934 when the depositary is required to be so registered to act as the depositary and no successor depositary has been appointed within 90 days after we learn that the depositary has ceased to be so registered, or

    . we, in our sole discretion, determine that the global securities shall be so exchangeable,

certificates for the Senior Notes will be printed and delivered in exchange for beneficial interests in the global securities. Any global security that is exchangeable pursuant to the preceding sentence will be exchangeable for Senior Notes certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

PROSPECTUS

                                 $2,000,000,000

                            Duke Capital Corporation
                    a subsidiary of Duke Energy Corporation

                                  Senior Notes
                           Junior Subordinated Notes

                               ----------------

                        Duke Capital Financing Trust IV

                         Duke Capital Financing Trust V

                        Duke Capital Financing Trust VI

                           Trust Preferred Securities
                 Guaranteed, to the extent described herein, by

                            Duke Capital Corporation
                    a subsidiary of Duke Energy Corporation

                               ----------------

      This Prospectus contains summaries of the general terms of these securities. You will find the specific terms of these securities, and the manner in which they are being offered, in supplements to this Prospectus. You should read this Prospectus and the applicable Prospectus Supplement carefully before you invest.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

                The date of this Prospectus is January 7, 2000.

                             ABOUT THIS PROSPECTUS

      This Prospectus is part of a Registration Statement that Duke Capital, Duke Capital Financing Trust IV, Duke Capital Financing Trust V and Duke Capital Financing Trust VI filed with the SEC utilizing a "shelf" registration process. Under the shelf registration process, Duke Capital may issue Senior Notes and Junior Subordinated Notes and Duke Capital Financing Trust IV, Duke Capital Financing Trust V and Duke Capital Financing Trust VI may issue trust preferred securities in one or more offerings up to a total dollar amount of $2,000,000,000. The trust preferred securities that Duke Capital Financing Trust IV, Duke Capital Financing Trust V and Duke Capital Financing Trust VI may issue are called "Preferred Securities" in this Prospectus.

      This Prospectus provides general descriptions of the Senior Notes, Junior Subordinated Notes and Preferred Securities. Each time Senior Notes, Junior Subordinated Notes or Preferred Securities are sold, a Prospectus Supplement will provide specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus. The Registration Statement filed with the SEC includes exhibits that provide more details about the matters discussed in this Prospectus. You should read this Prospectus, the related exhibits filed with the SEC and any Prospectus Supplement, together with the additional information described under the next caption, "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

      Duke Capital files annual, quarterly and special reports and other information with the SEC. You may read and copy any document Duke Capital files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC's toll-free telephone number at 1-800-SEC-0330 for further information about the operation of the public reference rooms. Duke Capital's SEC filings are available on the SEC's Web site at http://www.sec.gov.

      The SEC allows Duke Capital to "incorporate by reference" the information Duke Capital files with it, which means that Duke Capital can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Prospectus and should be read with the same care. Information that Duke Capital files later with the SEC will automatically update and supersede that information.

      The following documents are incorporated in and made a part of this Prospectus by reference:

      Duke Capital's annual report on Form 10-K for the year ended December 31, 1998;

      Duke Capital's quarterly reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999; and

      Duke Capital's current reports on Form 8-K filed on January 26, 1999, February 24, 1999, June 1, 1999, August 6, 1999 and December 30, 1999.

      Any documents that Duke Capital files with the SEC in the future under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 will also be incorporated by reference into this Prospectus until all of the securities being registered are sold.

      You may obtain a copy of the filings incorporated by reference in this Prospectus at no cost by writing or calling Duke Capital at the following address or at one of the following telephone numbers:

        Investor Relations Department
        Duke Capital Corporation
        P.O. Box 1005
        Charlotte, North Carolina 28201
        (704) 382-3853 or (800) 488-3853 (toll-free)

                            DUKE CAPITAL CORPORATION

      Duke Capital, a wholly owned subsidiary of Duke Energy Corporation, is a holding company that, through subsidiaries, primarily operates in six business segments:
    . Natural Gas Transmission
    . Field Services
    . Trading and Marketing
    . Global Asset Development
    . Other Energy Services
    . Real Estate Operations

      Natural Gas Transmission, through its Northeast Pipelines, provides interstate transportation and storage of natural gas for customers primarily in the Mid-Atlantic and New England states.

      Field Services gathers, processes, transports and markets natural gas and produces and markets natural gas liquids. Field Services operates gathering systems in western Canada and ten contiguous states in the United States that serve major gas-producing regions in the Rocky Mountains, Permian Basin, Mid-Continent and onshore and offshore Gulf Coast areas. Duke Capital and Phillips Petroleum Company agreed on December 16, 1999 to combine Field Services' natural gas gathering and processing business and Phillips Petroleum's gas gathering, processing and marketing unit to form a new company--Duke Energy Field Services--that would be owned approximately 70% by Duke Capital and approximately 30% by Phillips Petroleum at closing. The transaction is presently scheduled to close during the first quarter of 2000, subject to regulatory approval.

      Trading and Marketing primarily markets natural gas, electricity and other energy-related products across North America. Duke Energy owns a 60% interest in Trading and Marketing's energy trading operations, with Mobil Corporation owning a 40% minority interest. This segment also includes limited hydrocarbon exploration and production activities that are wholly owned by Duke Capital.

      Global Asset Development develops, owns and operates energy-related facilities worldwide. Global Asset Development conducts its operations primarily through Duke Energy North America, LLC and Duke Energy International, LLC.

      Other Energy Services provides engineering, consulting, construction and integrated energy solutions worldwide, primarily through Duke Engineering & Services, Inc., Duke/Fluor Daniel and DukeSolutions, Inc.

      Real Estate Operations develops commercial and residential real estate projects and manages forest holdings in the southeastern United States. Real Estate Operations conducts its business through Crescent Resources, Inc.

      The foregoing information about Duke Capital and its business segments is only a general summary and is not intended to be comprehensive. For additional information about Duke Capital and its business segments you should refer to the information described under the caption "Where You Can Find More Information."

      Duke Capital's principal executive offices are located at 526 South Church Street, Charlotte, North Carolina 28202, telephone (704) 594-6200.

                             Recent Financial Data

      The following shows only selected consolidated financial information. You should refer to the financial statements included in the documents incorporated by reference in this Prospectus for additional information. See "Where You Can Find More Information."

                                     Nine Months
                                 Ended September 30,   Year Ended December 31,
                               ----------------------- -----------------------
                                  1999         1998     1998   1997(1) 1996(1)
                               ----------    --------- ------- ------- -------
                                   (unaudited)
                                                (millions)
Income Statement Data
Operating Revenues............ $   11,851    $   9,868 $13,059 $11,915 $7,816
Operating Expenses............     11,107        9,139  12,023  11,079  6,947
                               ----------    --------- ------- ------- ------
   Operating Income...........        744          729   1,036     836    869
Other Income, Net.............         51           72     101      37     20
                               ----------    --------- ------- ------- ------
Earnings Before Interest and
 Taxes........................        795          801   1,137     873    889
Interest Expense..............        199          180     237     214    232
Income Before Extraordinary
 Items........................        340          371     519     380    399
Net Income....................      1,000(2)       363     511     380    382

--------
(1) Data reflects accounting for the combination of Duke Capital with PanEnergy Corp on June 30, 1997 similar to a pooling of interests. As a result, the data gives effect to the combination as if it had occurred as of January 1, 1996.
(2) Reflects a one-time after-tax extraordinary gain of approximately $660 million attributable to the sale of certain pipeline operations on March 29, 1999.

                                        As of            As of December 31,
                                    September 30,      -----------------------
                                        1999            1998   1997(1) 1996(1)
                                    -------------      ------- ------- -------
                                     (unaudited)             (millions)
Balance Sheet Data
Property, Plant and Equipment,
 Net...............................    $10,446         $ 7,154 $ 6,065 $5,801
Total Assets.......................     19,166          13,856  11,097  9,752
Short-Term Debt....................         95              29     138    359
Long-Term Debt, including current
 portion...........................      5,228           3,142   2,942  2,203
Trust Preferred Securities.........        823             580     --     --
Stockholder's Equity...............      5,079           4,073   3,366  3,060

--------
(1) Data reflects accounting for the combination of Duke Capital with PanEnergy Corp on June 30, 1997 similar to a pooling of interests. As a result, the data gives effect to the combination as if it had occurred as of December 31, 1996.

                                Financial Ratios
                                  (unaudited)

                             Nine Months
                         Ended September 30,         Year Ended December 31,
                         -------------------   ------------------------------------
                           1999       1998     1998 1997(1) 1996(1) 1995(1) 1994(1)
                         ---------  ---------  ---- ------- ------- ------- -------
Ratio of Earnings to
 Fixed Charges..........    3.3        4.0     4.2    3.7     3.6     3.2     2.7

      For purposes of this ratio (a) earnings consist of income from continuing operations before income taxes and fixed charges, and (b) fixed charges consist of all interest deductions and the interest component of rentals.
--------
(1) Data reflects accounting for the combination of Duke Capital with PanEnergy Corp on June 30, 1997 similar to a pooling of interests. As a result, the data gives effect to the combination as if it had occurred as of January 1, 1994.

                                USE OF PROCEEDS

      Each Trust will invest the proceeds it receives from the sale of the Preferred Securities in Junior Subordinated Notes. Unless the applicable Prospectus Supplement states otherwise, Duke Capital will use the net proceeds that it receives from such investment and any proceeds that it receives from sales of its Senior Notes or other sales of the Junior Subordinated Notes for general corporate purposes, including capital expenditures, working capital, debt repayments and advances to affiliates.

      If Duke Capital does not use the proceeds of the Senior Notes or the Junior Subordinated Notes, or the net proceeds of the Preferred Securities, immediately, it may temporarily invest them in short-term interest-bearing obligations or deposit them with banks.

                                   THE TRUSTS

      Duke Capital formed each Trust as a statutory business trust under Delaware law. Each Trust's business is defined in a trust agreement executed by Duke Capital, as depositor, and Chase Manhattan Bank Delaware. Each trust agreement will be amended when Preferred Securities are issued under it and will be in substantially the form filed as an exhibit to the Registration Statement. Each amended trust agreement is called a "Trust Agreement" in this Prospectus.

      The Preferred Securities and the Common Securities of each Trust represent undivided beneficial interests in the assets of that Trust. The Preferred Securities and the Common Securities together are sometimes called the "Trust Securities" in this Prospectus.

      The trustees of each Trust will conduct that Trust's business and affairs. Duke Capital, as the holder of the Common Securities of each Trust, will appoint the trustees of that Trust. The trustees of each Trust will consist of:

    .  two officers of Duke Capital as Administrative Trustees;

    .  The Chase Manhattan Bank as Property Trustee; and

    .  Chase Manhattan Bank Delaware as Delaware Trustee.

      The Prospectus Supplement relating to the Preferred Securities of a Trust will provide further information concerning that Trust.

      No separate financial statements of any Trust are included in this Prospectus. Duke Capital considers that such statements would not be material to holders of the Preferred Securities because no Trust has any independent operations and the sole purpose of each Trust is investing the proceeds of the sale of its Trust Securities in Junior Subordinated Notes. Duke Capital does not expect that any of the Trusts will be filing annual, quarterly or special reports with the SEC.

      The principal place of business of each Trust will be c/o Duke Capital Corporation, 526 South Church Street, Charlotte, North Carolina 28202, telephone (704) 594-6200.

                        DESCRIPTION OF THE SENIOR NOTES

      Duke Capital will issue the Senior Notes in one or more series under its Senior Indenture dated as of April 1, 1998 between Duke Capital and The Chase Manhattan Bank, as Trustee, as supplemented from time to time. The Senior Indenture is called the "Senior Indenture" in this Prospectus. The Trustee under the Senior Indenture is called the "Senior Indenture Trustee" in this Prospectus. The Senior Indenture is an exhibit to the Registration Statement.

      Duke Capital conducts its business through subsidiaries. Accordingly, its ability to meet its obligations under the Senior Notes is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to Duke Capital. In addition, the rights that Duke Capital and its creditors would have to participate in the assets of any such subsidiary upon the subsidiary's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors. Certain subsidiaries of Duke Capital have incurred substantial amounts of debt in the expansion of their businesses and Duke Capital anticipates that certain of its subsidiaries will do so in the future.

      The following description of the Senior Notes is only a summary and is not intended to be comprehensive. For additional information you should refer to the Senior Indenture.

General

      The Senior Indenture does not limit the amount of Senior Notes that Duke Capital may issue under it. Duke Capital may issue Senior Notes from time to time under the Senior Indenture in one or more series by entering into supplemental indentures or by its Board of Directors or a duly authorized committee authorizing the issuance. The form of supplemental indenture to the Senior Indenture is an exhibit to the Registration Statement.

      The Senior Notes of a series need not be issued at the same time, bear interest at the same rate or mature on the same date.

      The Senior Indenture does not protect the holders of Senior Notes if Duke Capital engages in a highly leveraged transaction.

Provisions Applicable to Particular Series

      The Prospectus Supplement for a particular series of Senior Notes will specify the terms of that series, including, if applicable:

    . the title of the series;

    . any limit on the principal amount of the Senior Notes of the series;

    . the date or dates on which principal is payable or the method for determining the date or dates, and any right that Duke Capital has to change the date on which principal is payable;

    . the interest rate or rates, if any, or the method for determining the rate or rates, and the date or dates from which interest will accrue;

    . any interest payment dates and the regular record date for the interest payable on each interest payment date, if any;

    . whether Duke Capital may extend the interest payment periods and, if so, the terms of the extension;

    . the place or places where payments will be made, if other than the principal corporate trust office of the Senior Indenture Trustee;

    . any obligation that Duke Capital has to redeem the Senior Notes through a sinking fund or to purchase the Senior Notes through a purchase fund or at the option of the holder;

    . whether Duke Capital has the option to redeem the Senior Notes and, if so, the terms of its redemption option;

    . whether the provisions described under the caption "Defeasance and Covenant Defeasance" will not apply to the Senior Notes;

    . the currency in which payments will be made if other than U.S.
      dollars, and the manner of determining the equivalent of those amounts in U.S. dollars;

    . if payments may be made, at Duke Capital's election or at the holder's election, in a currency other than that in which the Senior Notes are stated to be payable, then the currency in which those payments may be made, the terms and conditions of the election and the manner of determining those amounts;

    . the portion of the principal payable upon acceleration of maturity, if other than the entire principal;

    . whether the Senior Notes will be issuable as global securities and, if so, the securities depositary;

    . any changes in the events of default or covenants with respect to the Senior Notes;

    . any index or formula used for determining principal, premium or interest;

    . if the principal payable on the maturity date will not be determinable on one or more dates prior to the maturity date, the amount which will be deemed to be such principal amount or the manner of determining it; and

    . any other terms.

      Unless Duke Capital states otherwise in the applicable Prospectus Supplement, Duke Capital will issue the Senior Notes only in fully registered form, without coupons, and there will be no service charge for any registration of transfer or exchange of the Senior Notes. Duke Capital may, however, require payment to cover any tax or other governmental charge payable in connection with any transfer or exchange. Transfers and exchanges of the Senior Notes may be made at The Chase Manhattan Bank, 55 Water Street, New York, New York 10041.

      The Senior Notes will be issuable in denominations of $1,000 and any integral multiples of $1,000, unless Duke Capital states otherwise in the applicable Prospectus Supplement.

      Duke Capital may offer and sell the Senior Notes, including original issue discount Senior Notes, at a substantial discount below their principal amount. The applicable Prospectus Supplement will describe special United States federal income tax and any other considerations applicable to those securities. In addition, the applicable Prospectus Supplement may describe certain special United States federal income tax or other considerations, if any, applicable to any Senior Notes which are denominated in a currency other than U.S. dollars.

Global Securities

      Duke Capital may issue some or all of the Senior Notes as book-entry securities. Any such book-entry securities will be represented by one or more fully registered global certificates. Duke Capital will register each global security with, or on behalf of, a securities depositary identified in the applicable Prospectus Supplement. Each global certificate will be deposited with the securities depositary or its nominee or a custodian for the securities depositary.

      As long as the securities depositary or its nominee is the registered holder of a global security representing Senior Notes, that person will be considered the sole owner and holder of the global security and the Senior Notes it represents for all purposes. Except in limited circumstances, owners of beneficial interests in a global security:

    . may not have the global security or any Senior Notes it represents registered in their names;

    . may not receive or be entitled to receive physical delivery of certificated Senior Notes in exchange for the global security; and

    . will not be considered the owners or holders of the global security or any Senior Notes it represents for any purposes under the Senior Notes or the Senior Indenture.

      Duke Capital will make all payments of principal and any premium and interest on a global security to the securities depositary or its nominee as the holder of the global security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

      Ownership of beneficial interests in a global security will be limited to institutions having accounts with the securities depositary or its nominee, which are called "participants" in this discussion, and to persons that hold beneficial interests through participants. When a global security representing Senior Notes is issued, the securities depositary will credit on its book entry, registration and transfer system the principal amounts of Senior Notes the global security represents to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by:

    . the securities depositary, with respect to participants' interests;
      and

    . any participant, with respect to interests the participant holds on behalf of other persons.

      Payments participants make to owners of beneficial interests held through those participants will be the responsibility of those participants. The securities depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a global security. None of the following will have any responsibility or liability for any aspect of the securities depositary's or any participant's records relating to beneficial interests in a global security representing Senior Notes, for payments made on account of those beneficial interests or for maintaining, supervising or reviewing any records relating to those beneficial interests:

    . Duke Capital;

    . the Senior Indenture Trustee; or

    . an agent of either of the above.

Redemption

      Any provisions relating to the redemption of Senior Notes will be set forth in the applicable Prospectus Supplement. Unless Duke Capital states otherwise in the applicable Prospectus Supplement, Duke Capital may redeem Senior Notes only upon notice mailed at least 30 but not more than 60 days before the date fixed for redemption. Unless Duke Capital states otherwise in the applicable Prospectus Supplement, that notice may state that the redemption will be conditional upon the Senior Indenture Trustee, or the applicable Paying Agent, receiving sufficient funds to pay the principal, premium and interest on those Senior Notes on the date fixed for redemption and that if the Senior Indenture Trustee or the applicable Paying Agent does not receive those funds, the redemption notice will not apply, and Duke Capital will not be required to redeem those Senior Notes.

      Duke Capital will not be required to:

    . issue, register the transfer of, or exchange any Senior Notes of a series during the period beginning 15 days before the date the notice is mailed identifying the Senior Notes of that series that have been selected for redemption; or

    . register the transfer of, or exchange any Senior Note of that series selected for redemption except the unredeemed portion of a Senior Note being partially redeemed.

Consolidation, Merger, Conveyance or Transfer

      The Senior Indenture provides that Duke Capital may consolidate or merge with or into, or convey or transfer all or substantially all of its properties and assets to, another corporation or other entity. Any successor must, however, assume Duke Capital's obligations under the Senior Indenture and the Senior Notes issued under it, and Duke Capital must deliver an officers' certificate and an opinion of counsel to the Senior Indenture Trustee that affirm compliance with all conditions in the Senior Indenture relating to the transaction. When those conditions are satisfied, the successor will succeed to and be substituted for Duke Capital under the Senior Indenture, and Duke Capital will be relieved of its obligations under the Senior Indenture and the Senior Notes issued under it.

Modification; Waiver

      Duke Capital may amend or modify the Senior Indenture with the consent of the holders of a majority of the outstanding Senior Notes of all series of Senior Notes issued under it that are affected by the amendment or modification, voting as one class. The consent of the holder of each outstanding Senior Note affected is, however, required to:

    . change the maturity date of the principal, or any installment of principal or interest on that Senior Note;

    . reduce the principal amount, the interest rate or any premium payable upon redemption on that Senior Note;

    . reduce the amount of principal due and payable upon acceleration of maturity;

    . change the currency of payment of principal, premium or interest on that Senior Note;

    . impair the right to institute suit to enforce any such payment on or after the maturity date or redemption date;

    . reduce the percentage in principal amount of Senior Notes of any series required to amend or modify the Senior Indenture, to waive compliance with certain restrictive provisions of the Senior Indenture or to waive certain defaults; or

    . with certain exceptions, modify the provisions of the Senior Indenture governing amendments of the Senior Indenture or governing waiver of covenants or past defaults.

In addition, Duke Capital may supplement the Senior Indenture to create new series of Senior Notes and for certain other purposes, without the consent of any holders of Senior Notes issued under the Senior Indenture.

      The holders of a majority of the outstanding Senior Notes of any series may waive, for that series, Duke Capital's compliance with certain restrictive provisions of the Senior Indenture under which those Senior Notes were issued. The holders of a majority of the outstanding Senior Notes of all series under the Senior Indenture with respect to which a default has occurred and is continuing, all holders of those series voting as one class, may waive that default for all those series, except a default in the payment of principal or any premium or interest on any Senior Note or a default with respect to a covenant or provision which cannot be amended or modified without the consent of the holder of each outstanding Senior Note of the series affected.

      If certain payments on a series of Senior Notes are insured by a financial guaranty insurance policy or other policy, terms other than those that are described in the preceding paragraph may apply to that series.

Events of Default

      The following are events of default under the Senior Indenture with respect to any series of Senior Notes, unless Duke Capital states otherwise in the applicable Prospectus Supplement:

    . failure to pay principal of or any premium on any Senior Note of that series when due;

    . failure to pay any interest on any Senior Note of that series, when due, that continues for 60 days; for this purpose, the date on which interest is due is the date on which Duke Capital is required to make payment following any deferral of interest payments by it under the terms of Senior Notes that permit such deferrals;

    . failure to make any sinking fund payment when required for any Senior
      Note of that series that continues for 60 days;

    . failure to perform any covenant in the Senior Indenture (other than a covenant expressly included solely for the benefit of other series) that continues for 90 days after the Senior Indenture Trustee or the holders of at least 33% of the outstanding Senior Notes of that series give Duke Capital written notice of the default; and

    . certain bankruptcy, insolvency or reorganization events with respect to Duke Capital.

In the case of the fourth event of default listed above, the Senior Indenture Trustee may extend the grace period. In addition, if holders of a particular series have given a notice of default, then holders of at least the same percentage of Senior Notes of that series, together with the Senior Indenture Trustee, may also extend the grace period. The grace period will be automatically extended if Duke Capital has initiated and is diligently pursuing corrective action.

      Additional events of default may be established for a particular series and, if established, will be described in the applicable Prospectus Supplement.

      If an event of default with respect to Senior Notes of a series occurs and is continuing, then the Senior Indenture Trustee or the holders of at least 33% of the outstanding Senior Notes of that series may declare the principal amount of all Senior Notes of that series to be immediately due and payable. However, that event of default will be considered waived at any time after the declaration but before a judgment for payment of the money due has been obtained if:

    . Duke Capital has paid or deposited with the Senior Indenture Trustee all overdue interest, the principal and any premium due otherwise than by the declaration and any interest on such amounts, and any interest on overdue interest, to the extent legally permitted, in each case with respect to that series, and all amounts due to the Senior Indenture Trustee under the Senior Indenture; and

    . all events of default with respect to that series, other than the nonpayment of the principal which became due solely by virtue of the declaration, have been cured or waived.

      The Senior Indenture Trustee is under no obligation to exercise any of its rights or powers at the request or direction of any holders of Senior Notes unless those holders have offered the Senior Indenture Trustee security or indemnity against the costs, expenses and liabilities which it might incur as a result. The holders of a majority of the outstanding Senior Notes of any series have, with certain exceptions, the right to direct the time, method and place of conducting any proceedings for any remedy available to the Senior Indenture Trustee or the exercise of any power of the Senior Indenture Trustee with respect to those Senior Notes. The Senior Indenture Trustee may withhold notice of any default, except a default in the payment of principal or interest, from the holders of any series if the Senior Indenture Trustee in good faith considers it in the interest of the holders to do so.

      The holder of any Senior Note will have an absolute and unconditional right to receive payment of the principal, any premium and, within certain limitations, any interest on that Senior Note on its maturity date or redemption date and to enforce those payments.

      If certain payments on a series of Senior Notes are insured by a financial guaranty insurance policy or other policy, terms other than those that are described in the preceding three paragraphs may apply to that series.

      Duke Capital is required to furnish each year to the Senior Indenture Trustee an officers' certificate to the effect that it is not in default under the Senior Indenture or, if there has been a default, specifying the default and its status.

Payments; Paying Agent

      The paying agent will pay the principal of any Senior Notes only if those Senior Notes are surrendered to it. Unless Duke Capital states otherwise in the applicable Prospectus Supplement, the paying agent will pay interest on Senior Notes, subject to such surrender, where applicable, at its office or, at Duke Capital's option:

    . by wire transfer to an account at a banking institution in the United
      States that is designated in writing to the Senior Indenture Trustee at least 16 days prior to the date of payment by the person entitled to that interest; or

    . by check mailed to the address of the person entitled to that interest as that address appears in the security register for those Senior Notes.

      Unless Duke Capital states otherwise in the applicable Prospectus Supplement, the Senior Indenture Trustee will act as paying agent for the Senior Notes, and the principal corporate trust office of the Senior Indenture Trustee will be the office through which the paying agent acts. Duke Capital may, however, change or add paying agents or approve a change in the office through which a paying agent acts.

      Any money that Duke Capital has paid to a paying agent for principal or interest on any Senior Notes which remains unclaimed at the end of two years after that principal or interest has become due will be repaid to Duke Capital at its request. After repayment to Duke Capital, holders should look only to Duke Capital for those payments.

Negative Pledge

      While any of the Senior Notes remain outstanding, Duke Capital will not, and will not permit any Principal Subsidiary (as defined below) to, create, or permit to be created or to exist, any mortgage, lien, pledge, security interest or other encumbrance upon any Principal Property (as defined below) of Duke Capital or of a Principal Subsidiary or upon any shares of stock of any Principal Subsidiary, whether such Principal Property is, or shares of stock are, owned on or acquired after the date of the Senior Indenture, to secure any indebtedness for borrowed money of Duke Capital, unless the Senior Notes then outstanding are equally and ratably secured for so long as any such indebtedness is so secured.

      The foregoing restriction does not apply with respect to, among other things:

    . purchase money mortgages, or other purchase money liens, pledges, security interests or encumbrances upon property that Duke Capital or any Principal Subsidiary acquired after the date of the Senior Indenture;

    . mortgages, liens, pledges, security interests or other encumbrances existing on any property or shares of stock at the time Duke Capital or any Principal Subsidiary acquired it or them, including those which exist on any property or shares of stock of an entity with which Duke Capital or any Principal Subsidiary is consolidated or merged or which transfers or leases all or substantially all of its properties to Duke Capital or any Principal Subsidiary;

    . mortgages, liens, pledges, security interests or other encumbrances upon any property of Duke Capital or any Principal Subsidiary or shares of stock of any Principal Subsidiary that existed on the date of the initial issuance of Senior Notes or upon the property or shares of stock of any corporation existing at the time that corporation became a Principal Subsidiary;

    . pledges or deposits to secure performance in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases to which Duke Capital or any Principal Subsidiary is a party;

    . liens created by or resulting from any litigation or proceeding which at the time is being contested in good faith by appropriate proceedings;

    . liens incurred in connection with the issuance of bankers' acceptances and lines of credit, bankers' liens or rights of offset and any security given in the ordinary course of business to banks or others to secure any indebtedness payable on demand or maturing within 12 months of the date that such indebtedness is originally incurred;

    . liens incurred in connection with repurchase, swap or other similar agreements (including commodity price, currency exchange and interest rate protection agreements);

    . liens securing industrial revenue or pollution control bonds;

    . liens, pledges, security interests or other encumbrances on any property arising in connection with any defeasance, covenant defeasance or in-substance defeasance of indebtedness of Duke Capital or any Principal Subsidiary;

    . liens created in connection with, and created to secure, a non-recourse obligation;

    . mortgages, liens, pledges, security interests or other encumbrances in favor of the United States of America, any state, any foreign country or any department, agency or instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such mortgages;

    . indebtedness which Duke Capital or any Principal Subsidiary may issue in connection with the consolidation or merger of Duke Capital or any Principal Subsidiary with or into any other entity, which may be an affiliate of Duke Capital or any Principal Subsidiary, in exchange or in substitution for secured indebtedness of that entity ("Third Party Debt") which by its terms (1) is secured by a mortgage on all or a portion of the property of that entity, (2) prevents that entity from incurring secured indebtedness, unless the Third Party Debt is secured equally and ratably with such secured indebtedness or (3) prevents that entity from incurring secured indebtedness;

    . indebtedness of any entity which Duke Capital or any Principal
      Subsidiary is required to assume in connection with a consolidation or merger of that entity, with respect to which any property of Duke Capital or any Principal Subsidiary is subjected to a mortgage, lien, pledge, security interest or other encumbrance;

    . mortgages, liens, security interests or other encumbrances on property held or used by Duke Capital or any Principal Subsidiary in connection with the exploration for, or development, gathering, production, storage or marketing of, natural gas, oil or other minerals (including liquefied gas and synthetic gas);

    . mortgages, liens, pledges, security interests and other encumbrances in favor of Duke Capital, one or more Principal Subsidiaries, one or more wholly owned Subsidiaries (as defined below) of Duke Capital or any of the foregoing in combination;

    . mortgages, liens, pledges, security interests or other encumbrances upon any property acquired, constructed, developed or improved by Duke Capital or any Principal Subsidiary after the date of the Senior Indenture which are created before, at the time of, or within 18 months after such acquisition--or in the case of property constructed, developed or improved, after the completion of the construction, development or improvement and commencement of full commercial operation of that property, whichever is later--to secure or provide for the payment of any part of its purchase price or cost; provided that, in the case of such construction, development or improvement, the mortgages, liens, pledges, security interests or other encumbrances shall not apply to any property that Duke Capital or any Principal Subsidiary owns other than real property that is unimproved up to that time; and

    . the replacement, extension or renewal of any mortgage, lien, pledge, security interest or other encumbrance described above; or the replacement, extension or renewal (not exceeding the principal amount of indebtedness so secured together with any premium, interest, fee or expense payable in connection with any such replacement, extension or renewal) of the indebtedness so secured; provided that such replacement, extension or renewal is limited to all or a part of the same property that secured the mortgage, lien, pledge, security interest or other encumbrance replaced, extended or renewed, plus improvements on it or additions or accessions to it.

In addition, Duke Capital or any Principal Subsidiary may create or assume any other mortgage, lien, pledge, security interest or other encumbrance not excepted in the Senior Indenture without Duke Capital equally and ratably securing the Senior Notes, if immediately after that creation or assumption, the principal amount of indebtedness for borrowed money of Duke Capital that all such other mortgages, liens, pledges, security interests and other encumbrances secure does not exceed an amount equal to 10% of Duke Capital's common stockholder's equity as shown on its consolidated balance sheet for the accounting period occurring immediately before the creation or assumption of that mortgage, lien, pledge, security interest or other encumbrance.

      For purposes of the preceding paragraphs, the following terms have these meanings: "Principal Property" means any natural gas pipeline, natural gas gathering system, natural gas storage facility, natural gas processing plant or other plant or facility located in the United States that in the opinion of the Board of Directors or management of Duke Capital is of material importance to the business conducted by Duke Capital and its consolidated subsidiaries taken as a whole; "Principal Subsidiary" means any Subsidiary of Duke Capital that owns a Principal Property; and "Subsidiary" means, as to any entity, a corporation of which more than 50% of the outstanding shares of stock having ordinary voting power (other than stock having such power only by reason of contingency) is at the time owned, directly or indirectly, through one or more intermediaries, or both, by such entity.

Defeasance and Covenant Defeasance

    The Senior Indenture provides that Duke Capital may be:

    . discharged from its obligations, with certain exceptions, with respect to any series of Senior Notes, as described in the Senior Indenture, such a discharge being called a "Defeasance" in this Prospectus; and

    . released from its obligations under certain restrictive covenants especially established with respect to any series of Senior Notes, including the obligations described above under the caption "Negative Pledge," as described in the Senior Indenture, such a release being called a "Covenant Defeasance" in this Prospectus.

Duke Capital must satisfy certain conditions to effect a Defeasance or Covenant Defeasance. Those conditions include the irrevocable deposit with the Senior Indenture Trustee, in trust, of money or government obligations which through their scheduled payments of principal and interest would provide sufficient money to pay the principal and any premium and interest on those Senior Notes on the maturity dates of those payments or upon redemption.

      Following a Defeasance, payment of the Senior Notes defeased may not be accelerated because of an event of default under the Senior Indenture. Following a Covenant Defeasance, the payment of Senior Notes may not be accelerated by reference to the covenants from which Duke Capital has been released. A Defeasance may occur after a Covenant Defeasance.

      Under current United States federal income tax laws, a Defeasance would be treated as an exchange of the relevant Senior Notes in which holders of those Senior Notes might recognize gain or loss. In addition, the amount, timing and character of amounts that holders would thereafter be required to include in income might be different from that which would be includible in the absence of that Defeasance. Duke Capital urges investors to consult their own tax advisors as to the specific consequences of a Defeasance, including the applicability and effect of tax laws other than United States federal income tax laws.

      Under current United States federal income tax law, unless accompanied by other changes in the terms of the Senior Notes, a Covenant Defeasance should not be treated as a taxable exchange.

Concerning the Senior Indenture Trustee

      The Chase Manhattan Bank is the Senior Indenture Trustee and the Trustee under the Subordinated Indenture. Duke Capital and certain of its affiliates maintain deposit accounts and banking relationships with The Chase Manhattan Bank. The Chase Manhattan Bank also serves as trustee under other indentures pursuant to which securities of Duke Capital and of certain of its affiliates are outstanding.

      The Senior Indenture Trustee will perform only those duties that are specifically set forth in the Senior Indenture unless an event of default under the Senior Indenture occurs and is continuing. In case an event of default occurs and is continuing, the Senior Indenture Trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to those provisions, the Senior Indenture Trustee is under no obligation to exercise any of its powers under the Senior Indenture at the request of any holder of Senior Notes unless that holder offers reasonable indemnity to the Senior Indenture Trustee against the costs, expenses and liabilities which it might incur as a result.

                  DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES

      Duke Capital will issue the Junior Subordinated Notes in one or more series under its Subordinated Indenture dated as of April 1, 1998 between Duke Capital and The Chase Manhattan Bank, as Trustee, as supplemented from time to time. The Subordinated Indenture is called the "Subordinated Indenture" in this Prospectus. The Trustee under the Subordinated Indenture is called the "Subordinated Indenture Trustee" in this Prospectus. The Subordinated Indenture is an exhibit to the Registration Statement.

      The Junior Subordinated Notes are unsecured obligations of Duke Capital and are junior in right of payment to "Senior Indebtedness" of Duke Capital. You may find a description of the subordination provisions of the Junior Subordinated Notes, including a description of Senior Indebtedness of Duke Capital, under the caption "Subordination."

      Duke Capital conducts its business through subsidiaries. Accordingly, its ability to meet its obligations under the Junior Subordinated Notes is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to Duke Capital. In addition, the rights that Duke Capital and its creditors would have to participate in the assets of any such subsidiary upon the subsidiary's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors. Certain subsidiaries of Duke Capital have incurred substantial amounts of debt in the expansion of their businesses and Duke Capital anticipates that certain of its subsidiaries will do so in the future.

      The following description of the Junior Subordinated Notes is only a summary and is not intended to be comprehensive. For additional information you should refer to the Subordinated Indenture.

General

      The Subordinated Indenture does not limit the amount of Subordinated Notes, including Junior Subordinated Notes, that Duke Capital may issue under it. Duke Capital may issue Subordinated Notes, including Junior Subordinated Notes, from time to time under the Subordinated Indenture in one or more series by entering into supplemental indentures or by its Board of Directors or a duly authorized committee authorizing the issuance. Two forms of supplemental indenture to the Subordinated Indenture (one with respect to Junior Subordinated Notes initially issued to a Trust and the other with respect to Junior Subordinated Notes initially issued to the public) are exhibits to the Registration Statement.

      The Junior Subordinated Notes of a series need not be issued at the same time, bear interest at the same rate or mature on the same date.

      The Subordinated Indenture does not protect the holders of Junior Subordinated Notes if Duke Capital engages in a highly leveraged transaction.

Provisions Applicable to Particular Series

      The Prospectus Supplement for a particular series of Junior Subordinated Notes will specify the terms of that series, including, if applicable:

    . the title of the series;

    . any limit on the principal amount of the Junior Subordinated Notes of the series;

    . the date or dates on which principal is payable or the method for determining the date or dates, and any right that Duke Capital has to change the date on which principal is payable;

    . the interest rate or rates, if any, or the method for determining the rate or rates, and the date or dates from which interest will accrue;

    . any interest payment dates and the regular record date for the interest payable on each interest payment date, if any;

    . whether Duke Capital may extend the interest payment periods and, if so, the terms of the extension;

    . the place or places where payments will be made, if other than the principal corporate trust office of the Subordinated Indenture Trustee;

    . any obligation that Duke Capital has to redeem the Junior Subordinated
      Notes through a sinking fund or to purchase the Junior Subordinated Notes through a purchase fund or at the option of the holder;

    . whether Duke Capital has the option to redeem the Junior Subordinated
      Notes and, if so, the terms of its redemption option;

    . whether the provisions described under the caption "Defeasance and Covenant Defeasance" will not apply to the Junior Subordinated Notes;

    . the currency in which payments will be made if other than U.S.
      dollars, and the manner of determining the equivalent of those amounts in U.S. dollars;

    . if payments may be made, at Duke Capital's election or at the holder's election, in a currency other than that in which the Junior
      Subordinated Notes are stated to be payable, then the currency in which those payments may be made, the terms and conditions of the election and the manner of determining those amounts;

    . the portion of the principal payable upon acceleration of maturity, if other than the entire principal;

    . whether the Junior Subordinated Notes will be issuable as global securities and, if so, the securities depositary;

    . any changes in the events of default or covenants with respect to the Junior Subordinated Notes;

    . any index or formula used for determining principal, premium or interest;

    . if the principal payable on the maturity date will not be determinable on one or more dates prior to the maturity date, the amount which will be deemed to be such principal amount or the manner of determining it;

    . the subordination of the Junior Subordinated Notes to any other of Duke Capital's indebtedness, including other series of Subordinated Notes; and

    . any other terms.

      The interest rate and interest and other payment dates of each series of Junior Subordinated Notes issued to a Trust will correspond to the rate at which distributions will be paid and the distribution and other payment dates of the Preferred Securities of that Trust.

      Unless Duke Capital states otherwise in the applicable Prospectus Supplement, Duke Capital will issue the Junior Subordinated Notes only in fully registered form without coupons, and there will be no service charge for any registration of transfer or exchange of the Junior Subordinated Notes. Duke Capital may, however, require payment to cover any tax or other governmental charge payable in connection with any transfer or exchange. Transfers and exchanges of the Junior Subordinated Notes may be made at The Chase Manhattan Bank, 55 Water Street, New York, New York 10041.

      The Junior Subordinated Notes will be issuable in denominations of $1,000 and any integral multiples of $1,000, unless Duke Capital states otherwise in the applicable Prospectus Supplement.

Global Securities

      Duke Capital may issue some or all of the Junior Subordinated Notes as book-entry securities. Any such book-entry securities will be represented by one or more fully registered global certificates. Duke Capital will register each global security with, or on behalf of, a securities depositary identified in the applicable Prospectus Supplement. Each global certificate will be deposited with the securities depositary or its nominee or a custodian for the securities depositary.

      As long as the securities depositary or its nominee is the registered holder of a global security representing Junior Subordinated Notes, that person will be considered the sole owner and holder of the global security and the Junior Subordinated Notes it represents for all purposes. Except in limited circumstances, owners of beneficial interests in a global security:

    . may not have the global security or any Junior Subordinated Notes it represents registered in their names;

    . may not receive or be entitled to receive physical delivery of certificated Junior Subordinated Notes in exchange for the global security; and

    . will not be considered the owners or holders of the global security or any Junior Subordinated Notes it represents for any purposes under the Junior Subordinated Notes or the Subordinated Indenture.

      Duke Capital will make all payments of principal and any premium and interest on a global security to the securities depositary or its nominee as the holder of the global security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

      Ownership of beneficial interests in a global security will be limited to institutions having accounts with the securities depositary or its nominee, which are called "participants" in this discussion, and to persons that hold beneficial interests through participants. When a global security representing Junior Subordinated Notes is issued, the securities depositary will credit on its book-entry, registration and transfer system the principal amounts of Junior Subordinated Notes the global security represents to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by:

    . the securities depositary, with respect to participants' interests;
      and

    . any participant, with respect to interests the participant holds on behalf of other persons.

      Payments participants make to owners of beneficial interests held through those participants will be the responsibility of those participants. The securities depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a global security. None of the following will have any responsibility or liability for any aspect of the securities depositary's or any participant's records relating to beneficial interests in a global security representing Junior Subordinated Notes, for payments made on account of those beneficial interests or for maintaining, supervising or reviewing any records relating to those beneficial interests:

    . Duke Capital;

    . the Subordinated Indenture Trustee;

    . the Trust (if the Junior Subordinated Notes are issued to a Trust); or

    . any agent of any of the above.

Redemption

      Any provisions relating to the redemption of Junior Subordinated Notes will be set forth in the applicable Prospectus Supplement. Unless Duke Capital states otherwise in the applicable Prospectus Supplement, Duke Capital may redeem Junior Subordinated Notes only upon notice mailed at least 30 but not more than 60 days before the date fixed for redemption.

      Duke Capital will not be required to:

    . issue, register the transfer of, or exchange any Junior Subordinated
      Notes of a series during the period beginning 15 days before the date the notice is mailed identifying the Junior Subordinated Notes of that series that have been selected for redemption; or

    . register the transfer of, or exchange any Junior Subordinated Note of that series selected for redemption except the unredeemed portion of a Junior Subordinated Note being partially redeemed.

Consolidation, Merger, Conveyance or Transfer

      The Subordinated Indenture provides that Duke Capital may consolidate or merge with or into, or convey or transfer all or substantially all of its properties and assets to, another corporation or other entity. Any successor must, however, assume Duke Capital's obligations under the Subordinated Indenture and the Subordinated Notes, including the Junior Subordinated Notes, issued under it, and Duke Capital must deliver an officers' certificate and an opinion of counsel to the Subordinated Indenture Trustee that affirm compliance with all conditions in the Subordinated Indenture relating to the transaction. When those conditions are satisfied, the successor will succeed to and be substituted for Duke Capital under the Subordinated Indenture, and Duke Capital will be relieved of its obligations under the Subordinated Indenture and the Subordinated Notes issued under it.

Modification; Waiver

      Duke Capital may amend or modify the Subordinated Indenture with the consent of the holders of a majority of the outstanding Subordinated Notes of all series issued under it that are affected by the amendment or modification, voting as one class. The consent of the holder of each outstanding Subordinated Note affected is, however, required to:

    . change the maturity date of the principal, or any installment of principal or interest on that Subordinated Note;

    . reduce the principal amount, the interest rate or any premium payable upon redemption on that Subordinated Note;

    . reduce the amount of principal due and payable upon acceleration of maturity;

    . change the currency of payment of principal, premium or interest on that Subordinated Note;

    . impair the right to institute suit to enforce any such payment on or after the maturity date or redemption date;

    . reduce the percentage in principal amount of Subordinated Notes of any series required to amend or modify the Subordinated Indenture, to waive compliance with certain restrictive provisions of the Subordinated Indenture or to waive certain defaults; or

    . with certain exceptions, modify the provisions of the Subordinated
      Indenture governing amendments of the Subordinated Indenture or governing waiver of covenants or past defaults.

In addition, Duke Capital may supplement the Subordinated Indenture to create new series of Junior Subordinated Notes and for certain other purposes, without the consent of any holders of Subordinated Notes, including Junior Subordinated Notes.

      The holders of a majority of the outstanding Junior Subordinated Notes of any series may waive, for that series, Duke Capital's compliance with certain restrictive provisions of the Subordinated Indenture under which those Junior Subordinated Notes were issued. The holders of a majority of the outstanding Subordinated Notes of all series under the Subordinated Indenture with respect to which a default has occurred and is continuing, all holders of those series voting as one class, may waive that default for all those series, except a default in the payment of principal or any premium or interest on any Subordinated Note or a default with respect to a covenant or provision which cannot be amended or modified without the consent of the holder of each outstanding Subordinated Note of the series affected.

      Duke Capital may not amend the Subordinated Indenture to change the subordination of any outstanding Junior Subordinated Notes without the consent of each holder of Senior Indebtedness that the amendment would adversely affect.

Events of Default

      The following are events of default under the Subordinated Indenture with respect to any series of Junior Subordinated Notes, unless Duke Capital states otherwise in the applicable Prospectus Supplement:

    . failure to pay principal of or any premium on any Junior Subordinated
      Note of that series when due;

    . failure to pay any interest on any Junior Subordinated Note of that series, when due, that continues for 60 days; for this purpose, the date on which interest is due is the date on which Duke Capital is required to make payment following any deferral of interest payments by it under the terms of Junior Subordinated Notes that permit such deferrals;

    . failure to make any sinking fund payment when required for any Junior
      Subordinated Note of that series that continues for 60 days;

    . failure to perform any covenant in the Subordinated Indenture (other than a covenant expressly included solely for the benefit of other series) that continues for 90 days after the Subordinated Indenture Trustee or the holders of at least 33% of the outstanding Junior Subordinated Notes of that series give Duke Capital written notice of the default; and

    . certain bankruptcy, insolvency or reorganization events with respect to Duke Capital.

In the case of the fourth event of default listed above, the Subordinated Indenture Trustee may extend the grace period. In addition, if holders of a particular series have given a notice of default, then holders of at least the same percentage of Junior Subordinated Notes of that series, together with the Subordinated Indenture Trustee, may also extend the grace period. The grace period will be automatically extended if Duke Capital has initiated and is diligently pursuing corrective action.

      Additional events of default may be established for a particular series and, if established, will be described in the applicable Prospectus Supplement.

      If an event of default with respect to Junior Subordinated Notes of a series occurs and is continuing, then the Subordinated Indenture Trustee or the holders of at least 33% of the outstanding Junior Subordinated Notes of that series may declare the principal amount of all Junior Subordinated Notes of that series to be immediately due and payable. However, that event of default will be considered waived at any time after the declaration but before a judgment for payment of the money due has been obtained if:

    . Duke Capital has paid or deposited with the Subordinated Indenture
      Trustee all overdue interest, the principal and any premium due otherwise than by the declaration and any interest on such amounts, and any interest on overdue interest, to the extent legally permitted, in each case with respect to that series, and all amounts due to the Subordinated Indenture Trustee under the Subordinated Indenture; and

    . all events of default with respect to that series, other than the nonpayment of the principal which became due solely by virtue of the declaration, have been cured or waived.

      A holder of Preferred Securities may institute a legal proceeding directly against Duke Capital, without first instituting a legal proceeding against the Property Trustee of the Trust under which those Preferred Securities were issued or any other person or entity, for enforcement of payment to that holder of principal or interest on an equivalent amount of Junior Subordinated Notes of the related series on or after the due dates specified in those Junior Subordinated Notes.

      The Subordinated Indenture Trustee is under no obligation to exercise any of its rights or powers at the request or direction of any holders of Junior Subordinated Notes unless those holders have offered the Subordinated Indenture Trustee security or indemnity against the costs, expenses and liabilities which it might incur as a result. The holders of a majority of the outstanding Junior Subordinated Notes of any series have, with certain exceptions, the right to direct the time, method and place of conducting any proceedings for any remedy available to the Subordinated Indenture Trustee or the exercise of any power of the Subordinated Indenture Trustee with respect to those Junior Subordinated Notes. The Subordinated Indenture Trustee may withhold notice of any default, except a default in the payment of principal or interest, from the holders of any series if the Subordinated Indenture Trustee in good faith considers it in the interest of the holders to do so.

      The holder of any Junior Subordinated Note will have an absolute and unconditional right to receive payment of the principal, any premium and, within certain limitations, any interest on that Junior Subordinated Note on its maturity date or redemption date and to enforce those payments.

      Duke Capital is required to furnish each year to the Subordinated Indenture Trustee an officers' certificate to the effect that it is not in default under the Subordinated Indenture or, if there has been a default, specifying the default and its status.

Payments; Paying Agent

      The paying agent will pay the principal of any Junior Subordinated Notes only if those Junior Subordinated Notes are surrendered to it. Unless Duke Capital states otherwise in the applicable Prospectus Supplement, the paying agent will pay interest on Junior Subordinated Notes, subject to such surrender, where applicable, at its office or, at Duke Capital's option:

    . by wire transfer to an account at a banking institution in the United
      States that is designated in writing to the Subordinated Indenture Trustee at least 16 days prior to the date of payment by the person entitled to that interest; or

    . by check mailed to the address of the person entitled to that interest as that address appears in the security register for those Junior Subordinated Notes.

      Unless Duke Capital states otherwise in the applicable Prospectus Supplement, the Subordinated Indenture Trustee will act as paying agent for the Junior Subordinated Notes, and the principal corporate trust office of the Subordinated Indenture Trustee will be the office through which the paying agent acts. Duke Capital may, however, change or add paying agents or approve a change in the office through which a paying agent acts.

      Any money that Duke Capital has paid to a paying agent for principal or interest on any Junior Subordinated Notes which remains unclaimed at the end of two years after that principal or interest has become due will be repaid to Duke Capital at its request. After repayment to Duke Capital, holders should look only to Duke Capital for those payments.

Defeasance and Covenant Defeasance

    The Subordinated Indenture provides that Duke Capital may be:

    . discharged from its obligations, with certain exceptions, with respect to any series of Junior Subordinated Notes, as described in the Subordinated Indenture, such a discharge being called a "Defeasance" in this Prospectus; and

    . released from its obligations under certain restrictive covenants especially established with respect to a series of Junior Subordinated Notes, as described in the Subordinated Indenture, such a release being called a "Covenant Defeasance" in this Prospectus.

      Duke Capital must satisfy certain conditions to effect a Defeasance or Covenant Defeasance. Those conditions include the irrevocable deposit with the Subordinated Indenture Trustee, in trust, of money or government obligations which through their scheduled payments of principal and interest would provide sufficient money to pay the principal and any premium and interest on those Junior Subordinated Notes on the maturity dates of those payments or upon redemption. Following a Defeasance, payment of the Junior Subordinated Notes defeased may not be accelerated because of an event of default under the Subordinated Indenture.

      Under current United States federal income tax laws, a Defeasance would be treated as an exchange of the relevant Junior Subordinated Notes in which holders of those Junior Subordinated Notes might recognize gain or loss. In addition, the amount, timing and character of amounts that holders would thereafter be required to include in income might be different from that which would be includible in the absence of that Defeasance. Duke Capital urges investors to consult their own tax advisors as to the specific consequences of a Defeasance, including the applicability and effect of tax laws other than United States federal income tax laws.

      Junior Subordinated Notes issued to a Trust will not be subject to Covenant Defeasance.

Subordination

      Each series of Junior Subordinated Notes will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all Senior Indebtedness as defined below. If:

    . Duke Capital makes a payment or distribution of any of its assets to creditors upon its dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;

    . a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Senior Indebtedness; or

    . the maturity of any Senior Indebtedness has been accelerated because of a default on that Senior Indebtedness,

then the holders of Senior Indebtedness generally will have the right to receive payment, in the case of the first instance, of all amounts due or to become due upon that Senior Indebtedness, and, in the case of the second and third instances, of all amounts due on that Senior Indebtedness, or Duke Capital will make provision for those payments, before the holders of any Junior Subordinated Notes have the right to receive any payments of principal or interest on their Junior Subordinated Notes.

      "Senior Indebtedness" means, with respect to any series of Junior Subordinated Notes, the principal, premium, interest and any other payment in respect of any of the following:

    . all of Duke Capital's indebtedness that is evidenced by notes, debentures, bonds or other securities Duke Capital sells for money or other obligations for money borrowed;

    . all indebtedness of others of the kinds described in the preceding category which Duke Capital has assumed or guaranteed or which Duke Capital has in effect guaranteed through an agreement to purchase, contingent or otherwise; and

    . all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding two categories.

      Any such indebtedness, renewal, extension or refunding, however, will not be Senior Indebtedness if the instrument creating or evidencing it or the assumption or guarantee of it provides that it is not superior in right of payment to or is equal in right of payment with those Junior Subordinated Notes. Senior Indebtedness will be entitled to the benefits of the subordination provisions in the Subordinated Indenture irrespective of the amendment, modification or waiver of any term of the Senior Indebtedness.

      Future series of Subordinated Notes which are not Junior Subordinated Notes may rank senior to outstanding series of Junior Subordinated Notes and would constitute Senior Indebtedness with respect to those series.

      The Subordinated Indenture does not limit the amount of Senior Indebtedness that Duke Capital may issue. As of September 30, 1999, Duke Capital's Senior Indebtedness totaled approximately $3,800,000,000.

Concerning the Subordinated Indenture Trustee

      The Chase Manhattan Bank is the Subordinated Indenture Trustee and the Senior Indenture Trustee. Duke Capital and certain of its affiliates maintain deposit accounts and banking relationships with The Chase Manhattan Bank. The Chase Manhattan Bank also serves as trustee under other indentures pursuant to which securities of Duke Capital and of certain of its affiliates are outstanding.

      The Subordinated Indenture Trustee will perform only those duties that are specifically set forth in the Subordinated Indenture unless an event of default under the Subordinated Indenture occurs and is continuing. In case an event of default occurs and is continuing, the Subordinated Indenture Trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to those provisions, the Subordinated Indenture Trustee is under no obligation to exercise any of its powers under the Subordinated Indenture at the request of any holder of Junior Subordinated Notes unless that holder offers reasonable indemnity to the Subordinated Indenture Trustee against the costs, expenses and liabilities which it might incur as a result.

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                    DESCRIPTION OF THE PREFERRED SECURITIES

      Each Trust may issue only one series of Preferred Securities. The Trust Agreement of each Trust will authorize the Administrative Trustees to issue the Preferred Securities of that Trust on behalf of that Trust. For additional information you should refer to the applicable Trust Agreement. The form of Trust Agreement is an exhibit to the Registration Statement.

      You should refer to the applicable Prospectus Supplement for the terms of any series of Preferred Securities, including:

    . the title of the series;

    . the number of Preferred Securities of the series;

    . the yearly distribution rate, or the method of determining that rate, and the date or dates on which distributions will be payable;

    . the date or dates, or method of determining the date or dates, from which distributions will be cumulative;

    . the amount that will be paid out of the assets of the Trust to the holders of the Preferred Securities upon the voluntary or involuntary dissolution, winding-up or termination of the Trust;

    . any obligation that the Trust has to purchase or redeem the Preferred
      Securities, and the price at which, the period within which, and the terms and conditions upon which the Trust will purchase or redeem them;

    . any voting rights of the Preferred Securities that are in addition to those legally required, including any right that the holders of the Preferred Securities have to approve certain actions under or amendments to the Trust Agreement;

    . any right that the Trust has to defer distributions on the Preferred
      Securities in the event the interest payment period on the related Junior Subordinated Notes is extended; and

    . any other rights, preferences, privileges, limitations or restrictions upon the Preferred Securities of the series.

      Duke Capital will guarantee each series of Preferred Securities to the extent described below under the caption "Description of the Guarantees."

      The applicable Prospectus Supplement will describe any material United States federal income tax considerations that apply to the Preferred Securities.

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                         DESCRIPTION OF THE GUARANTEES

      Duke Capital will execute the Guarantees from time to time for the benefit of the holders of the Preferred Securities of the respective Trusts. The Chase Manhattan Bank will act as Guarantee Trustee under each Guarantee. The Guarantee Trustee will hold each Guarantee for the benefit of the holders of the Preferred Securities to which it relates.

      The following description of the Guarantees is only a summary and is not intended to be comprehensive. The form of Guarantee is an exhibit to the Registration Statement.

General

      Duke Capital will irrevocably and unconditionally agree under each Guarantee to pay the Guarantee Payments that are defined below, to the extent specified in that Guarantee, to the holders of the Preferred Securities to which the Guarantee relates, to the extent that the Guarantee Payments are not paid by or on behalf of the related Trust. Duke Capital is required to pay the Guarantee Payments to the extent specified in the relevant Guarantee regardless of any defense, right of set-off or counterclaim that Duke Capital may have or may assert against any person.

      The following payments and distributions on the Preferred Securities of a Trust are Guarantee Payments:

    . any accrued and unpaid distributions required to be paid on the Preferred Securities of the Trust, but only to the extent that the Trust has funds legally and immediately available for those distributions;

    . the redemption price for any Preferred Securities that the Trust calls for redemption, including all accrued and unpaid distributions to the redemption date, but only to the extent that the Trust has funds legally and immediately available for the payment; and

    . upon a dissolution, winding-up or termination of the Trust, other than in connection with the distribution of Junior Subordinated Notes to the holders of Trust Securities of the Trust or the redemption of all the Preferred Securities of the Trust, the lesser of:

           . the sum of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities of the Trust to the payment date, to the extent that the Trust has funds legally and immediately available for the payment; and

           . the amount of assets of the Trust remaining available for distribution to holders of the Preferred Securities of the Trust in liquidation of the Trust.

      Duke Capital may satisfy its obligation to make a Guarantee Payment by making that payment directly to the holders of the related Preferred Securities or by causing the Trust to make the payment to those holders.

      Each Guarantee will be a full and unconditional guarantee, subject to certain subordination provisions, of the Guarantee Payments with respect to the related Preferred Securities from the time of issuance of those Preferred Securities, except that the Guarantee will only apply to the payment of distributions and other payments on the Preferred Securities when the Trust has sufficient funds legally and immediately available to make those distributions or other payments.

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

      If Duke Capital does not make the required payments on the Junior Subordinated Notes that the Property Trustee holds under a Trust, that Trust will not make the related payments on its Preferred Securities.

Subordination

      Duke Capital's obligations under each Guarantee will be unsecured obligations of Duke Capital. Those obligations will rank:

    . subordinate and junior in right of payment to all of Duke Capital's other liabilities, other than obligations or liabilities that rank equal in priority or subordinate by their terms;

    . equal in priority with the most senior preferred stock that Duke
      Capital may issue and similar guarantees; and

    . senior to Duke Capital's common stock.

      Duke Capital has no preferred stock outstanding that will rank equal in priority with the Guarantees. Duke Capital has common stock outstanding that will rank junior to the Guarantees.

      Each Guarantee will be a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against Duke Capital, as guarantor, to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity.

      The terms of the Preferred Securities will provide that each holder of the Preferred Securities, by accepting those Preferred Securities, agrees to the subordination provisions and other terms of the related Guarantee.

Amendments and Assignment

      Duke Capital may amend each Guarantee without the consent of any holder of the Preferred Securities to which that Guarantee relates if the amendment does not materially and adversely affect the rights of those holders. Duke Capital may otherwise amend each Guarantee with the approval of the holders of at least 66 2/3% of the outstanding Preferred Securities to which that Guarantee relates.

Termination

      Each Guarantee will terminate and be of no further effect when:

    . the redemption price of the Preferred Securities to which the Guarantee relates is fully paid;

    . Duke Capital distributes the related Junior Subordinated Notes to the holders of those Preferred Securities; or

    . the amounts payable upon liquidation of the related Trust are fully paid.

      Each Guarantee will remain in effect or will be reinstated if at any time any holder of the related Preferred Securities must restore payment of any sums paid to that holder with respect to those Preferred Securities or under that Guarantee.

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

Events of Default

      An event of default will occur under any Guarantee if Duke Capital fails to perform any of its payment obligations under that Guarantee. The holders of a majority of the Preferred Securities of any series may waive any such event of default and its consequences on behalf of all of the holders of the Preferred Securities of that series. The Guarantee Trustee is obligated to enforce the Guarantee for the benefit of the holders of the Preferred Securities of a series if an event of default occurs under the related Guarantee.

      The holders of a majority of the Preferred Securities to which a Guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee with respect to that Guarantee or to direct the exercise of any trust or power that the Guarantee Trustee holds under that Guarantee. Any holder of the related Preferred Securities may institute a legal proceeding directly against Duke Capital to enforce that holder's rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee or any other person or entity.

Concerning the Guarantee Trustee

      The Chase Manhattan Bank is the Guarantee Trustee. It is also the Property Trustee, the Subordinated Indenture Trustee and the Senior Indenture Trustee. Duke Capital and certain of its affiliates maintain deposit accounts and banking relationships with The Chase Manhattan Bank. The Chase Manhattan Bank also serves as trustee under other indentures pursuant to which securities of Duke Capital and certain of its affiliates are outstanding.

      The Guarantee Trustee will perform only those duties that are specifically set forth in each Guarantee unless an event of default under the Guarantee occurs and is continuing. In case an event of default occurs and is continuing, the Guarantee Trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to those provisions, the Guarantee Trustee is under no obligation to exercise any of its powers under any Guarantee at the request of any holder of the related Preferred Securities unless that holder offers reasonable indemnity to the Guarantee Trustee against the costs, expenses and liabilities which it might incur as a result.

Agreements as to Expenses and Liabilities

      Duke Capital will enter into an Agreement as to Expenses and Liabilities under each Trust Agreement. Each Agreement as to Expenses and Liabilities will provide that Duke Capital will, with certain exceptions, irrevocably and unconditionally guarantee the full payment of any indebtedness, expenses or liabilities of the related Trust to each person or entity to whom that Trust becomes indebted or liable. The exceptions are the obligations of the Trust to pay to the holders of the related Preferred Securities or other similar interests in that Trust the amounts due to the holders under the terms of those Preferred Securities or those similar interests.

                                       29
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                              ACCOUNTING TREATMENT

      Each Trust will be treated as a subsidiary of Duke Capital for financial reporting purposes. Accordingly, Duke Capital's consolidated financial statements will include the accounts of each Trust. The Preferred Securities, along with other trust preferred securities that Duke Capital guarantees on an equivalent basis, will be presented as a separate line item in Duke Capital's consolidated balance sheets, entitled "Guaranteed Preferred Beneficial Interests in Subordinated Notes of Duke Capital Corporation." Duke Capital will record distributions that each Trust pays on the Preferred Securities as an expense in its consolidated statement of income.

                              PLAN OF DISTRIBUTION

      The Senior Notes, the Junior Subordinated Notes and the Preferred Securities may be sold in any of three ways:

    . through underwriters or dealers;

    . directly to a limited number of institutional purchasers or to a single purchaser; or

    . through agents.

      The applicable Prospectus Supplement will describe the terms under which the Senior Notes, the Junior Subordinated Notes or the Preferred Securities are offered, including:

    . the names of any underwriters, dealers or agents;

    . the purchase price and the net proceeds from the sale;

    . any underwriting discounts and other items constituting underwriters' compensation;

    . any initial public offering price; and

    . any discounts or concessions allowed, re-allowed or paid to dealers.

      Any underwriters or dealers may from time to time change any initial public offering price and any discounts or concessions allowed, re-allowed or paid to dealers.

      If underwriters participate in the sale of the Senior Notes, the Junior Subordinated Notes or the Preferred Securities, those underwriters will acquire the Senior Notes, Junior Subordinated Notes or Preferred Securities for their own account and may resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale.

      Unless Duke Capital states otherwise in the applicable Prospectus Supplement, the obligations of any underwriter to purchase the Senior Notes, the Junior Subordinated Notes or the Preferred Securities will be subject to conditions, and the underwriter will be obligated to purchase all the Senior Notes, Junior Subordinated Notes or Preferred Securities offered, except that in some cases involving a default by an underwriter, less than all of the Senior Notes, Junior Subordinated Notes or Preferred Securities offered may be purchased. If the Senior Notes, the Junior Subordinated Notes or the Preferred Securities are sold through an agent, the applicable Prospectus Supplement will state the name and any commission that may be paid to the agent. Unless Duke Capital states otherwise in the Prospectus Supplement, that agent will be acting on a best-efforts basis for the period of its appointment.

      Agents and underwriters may be entitled to indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933, under agreements entered into with the applicable Trust and Duke Capital.

      Underwriters and their affiliates may engage in transactions with, and, from time to time, perform services for, the Trusts and Duke Capital or their affiliates in the ordinary course of their business.

      The Senior Notes, the Junior Subordinated Notes and the Preferred Securities may or may not be listed on a national securities exchange.

                                    EXPERTS

      Duke Capital's consolidated financial statements as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, except PanEnergy Corp and subsidiaries as of and for the period ended December 31, 1996, included in Duke Capital's annual report on Form 10-K for the year ended December 31, 1998, which are incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated by reference in this Prospectus. The financial statements of PanEnergy Corp and subsidiaries (consolidated with Duke Capital's financial statements) as of and for the year ended December 31, 1996 have been audited by KPMG LLP, independent certified public accountants, as stated in their report incorporated by reference in this Prospectus. Those financial statements are incorporated in this Prospectus in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing.

                           VALIDITY OF THE SECURITIES

      Richards, Layton & Finger, P.A., special Delaware counsel to Duke Capital and the Trusts, will issue opinions about the validity of the Preferred Securities under Delaware law on behalf of Duke Capital and the Trusts. Dewey Ballantine LLP will issue opinions about the validity of the Senior Notes, the Junior Subordinated Notes and the Guarantees and certain related matters on behalf of Duke Capital. Counsel named in the applicable Prospectus Supplement will issue opinions about the validity of the Senior Notes, the Junior Subordinated Notes and the Guarantees on behalf of any underwriters, dealers or agents.

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